As filed with the Securities and Exchange Commission on December 13, 2010

Registration No. 333-170752

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HiSoft Technology International Limited

(Exact name of Registrant as Specified in its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	7371 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

33 Lixian Street
Qixianling Industrial Base
Hi-Tech Zone, Dalian 116023
People's Republic of China
Telephone: +86-411-8455-6655
(Address and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017, United States
+1-212-750-6474

Copies to:

Leiming Chen, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600	Alan Seem, Esq. Shearman & Sterling LLP 12th Floor, East Tower, Twin Towers B-12 Jianguomenwai Dajie Beijing 100022 People's Republic of China +86-10-5922-8000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)(3)	Proposed Maximum Offering Price per Common Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration

Common shares, par value $0.0001 per share	109,250,000	1.4437	157,724,225	$11,247 (4)

(1)
American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the common shares registered hereby will be registered under a separate registration statement on Form F-6. Each ADS represents 19 common shares.

(2)
Includes (a) common shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option and (b) all common shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices on December 10, 2010 of the Registrant's ADSs on the Nasdaq Global Market.

(4)
Of which $11,142 was previously paid.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 13, 2010

HiSoft Technology International Limited

5,000,000 American Depositary Shares

Representing 95,000,000 Common Shares

HiSoft Technology International Limited, or HiSoft International, is offering 500,000 American Depositary Shares, or ADSs, and the selling shareholders identified in this prospectus are offering an aggregate of 4,500,000 ADSs. Each ADS represents 19 common shares, par value $0.0001 per share. We will not receive any proceeds from the ADSs sold by the selling shareholders.

Our ADSs trade on the Nasdaq Global Market under the symbol "HSFT". On December 10, 2010, the last trading price of our ADSs on the Nasdaq Global Market was $27.46 per ADS.

Investing in our ADSs involves risk. See "Risk Factors" beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to HiSoft International	$	$
Proceeds, before expenses, to selling shareholders	$	$

The selling shareholders have granted the underwriters the right to purchase up to an aggregate of 750,000 additional ADSs to cover over-allotments.

Deutsche Bank Securities
UBS Investment Bank
Citi

BMO Capital Markets	Oppenheimer & Co.

The date of this prospectus is             , 2010.

HiSoft Technology International Limited

hiSoft

Well-Positioned For Success

1
China - Fast Emerging as a Global IT Services Powerhouse
2
Established Front-End Client Engagement Capabilities
3
Fortune Global 500 Client Base With Multi-Year Relationships
4
Leveraging Global Know-How to Capture China's Domestic Market Opportunity
5
Well-Rounded Leadership and Middle Management Team
6
Strong Revenue and Gross Profit Growth
FPO
www.hisoft.com
NASDAQ: HSFT

PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ADSs. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

 Overview

        We are a leading China-based provider of outsourced information technology and research and development services, primarily for companies in the U.S. and Japan, including 29 Fortune Global 500 companies. International Data Corporation, or IDC, a leading independent market research firm, ranked us as the third largest China-based provider of offshore, outsourced software development services by revenues in 2009. In addition to our strong market presence in the U.S. and Japan, we are leveraging our global capabilities to rapidly grow our business in China, which is benefiting from increased demand for China-based outsourced information technology, or IT, services from multinational and domestic corporations in China.

        Our two service lines consist of IT services and research and development services. Our IT services include application development, testing and maintenance services for custom applications as well as implementation and support services for packaged software. Our research and development services include software and hardware testing as well as software globalization services. In 2009 and the nine months ended September 30, 2010, IT services contributed 51.5% and 51.2% of our net revenues, respectively, while research and development services contributed 48.5% and 48.8% of our net revenues, respectively.

        We focus primarily on clients in the technology industry and the banking, financial services and insurance, or BFSI, industry. These industries have historically represented a significant proportion of outsourcing spending and, we believe, will continue to represent the greatest market opportunity for us. In 2009 and the nine months ended September 30, 2010, technology clients accounted for 61.5% and 64.0% of our net revenues, respectively. In 2009 and the nine months ended September 30, 2010, BFSI clients accounted for 23.7% and 23.5% of our net revenues, respectively.

        We primarily target global companies that already use outsourced technology service providers from other geographies. In 2009 and the nine months ended September 30, 2010, approximately 155 and 225, respectively, of our clients were headquartered outside of China. We also actively seek to expand our service offerings to existing clients. From 2006 to 2009, we were successful in increasing the number of clients from whom we received between $1.0 million and $5.0 million in annual net revenues from five to 16, the number of clients from whom we receive between $5.0 million and $10.0 million in annual net revenues from one to four and the number of clients from whom we receive more than $10.0 million in annual net revenues from nil to one. In 2009 and the nine months ended September 30, 2010, 93.2% and 96.4%, respectively, of our net revenues were derived from clients that used our services in the prior year. Our top five clients in 2009 as measured by contribution to net revenues were subsidiaries of, in alphabetical order, General Electric Company, or General Electric, Microsoft Corporation, or Microsoft, Nomura Research Institute, Ltd., or Nomura Research Institute, UBS AG, or UBS, and a U.S.-based multinational IT company.

        We provide our services through a combination of onshore and offshore delivery capabilities depending on the nature of the work and the client's needs. As of the date of this prospectus, we had eight delivery centers of which seven were in China, located in Beijing, Chengdu, Dalian, Guangzhou, Shanghai, Shenzhen and Wuxi, and one was in Singapore. For our onshore delivery, we employ account managers and technology specialists with substantial experience in our focus industries of technology and BFSI. These employees are typically based in our offices in the U.S., Japan and Singapore to work directly with existing and target clients. We believe that having industry-focused account managers and key project delivery personnel onshore helps us better understand our clients' needs and results in higher quality service delivery.

        For clients that require dedicated resources, we also establish and manage client-centric offshore delivery centers within our facilities to provide our clients with greater control over staffing and service delivery. As of the date of this prospectus, we maintained dedicated offshore delivery centers for 16 of our clients.

        In March 2003, we became one of the first China-based companies to receive the Capability Maturity Model, or CMM, Level 5 certification, the highest level of the Software Engineering Institute's CMM categorization for measuring the maturity of software processes. In addition, we were the first China-based outsourced technology service provider to operate a General Electric certified global development center. Our security system framework is based on ISO 27001, a widely accepted standard for information security management. We have successfully met the stringent security requirements of our clients both at the initial qualification stage and on an on-going basis.

        Our net revenues have grown from $17.5 million in 2005 to $91.5 million in 2009, representing a compound annual growth rate, or CAGR, of 51.2%. Our gross profit has increased at a CAGR of 54.2% from $5.8 million in 2005 to $32.7 million in 2009. We had a net loss of $1.1 million in 2005, compared to a net profit of $7.4 million in 2009. In the nine months ended September 30, 2010, our net revenues, gross profit and net profit were $104.1 million, $38.5 million and $11.5 million, respectively, representing a 59.0%, 65.1% and 134.6% increase, respectively, over the nine months ended September 30, 2009. In 2009 and the nine months ended September 30, 2010, respectively, 59.6% and 55.8% of our total net revenues were derived from clients headquartered in the U.S., 25.3% and 23.1% from Japan, 10.1% and 9.2% from Europe and 3.1% and 6.9% from China.

Industry Background

IT Services

        Corporations today face a challenging environment with rapid changes in business and economic conditions as well as intense competitive pressures and increased globalization. Technology has become a critical element in companies' efforts to achieve greater efficiency and create sustainable competitive advantage. At the same time, the growth of the Internet as a corporate communications and collaboration medium, coupled with the proliferation of new software platforms and tools, has resulted in a greater level of technological complexity for these companies. Specifically, the evaluation, deployment and maintenance of these technologies each require considerable expenditure of resources and, in many cases, the development of new skills.

        Faced with the competing demands of upgrading and expanding technology platforms and systems while keeping fixed costs low and preserving flexibility, demand for external IT service providers that can understand companies' business imperatives while providing scalable, reliable, high quality technology solutions at competitive prices has been increasing. By outsourcing many IT functions, companies can reduce the need for upfront and fixed investments while also benefiting from the greater levels of efficiency, flexibility and performance associated with outsourced IT services.

        According to IDC, driven by the increasing acceptance of offshore delivery, the worldwide offshore IT services market grew from $13.1 billion in 2005 to $31.1 billion in 2009. IDC forecasts that the worldwide offshore IT services market will further grow at an estimated CAGR of 6.6% through 2014 to $42.8 billion.

Research and Development Services

        Outsourced testing.    Corporations are turning to independent specialist service providers for testing of new software products or for upgrades of previously launched versions. High accuracy and low cost are important criteria in outsourcing testing services and this has been an area of strength for China-based outsourced testing service providers.

        Localization/globalization.    As major economies such as China, Japan and Korea have emerged as sizeable end markets for global software companies, the need for software localization and globalization has increased considerably.

        IDC estimates that the worldwide offshore research and development/product engineering services market grew at a CAGR of 8.7% from 2005 through 2009 to reach $8.0 billion. This is forecasted to further grow at a CAGR of 19.0% from 2009 to 2013.

Growth of China as an Offshore Delivery Location

        The widespread acceptance of the offshore delivery model has created significant opportunities for China-based providers. With 5.3 million university graduates in 2009, of which 1.9 million were engineering graduates, according to the National Bureau of Statistics of China, China represents a major employee pool and an alternative offshore location for IT outsourcing. Factors contributing to the growth of the offshore IT services industry in China include:

  •
  highly developed infrastructure;

  •
  government support in the form of preferential land availability, incentives for creating entry-level employment and lower taxes;

  •
  lower labor costs than the U.S., Europe, Japan and other developed countries;

  •
  geographic and cultural proximity to Japan and Korea; and

  •
  the desire of corporations to diversify their use of offshore IT outsourcing services to multiple delivery locations and providers.

        According to IDC, China's offshore software development services industry grew at a CAGR of 31.2% from 2005 to 2009 to reach $2.8 billion and IDC estimates that it will further grow at a CAGR of 22.4% through 2014 to reach $7.6 billion. According to IDC, 47.9% of this demand in 2009 was from U.S. and European markets and 43.9% was from Japan and Korea.

Growth of China's Domestic Outsourcing Market

        China's economic expansion has led to a dramatic increase in the number of large domestic enterprises and to greater competition among them. This in turn has resulted in a growing number of Chinese companies looking to outsource their IT and other non-core activities. In addition, many multinational companies seeking growth outside their mature markets have established or are growing their operations in China and have increasing needs for technology services that they historically outsourced to domestic providers in their home countries. The total market of China's outsourcing services and software deployment and support has grown at 16.2% from 2008 to 2009 to reach $2.6 billion, and is estimated to further expand at a CAGR of 17.9% to $6.0 billion in 2014, according to IDC.

 Our Strengths

        We believe that the following competitive strengths are critical to maintaining and enhancing our position as a leading China-based provider of outsourced technology services:

  •
  dual-shore delivery model;

  •
  excellence in service quality and security;

  •
  strong human capital management with a focus on middle management development;

  •
  highly reputable client base and strong expertise in BFSI; and

  •
  ability to target key global markets.

Our Strategy

        Our objective is to be the leading China-based provider of outsourced technology services to large multinational companies and leading Chinese corporations. Specific elements of our strategy include:

  •
  increase business from existing clients;

  •
  increase business from Chinese domestic clients;

  •
  expand the scope and depth of our service offerings;

  •
  capture new clients;

  •
  continue to pursue strategic acquisitions; and

  •
  expand delivery capabilities in tier two Chinese cities.

Our Challenges

        We believe our primary challenges are:

  •
  recessionary conditions in our key client geographies which would likely lead to a reduction in the IT and research and development outsourcing budgets of clients from those geographies;

  •
  concentration in a limited set of industries and dependence on a limited number of clients;

  •
  successful execution of our China domestic growth strategy and management of our growth generally;

  •
  recruitment, training and retention of skilled professionals and middle management;

  •
  intense competition from other outsourcing companies globally and in China; and

  •
  successful integration and growth of our past and future acquired businesses and assets.

        We also face other risks and uncertainties that may materially affect our business, financial conditions, results of operations and prospects. You should consider the risks discussed in "Risk Factors" and elsewhere in this prospectus before investing in our ADSs.

Our Corporate Structure

        We began operations in November 1996 as Dalian Haihui Sci-Tech Co., Ltd., or Haihui Dalian. To enable us to raise equity capital from investors outside of China, we set up a holding company structure by establishing our current Cayman Islands holding company,

HiSoft Technology International Limited, or HiSoft International, in May 2004. The following diagram illustrates our corporate structure and our significant subsidiaries as of the date of this prospectus. See "Our Corporate Structure—Our Subsidiaries" for more information on the operations of our corporate entities.

HiSoft Technology International Limited
(Cayman Islands)
100%
ISL (Japan)
HiSoft Hong Kong
HiSoft Singapore
HiSoft Japan
HiSoft Envisage (Delaware)
Alliance-SPEC (Singapore)
DMK International (Delaware)
Echo Lane (California)
Outside of China
Inside of China
VIE Arrangement(1)
HiSoft Dalian
HiSoft Shanghai
75%
25%
Haihui Dalian
HiSoft Beijing
HiSoft Chengdu
HiSoft Shenzhen
Horizon Information
Wuxi HiSoft
Wuxi Training Centre

(1)
Includes a series of contractual arrangements among HiSoft Technology (Dalian) Co., Ltd., or HiSoft Dalian, Haihui Dalian and certain shareholders of Haihui Dalian, including a strategic cooperation agreement, a voting rights agreement and an equity acquisition option agreement. See "Related Party Transactions—Agreements among HiSoft Dalian, Haihui Dalian, and the Shareholders of Haihui Dalian."

Our Corporate Information

        Our principal offices are located at 33 Lixian Street, Qixianling Industrial Base, Hi-Tech Zone, Dalian 116023, People's Republic of China. Our telephone number at this address is 86-411-8455-6655 and our fax number is 86-411-8479-1350. Our registered office in the Cayman Islands is at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Our web site is www.hisoft.com. The information contained on our web site does not constitute a part of this prospectus.

        Investor inquiries should be directed to us at the address and telephone number of our principal offices set forth above. Our agent for service of process in the U.S. is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017, United States.

 Conventions That Apply to This Prospectus

        Unless we indicate otherwise, references in this prospectus to "China" and the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau. In addition, "we," "us," "our company" and "our" refer to HiSoft Technology International Limited and its subsidiaries and affiliated PRC entity, as the context requires.

        Unless specifically indicated otherwise or unless the context otherwise requires, all references to our common shares (i) exclude 6,360,791 nonvested common shares awarded under our share incentive plan that have not vested and (ii) exclude common shares issuable upon the exercise of outstanding options with respect to our common shares under our share incentive plan.

        Our reporting currency is the U.S. dollar. In addition, this prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.6905 to $1.00 and all translations of Japanese Yen into U.S. dollars were made at ¥83.53 to $1.00, the noon buying rate on September 30, 2010 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Renminbi, Japanese Yen or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars, Japanese Yen or Renminbi, as the case may be, at any particular rate or at all. On December 3, 2010, the noon buying rate for Renminbi was RMB6.6628 to $1.00 and the noon buying rate for Japanese Yen was ¥82.73 to $1.00.

THE OFFERING

ADSs Offered by Us	500,000 ADSs
ADSs Offered by the Selling Shareholders	4,500,000 ADSs
Price per ADS	$
ADSs Outstanding Immediately After This Offering	13,510,000 ADSs (or 14,260,000 ADSs if the underwriters exercise in full the over-allotment option).
Common Shares Outstanding Immediately After This Offering	548,801,034 common shares.
Over-Allotment Option	The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 750,000 additional ADSs at the public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.
The ADSs	Each ADS represents 19 common shares. The ADSs will be evidenced by ADRs.
The depositary will be the holder of the common shares underlying the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
You may surrender your ADSs to the depositary to withdraw the common shares underlying your ADSs. The depositary will charge you a fee for such an exchange.
We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Use of Proceeds	We estimate that we will receive net proceeds of approximately $13.0 million from this offering, based on the last trading price of our ADSs on the Nasdaq Global Market on December 10, 2010, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us but without deducting approximately $0.5 million of expenses related to the sale of ADSs by certain of our selling shareholders in this offering payable by us. We anticipate using the net proceeds of this offering for general corporate purposes and for potential acquisitions of, or investments in, other businesses or technologies that we believe will complement our current operations and expansion strategies.
We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.
Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of the risks relating to investing in our ADSs. You should carefully consider these risks before deciding to invest in our ADSs.
Nasdaq Global Market Trading Symbol	HSFT
Depositary	Deutsche Bank Trust Company Americas
Lock-up	We, our officers and directors, and the holders of most of our common shares have agreed with the underwriters not to sell, transfer or dispose of any ADSs, common shares or similar securities for a period of 90 days after the date of this prospectus. See "Underwriting."

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus.

        Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(dollars in thousands, except share data, per share data and per ADS data)
Consolidated Statements of Operations Data
Net revenues	$17,483	$33,669	$63,051	$100,720	$91,456	$65,456	$104,085
Cost of revenues (1)(2)	11,696	25,334	47,435	70,295	58,759	42,124	65,575

Gross profit	5,787	8,335	15,616	30,425	32,697	23,332	38,510

Operating expenses:
General and administrative (2)	4,538	12,454	12,617	19,010	18,981	14,084	18,748
Selling and marketing (1)(2)	1,591	4,176	5,599	8,345	5,968	4,180	6,704
Offering expenses	—	—	—	3,782	—	—	—
Impairment of intangible assets	—	2,480	—	5,760	—	—	—
Impairment of goodwill	—	—	—	4,784	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	564

Total operating expenses	6,129	19,110	18,216	41,681	24,949	18,264	26,016

(Loss) income from operations	(342)	(10,775)	(2,600)	(11,256)	7,748	5,068	12,494
Other (expenses) income (3)	(430)	(592)	2,488	411	676	555	724
Income tax (expense) benefit	(293)	760	(770)	703	(1,061)	(707)	(1,687)
Net (loss) income on discontinued operation	10	31	(38)	(569)	—	—	—

Net (loss) income	(1,055)	(10,576)	(920)	(10,711)	7,363	4,916	11,531

Noncontrolling interest	(63)	654	—	—	—	—	—
Net (loss) income attributable to HiSoft Technology International Limited	$(1,118)	$(9,922)	$(920)	$(10,711)	$7,363	$4,916	$11,531

Deemed dividend on Series A-1, B and C convertible redeemable preferred shares	$—	$(1,120)	$(5,762)	$—	$—	$—	$—
Net income attributable to Series A, A-1, B and C convertible redeemable preferred shares	—	—	—	—	(5,690)	(3,789)	(5,293)

Net (loss) income attributable to holders of common shares	$(1,118)	$(11,042)	$(6,682)	$(10,711)	$1,673	$1,127	$6,238

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(dollars in thousands, except share data, per share data and per ADS data)
Net (loss) income per common share:
Basic	$(0.02)	$(0.13)	$(0.07)	$(0.13)	$0.02	$0.01	$0.03
Diluted	$(0.02)	$(0.13)	$(0.07)	$(0.13)	$0.02	$0.01	$0.02
Net (loss) income per ADS attributable to holders of ADSs of HiSoft Technology International Limited:
Basic	$(0.38)	$(2.47)	$(1.35)	$(2.47)	$0.37	$0.25	$0.49
Diluted	$(0.38)	$(2.47)	$(1.35)	$(2.47)	$0.36	$0.24	$0.46
Weighted average common shares used in calculating net (loss) income per common share:
Basic	66,058,582	82,176,358	94,237,854	82,279,610	86,148,324	85,662,123	241,168,616
Diluted	66,058,582	82,176,358	94,237,854	82,279,610	388,372,705	381,972,254	477,945,681
Weighted average ADSs used in calculating net (loss) income per ADS:
Basic	3,476,767	4,325,071	4,959,887	4,330,506	4,534,122	4,508,533	12,693,085
Diluted	3,476,767	4,325,071	4,959,887	4,330,506	20,440,699	20,103,803	25,155,036

(1)
Includes acquisition-related amortization of intangible assets totaling $1.9 million, $1.6 million and $0.1 million in 2007, 2008 and 2009, respectively, and $5,000 and $0.6 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$152	$50	$16	$—	$141
Operating expenses:
Selling and marketing	1,716	1,565	60	5	450
(2)
Includes share-based compensation charges totaling $1.5 million, $1.8 million and $1.1 million in 2007, 2008 and 2009, respectively, and $0.7 million and $2.9 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$268	$362	$321	$243	$466
Operating expenses:
General and administrative	1,214	1,405	720	428	2,195
Selling and marketing	8	35	56	50	220
(3)
Includes change in fair value of warrants of $2.4 million in the year ended 2007 resulting from our issuance in 2004 of warrants allowing the holders to acquire 2,000,000 shares of our series A convertible redeemable preferred shares and 36,000,000 series A-1 convertible redeemable preferred shares. The warrants were exercised in full in 2007 and no future charge will apply.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
Other Consolidated Financial Data
Gross margin (1)	24.8%	30.2%	35.8%	35.6%	37.0%
Operating margin (2)	(4.1)%	(11.2)%	8.5%	7.7%	12.0%
Net margin (3)	(1.5)%	(10.6)%	8.1%	7.5%	11.1%

(1)
Gross margin represents gross profit as a percentage of net revenues.

(2)
Operating margin represents income (loss) from operations as a percentage of net revenues.

(3)
Net margin represents net income (loss) before noncontrolling interest as a percentage of net revenues.

	As of December 31,
				As of September 30, 2010
	2007	2008	2009
	(dollars in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$39,229	$46,881	$54,842	$117,865
Total assets	96,668	86,100	104,242	192,479
Total liabilities	22,246	16,699	26,151	34,385
Series A convertible redeemable preferred shares	12,581	12,581	12,581	—
Series A-1 convertible redeemable preferred shares	9,900	9,900	9,900	—
Series B convertible redeemable preferred shares	30,800	30,800	30,800	—
Series C convertible redeemable preferred shares	35,750	35,750	35,750	—
Total (deficit) equity	$(14,609)	$(19,630)	$(10,940)	$158,094

RISK FACTORS

        Investing in our ADSs involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our ADSs. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

        If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our ADSs could decline, and you may lose some or all of your investment.

Risk Factors Relating to Our Business

Our net revenues declined from 2008 to 2009 due in part to the recent global economic crisis. Continuing economic difficulties due to the global economic downturn or any future economic downturn, particularly in our key client geographies of the United States or Japan, could adversely affect our business.

        As a result of the recent global economic crisis and downturn in business activities in Japan, the United States and other countries where our clients are located, we experienced a decrease in demand for outsourced technology services that led to a decrease in our net revenues from 2008 to 2009. In 2009 and the nine months ended September 30, 2010, respectively, 59.6% and 55.8% of our net revenues were derived from clients headquartered in the U.S. and 25.3% and 23.1% of our net revenues were derived from clients headquartered in Japan; we expect that a significant majority of our net revenues will continue to be derived from clients in these two geographic areas in the future. If the economies of the United States or Japan or other countries where our clients are located experience continuing difficulties in recovering from the global economic downturn, or if there is another general economic downturn or a recession in these countries, our clients and potential clients in these countries may substantially reduce their budgets for outsourced technology services and modify, delay or cancel plans to purchase our services. Additionally, if our clients' operating and financial performance deteriorates, they may not be able to pay, or may delay payment of, amounts owed to us. Any or all of these events could cause a decline in our net revenues and materially and adversely affect our business and results of operations.

If we do not succeed in attracting new clients for our technology services and/or growing revenues from existing clients, we may not achieve our revenue growth goals.

        We plan to significantly expand the number of clients we serve to diversify our client base and grow our revenues. Revenues from a new client often rise quickly over the first several years following our initial engagement as we expand the services that we provide to that client. Therefore, obtaining new clients is important for us to achieve rapid revenue growth. Our ability to attract new clients, as well as our ability to grow revenues from our existing clients, depends on a number of factors, including our ability to offer high quality technology services at competitive prices, the strength of our competitors and the capabilities of our marketing and sales teams to attract new clients and to sell additional services to existing clients. If we fail to attract new clients or to grow our revenues from existing clients in the future, we may not be able to grow our revenues as quickly as we anticipate or at all.

If we are not successful in expanding our service offerings and managing increasingly large and complex projects, we may not achieve our financial goals and our results of operations may be adversely affected.

        We have been expanding, and plan to continue to expand, the nature and scope of our service offerings. As part of this expansion, we plan to add new capabilities within our existing service lines, such as embedded systems testing. The success of our expanded service offerings is dependent, in part, upon demand for such services by new and existing clients and our ability to meet this demand in a cost-competitive and effective manner. To successfully market our expanded service offerings and obtain larger and more complex projects, we need to establish closer relationships with our clients and develop a thorough understanding of their operations. In addition, we may face a number of challenges managing larger and more complex projects, including:

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  maintaining high quality control and process execution standards;

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  maintaining high resource utilization rates on a consistent basis;

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  maintaining productivity levels and implementing necessary process improvements;

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  controlling costs; and

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  maintaining close client contact and high levels of client satisfaction, while at the same time preserving continuity in personnel engaged in a particular project while also rotating personnel to ensure that periodic wage adjustments do not adversely impact our margins on a particular project.

        Our ability to successfully manage large and complex projects depends significantly on the skills of our management personnel and professionals, some of whom do not have experience managing large-scale or complex projects. In addition, large and complex projects may involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for additional stages or may cancel or delay additional planned engagements. Such cancellations or delays may make it difficult to plan our project resource requirements.

        If we fail to successfully market our expanded service offerings or obtain engagements for large and complex projects, we may not achieve our revenue growth and other financial goals. Even if we are successful in obtaining such engagements, a failure by us to effectively manage these large and complex projects could damage our reputation, cause us to lose business, impact our net margins and adversely affect our results of operations.

If we are not successful in integrating and managing our past and future strategic acquisitions, our business and results of operations may suffer and we may incur exceptional expenses or write-offs.

        We have completed several acquisitions in recent years, including, our acquisitions of Daemoyrod Corp., or Daemoyrod, an Oracle application software implementation and support specialist with operations in the United States and Mexico, in December 2007, and AllianceSPEC Pte Ltd., or Alliance SPEC, a professional IT transaction system testing company based in Singapore, in December 2009. In 2010, we also completed acquisitions of Beijing Horizon Information & Technology Co., Ltd, or Horizon Information, a professional IT testing company based in China; Echo Lane, Inc., or Echo Lane, a professional consulting service firm based in the U.S. with expertise in cloud computing; and Insurance Systems Laboratory CO. LTD, or ISL, a professional IT company based in Japan. We may in the future continue to pursue strategic acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions." While we identified and may identify expected synergies and growth opportunities in connection with these acquisitions prior to their completion, we may not achieve, and have not always achieved, the expected benefits. For example, in 2006, we recorded an impairment of intangible assets of $2.5 million in relation to our acquisition of the business of Teksen Systems Holdings Limited, or Teksen Systems, due to the loss of one of their major clients and, in 2008, we recorded an impairment of intangible assets of $5.8 million and impairment of goodwill of $4.8 million due to lower than expected sales and profits in 2008 from several other businesses we had acquired.

        For companies we have acquired or may acquire in the future, we could have difficulty assimilating the target company's personnel, operations, products, services and technology into our operations. The primary value of many potential targets in the outsourcing industry lies in their skilled professionals and established client relationships. Transitioning these types of assets to our business can be particularly difficult due to different corporate cultures and values, geographic distance and other intangible factors. Some newly acquired employees may decide not to work with us or to leave shortly after their move to our company and some acquired clients may decide to discontinue their commercial relationships with us. Also, although we believe such risks are remote based on our due diligence performed prior to completing our acquisitions, we may be unsuccessful in obtaining qualifications or consents necessary for the operation of all or part of the acquired businesses. For example, in connection with our acquisition of substantially all of the businesses of Besure Technology Co., Ltd., or Besure, a China based IT services firm specializing in SAP consulting and implementation services, we may have to reapply for certain SAP certifications in order to provide certain services. These difficulties could disrupt our ongoing business, distract our management and current employees and increase our expenses, including causing us to incur significant one-time expenses, impairment charges and write-offs. Furthermore, any acquisition or investment that we attempt, whether or not completed, or any media reports or rumors with respect to any such transactions, may adversely affect the value of our ADSs.

We may not succeed in identifying suitable acquisition targets, which could adversely affect our ability to expand our operations and service offerings and enhance our competitiveness.

        We have pursued and may continue to pursue strategic acquisition opportunities to increase our scale and geographic presence, expand our service offerings and capabilities and enhance our industry and technical expertise. However, it is possible that we may not identify suitable acquisition or investment candidates, or, if we do identify suitable candidates, we may not complete those transactions on terms commercially favorable to us or at all. Any inability by us to identify suitable acquisition targets or investments or to complete such transactions could adversely affect our competitiveness and our growth prospects.

We face challenges hiring and retaining highly skilled professionals, especially senior engineers, project managers and mid-level technology professionals. Our results of operations and ability to effectively serve our clients may be negatively affected if we cannot attract and retain highly skilled professionals.

        The success of our business is dependent to a significant degree on our ability to attract and retain highly skilled professionals. In China there is currently a shortage of, and significant competition for, professionals who possess the technical skills and experience necessary to act as senior engineers, project managers and middle managers for IT and research and development outsourcing projects, and we believe that such professionals are likely to remain a limited resource for the foreseeable future. Moreover, similar to India, the outsourced technology industry in China has experienced significant levels of employee attrition. The attrition rate among our employees who have worked for us for at least six months were 18.4%, 18.8% and 13.8% for 2007, 2008 and 2009, respectively, and 12.9% for the nine months ended September 30, 2010. Due to the cost of hiring and training new professionals, high attrition rates can negatively affect our cost of revenues and net income. In addition, we may face increasing difficulties recruiting the talent we need to staff our outsourcing facilities in less developed cities in China with lower average wages and living standards. If we are unable to hire and retain highly skilled professionals, our ability to bid on, obtain and effectively execute new projects may be impaired, which would adversely affect our results of operations.

Any inability to manage the growth of our operations could disrupt our business and reduce our profitability.

        We have experienced significant growth in recent years. Our net revenues have grown from $63.1 million in 2007 to $100.7 million in 2008 and decreased slightly to $91.5 million in 2009. The total number of our employees grew from 2,951 as of December 31, 2007 and 2,781 as of December 31, 2008 to 3,819 as of December 31, 2009. As of September 30, 2010, we had a total of 5,102 employees. Our operations have also expanded in recent years through increases in our service delivery capabilities and acquisitions of complementary businesses. We expect our operations to continue to grow in terms of both headcount and geographic locations. Our rapid growth has placed and will continue to place significant demands on our management and our administrative, operational and financial infrastructure. Continued expansion increases the challenges we face in:

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  recruiting, training and retaining a sufficient number of skilled technical, sales and management personnel;

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  creating and capitalizing upon economies of scale;

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  managing a larger number of clients in a greater number of industry sectors;

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  managing our days of sales outstanding;

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  maintaining effective oversight over personnel and offices;

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  coordinating work among onshore and offshore sites and project teams and maintaining high resource utilization rates;

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  integrating new management personnel and expanded operations while preserving our culture, values and entrepreneurial environment; and

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  developing and improving our internal systems and infrastructure, particularly our financial, operational and communications systems.

We operate in an intensely competitive environment, which may lead to declining revenue growth or other circumstances that would negatively affect our results of operations.

        The markets in which we compete are changing rapidly and we face intense competition from both global providers of outsourced technology services as well as those based in China. There are relatively low barriers to entry into our markets and we have faced, and expect to continue to face, additional competition from new market entrants. We believe that the principal competitive factors in our markets are breadth and depth of service offerings, reputation and track record, ability to tailor service offerings to client needs, industry expertise, ability to leverage offshore delivery platforms, service quality, price, scalability of infrastructure, financial stability, and sales and marketing skills. We face competition or competitive pressure primarily from:

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  global offshore outsourced technology services companies such as Cognizant Technology Solutions, HCL Technologies, Infosys Technologies, Patni Computer Systems, Tata Consultancy Services and Wipro Technologies;

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  China-based technology outsourcing service providers such as Beyondsoft, Chinasoft, Dalian Hi-think Computer (DHC), iSoftStone, Neusoft, SinoCom and VanceInfo;

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  certain divisions of large multinational technology firms; and

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  in-house IT departments of our clients and potential clients.

        China-based outsourced technology services companies compete with us primarily in the Japan and China markets, while global offshore outsourced technology services companies compete with us primarily in the U.S. market. Many of our international competitors have significantly greater financial, human and marketing resources, a broader range of service offerings, greater technological expertise, more experienced personnel, longer track records, more recognizable brand names and more established relationships in industries that we serve or may serve in the future. Moreover, a number of our international competitors have established operations in China.

        To compete successfully in our markets, we will need to develop new service offerings and enhance our existing service offerings while maintaining price competitiveness. If and to the extent we fail to develop value-adding service offerings that differentiate us from our competitors, we may need to compete largely on price, which may cause our operating margins to decline. Our ability to compete also depends in part on a number of factors beyond our control, including the ability of our competitors to attract, train, motivate and retain highly skilled professionals, the price at which our competitors offer comparable services and our competitors' responsiveness to client needs. In particular, outsourcing of technology services by domestic Chinese companies is a relatively recent development and it is not yet clear how this industry may develop. Our inability to compete successfully against competitors and pricing pressures could result in lost clients, loss of market share and reduced operating margins, which would adversely impact our results of operations.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in information technology. Failure by us to anticipate and meet our clients' technological needs could adversely affect our competitiveness and growth prospects.

        The technology services market is characterized by rapid technological changes, evolving industry standards, changing client preferences and new product and service introductions. Our future success will depend on our ability to anticipate these advances and develop new service offerings to meet client needs. We may fail to anticipate or respond to these advances in a timely or cost-effective manner or, if we do respond, the services or technologies we develop may fail in the marketplace. Furthermore, services or technologies that are developed by our competitors may render our services less competitive or obsolete. In addition, new technologies may be developed that allow our clients to more cost-effectively perform the services that we provide, thereby reducing demand for our outsourced technology services. Our failure to address these developments could have a material adverse effect on our competitiveness and our ability to meet our growth targets.

Our revenues are highly dependent on a limited number of clients, and the loss of, or any significant decrease in business from, any one or more of our major clients could adversely affect our financial condition and results of operations.

        We have in the past derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of clients. Microsoft and UBS accounted for 10.9% and 10.4%, respectively, of our net revenues in 2007, and 10.3% and 13.5%, respectively, of our net revenues in 2008. In 2009, Microsoft accounted for 13.7% of our net revenues and our ten largest clients accounted for a combined 61.4% of our net revenues. In the nine months ended September 30, 2010, a U.S.-based multinational IT company and Microsoft accounted for 12.1% and 11.8% of our net revenues, respectively, and our ten largest clients accounted for a combined 58.5% of our net revenues.

        The volume of work performed for specific clients is likely to vary from year to year, especially since we are generally not our client's exclusive technology outsourcing service provider. A significant client in one year may not provide the same level of revenues for us in any subsequent year. The technology outsourcing services we provide to our clients, and the revenues and income from those services, may decline or vary as the type and quantity of technology outsourcing and other services we provide change over time. In addition, our reliance on any individual client for a significant portion of our revenues may give that client a certain degree of pricing leverage against us when negotiating contracts and terms of services with us.

        There are a number of factors that could cause us to lose major clients. Because many of our engagements involve functions that are critical to the operations of our clients' businesses, any failure by us to meet a client's expectations could result in cancellation or non-renewal of the engagement. In addition, our clients may decide to reduce spending on technology services from us due to a challenging economic environment or other factors, both internal and external, relating to their business such as corporate restructuring or changing their outsourcing strategy by moving more work in-house or to other providers. Furthermore, our clients, some of whom have experienced rapid changes in their business, substantial price competition and pressures on their profitability, may demand price reductions, automate some or all of their processes or reduce the services to be provided by us, any of which could reduce our profitability.

        The loss of any of our major clients, or a significant decrease in the volume of work they outsource to us or the price at which we sell our services to them, could adversely affect our financial condition and results of operations.

The non-competition clauses contained in some of our business contracts with our existing clients may affect our ability to explore new business relationships and to procure new clients.

        Some of our business contracts contain non-competition clauses which restrict our ability to provide services to competitors of our existing clients. Such clauses provide that, during the term of the contract or for a certain period of time after the completion of the service (typically 12 months), we or our employees who worked for a client may not provide similar services to such client's competitors. In addition, some contracts restrict us from competing with the client in quoting, tendering or offering services or solutions, whether by ourselves or with others, directly or indirectly, to such client's customers.

Our clients operate in a limited number of industries. Factors that adversely affect these industries or IT or research and development spending by companies within these industries may adversely affect our business.

        We derive a large proportion of our revenues from clients which operate in a limited number of industries, including technology and BFSI. In 2009, we derived 61.5% and 23.7% of our revenues, respectively, from clients operating in these two industries. Our business and growth largely depend on continued demand for our services from clients and potential clients in these industries and those industries where we are focusing expansion efforts, such as manufacturing, telecommunications, Internet and life sciences. Demand for our services, and technology services in general, in any particular industry could be affected by multiple factors outside of our control, including a decrease in growth or growth prospects of the industry, a slowdown or reversal of the trend to outsource technological applications, or consolidation in the industry. In addition, serving a major client within a particular industry may effectively preclude us from seeking or obtaining engagements with direct competitors of that client if there is a perceived conflict of interest. Any significant decrease in demand for our services by clients in these industries, or other industries from which we derive significant revenues in the future, may reduce the demand for our services.

We enter into fixed-price contracts with some of our clients, and our failure to accurately estimate the resources and time required for these contracts could negatively affect our results of operations.

        Some of our outsourced technology services are provided on a fixed-price basis that requires us to undertake significant projections and planning related to resource utilization and costs. Net revenues from fixed-price contracts accounted for 13.6% and 18.5% of our total net revenues in 2009 and the nine months ended September 30, 2010, respectively. Although our past project experience helps to reduce the risks associated with estimating, planning and performing fixed-price contracts, we bear the risk of cost overruns and completion delays in connection with these projects. Any failure to accurately estimate the resources and time required for a project, wage inflation or any other factors that may impact our costs to complete the project, could adversely affect our profitability and results of operations.

Many of our client contracts typically can be terminated by our clients without cause and with little or no notice or penalty. Any termination of our significant contracts could negatively impact our revenues and profitability.

        Our clients typically retain us on a non-exclusive, project-by-project basis. Many of our client contracts can be terminated by our clients with or without cause, with less than three months' notice and without penalty. Failure to meet contractual requirements could result in cancellation or non-renewal of a contract. There are a number of factors relating to our clients that are outside of our control which might lead them to terminate a contract or project with us, including:

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  client financial difficulties;

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  a change in strategic priorities resulting in elimination of the impetus for the project or a reduced level of technology spending;

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  a change in outsourcing strategy resulting in moving more work to the client's in-house technology departments or to our competitors;

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  the replacement by our clients of existing software with other software packages supported by licensors; and

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  mergers and acquisitions or significant corporate restructurings.

        Any termination of significant contracts, especially if unanticipated, could have a negative impact on our future revenues and profitability.

Most of our engagements with clients are for a specific project only and do not necessarily provide for subsequent engagements. If we are unable to generate a substantial number of new engagements for projects on a continual basis, our business and results of operations will be adversely affected.

        Our clients generally retain us on an engagement-by-engagement basis in connection with specific projects rather than on a recurring basis under long-term contracts. Although a substantial majority of our revenues are generated from repeat business, which we define as revenues from a client who also contributed to our revenues during the prior fiscal year, our engagements with our clients are typically for projects that are singular and often short-term in nature. Therefore, we must seek out new engagements when our current engagements are successfully completed or are terminated, and we are constantly seeking to expand our business with existing clients and secure new clients for our services. If we are unable to generate a substantial number of new engagements on a continual basis, our business and results of operations will be adversely affected.

Some of our client contracts contain provisions which, if triggered, could adversely affect our future profitability.

        Our contracts with certain of our clients contain provisions that provide for downward revision of our prices under certain circumstances. For example, certain client contracts provide that if during the term of the contract we were to offer similar services to any other client on terms and conditions more favorable than those provided in the contract, we would be obliged to offer equally favorable terms and conditions to the client prospectively for future work performed. This may result in lower revenue and profits in future periods. Certain other contracts allow a client to request a benchmark study comparing our pricing and performance with that of other service providers for comparable services. Based on the results of the study and depending on the reasons for any unfavorable variance, we may be required to make improvements in the service we provide for the remaining term of the contract. While this has not happened in the past, the triggering of any of the provisions described above could adversely affect our future profitability.

Our success depends to a substantial degree upon our senior management and key personnel, and our business operations may be negatively affected if we fail to attract and retain highly competent senior management.

        We depend to a significant degree on our senior management and key personnel such as project managers and other middle management. However, competition for senior management and key personnel in our industry is intense, and we may be unable to retain our senior management or key personnel or attract and retain new senior management or other key personnel in the future. If one or more members of our senior management team or key personnel resigns, it could disrupt our business operations and create uncertainty as we search for and integrate a replacement. If any member of our senior management leaves us to join a competitor or to form a competing company, any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. Additionally, there could be unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. We have entered into employment agreements with our senior management and key personnel which contain non-competition, non-solicitation and nondisclosure covenants that survive for up to one year following termination of employment. We may not, however, be able to enforce the non-competition, non-solicitation and nondisclosure provisions of these agreements, and such agreements do not ensure the continued service of these senior management and key personnel. In addition, we do not maintain key man life insurance for any of the senior members of our management team or our key personnel.

We may be liable to our clients for damages caused by system failures or breaches of security obligations.

        Many of our contracts involve projects that are critical to the operations of our clients' businesses. Certain of our client contracts require us to comply with security obligations including maintaining network security and back-up data, ensuring our network is virus-free, maintaining business continuity planning procedures, and verifying the integrity of employees that work with the clients by conducting background checks. Any failure in a client's system or breach of security relating to the services we provide to the client could damage our reputation or result in a claim for substantial damages against us. In some of our client contracts we limit our liability for damages arising from negligent acts in rendering our technology services. However, these contractual limitations of liability may be unenforceable or may fail to protect us from liability for damages in the event of a claim for breach of our obligations. In addition, our liability insurance is limited and may be insufficient to cover liabilities that we incur. Assertions of system failures or breaches of security obligations against us, if successful, could have a material adverse effect on our business, reputation, financial condition and results of operations. Even if such assertions against us are unsuccessful, we may incur reputational harm and substantial legal fees.

If our clients' proprietary intellectual property or confidential information is misappropriated by us or our employees in violation of applicable laws and contractual agreements, we could be exposed to protracted and costly legal proceedings and lose clients.

        We and our employees are frequently provided with access to our clients' proprietary intellectual property and confidential information, including source codes, software products, business policies and plans, trade secrets and personal data. We use network security technologies and other methods to prevent employees from making unauthorized copies, or engaging in unauthorized use, of such intellectual property and confidential information. We also require our employees to enter into non-disclosure arrangements to limit access to and distribution of our clients' intellectual property and other confidential information as well as our own. However, the steps taken by us in this regard may not be adequate to safeguard our clients' intellectual property and confidential information. Moreover, most of our client contracts do not include any limitation on our liability to them with respect to breaches of our obligation to keep the information we receive from them confidential. In addition, we may not always be aware of intellectual property registrations or applications relating to source codes, software products or other intellectual property belonging to our clients. As a result, if our clients' proprietary rights are misappropriated by us or our employees, our clients may consider us liable for that act and seek damages and compensation from us. Assertions of infringement of intellectual property or misappropriation of confidential information against us, if successful, could have a material adverse effect on our business, financial condition and results of operations. Any such acts could also cause us to lose existing and future business and damage our reputation in the market. Even if such assertions against us are unsuccessful, they may cause us to incur reputational harm and substantial legal fees.

We face risks associated with having a long selling and implementation cycle for our services that requires us to make significant resource commitments prior to realizing revenues for those services.

        We have a long selling cycle for our outsourced technology services, which requires significant investment of capital, human resources and time by both our clients and us. Before committing to use our services, potential clients often require us to expend substantial time and resources educating them as to the value of our services and our ability to meet their requirements. Therefore, our selling cycle, which frequently exceeds six months for new clients and three months for existing clients, is subject to many risks and delays over which we have little or no control, including our clients' decision to choose alternatives to our services (such as other providers or in-house resources) and the timing of our clients' budget cycles and approval processes. For certain engagements we may begin work and incur substantial costs prior to concluding the contract.

        Implementing our services also involves a significant commitment of resources over an extended period of time from both our clients and us. Our clients may experience delays in obtaining internal approvals or delays associated with technology or system implementations, thereby further delaying the implementation process. Our current and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to obtain contracts with potential clients to which we have devoted significant time and resources, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our profitability will suffer if we are not able to maintain our resource utilization levels and continue to improve our productivity levels.

        Our gross margin and profitability are significantly impacted by our utilization levels of fixed-cost resources, including human resources as well as other resources such as computers and office space, and our ability to increase our productivity levels. We have expanded our operations significantly in recent years through organic growth and external acquisitions, which has resulted in a significant increase in our headcount and fixed overhead costs. In particular, largely as a result of our acquisition of Envisage Solutions Inc., or Envisage Solutions, in December 2006, we have substantially increased our onshore resources and fixed costs in the U.S., which are generally higher on a per unit basis than in China. We may face difficulties in maintaining high levels of utilization for our newly established or newly acquired businesses and resources. In addition, some of our professionals are specially trained to work for specific clients or on specific projects and some of our delivery center facilities are dedicated to specific clients or specific projects. Our ability to manage our utilization levels depends significantly on our ability to hire and train high-performing professionals and to staff projects appropriately, and on the mix of our onshore versus offshore services provided on a given project. If we experience a slowdown or stoppage of work for any client or on any project for which we have dedicated professionals or facilities, we may not be able to efficiently reallocate these professionals and facilities to other clients and projects to keep their utilization and productivity levels high. If we are not able to maintain high resource utilization levels without corresponding cost reductions or price increases, our profitability will suffer.

Wage increases in China may prevent us from sustaining our competitive advantage and may reduce our profitability.

        Compensation expenses for our professionals and other employees form a significant part of our costs. Wage costs in China have historically been significantly lower than wage costs in Japan, the United States and other developed countries for comparably skilled professionals. However, because of rapid economic growth and increased competition for skilled employees in China, wages for highly skilled employees in China, in particular middle- and senior-level managers, are increasing at a higher rate than in Japan, the United States, Singapore and Europe. We may need to increase our levels of employee compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and number of employees that our business requires. Increases in the wages and other compensation we pay our employees in China could reduce the competitive advantage we have enjoyed against onshore service providers in Japan, the United States and other countries.

If we fail to comply with the regulations of the various industries and the different jurisdictions in which our clients conduct their business or fail to adhere to the regulations that govern our business, our ability to perform services may be affected and may result in breach of obligation with our clients.

        We serve clients across the United States, Japan, China, Singapore and other countries and our clients are subject to various regulations that apply to specific industries. Therefore, we need to perform our services to satisfy the requirements for our clients to comply with applicable regulations. We are also required under PRC laws and regulations to obtain and maintain licenses and permits to conduct our business. If we fail to perform our services in such a manner that enables any client to comply with applicable regulations, we may be in breach of our obligations with such client and as a result, we may be required to pay the client penalties under the terms of the relevant contract with such client. In addition, if we cannot maintain the licenses or approval necessary for our business, there may be a material adverse effect on our business and results of operations.

Fluctuations in exchange rates could impact our competitiveness and results of operations.

        The majority of our revenues are generated in Renminbi, Japanese yen and U.S. dollars, while the majority of our costs are denominated in Renminbi. Accordingly, changes in exchange rates, especially relative changes in exchange rates among the Renminbi, Japanese yen and U.S. dollar, may have a material adverse effect on our revenues, costs and expenses, gross and operating margins and net income. For example, because substantially all of our employees are based in China and paid in Renminbi, our employee costs as a percentage of revenues may increase or decrease significantly along with fluctuations in the exchange rates between the Renminbi, Japanese yen and U.S. dollar.

        The Japanese yen and U.S. dollar are freely floating currencies. However, the conversion of the Renminbi into foreign currencies, including the Japanese yen and the U.S. dollar, has been based on exchange rates set by the People's Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi solely to the U.S. dollar. Under this revised policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Since July 2008, however, the Renminbi has traded within a narrow range against the U.S. dollar. As a consequence, the Renminbi has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. On June 19, 2010, the People's Bank of China announced that it will allow a more flexible exchange rate for Renminbi without mentioning specific policy changes, although it ruled out any large-scale appreciation. It is difficult to predict how long the current situation may last and when and how Renminbi exchange rates may change going forward.

        If the Renminbi appreciates significantly against the U.S. dollar or the Japanese yen and we are unable to correspondingly increase the proportion of our Renminbi-denominated revenues, our margins and profitability could decrease substantially. We have entered into a limited number of Renminbi-Japanese yen forward contracts to partially hedge our exposure to risks relating to fluctuations in the Renminbi-Japanese yen exchange rate, and we periodically review the need to enter into hedging transactions to protect against fluctuations in the Renminbi-Japanese yen and Renminbi-U.S. dollar exchange rates. However, only limited hedging transactions were available as of the date of this prospectus for Renminbi exchange rates, and the effectiveness of these hedging transactions in reducing the adverse effects on us of exchange rate fluctuations may be limited.

We have limited ability to protect our intellectual property rights, and unauthorized parties may infringe upon or misappropriate our intellectual property.

        Our success depends in part upon our proprietary intellectual property rights, including certain methodologies, practices, tools and technical expertise we utilize in designing, developing, implementing and maintaining applications and processes used in providing our services. We rely on a combination of copyright, trademark and patent laws, trade secret protections and confidentiality agreements with our employees, clients and others to protect our intellectual property, including our brand identity. Nevertheless, it may be possible for third parties to obtain and use our intellectual property without authorization. The unauthorized use of intellectual property is common and widespread in China and enforcement of intellectual property rights by PRC regulatory agencies is inconsistent. As a result, litigation may be necessary to enforce our intellectual property rights. Litigation could result in substantial costs and diversion of our management's attention and resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. Given the relative unpredictability of China's legal system and potential difficulties enforcing a court judgment in China, there is no guarantee that we would be able to halt any unauthorized use of our intellectual property in China through litigation.

We may be subject to third-party claims of intellectual property infringement.

        Although there were no material pending or threatened intellectual property claims against us as of the date of this prospectus, and we believe that our intellectual property rights do not infringe on the intellectual property rights of others, infringement claims may be asserted against us in the future. For example, we may be unaware of intellectual property registrations or applications that purport to relate to our services, which could give rise to potential infringement claims against us. Parties making infringement claims may be able to obtain an injunction to prevent us from delivering our services or using technology containing the allegedly infringing intellectual property. In addition, our contracts contain broad indemnity clauses in favor of our clients, and under most of our contracts, we are required to provide specific indemnities relating to third-party intellectual property rights infringement. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award. Although we carry limited professional liability insurance, such insurance may not cover some claims and may not be sufficient to cover all damages that we may be required to pay. Furthermore, we may be forced to develop non-infringing technologies or obtain a license to provide the services that are deemed infringing. We may be unable to develop non-infringing processes, methods or technologies or to obtain a license on commercially reasonable terms or at all. We may also be required to alter our processes or methodologies so as not to infringe others' intellectual property, which may not be technically or commercially feasible and may cause us to expend significant resources. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly and could damage our reputation.

Our business operations and financial condition could be adversely affected by negative publicity about offshore outsourcing or anti-outsourcing legislation in the United States, Japan or other countries in which our clients are based.

        Concerns that offshore outsourcing has resulted in a loss of jobs and sensitive technologies and information to foreign countries have led to negative publicity concerning outsourcing in some countries, including the United States. Current or prospective clients may elect to perform services that we offer themselves or may be discouraged from transferring these services to offshore providers to avoid any negative perception that may be associated with using an offshore provider. These trends could harm our ability to compete effectively with competitors that operate primarily out of facilities located in these countries.

        Offshore outsourcing has also become a politically sensitive topic in many countries, including the United States. A number of U.S. states have passed legislation that restricts state government entities from outsourcing certain work to offshore service providers. Other federal and state legislation has been proposed that, if enacted, would provide tax disincentives for offshore outsourcing or require disclosure of jobs outsourced abroad. Similar legislation could be enacted in Japan and other countries in which we have clients. Any expansion of existing laws or the enactment of new legislation restricting or discouraging offshore outsourcing by companies in the United States, Japan or other countries in which we have clients could adversely impact our business operations and financial results.

We may need additional capital and any failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

        Capital requirements are difficult to plan in our rapidly changing industry. As of the date of this prospectus, we expect that we will need capital to fund:

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  acquisitions of assets, technologies or businesses;

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  the development and expansion of our technology service offerings;

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  the expansion of our operations and geographic presence; and

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  our marketing and business development costs.

        We may require additional capital resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

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  investors' perception of, and demand for, securities of outsourced technology services companies;

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  conditions in the U.S. and other capital markets in which we may seek to raise funds;

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  our future results of operations and financial condition;

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  PRC government regulation of foreign investment in China;

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  economic, political and other conditions in China; and

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  PRC government policies relating to the borrowing and remittance outside China of foreign currency.

        Financing may not be available in amounts or on terms acceptable to us or at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our product and service offerings to respond to market demand or competitive challenges.

Because there is limited business and litigation insurance coverage available in China, any business disruption or litigation we experience might result in our incurring substantial costs and diverting significant resources to handle such disruption or litigation.

        While business disruption insurance may be available to a limited extent in China, we have determined that the risks of disruption and the difficulties and costs associated with acquiring such insurance render it commercially impractical for us to have such insurance. As a result, we do not have any business liability or business disruption coverage for our operations in China. Although we carry limited professional liability insurance, such insurance may not cover some claims and may not be sufficient to cover all damages that we may be required to pay due to such claims. As a result, any business disruption or litigation might result in our incurring substantial costs and the diversion of resources.

Natural disasters may lead to damages to our equipment and facilities and may affect our ability to perform services for our clients.

        Natural disasters such as earthquakes, floods, fires, heavy rains, sand storms, tsunamis and cyclones could damage certain of our infrastructure or facilities and may disrupt our information systems or telephone service. Such damages and disruptions could affect our ability to perform services for our clients in accordance with the contractual provisions and may cause us to incur additional expenses to repair or to reinvest in equipment or facilities. In addition, the damages and additional expenses caused by natural disasters may not be fully covered by our insurance and our failure to perform services for our clients due to such natural disasters may affect our reputation and may damage our relationships with our clients.

Our net revenues, expenses and profits are subject to fluctuation, which make them difficult to predict and may negatively affect the market price of our ADSs.

        Our operating results and growth rate may vary significantly from quarter to quarter. Therefore, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of our future performance. It is possible that in the future some of our quarterly results of operations may be below the expectations of market analysts and our investors, which could lead to a significant decline in the market value of our ADSs. As a large part of any quarter's revenues are derived from existing clients, revenue growth can vary due to project starts and stops and client-specific situations.

        Additional factors which affect the fluctuation of our net revenues, expenses and profits include:

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  variations in the duration, size, timing and scope of our engagements, particularly with our major clients;

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  impact of new or terminated client engagements;

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  timing and impact of acquisitions, including how quickly and effectively we are able to integrate the acquired business, its service offerings and employees, and retain acquired clients;

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  changes in our pricing policies or those of our clients or competitors;

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  start-up expenses for new engagements;

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  progress on fixed-price engagements, and the accuracy of estimates of resources and time frames required to complete pending assignments;

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  the proportion of services that we perform onshore versus offshore;

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  the proportion of fixed-price contracts versus time-and-materials contracts;

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  unanticipated employee turnover and attrition;

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  the size and timing of expansion of our facilities;

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  unanticipated cancellations, non-renewal of our contracts by our clients, contract terminations or deferrals of projects;

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  changes in our employee utilization rates;

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  changes in relevant exchange rates; and

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  our ability to implement productivity and process improvements, and maintain appropriate staffing to ensure cost-effectiveness on individual engagements.

        A significant portion of our expenses, particularly those related to personnel and facilities, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects or employee utilization rates may cause significant variations in our operating results in any particular quarter. Fluctuations in our operating results may result in sharp unpredictable fluctuations in the market price of our ADSs. Such sharp fluctuations may be viewed negatively by the market and result in a lower market price than our ADSs would have in the absence of such fluctuations.

Our net revenues and results of operations are affected by seasonal trends.

        Our net revenues and results of operations are affected by seasonal trends. In particular, as most of our net revenues are derived from contracts priced on a time-and-materials basis, we typically experience lower total net revenues during holiday periods, particularly during the Chinese New Year holidays in the first quarter of every year and during the week-long National Day holiday in October of every year, when our delivery centers in the PRC operate with reduced staffing. However, during periods of high growth in our net revenues as well as during periods of quarterly fluctuations in net revenues due to other factors, such as the recent economic crisis, any seasonal impact on our quarterly results may not be apparent. We believe that our net revenues and results of operations will continue to be affected in the future by seasonal trends. As a result, you may not be able to rely on period to period comparisons of our net revenues and results of operations as an indication of our future performance.

The international nature of our business exposes us to risks that could adversely affect our financial condition and results of operations.

        We have operations in China, Japan, the United States and Singapore and we serve clients across North America, Europe and Asia. Our corporate structure also spans multiple jurisdictions, with our parent holding company incorporated in the Cayman Islands and intermediate and operating subsidiaries incorporated in the British Virgin Islands, China, Hong Kong, Japan, Singapore and the United States. As a result, we are exposed to risks typically associated with conducting business internationally, many of which are beyond our control. These risks include:

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  significant currency fluctuations among the Renminbi, Japanese yen, U.S. dollar and other currencies in which we transact business;

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  legal uncertainty owing to the overlap of different legal regimes, problems in asserting contractual or other rights across international borders, and the burden and expense of complying with the laws and regulations of various jurisdictions;

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  potentially adverse tax consequences, such as scrutiny of transfer pricing arrangements by authorities in the countries in which we operate;

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  current and future tariffs and other trade barriers, including restrictions on technology and data transfers;

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  obtaining visas and other travel documents, especially for our employees who are PRC citizens;

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  unexpected changes in regulatory requirements; and

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  terrorist attacks and other acts of violence, regional conflicts or war, including any escalation of recent events involving South Korea and North Korea.

        The occurrence of any of these events could have a material adverse effect on our financial condition and results of operations.

We may cease to enjoy financial incentives and subsidies from certain PRC government agencies.

        Certain of our PRC subsidiaries have in the past been granted financial incentives and subsidies from certain local government agencies in support of the continued expansion of our business locally and globally. These government agencies may decide to reduce or eliminate such financial incentives and subsidies at any time. Therefore, we cannot assure you of the continued availability of such financial incentives and subsidies. The discontinuation of these financial incentives and subsidies could potentially increase our operating and other expenses and adversely affect our financial condition and results of operation.

We rely on technological infrastructure and telecommunications systems in providing our services to our clients, and any failures by, or disruptions to, the infrastructure and systems we use could adversely affect our business and results of operations.

        To provide effective offshore outsourced technology services for our clients, we must maintain active voice and data communications among our main operations centers in China, our onshore centers in Japan, the United States and Singapore, and our clients' offices. Disruptions to our communications systems could result from, among other things, technical breakdowns, computer glitches and viruses, and natural or man-made disasters. For example, the May 2008 earthquake centered in China's Sichuan province caused disruptions in the operations of our Chengdu delivery center, including interruptions in communications, temporary closure and lost staff productivity. We also depend on certain significant vendors for facility storage and related maintenance of our main technology equipment and data at our technology hubs. Any failure by these vendors to perform those services, any temporary or permanent loss of our equipment or systems, or any disruptions to basic infrastructure like power and telecommunications could impede our ability to provide services to our clients, have a negative impact on our reputation, cause us to lose clients and otherwise adversely affect our business and results of operations.

Restrictions on visa issuances by Japan, the United States or other countries may affect our ability to compete for and provide services to clients in those countries, which could adversely affect our business and results of operations.

        Our business depends to a limited extent on the ability of our PRC employees to obtain the necessary visas and entry permits to do business in the countries where our clients and our onshore delivery centers are located. Historically, the process for obtaining visas for PRC nationals to certain countries, including Japan and the United States, has been lengthy and cumbersome. We have in the past experienced delays and rejections when applying for business visas to the United States for some of our personnel. Moreover, in response to terrorist attacks and global unrest, immigration authorities generally, and those in the United States in particular, have increased the level of scrutiny in granting visas. If further terrorist attacks occur, obtaining visas for our personnel may become even more difficult. Local immigration laws may also require us to meet certain other legal requirements as a condition to obtaining or maintaining entry visas. In addition, immigration laws are subject to legislative change and varying standards of application and enforcement due to political forces, economic conditions or other events, including terrorist attacks. If we are unable to obtain the necessary visas for our personnel who need to travel internationally, if the issuance of such visas is significantly delayed, or if the length of stay permitted under such visas is shortened, we may not be able to provide services to our clients on a timely and cost-effective basis or manage our onshore delivery centers as efficiently as we otherwise could, any of which could adversely affect our business and results of operations.

We may be unable to establish and maintain an effective system of internal control over financial reporting and, as a result, we may be unable to accurately report our financial results or prevent fraud.

        As a public company in the United States, we are subject to the U.S. Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act, or Section 404, requires that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2011. In addition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal controls are not effective.

Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may disagree and may decline to attest to our management's assessment or may issue an adverse opinion. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could adversely affect the trading price of our ADSs.

        Our reporting obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may identify control deficiencies as a result of the assessment process we will undertake in compliance with Section 404, including but not limited to, internal audit resources and formalized and documented closing and reporting processes. We plan to remediate control deficiencies identified in time to meet the deadline imposed by the requirements of Section 404 but we may be unable to do so. Our failure to establish and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial reporting processes, which in turn could harm our business and negatively impact the trading price of our ADSs.

Compliance with rules and requirements applicable to public companies may cause us to incur increased costs, which may negatively affect our results of operations.

        As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. Complying with these rules and requirements may be especially difficult and costly for us because we may have difficulty locating sufficient personnel in China with experience and expertise relating to U.S. GAAP and U.S. public company reporting requirements, and such personnel may command higher salaries relative to what similarly experienced personnel would command in the United States. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be very costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risk Factors Relating to China

Our operations may be adversely affected by changes in China's political, economic and social conditions or a deterioration in China's relations with Japan or the United States.

        As a substantial portion of our business operations are conducted in China, changes to the economic, political and social conditions in China could have an adverse effect on our business. Although substantially all of our revenues are derived from services provided to clients located outside of China, a significant downturn in the PRC economy could indirectly harm our business by deterring non-PRC companies from engaging in business in China. In addition, any significant increase in China's inflation rate could increase our costs and have a negative impact on our operating margins. Although inflation in China has not materially impacted our results of operations in recent years, China has experienced significant increases in inflation levels. According to the National Bureau of Statistics of China, the rate of increase in the consumer price index in China was 4.8% and 5.9% in 2007 and 2008, respectively. While the consumer price index in China decreased by 0.7% in 2009, for the nine months ended September 30, 2010, the consumer price index in China increased by 2.9% year-on-year.

        Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to exercise significant control over China's economic growth through the allocation of resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. From late 2003 to mid-2008, the PRC government implemented a number of measures, such as increasing the People's Bank of China's statutory deposit reserve ratio and imposing commercial bank lending guidelines, that had the effect of slowing the growth of credit availability. In response to the recent global and Chinese economic downturn, the PRC government has promulgated several measures aimed at expanding credit and stimulating economic growth. Since August 2008, the People's Bank of China has decreased the statutory deposit reserve ratio and lowered benchmark interest rates several times in response to the global downturn. However, since January 2010, the People's Bank of China has begun to increase the statutory reserve ratio in response to rapid domestic growth, which may have a negative impact on the Chinese economy. It is unclear whether PRC economic policies will be effective in sustaining stable economic growth in the future. Changes in any of these policies could adversely affect the overall economy in China or the prospects of the outsourced technology services industry.

        Any sudden changes to China's political system or the occurrence of widespread social unrest could have negative effects on our business and results of operations. In addition, any significant deterioration in China's relations with Japan or the United States could discourage some of our clients in those countries from engaging in business with us or could lead to legislation in China, Japan or the United States that could have an adverse impact on our business interests.

The discontinuation of any of the preferential tax treatments available to us in China could materially and adversely affect our results of operations and financial condition.

        Under PRC tax laws and regulations, certain of our operating subsidiaries in China enjoyed, or are qualified to enjoy, certain preferential income tax benefits.

        On March 16, 2007, the National People's Congress of China enacted a new Enterprise Income Tax Law, or New EIT Law, which became effective on January 1, 2008. In addition, the Implementation Rules of the New Enterprise Income Tax Law, or the Implementation Rules, were promulgated by the PRC State Council on December 6, 2007 and the Notice on Implementation of Transitional Arrangements for Preferential Policies of Enterprise Income Tax, or the Transitional Arrangements Notice, was promulgated by the PRC State Council on December 26, 2007. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises. The New EIT Law, however (i) reduces the statutory rate of enterprise income tax from 33% to 25%, (ii) permits companies established before March 16, 2007 to continue to enjoy their existing tax incentives, subject to transitional rules as stipulated in the Transitional Arrangements Notice, and (iii) introduces new tax incentives, subject to various qualification criteria. For example, the New EIT Law permits certain "high and new technology enterprises strongly supported by the state" to enjoy a reduced enterprise tax rate of 15%. According to the relevant administrative measures, to qualify as "high and new technology enterprises strongly supported by the state," our PRC subsidiaries must meet certain financial and non-financial criteria and complete verification procedures with the administrative authorities. Continued qualification as a "high and new technology enterprise" is subject to a three-year review by the relevant government authorities in China, and in practice certain local tax authorities also require annual evaluation of the qualification.

        In the event the preferential tax treatment for any of our PRC subsidiaries is discontinued or is not verified by the local tax authorities, and the affected entity fails to obtain preferential income tax treatment based on other qualifications such as Advanced Technology Service Enterprise, it will become subject to the standard PRC enterprise income tax rate of 25%. We cannot assure you that the tax authorities will not, in the future, discontinue any of our preferential tax treatments, potentially with retroactive effect. On April 21, 2010, the State Administration of Taxation issued Circular 157—Further Clarification on Implementation of Preferential EIT Rate during Transition Periods, or Circular 157. Circular 157 seeks to provide additional guidance on the interaction of certain preferential tax rates under the transitional rules of the New EIT Law. Prior to Circular 157, we understood that if a high and new technology enterprise, or HNTE, entity was in a tax holiday period, where it was entitled to a 50% reduction in the tax rate, and it was also entitled to the 15% HNTE preferential tax rate, it would be entitled to pay tax at the rate of 7.5%. Circular 157 appears on its face to have the effect that such an entity is entitled to pay taxes at either the lower of 15% or 50% of the standard PRC tax rate (i.e., currently 25%). However, based on the interpretation of Circular 157 from the relevant local tax authorities, we believe that entities that qualify as HNTEs and which are registered in the Zhongguancun High and New Technology Industrial Zones of Beijing, will continue to pay taxes at the rate of 7.5%. Since HiSoft Beijing is an HNTE registered in the Zhongguancun High and New Technology Industrial Zones of Beijing, we do not believe that Circular 157 has any effect on its tax position. Nonetheless, the discontinuation of our preferential tax treatments or the change of the applicable preferential tax rate could materially increase our tax obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Income Taxes."

        In addition, our PRC subsidiaries are exempt from business tax with respect to the software development business and related technology consulting services in which they engage, both-of which fall within the definition of technology development business. Our PRC subsidiaries are required to sign and submit business contracts under specific requirements under current PRC tax laws to obtain the exemption and we cannot assure you that each of our clients will cooperate with us to comply with the specific requirements for the purpose of the exemption. Furthermore, we cannot assure you that the PRC regulators will not change the tax laws to cancel the tax exemption. Expiration of or changes to the tax exemption may have a material adverse effect on our tax obligations and operating results.

Under the New EIT Law, we may be classified as a "resident enterprise" of China. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders.

        Under the New EIT Law and the Implementation Rules, both of which became effective on January 1, 2008, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a resident enterprise and is subject to enterprise income tax at the rate of 25% on its global income. The Implementation Rules define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise." The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those invested in by PRC individuals, like our company, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by PRC individuals. While we do not believe we should be considered a resident enterprise, if the PRC authorities were to subsequently determine that we should be so treated, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our financial condition and results of operations.

        Pursuant to the New EIT Law, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors will be subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and substantially all of our income may come from dividends from our PRC subsidiaries. To the extent these dividends are subject to withholding tax, the amount of funds available to us to meet our cash requirements, including the payment of dividends to our shareholders and ADS holders, will be reduced.

        In addition, because there remains uncertainty regarding the interpretation and implementation of the New EIT Law and the Implementation Rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends to be distributed by us to our non-PRC shareholders and ADS holders would be subject to any PRC withholding tax. If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our non-PRC corporate shareholders and ADS holders, your investment in our ADSs or common shares may be materially and adversely affected.

        Furthermore, the State Administration of Taxation promulgated the Notice on How to Understand and Determine the Beneficial Owners in Tax Agreement in October 2009, or Circular 601, which provides guidance for determining whether a resident of a contracting state is the "beneficial owner" of an item of income under China's tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. We cannot assure you that any dividends to be distributed by us to our non-PRC shareholders and ADS holders whose jurisdiction of incorporation has a tax treaty with China providing for a different withholding arrangement will be entitled to the benefits under the relevant withholding arrangement.

The strengthened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our acquisition strategy.

        In connection with the New EIT Law, the Ministry of Finance and State Administration of Taxation jointly issued, on April 30, 2009, the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the State Administration of Taxation issued the Notice on Strengthening the Management on Enterprise Income Tax for Non-resident Enterprises Equity Transfer, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively on January 1, 2008. Under the two circulars, HiSoft Holdings Limited, or HiSoft Holdings BVI, HiSoft International, and HiSoft Systems Holdings Limited, or HiSoft Systems BVI, may be subject to income tax on capital gains generated from their respective transfers to us and other subsidiaries of our company of equity interests in HiSoft Services (Beijing) Limited, or HiSoft Beijing, and HiSoft Technology (Chengdu) Co., Ltd., or HiSoft Chengdu, in 2008 and equity interests in HiSoft Systems (Shenzhen) Limited, or HiSoft Shenzhen, in 2009. The PRC tax authorities have the discretion under Circular 59 and Circular 698 to make adjustments to the taxable capital gains based on the difference between the fair value of the equity interests transferred and the cost of investment. If the PRC tax authorities make such adjustment, our income tax costs will be increased.

        In addition, by promulgating and implementing the circulars, the PRC tax authorities have strengthened their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. For example, Circular 698 specifies that the PRC State Administration of Taxation is entitled to redefine the nature of an equity transfer where offshore vehicles are interposed for tax-avoidance purposes and without reasonable commercial purpose. Since we consistently pursue acquisitions as one of our growth strategies, and have conducted and may conduct acquisitions involving complex corporate structures, the PRC tax authorities may, at their discretion, adjust the capital gains or request us to submit additional documentation for their review in connection with any of our acquisitions, thus causing us to incur additional acquisition costs.

The enforcement of the Labor Contract Law and other labor-related regulations in China may adversely affect our business and our results of operations.

        On June 29, 2007, the National People's Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008. The Labor Contract Law establishes more restrictions and increases costs for employers to dismiss employees under certain circumstances, including specific provisions related to fixed-term employment contracts, non-fixed-term employment contracts, task-based employment, part-time employment, probation, consultation with the labor union and employee representative's council, employment without a contract, dismissal of employees, compensation upon termination and for overtime work, and collective bargaining. According to the Labor Contract Law, unless otherwise provided by law, an employer is obliged to sign a labor contract with a non-fixed term with an employee if the employer continues to hire the employee after the expiration of two consecutive fixed-term labor contracts or if the employee has worked for the employer for ten consecutive years. Severance pay is required if a labor contract expires without renewal because the employer refuses to renew the labor contract or provides less favorable terms for renewal. In addition, under the Regulations on Paid Annual Leave for Employees, which became effective on January 1, 2008, employees who have served more than one year for an employer are entitled to a paid vacation ranging from 5 to 15 days, depending on the number of the employee's working years at the employer. Employees who waive such vacation time at the request of employers are entitled to compensation equal to three times their regular daily salary for each waived vacation day. As a result of these new measures designed to enhance labor protection, our labor costs are expected to increase, which may adversely affect our business and our results of operations. In addition, the PRC government in the future may enact further labor-related legislation that increases our labor costs and restricts our operations.

The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

        As our main operating entities and a substantial majority of our assets are located in China, PRC laws and the PRC legal system in general may have a significant impact on our business operations. Although China's legal system has developed over the last several decades, PRC laws, regulations and legal requirements remain underdeveloped relative to the United States. Moreover, PRC laws and regulations change frequently and their interpretation and enforcement involves uncertainties. For example, the interpretation or enforcement of PRC laws and regulations may be subject to government rules or policies, some of which are not published on a timely basis or at all. In addition, the relative inexperience of China's judiciary in some cases may create uncertainty as to the outcome of litigation. These uncertainties could limit our ability to enforce our legal or contractual rights or otherwise adversely affect our business and operations. Furthermore, due to the existence of unpublished rules and policies, and since newly issued PRC laws and regulations may have a retroactive effect, we may not be aware of our violation of certain PRC laws, regulations, policies or rules until after the fact.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

        On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006 and were amended on June 22, 2009. Under these regulations, the prior approval of the CSRC is required for the overseas listing of offshore special purpose vehicles that are directly or indirectly controlled by PRC companies or individuals and used for the purpose of listing PRC onshore interests on an overseas stock exchange. We believe, based on the opinion of our PRC legal counsel, Fangda Partners, that we are not required to obtain CSRC approval for the listing and trading of our ADSs on the Nasdaq Global Market because we completed our restructuring and established our current offshore holding structure before September 8, 2006, the effective date of these regulations. However, there remains some uncertainty as to how these regulations will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC's approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit payment or remittance of dividends by our PRC subsidiaries to us, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or another PRC regulatory agency may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the ADSs being offered by us.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors could make it more difficult for us to make future acquisitions or dispose of our business operations or assets in China.

        The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including a requirement that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if either threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council on August 3, 2008 is triggered. Since 2005 we have expanded our operations through a series of acquisitions and investments. Complying with the requirements of the new regulation in order to complete any future transactions could be time-consuming, and any required approval processes, including approval from the Ministry of Commerce, may delay or inhibit our ability to complete any future transactions, which could affect our ability to expand our business or maintain our market share. In addition, such additional procedures and requirements could make it more difficult or time-consuming for us to dispose of any of our business operations or assets in China.

A failure by our shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under PRC laws, which could adversely affect our business and financial condition.

        In October 2005, China's State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 75 states that PRC citizens or residents must register with the relevant local SAFE branch or central SAFE in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the PRC citizens or residents. In addition, such PRC citizens or residents must amend their SAFE registrations when the offshore special purpose company undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees, or other material events that do not involve roundtrip investments. Furthermore, PRC citizens or residents are also required to remit profits, dividends and other capital variation incomes in foreign exchange paid by the special purpose company to China within 180 days following their receipt of the same. Since May 2007, SAFE has issued guidance to its local branches regarding the operational procedures for such registration, which provides more specific and stringent requirements on the registration relating to SAFE Circular 75. The guidance imposes obligations on onshore subsidiaries of the offshore special purpose company to coordinate with and supervise the beneficial owners of the offshore entity who are PRC citizens or residents to complete the SAFE registration process. If the beneficial owners fail to comply, the onshore subsidiaries are required to report the non-compliance to the local branch of SAFE.

        We are committed to complying, and to ensuring that our shareholders and beneficial owners who are PRC citizens or residents comply, with SAFE Circular 75 requirements. We understand that our PRC citizen or resident beneficial owners have completed initial registration with the local counterpart of SAFE in Dalian and are in the process of completing amendment registration under SAFE Circular 75. However, we may not be fully informed of the identities of all our beneficial owners who are PRC citizens or residents, and we cannot compel our beneficial owners to comply with SAFE Circular 75 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 75 or other related regulations. Failure by such shareholders or beneficial owners to comply with SAFE Circular 75, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. See "—Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses."

A failure to comply with PRC regulations regarding the registration of shares and share options held by our employees who are PRC citizens may subject such employees or us to fines and legal or administrative sanctions.

        Pursuant to the Implementation Rules of the Administrative Measures on Individual Foreign Exchange, or the Individual Foreign Exchange Rules, promulgated on January 5, 2007 by SAFE and a relevant guidance issued by SAFE in March 2007, PRC citizens who are granted shares or share options by an overseas-listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas-listed company or other qualified PRC agents, to register with SAFE and complete certain other procedures related to the share option or other share incentive plan. In addition, the overseas-listed company or its PRC subsidiary or other qualified PRC agent is required to appoint an asset manager or administrator and a custodian bank, and open special foreign currency accounts to handle transactions relating to the share option or other share incentive plan. Under the Foreign Currency Administration Rules, as amended in 2008, the foreign exchange proceeds of domestic entities and individuals can be remitted into China or deposited abroad, subject to the terms and conditions to be issued by SAFE. However, the implementation rules in respect of depositing the foreign exchange proceeds abroad have not been issued by SAFE. Currently, the foreign exchange proceeds from the sales of stock or dividends distributed by the overseas-listed company can be converted into Renminbi or transferred to such individuals' foreign exchange savings account after the proceeds have been remitted back to the special foreign currency account opened at a PRC domestic bank. If stock options are exercised in a cashless exercise, the PRC domestic individuals are required to remit the proceeds to special foreign currency accounts. We and our PRC citizen employees who have been granted share options, or PRC option holders, will be subject to these rules upon the listing and trading of our ADSs on the Nasdaq Global Market. If we or our PRC option holders fail to comply with these rules, we or our PRC option holders may be subject to fines and legal or administrative sanctions. See "Regulations—Regulations on Foreign Exchange."

PRC government restrictions on the convertibility of Renminbi may limit our ability to effectively utilize our revenues and funds.

        A majority of our net revenues are generated in Japanese yen or U.S. dollars, while most of our costs are denominated in Renminbi. In order for us to effectively utilize our revenues and the funds raised in this offering, we need to conduct currency exchanges between Renminbi and other currencies. Under PRC regulations as of the date of this prospectus, Renminbi is convertible for "current account transactions," which include, among other things, dividend payments and payments for the import of goods and services. Our PRC subsidiaries may also retain foreign exchange in their respective current account bank accounts for use in payment of international current account transactions. Although the Renminbi has been fully convertible for current account transactions since 1996, we cannot assure you that the relevant PRC government authorities will not limit or eliminate our ability to purchase and retain foreign currencies for current account transactions in the future. Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to "capital account transactions," which principally include investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities.

        On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 requires that Renminbi converted from the foreign currency-denominated registered capital of a foreign-invested company may only be used for purposes within the company's business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise in its business scope. In addition, SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency-denominated registered capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from SAFE, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of SAFE Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. As a result, SAFE Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to our PRC subsidiaries in the PRC, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we receive from this offering, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        In utilizing the proceeds we receive from this offering in the manner described in "Use of Proceeds," as an offshore holding company of our PRC subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to PRC regulations and approvals. For example, loans by us to our wholly owned subsidiaries in China to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local counterparts. We may also decide to finance our PRC subsidiaries by means of capital contributions. These capital contributions must be approved by China's Ministry of Commerce or its local counterparts. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, or at all. If we fail to receive such registrations or approvals, our ability to use the proceeds we receive from this offering and to capitalize our PRC operations may be negatively affected, which could materially adversely affect our liquidity and our ability to fund and expand our business.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

        A majority of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC accounting standards to a statutory general reserve fund until the cumulative amount in such fund reaches 50% of the company's registered capital. Each of our PRC subsidiaries is also required to set aside a certain amount of its after-tax profits each year, if any, to fund a public welfare fund. Also, each of our PRC subsidiaries that is a Chinese-foreign equity joint venture is required to set aside a certain amount of its after-tax profits each year, if any, to fund an enterprise expansion fund. However, the specific amounts of the public welfare fund or enterprise expansion fund are subject to the discretion of the board of directors of the relevant subsidiary. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or dividends. As of December 31, 2009, our PRC subsidiaries had allocated $2.4 million to these statutory reserve funds. The total amount of our restricted net assets was $35.8 million as of December 31, 2009. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Any future outbreak of a severe form of H1N1 influenza, severe acute respiratory syndrome or avian flu in China, or any similar adverse public health developments, may disrupt our business and operations.

        Adverse public health epidemics or pandemics could disrupt businesses operations and economic activities in China. For example, from December 2002 to June 2003, China and certain other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. During May and June of 2003, many businesses in China were temporarily closed by the PRC government to prevent transmission of SARS. The World Health Organization has announced that there is a high likelihood of an outbreak of avian flu in Asia, with the potential to be as disruptive as if not more disruptive than SARS. In 2009, occurrences of H1N1 influenza were reported throughout the world, including in China. Any recurrence of the SARS outbreak, an avian flu outbreak, a severe H1N1 influenza outbreak, or the development of a similar health hazard in China, may disrupt our business and operations and prevent us from providing our services in a timely manner.

Risk Factors Relating to Our ADSs and This Offering

If a research report distributed by one of our underwriters prior to the filing of our registration statement were held to violate the Securities Act, some purchasers of ADSs in this offering may have the right to seek refunds or damages.

        On November 18, 2010, prior to the filing of the registration statement of which this prospectus forms a part, a research report regarding our recent acquisition of Besure Technology was distributed by one of our underwriters. The research report was not intended to constitute offering materials in connection with this offering and should not be relied upon by potential investors in any way when making their investment decisions with respect to this offering. However, in the event that the research report is deemed to be a "prospectus" as defined under the Securities Act, it would not meet the criteria for a prospectus required under the Securities Act and recipients of the research report who purchase our ADSs in this offering may therefore have available to them certain causes of action that would, among other things, enable them to return the ADSs they purchased for a refund or otherwise raise claims for damages if their ADSs had already been sold. Although we would vigorously contest any claims brought on the basis of this research report, there can be no guarantee that we would be successful in refuting any and all such claims. If any such claims were to succeed, our reputation and our business could be materially and adversely affected.

An active trading market for our common shares or our ADSs may not be sustained and the trading price for our ADSs may fluctuate significantly.

        Prior to our initial public offering, there had been no public market for our ADSs or our common shares underlying the ADSs. If an active public market for our ADSs is not sustained, the market price and liquidity of our ADSs may be adversely affected. Furthermore, following periods of volatility in the market price of a company's securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our results of operations.

Future sales or perceived sales of our ADSs or common shares by existing shareholders could cause our ADSs price to decline.

        If our existing shareholders sell, indicate an intention to sell, or are perceived to intend to sell, substantial amounts of our common shares in the public market after any contractual lock-up period and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common shares could decline. Upon closing of this offering, we will have 548,801,034 outstanding common shares. Of these shares, only ADSs sold in our initial public offering or in this offering will be freely tradable, without restriction, in the public market. The representatives of the underwriters may, in their sole discretion, permit our officers, directors, employees and current option holders and shareholders to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements pertaining to our initial public offering and this offering expire, all of our outstanding shares will be eligible for sale in the public market, although a portion will be subject to volume limitations under Rule 144 under the U.S. Securities Act of 1933, as amended, or the Securities Act. In addition, common shares subject to outstanding options under our share incentive plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our common shares could decline.

Because the public offering price is substantially higher than our pro forma net tangible book value per ADS, you will incur immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their common shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $22.17 per ADS (assuming no exercise of outstanding options to acquire common shares), representing the difference between our pro forma net tangible book value per ADS as of September 30, 2010, based on the last trading price of our ADSs on the Nasdaq Global Market on December 10, 2010. In addition, you may experience further dilution to the extent that our common shares are issued upon the exercise of outstanding share options. Substantially all of the common shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the public offering price per ADS in this offering.

We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. holders.

        Based on our financial statements, relevant market data, and the projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a passive foreign investment company, or PFIC, for 2010, and we do not expect to become one in the future, although there can be no assurance in this regard. If we become a PFIC, United States Holders, as defined under "Taxation—Material United States Federal Income Tax Considerations", of our common shares or ADSs may become subject to increased tax liabilities under U.S. federal income tax laws and regulations and will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, for any taxable year we will be classified as a PFIC for U.S. federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (which includes cash) by value in that taxable year which produce or are held for the production of passive income is at least 50%. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change. See "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company." Moreover, as the determination of our PFIC status is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income we earn, as discussed under "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company," our United States counsel expresses no opinion with respect to our PFIC status.

You may not be able to participate in rights offerings and may experience dilution of your holdings in relation to any such offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

The trading price of our ADSs may be volatile, which could result in substantial losses to investors.

        The trading price of our ADSs may be volatile and could fluctuate widely in response to factors relating to our business as well as external factors beyond our control. Factors such as variations in our financial results, announcements of new business initiatives by us or by our competitors, recruitment or departure of key personnel, changes in the estimates of our financial results or changes in the recommendations of any securities analysts electing to follow our securities or the securities of our competitors could cause the market price for our ADSs to change substantially. At the same time, securities markets may from time to time experience significant price and volume fluctuations that are not related to the operating performance of particular companies. For example, in late 2008 and early 2009, the securities markets in the United States, China and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may also have a material adverse effect on the market price of our common shares.

        In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs. In recent years, many PRC companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines in connection with their initial public offerings. The trading performances of these PRC companies' securities at the time of or after their offerings may affect the overall investor sentiment towards PRC companies listed in the United States and consequently may impact the trading performance of our ADSs. These broad market and industry factors may significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance. Any of these factors may result in large and sudden changes in the trading volume and price for our ADSs.

Anti-takeover provisions in our charter documents may discourage a third party from acquiring us, which could limit our shareholders' opportunities to sell their shares at a premium.

        Our amended and restated memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions. For example, our board of directors will have the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix the powers and rights of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our common shares. Preferred shares could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. In addition, if our board of directors issues preferred shares, the market price of our common shares may fall and the voting and other rights of the holders of our common shares may be adversely affected. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

        Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law (2009 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by noncontrolling shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

        The Cayman Islands courts are unlikely:

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  to recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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  to entertain original actions brought against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman

Islands. You should also read "Description of Share Capital—Differences in Corporate Law" for some of the differences between the corporate and securities laws in the Cayman Islands and the United States.

You will have limited ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands, because we conduct a majority of our operations in China and because the majority of our directors and officers reside outside the United States.

        We are incorporated in the Cayman Islands and conduct our operations primarily in China. A substantial majority of our assets are located outside the United States and most of our directors and officers reside outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforcement of Civil Liabilities."

        Unlike many jurisdictions in the United States, Cayman Islands law does not specifically provide for shareholder appraisal rights on a merger or consolidation of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the offeror give you additional consideration if you believe the consideration offered is insufficient.

        Shareholders of Cayman Islands exempted companies such as ourselves have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Your ability to protect your rights as shareholders through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law.

        Cayman Islands companies may not have standing to initiate a derivative action in a federal court of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court may be limited to direct shareholder lawsuits.

We have not determined a specific use for the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our ADS price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

The voting rights of holders of ADSs are limited in several significant ways by the terms of the deposit agreement.

        Holders of our ADSs may only exercise their voting rights with respect to the underlying common shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying common shares in accordance with these instructions. Under our sixth amended and restated memorandum and articles of association and Cayman Islands law, the minimum notice period required for convening a general meeting is 10 days. When a general meeting is convened, you may not receive sufficient notice of a shareholders' meeting to permit you to withdraw your common shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your common shares are not voted as you requested.

The depositary of our ADSs will, except in limited circumstances, grant to us a discretionary proxy to vote the common shares underlying your ADSs if you do not vote at shareholders' meetings, which could adversely affect your interests and the ability of our shareholders as a group to influence the management of our company.

        Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our common shares underlying your ADSs at shareholders' meetings if you do not vote, unless:

  •
  we have failed to timely provide the depositary with our notice of meeting and related voting materials;

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  voting at the meeting is made on a show of hands.

        The effect of this discretionary proxy is that you cannot prevent our common shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for holders of ADSs to influence the management of our company. Holders of our common shares are not subject to this discretionary proxy.

You may not receive distributions on our common shares or any value for them if it is unlawful or impractical for us to make them available to you.

        The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our common shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our common shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. We have no obligation to take any other action to permit the distribution of our ADSs, common shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our common shares or any value for them if it is unlawful or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.

You may be subject to limitations on the transfer of your ADSs.

        Your ADSs, represented by American depositary receipts, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we think or the depositary thinks it is necessary or advisable to do so in connection with the performance of its duty under the deposit agreement, including due to any requirement of law or any government or governmental body, or under any provision of the deposit agreement.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement regarding the implementation of a nominating committee. This may afford less protection to holders of our common shares and ADSs.

        The Nasdaq Marketplace Rules in general require listed companies to have, among other things, a nominating committee consisting solely of independent directors and establishment of a formal director nomination process. As a foreign private issuer, we are permitted to, and we will, follow home country corporate governance practices instead of certain requirements of the Nasdaq Marketplace Rules. The corporate governance practice in our home country, the Cayman Islands, does not require the implementation of a nominating committee or establishment of a formal director nominations process. We currently intend to rely upon the relevant home country exemption in lieu of the nominating committee or nominations process. As a result, the level of independent oversight over management of our company may afford less protection to holders of our common shares and ADSs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business." These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

  •
  our goals and strategies;

  •
  our prospects, business development, growth of our operations, financial condition and results of operations;

  •
  our ability to introduce successful new services and attract new clients;

  •
  the expected demand for IT and research and development outsourced technology services in our principal target markets of the U.S., Japan and China;

  •
  our expectations regarding maintaining and strengthening relationships with our key clients;

  •
  our ability to attract and retain skilled and experienced professionals;

  •
  our ability to pursue, integrate and manage our strategic acquisitions;

  •
  trends in our service offerings mix;

  •
  changes in the IT industry in China, including changes in the policies and regulations of the PRC government governing the IT industry;

  •
  our planned use of proceeds; and

  •
  fluctuations in general economic and business conditions in China.

        This prospectus also contains market data relating to the outsourced technology services industry in China and worldwide, that includes projections based on a number of assumptions. The outsourced technology services industry in China or worldwide may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $13.0 million after deducting underwriting discounts and the estimated offering expenses payable by us but without deducting approximately $0.5 million of expenses related to the sale of ADSs by certain of our selling shareholders in this offering payable by us, and based upon an assumed public offering price of $27.46 per ADS (the last trading price of our ADSs on the Nasdaq Global Market on December 10, 2010). A $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by $0.48 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

        We anticipate using the net proceeds of this offering for general corporate purposes and for potential acquisitions of, or investments in, other businesses or technologies that we believe will complement our current operations and expansion strategies.

        We did not have any agreements or understandings to make any material acquisitions of, or investments in, other businesses as of the date of this prospectus.

        The foregoing represents our intentions as of the date of this prospectus with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

        To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ADSs. It is possible that we may become a PFIC for U.S. federal income tax purposes, which could result in negative tax consequences for you. These consequences are described in more detail in "Risk Factors—Risk Factors Relating to Our ADSs and This Offering—We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. holders" and "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company."

        In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to other entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risk Factors Relating to China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we receive from this offering to make loans or additional capital contributions to our PRC operating subsidiaries and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

DIVIDEND POLICY

        Since our inception, we have not declared or paid any dividends on our common shares. We have no present plan to pay any dividends on our common shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Any future determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our common shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our common shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we will rely on dividends distributed by our PRC subsidiaries. Certain payments from our PRC subsidiaries to us are subject to PRC taxes, such as withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends. Each of our PRC subsidiaries is also required to set aside a certain amount of its after-tax profits each year, if any, to fund a public welfare fund. Also, each of our PRC subsidiaries which is a Chinese-foreign equity joint venture is required to set aside a certain amount of its after-tax profits each year, if any, to fund an enterprise expansion fund. The specific size of the public welfare fund or enterprise expansion fund is at the discretion of the board of directors of the relevant entity. These reserve funds can only be used for specific purposes and are not transferable to the company's parent in the form of loans, advances or dividends. See "Risk Factors—Risks Relating to China—Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses."

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2010 presented on:

  •
  an actual basis; and

  •
  an as adjusted basis to give effect to the issuance and sale of the common shares in the form of ADSs offered hereby at the assumed public offering price of $27.46 per ADS, the last trading price of our ADSs on the Nasdaq Global Market on December 10, 2010, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' over-allotment option.

        The as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the actual public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2010
	Actual	As Adjusted
	(dollars in thousands, except for share and per share data)
Shareholders' equity:
Common shares, $0.0001 par value; 872,000,000 shares authorized; 539,301,034 shares issued and outstanding	$54	$55
Additional paid-in capital	162,041	175,028
Statutory reserve	2,447	2,447
Accumulated deficit (1)	(15,185)	(15,185)
Accumulated other comprehensive income	8,737	8,737

Total shareholders' equity	158,094	171,082

Total	$158,094	$171,082

(1)
Excludes approximately $0.5 million of expenses related to sale of ADSs by our selling shareholders in this offering payable by us. These expenses will be included in our statement of operations when incurred.

DILUTION

        Our net tangible book value as of September 30, 2010 was approximately $139.9 million, or $0.26 per common share. Net tangible book value per common share is determined by dividing our net tangible book value by the number of outstanding common shares. Our net tangible book value is determined by subtracting the value of our net intangible assets, goodwill, and total liabilities from our total assets. Dilution is determined by subtracting net tangible book value per common share from the assumed public offering price per common share.

        Without taking into account any other changes in such net tangible book value after September 30, 2010, other than to give effect to our sale of the 500,000 ADSs offered in this offering at the assumed public offering price of $27.46 per ADS, based on the last trading price of our ADSs on the Nasdaq Global Market on December 10, 2010, with estimated net proceeds of $13.0 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us, but without deducting approximately $0.5 million of expenses related to the sale of ADSs by certain of our selling shareholders in this offering payable by us, our pro forma net tangible book value as of September 30, 2010 would have increased to $152.9 million, $0.28 per outstanding common share, including common shares underlying our outstanding ADSs, and $5.29 per ADS. This represents an immediate increase in pro forma net tangible book value of $0.02 per common share, or $0.36 per ADS, to existing shareholders and an immediate dilution in pro forma net tangible book value of $1.17 per common share, or $22.17 per ADS, to new investors in this offering. The following table illustrates such per common share dilution:

	Per common share	Per ADS
Assumed public offering price	$1.45	$27.46
Net tangible book value as of September 30, 2010	$0.26	$4.93
Increase in net tangible book value attributable to price paid by new investors	$0.02	$0.36
Pro forma net tangible book value after the offering	$0.28	$5.29
Dilution in net tangible book value to new investors in the offering	$1.17	$22.17

        A $1.00 increase (decrease) in the assumed public offering price of $27.46 per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $0.48 million, the pro forma net tangible book value per common share and per ADS after giving effect to this offering by $0.00087 per common share and $0.02 per ADS and the dilution in pro forma net tangible book value per common share and per ADS to new investors in this offering by $0.05 per common share and $0.98 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other expenses of the offering. The pro forma information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes on a pro forma basis the differences as of September 30, 2010 between the shareholders at September 30, 2010 and the new investors with respect to the number of common shares purchased from us, the total consideration paid and the average price per common share paid. The information in the following table is illustrative only and the total consideration paid and the average price per common share equivalent and per ADS equivalent is subject to adjustment based on the actual public offering price of our ADSs and other terms of this offering determined at pricing.

	Common Shares Purchased		Total Consideration
					Average Price per Common Share Equivalent	Average Price per ADS Equivalent
	Number	Percent	Amount	Percent
Existing shareholders	539,301,034	98%	$157,251,460	92%	$0.29	$5.54
New investors	9,500,000	2%	13,730,000	8%	$1.45	$27.46

Total	548,801,034	100%	$170,981,460	100%

        A $1.00 increase (decrease) in the assumed public offering price of $27.46 per ADS would increase (decrease) total consideration paid by new investors and total consideration paid by all shareholders by $0.5 million and $0.5 million, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other expenses of this offering.

        The discussion and table above assume no exercise of outstanding stock options or vesting of nonvested shares after September 30, 2010. As of September 30, 2010, there were stock options exercisable to purchase a total of 45,156,998 of our ordinary shares, with a weighted average exercise price of US$0.28 per share. As of the date of this prospectus, there were 6,360,791 nonvested common shares awarded under our share incentive plan that have not vested. To the extent that any of these stock options are exercised or nonvested shares are vested there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

        This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.6905 to $1.00, the noon buying rate in effect as of September 30, 2010. The noon buying rate on December 3, 2010 was RMB6.6628 to $1.00. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all.

        The following table sets forth information concerning exchange rates between Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
Period (1)	Period End	Average (2)	Low	High
	(RMB per $1.00)
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8307	6.8470	6.8176
2010 (through December 3)	6.6628	6.7655	6.8330	6.6330
Most recent six months:
June 2010	6.7815	6.8184	6.8323	6.7815
July 2010	6.7735	6.7762	6.7807	6.7709
August 2010	6.8069	6.7873	6.8069	6.7670
September 2010	6.6905	6.7396	6.8102	6.6869
October 2010	6.6705	6.6675	6.6912	6.6397
November 2010	6.6670	6.6538	6.6892	6.6330
December 2010 (through December 3)	6.6628	6.6622	6.6630	6.6609

(1)
For all dates through December 31, 2008, exchange rates between Renminbi and U.S. dollars are presented at the noon buying rate in the City of New York for cable transfers in Renminbi per U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board.

(2)
Annual averages are calculated using the average of the rates on the last business day of each month where data for such rates are available during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month.

ENFORCEMENT OF CIVIL LIABILITIES

        We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        A substantial portion of our assets are located in China. In addition, most of our directors and officers and our PRC legal counsel, Fangda Partners, are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us, our officers and directors and Fangda Partners.

        We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers or Fangda Partners predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers or Fangda Partners predicated upon the securities laws of the United States or any state in the United States.

        Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

        Fangda Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure

Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Fangda Partners has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

OUR CORPORATE STRUCTURE

        The following diagram illustrates our corporate structure as of the date of this prospectus. See "—Our Subsidiaries" for more information on the operations of our corporate entities. For additional information on risks relating to the countries in which our subsidiaries operate, see "Risk Factors—Risk Factors Relating to Our Business—The international nature of our business exposes us to risks that could adversely affect our financial condition and results of operations," "Risk Factors—Risk Factors Relating to Our Business—Our business operations and financial condition could be adversely affected by negative publicity about offshore outsourcing or anti-outsourcing legislation in the United States, Japan or other countries in which our clients are based" and "Risk Factors—Risk Factors Relating to China."

(1)
Includes a series of contractual arrangements among HiSoft Technology (Dalian) Co., Ltd., or HiSoft Dalian, Haihui Dalian and certain shareholders of Haihui Dalian, including a strategic cooperation agreement, a voting rights agreement and an equity acquisition option agreement. See "Related Party Transactions—Agreements among HiSoft Dalian, Haihui Dalian, and the Shareholders of Haihui Dalian."

Our Shareholders

        Our principal shareholders include, as of the date of this prospectus:

  •
  Granite Global Ventures and its affiliated entities, which together beneficially own 16.9% of our outstanding shares;

  •
  International Finance Corporation, which beneficially owns 7.1% of our outstanding shares;

  •
  Draper Fisher Jurvetson and its affiliated entities, which together beneficially own 6.1% of our outstanding shares;

  •
  Tian Hai International Limited, which beneficially owns 5.9% of our outstanding shares;

  •
  Intel Capital (Cayman) Corporation, which beneficially owns 5.8% of our outstanding shares; and

  •
  GE Capital Equity Investments Ltd., which beneficially owns 5.4% of our outstanding shares.

        The aggregate holdings of the principal shareholders listed above represented 47.1% of our outstanding shares as of the date of this prospectus. See "Principal and Selling Shareholders" for further information on our shareholding structure.

Our History

        We commenced operations in November 1996 as Haihui Dalian. In August 2002, Haihui Dalian established Haihui Sci-Tech Japan Co., Ltd., which we have recently renamed hiSoft Japan Co., Ltd., or HiSoft Japan, in Tokyo, Japan as a wholly owned subsidiary. In September 2003, Haihui Dalian established DMK International, Inc., or DMK International, in Delaware as a wholly owned subsidiary.

        To enable us to raise equity capital from investors outside of China, we set up a holding company structure by establishing our current Cayman Islands holding company, HiSoft Technology International Limited, or HiSoft International, in May 2004. In connection with this restructuring, HiSoft International established a wholly owned subsidiary, HiSoft Dalian, in Dalian, China and HiSoft Dalian entered into a series of contractual arrangements with Haihui Dalian and its shareholders to acquire effective control over Haihui Dalian.

        Since 2005, we have expanded our operations through a series of acquisitions and investments described below.

  •
  In December 2005, we acquired 51% of the business of Beijing Tianhai Hongye International Software Co. Ltd., or Tianhai International, a Beijing-based software outsourcing provider, and in December 2006, we acquired the remaining 49%. To effect the Tianhai International business acquisition, HiSoft Holdings BVI, a BVI holding company, and its wholly owned PRC subsidiary, HiSoft Beijing, were formed to hold and operate the underlying business. We acquired our interest in the business by acquiring shares of the offshore holding company, HiSoft Holdings BVI.

  •
  In December 2005, we acquired 55% of the business of Teksen Systems, a Hong Kong and Guangzhou-based IT services provider, and in January 2007 we acquired the remaining 45% of the business. To effect the Teksen Systems business acquisition, HiSoft Systems BVI, a BVI holding company, and its wholly owned subsidiaries, HiSoft Systems Hong Kong Limited, or HiSoft Hong Kong, and HiSoft Shenzhen were formed to hold and operate the underlying business.

  •
  In December 2006, we established HiSoft Envisage Inc., or HiSoft Envisage, in Delaware to acquire Envisage Solutions, a U.S.-based provider of packaged software services. This acquisition was completed in December 2006.

  •
  In April 2007, we established HiSoft Chengdu and, in June 2007, we established HiSoft Technology (Singapore) Pte. Ltd., which was subsequently dissolved in June 2009.

  •
  In November 2007, we completed our acquisition of Shanghai Shinko Computer Technology Co., Ltd., an outsourcing technology center for a new key client, Kobe

    Steel Ltd., and renamed it as HiSoft Technology (Shanghai) Co., Ltd., or HiSoft Shanghai.

  •
  In December 2007, we acquired T-est Pte Ltd, or T-est, a Singapore-based research and development services provider, which we renamed HiSoft Singapore Pte. Ltd., or HiSoft Singapore.

  •
  In December 2007, we acquired 100% of Daemoyrod, an Oracle application software implementation and support specialist with operations in the United States and Mexico, by merging it into HiSoft Wave, Inc., our wholly owned subsidiary, or HiSoft Wave.

  •
  In January 2009, we established Wuxi HiSoft Services Limited, or Wuxi HiSoft, and, in December 2009, we established Wuxi Training Centre through Wuxi HiSoft.

  •
  In August 2009, we acquired a business process support team from AIA Information Technology (Guangzhou) Co. Ltd.

  •
  In October 2009, we acquired the testing business of MG Digital Pte Ltd., a Singapore-based research and development services provider.

  •
  In December 2009, we acquired 100% of AllianceSPEC, an IT transaction system testing company based in Singapore.

  •
  In February 2010, we acquired 100% of Beijing Horizon Information & Technology Co., Ltd., or Horizon Information, an IT testing company based in China.

  •
  In April 2010, we acquired 100% of Echo Lane, Inc., or Echo Lane, a consulting services firm in the U.S. with expertise in cloud computing.

  •
  In July 2010, we acquired 100% of Insurance Systems Laboratory CO., LTD, or ISL, a Japan-based IT consulting firm specializing in IT systems for insurance companies.

  •
  In October 2010, we acquired substantially all of the businesses and assets of Besure Technology Co., Ltd., or Besure, a China-based IT services firm specializing in SAP consulting and implementation services.

Our Initial Public Offering

        In July 2010, we completed our initial public offering, in which we offered and sold an aggregate of 137,971,673 common shares in the form of ADSs, raising US$66.4 million in net proceeds, before expenses, including 16,371,673 common shares sold pursuant to the underwriters' over-allotment option.

Our Subsidiaries

        As of the date of this prospectus, we had the following significant subsidiaries:

  Non-PRC Subsidiaries

  •
  AllianceSPEC, our wholly owned subsidiary incorporated in Singapore that primarily provides application testing services to BFSI clients;

  •
  DMK International, our wholly owned subsidiary incorporated in Delaware that primarily provides IT outsourcing services, including application development and maintenance services;

  •
  Echo Lane, our wholly owned subsidiary incorporated in California that primarily provides consulting services for cloud computing solutions and related applications;

  •
  HiSoft Envisage, our wholly owned subsidiary incorporated in Delaware that primarily provides consulting services, including enterprise resource planning, customer relationship management and business intelligence consulting, and serves as our front office for the U.S. market;

  •
  HiSoft Hong Kong, our wholly owned subsidiary incorporated in Hong Kong that primarily provides IT outsourcing services, including application development and maintenance services, to BFSI clients;

  •
  HiSoft Japan, our wholly owned subsidiary incorporated in Japan that primarily provides IT outsourcing services, including application development and maintenance services, to clients in the BFSI and technology industries and serves as our front office for the Japan market;

  •
  HiSoft Singapore, our wholly owned subsidiary incorporated in Singapore that primarily provides IT outsourcing services, including hardware and software testing services, to clients in the technology industry and serves as our front office for the Singapore market;

  •
  ISL, our wholly owned subsidiary incorporated in Japan that primarily provides IT consulting services to clients in the insurance industry.

  PRC Subsidiaries

  •
  HiSoft Beijing, our wholly owned subsidiary incorporated in the PRC that primarily provides IT outsourcing services, including testing and localization services;

  •
  HiSoft Chengdu, our wholly owned subsidiary incorporated in the PRC that primarily provides IT outsourcing services, including application development and maintenance services;

  •
  Haihui Dalian, our variable interest entity that had no material operations as of the date of this prospectus;

  •
  HiSoft Dalian, our wholly owned subsidiary incorporated in the PRC that primarily provides IT outsourcing services, including application development and maintenance services;

  •
  HiSoft Shanghai, our wholly owned subsidiary incorporated in the PRC that primarily provides IT outsourcing services, including application development and maintenance services;

  •
  HiSoft Shenzhen, our wholly owned subsidiary incorporated in the PRC that primarily provides IT outsourcing services, including application development and maintenance services, for clients in the BFSI industry;

  •
  Horizon Information, our wholly owned subsidiary incorporated in the PRC that primarily provides application testing services, including application development and maintenance services, for clients in the telecom industry;

  •
  Wuxi HiSoft, our wholly owned subsidiary incorporated in the PRC that primarily provides IT outsourcing services, including application development and maintenance, testing and localization testing services; and

  •
  Wuxi Training Centre, our wholly owned subsidiary incorporated in the PRC that had no material operations as of the date of this prospectus but is expected to provide IT training programs for university graduates as part of our resource planning strategy.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus.

        The selected consolidated statements of operations data for 2007, 2008 and 2009, and the selected consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the nine months ended September 30, 2009 and 2010 and the selected consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu CPA Ltd., or Deloitte, an independent registered public accounting firm. The report of Deloitte on those consolidated financial statements is also included elsewhere in this prospectus. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. The selected consolidated statements of operations data for 2005 and 2006 and the selected consolidated balance sheet data as of 2005, 2006 and 2007 have been derived from our audited consolidated financial statements not included in this prospectus.

        Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(dollars in thousands, except share, per share and per ADS data)
Selected Consolidated Statements of Operations Data
Net revenues	$17,483	$33,669	$63,051	$100,720	$91,456	$65,456	$104,085
Cost of revenues (1)(2)	11,696	25,334	47,435	70,295	58,759	42,124	65,575

Gross profit	5,787	8,335	15,616	30,425	32,697	23,332	38,510

Operating expenses:
General and administrative (2)	4,538	12,454	12,617	19,010	18,981	14,084	18,748
Selling and marketing (1)(2)	1,591	4,176	5,599	8,345	5,968	4,180	6,704
Offering expenses	—	—	—	3,782	—	—	—
Impairment of intangible assets	—	2,480	—	5,760	—	—	—
Impairment of goodwill	—	—	—	4,784	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	564

Total operating expenses	6,129	19,110	18,216	41,681	24,949	18,264	26,016

(Loss) income from operations	(342)	(10,775)	(2,600)	(11,256)	7,748	5,068	12,494
Other (expenses) income (3)	(430)	(592)	2,488	411	676	555	724
Income tax (expense) benefit	(293)	760	(770)	703	(1,061)	(707)	(1,687)
Net (loss) income on discontinued operation	10	31	(38)	(569)	—	—	—

Net (loss) income	(1,055)	(10,576)	(920)	(10,711)	7,363	4,916	11,531

Noncontrolling interest	(63)	654	—	—	—	—	—

Net (loss) income attributable to HiSoft Technology International Limited	$(1,118)	$(9,922)	$(920)	$(10,711)	$7,363	$4,916	$11,531

Deemed dividend on Series A, A-1, B and C convertible redeemable preferred shares	—	(1,120)	(5,762)	—	—	—	—
Net income attributable to Series A, A-1, B and C convertible redeemable preferred shares	—	—	—	—	(5,690)	(3,789)	(5,293)

Net (loss) income attributable to holders of common shares	$(1,118)	$(11,042)	(6,682)	$(10,711)	$1,673	$1,127	$6,238

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(dollars in thousands, except share, per share and per ADS data)
Net (loss) income per common share:
Basic	$(0.02)	$(0.13)	$(0.07)	$(0.13)	$0.02	$0.01	$0.03
Diluted	$(0.02)	$(0.13)	$(0.07)	$(0.13)	$0.02	$0.01	$0.02
Net (loss) income per ADS:
Basic	$(0.38)	$(2.47)	$(1.35)	$(2.47)	$0.37	$0.25	$0.49
Diluted	$(0.38)	$(2.47)	$(1.35)	$(2.47)	$0.36	$0.24	$0.46
Weighted average common shares used in calculating (loss) income per common share:
Basic	66,058,582	82,176,358	94,237,854	82,279,610	86,148,324	85,662,123	241,168,616
Diluted	66,058,582	82,176,358	94,237,854	82,279,610	388,372,705	381,972,254	477,945,681
Weighted average ADSs used in calculating net (loss) income per ADS:
Basic	3,476,767	4,325,071	4,959,887	4,330,506	4,534,122	4,508,533	12,693,085
Diluted	3,476,767	4,325,071	4,959,887	4,330,506	20,440,699	20,103,803	25,155,036

(1)
Includes acquisition-related amortization of intangible assets totaling $1.9 million, $1.6 million and $0.1 million in 2007, 2008 and 2009, respectively, and $5,000 and $0.6 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$152	$50	$16	$—	$141
Operating expenses:
Selling and marketing	1,716	1,565	60	5	450
(2)
Includes share-based compensation charges totaling $1.5 million, $1.8 million and $1.1 million in 2007, 2008 and 2009, respectively, and $0.7 million and $2.9 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$268	$362	$321	$243	$466
Operating expenses:
General and administrative	1,214	1,405	720	428	2,195
Selling and marketing	8	35	56	50	220
(3)
Includes change in fair value of warrants of $2.4 million in the year ended 2007 resulting from our issuance in 2004 of warrants allowing the holders to acquire 2,000,000 shares of our series A convertible redeemable preferred shares and 36,000,000 shares of our series A-1 convertible redeemable preferred shares. The warrants were exercised in full in 2007 and no future charge will apply.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
Other Consolidated Financial Data
Gross margin (1)	33.1%	24.8%	24.8%	30.2%	35.8%	35.6%	37.0%
Operating margin (2)	(2.0)%	(32.0)%	(4.1)%	(11.2)%	8.5%	7.7%	12.0%
Net margin (3)	(6.0)%	(31.4)%	(1.5)%	(10.6)%	8.1%	7.5%	11.1%

(1)
Gross margin represents gross profit as a percentage of net revenues.

(2)
Operating margin represents income (loss) from operations as a percentage of net revenues.

(3)
Net margin represents net income (loss) before noncontrolling interest as a percentage of net revenues.

	As of December 31,
						As of September 30, 2010
	2005	2006	2007	2008	2009
	(dollars in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$7,731	$10,889	$39,229	$46,881	$54,842	$117,865
Total assets	27,679	40,774	96,668	86,100	104,242	192,479
Total liabilities	10,073	20,217	22,246	16,699	26,151	34,385
Noncontrolling interest	1,956	181	—	—	—	—
Series A convertible redeemable preferred shares	12,100	12,100	12,581	12,581	12,581	—
Series A-1 convertible redeemable preferred shares	—	—	9,900	9,900	9,900	—
Series B convertible redeemable preferred shares	—	12,320	30,800	30,800	30,800	—
Series C convertible redeemable preferred shares	—	—	35,750	35,750	35,750	—
Total equity (deficit)	$3,550	$(4,044)	$(14,609)	$(19,630)	$(10,940)	$158,094

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the sections entitled "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading China-based provider of IT and research and development services, primarily for companies in the U.S. and Japan, including 29 Fortune Global 500 companies. IDC ranked us as the third largest China-based provider of offshore, outsourced software development services by revenues in 2009. In addition to our strong market presence in the U.S. and Japan, we are leveraging our global capabilities to rapidly grow our business in China, which is benefiting from increased demand for China-based outsourced IT services from multinational and domestic corporations in China.

        Our two service lines consist of IT services and research and development services. Our range of IT services include application development, testing and maintenance services for custom applications as well as implementation and support services for packaged software. Our research and development services include software and hardware testing as well as software globalization services.

        We focus primarily on clients in the technology and BFSI industries. These industries have historically represented a significant proportion of outsourcing spending and, we believe, will continue to represent the greatest market opportunity for us. In 2009 and the nine months ended September 30, 2010, technology clients accounted for 61.5% and 64.0% of our net revenues, respectively. For the year ended December 31, 2009 and the nine months ended September 30, 2010, BFSI clients accounted for 23.7% and 23.5% of our net revenues, respectively.

        We began our operations in 1996 and have expanded rapidly in recent years, driven by increases in our service delivery capabilities and acquisitions of complementary businesses. Our net revenues were $63.1 million in 2007, $100.7 million in 2008 and $91.5 million in 2009. We had net losses of $0.9 million and $10.7 million in 2007 and 2008, respectively, and we had net income of $7.4 million in 2009. In the nine months ended September 30, 2010, our net revenues, gross profit and net profit were $104.1 million, $38.5 million and $11.5 million, respectively.

        Our business is managed as a single operating segment. For the purpose of the following discussion regarding our financial performance from 2007 to 2009 and for the nine months ended September 30, 2010, we have also presented net revenues generated by our service offerings.

Factors Affecting Our Results of Operations

        We have benefited significantly from growth in the global outsourced technology services industry and, more specifically, the emergence of China as a major participant in this industry. Growth in the industry is driven by the needs of major corporations to maintain and upgrade the technology and services that enable their operations in a cost-effective manner. Software companies are also increasingly outsourcing work to service providers in order to streamline and reduce the cost of the software development process. China's outsourced technology services market is growing rapidly due to its large pool of skilled professionals, highly developed infrastructure, strong government support and incentives, the geographic and cultural proximity between China and other Asian countries, the desire of outsourcing clients to diversify their use of offshore IT outsourcing services to multiple delivery locations and the size and growth of China's domestic economy.

        Key macro-level factors affecting our results of operations include:

  •
  Market demand.    Our net revenues are significantly affected by changes in demand for outsourced technology services by multinational corporations and software companies, especially demand for China-based outsourced technology service providers. For example, a decline in a client's technology budget may have an adverse effect on the amount and types of services they seek from us. As a result of the recent global economic crisis and a slowdown in business activities, we experienced a decrease in demand for outsourced technology services in general that has led to a decrease in our net revenues from 2008 to 2009. However, in the second half of 2009 and continuing into 2010, we experienced increasing work order demand due in part to the recovery in the global economy.

  •
  Economic growth rates in our key client industries and locations.    Our net revenues are significantly affected by economic growth rates in the industries and countries in which our main clients operate, including the technology and the BFSI industries in Japan, the United States and other parts of the world where our clients are based.

  •
  Competition.    Competition from China-based and non-China-based outsourced technology service providers may affect our ability to gain new clients and maintain and increase business from existing clients and, as a result, can have an adverse effect on our results of operations and financial condition.

  •
  Wage rates.    Our cost of revenues and operating expenses, and therefore gross margins and operating margins, may be affected by changes in wage rates in countries where we operate, particularly in China where most of our employees are based. As a result of the rapid economic growth in China and the increased competition for skilled employees in China, we have experienced a general increase in wages in China, both in more developed cities such as Beijing, Dalian, Shanghai and Shenzhen and, to a lesser extent, in other cities such as Wuxi and Chengdu. We believe wages in China will continue to increase in the future while wage inflation in other countries in which we operate will remain relatively stable.

  •
  Government policies.    Our results of operations may be affected by government policies and regulations, such as the Chinese government's policies on preferential tax treatment as well as any policies or regulations affecting demand for offshore outsourced technology services in our key client locations.

  •
  Relevant exchange rates.    Changes in exchange rates, especially relative changes in exchange rates against the Renminbi, in which most of our costs are denominated, and the Japanese yen and U.S. dollar, in which a large percentage of our revenues is denominated, may have a significant effect on our gross margins and operating margins.

        Our results of operations in any given period are also directly affected by company-specific factors, including:

  •
  Our ability to obtain new clients and repeat business from existing clients. Revenues from individual clients typically grow over time as we seek to increase the number and scope of services provided to each client and as clients increase the complexity and scope of the work outsourced to us. Therefore, our ability to obtain new clients, as well as our ability to maintain and increase business from our existing clients, will have a significant effect on our results of operations and financial condition.

  •
  Our ability to expand our portfolio of service offerings.    Our ability to grow revenue from new and existing clients is impacted by the breadth of our service offerings. Services we recently began to offer, including following recent acquisitions, include business process outsourcing services, consulting service in cloud computing solutions and testing.

  •
  Impact of business acquisitions.    We have entered into several business acquisitions in recent years and plan to pursue selective business acquisitions in the future as a means of growing our business. Our ability to identify, acquire, effectively manage and integrate new businesses into our existing operations can have a significant effect on our results of operations.

  •
  Billing rates.    Our billing rates are a key factor impacting our revenues and gross margins. Billing rates vary by service offering and location of service delivery, and aggregate billings per engagement are driven by a number of factors, including the mix of onshore versus offshore delivered services and the mix of experience levels of personnel on a particular project.

  •
  Proportion of services performed onshore versus offshore.    Services performed at a client site or onshore typically generate higher revenues but lower gross margins than services performed at our offshore delivery centers in China due to a higher cost base for onshore services. As a result, our gross margin fluctuates based on the relative proportion of work performed inside and outside China. The proportion of work performed at client sites, onshore in the client's home country or offshore in China varies depending on client needs and the maturity or stage of engagement with a client. The proportion of work performed at our service delivery centers in China is typically greater for research and development services than for IT services. IT services generally have a higher proportion of onshore-delivered work early in an engagement, with the proportion of offshore-delivered work increasing over the term of the engagement.

  •
  Employee utilization.    We make hiring decisions and manage employee utilization based on our assessment of our project pipeline and staffing requirements. Employee utilization is typically higher for longer-term engagements due to increasing predictability of client needs over the course of the engagement. Our ability to effectively manage employee utilization will have an effect on our gross margin and our results of operations.

Net Revenues

        Our net revenues represent our total revenues from operations, less business taxes. The following table sets forth our net revenues by type of service offering for the periods indicated:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues
	(dollars in thousands, except for percentages)
IT services	$40,682	64.5%	$62,009	61.6%	$47,139	51.5%	$34,760	53.1%	$53,337	51.2%
Research and development services	22,369	35.5%	38,711	38.4%	44,317	48.5%	30,696	46.9%	50,748	48.8%

Total net revenues	$63,051	100.0%	$100,720	100.0%	$91,456	100.0%	$65,456	100.0%	$104,085	100.0%

        Historically, IT services have contributed the substantial majority of our net revenues. Our net revenues from IT services increased significantly from 2007 to 2008 as a result of our continued ability to increase the number and scope of our engagements with our major IT services clients and the strong demand for outsourced technology services in 2007 and the beginning of 2008. However, starting from the third quarter of 2008, we started to experience a decrease in demand for outsourced technology services in general as a result of the global economic crisis, which also adversely affected demand for outsourced technology services during 2009.

        Our net revenues from research and development services, on the other hand, have continued to increase steadily from 2007 to 2009 and represented 48.5% and 48.8% of our total net revenues in 2009 and the nine months ended September 30, 2010, respectively. This increase was primarily driven by the rise in the number of multi-national corporations outsourcing research and development work to technology services providers based in China. Demand for research and development services is also in general less adversely affected by economic downturns as such services are typically tied to clients' multi-year product development cycles, which are usually not subject to short-term adjustments. Furthermore, in order to achieve greater cost-efficiency in adverse economic conditions, clients typically outsource additional research and development services to technology services providers and consolidate the number of outsourced service providers used, which we believe contributed favorably to the growth of our net revenues from research and development services in 2009 and the nine months ended September 30, 2010.

        Prior to 2006, we generated most of our revenues from clients located in Japan. From 2006 to 2009 and continuing into 2010, we successfully expanded our target geographies to service clients in the U.S., Europe, China and other parts of the world. The following table sets forth our net revenues based on our clients' headquarters for the periods indicated:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues
	(dollars in thousands, except for percentages)
U.S.	$37,066	58.8%	$58,738	58.3%	$54,541	59.6%	$39,573	60.5%	$58,061	55.8%
Japan	15,741	25.0%	23,156	23.0%	23,160	25.3%	16,851	25.7%	24,087	23.1%
Europe	7,571	12.0%	15,759	15.6%	9,280	10.1%	6,159	9.4%	9,598	9.2%
China (including Hong Kong)	2,283	3.6%	2,269	2.3%	2,865	3.1%	1,711	2.6%	7,209	6.9%
Others	390	0.6%	798	0.8%	1,610	1.9%	1,162	1.8%	5,130	5.0%

Total net revenues	$63,051	100.0%	$100,720	100.0%	$91,456	100.0%	$65,456	100.0%	$104,085	100.0%

        We expect our net revenues from China domestic clients to continue to grow as a percentage of our total net revenues as we expand our client base in China.

        Many of our clients are multinational corporations with local subsidiaries in jurisdictions outside of the jurisdiction of their headquarters, such as Japan and the U.S. The following table sets forth our net revenues based on the location of our clients' contracting entities for the periods indicated:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues
	(dollars in thousands, except for percentages)
U.S.	$17,268	27.4%	$16,714	16.6%	$22,960	25.1%	$16,900	25.8%	$24,201	23.3%
Japan	20,715	32.9%	26,052	25.9%	24,694	27.0%	17,805	27.2%	27,741	26.7%
Europe	1,190	1.9%	1,040	1.0%	2,410	2.6%	1,656	2.5%	2,520	2.4%
China (including Hong Kong)	23,250	36.9%	48,914	48.6%	32,999	36.1%	24,138	36.9%	33,906	32.6%
Singapore	628	0.9%	8,000	7.9%	8,393	9.2%	4,957	7.6%	15,717	15.0%

Total net revenues	$63,051	100.0%	$100,720	100.0%	$91,456	100.0%	$65,456	100.0%	$104,085	100.0%

        The following table sets forth our net revenues by client industry for the periods indicated:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues
	(dollars in thousands, except for percentages)
Technology	$31,820	50.5%	$54,646	54.3%	$56,222	61.5%	$40,628	62.1%	$66,600	64.0%
BFSI	17,528	27.8%	29,210	29.0%	21,697	23.7%	15,290	23.4%	24,500	23.5%
Others (1)	13,703	21.7%	16,864	16.7%	13,537	14.8%	9,538	14.5%	12,985	12.5%

Total net revenues	$63,051	100.0%	$100,720	100.0%	$91,456	100.0%	$65,456	100.0%	$104,085	100.0%

(1)
Includes manufacturing, telecommunications and life sciences.

        We are primarily focused on clients in the technology and BFSI industries. Our growth in net revenues from these two industries in 2008 was driven by the increase in demand for outsourced technology services. Beginning in the second half of 2008 and continuing into 2009, we experienced a significant decrease in work order demand from clients in the BFSI industry, mostly as a result of the global economic crisis and its pronounced effect on financial institutions. As a result, net revenues from clients in the BFSI industry decreased by 25.7% from 2008 to 2009. On the other hand, net revenues generated from clients in the technology industry continued to increase in 2009 despite the global economic crisis. This increase was mainly due to the fact that research and development services are typically provided to clients in the technology industry and such services are less adversely affected by economic downturns.

        We aim to continue to strengthen our expertise in the technology and BFSI industries to leverage our existing industry knowledge to serve more clients within these industries and to penetrate additional sub-segments within these industries.

        We typically enter into a master services agreement with our clients which provides a framework for services that is then supplemented by statements of work, which specify the particulars of individual engagements, including the services to be performed, pricing terms and performance criteria. Our selling cycle for concluding master services agreements with new clients frequently exceeds six months. We usually then start providing a limited set of services to the client to demonstrate our capabilities, including, if required, gaining certification by that client as an approved outsourced services provider. We then gradually expand the scope and range of services provided to the client over a period of months or years. Based on our experience, it often takes two to three years working with a client before we develop a significant revenue stream, which we define as more than $1.0 million per year in net revenues, from that client. Increased revenue from existing clients has been and is expected to continue to be an important driver of our revenue growth.

        The following table shows the distribution of our clients by net revenues for the years ended December 31, 2008 and 2009:

	2008	2009
≥ $1 million, < $5 million	15	16
≥ $5 million, < $10 million	3	4
≥ $10 million	2	1

        Most of our contracts are priced on a time-and-materials basis, with the remainder priced on a fixed-price basis. Net revenues from time-and-materials contracts accounted for 83.8%, 84.5%, 86.3% and 81.5% of our total net revenues in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively.

        We derive our net revenues from a combination of onshore and offshore delivery. We categorize revenues from onshore work in the U.S. and Japan as onshore revenues. For the year ended December 31, 2007, 2008 and 2009, our onshore revenues accounted for 39.6%, 29.8% and 22.3% of our net revenues, respectively, and 17.7% of our total net revenues in the nine months ended September 30, 2010.

Cost of Revenues, Gross Profit and Gross Margin

        The following table sets forth our total net revenues, cost of revenues, gross profit and gross margin for the periods indicated:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Total	% of Total Net Revenues	Total	% of Total Net Revenues	Total	% of Total Net Revenues	Total	% of Total Net Revenues	Total	% of Total Net Revenues
	(dollars in thousands, except for percentages)
Total net revenues	$63,051	100.0%	$100,720	100.0%	$91,456	100.0%	$65,456	100.0%	$104,085	100.0%
Cost of revenues	47,435	75.2%	70,295	69.8%	58,759	64.2%	42,124	64.4%	65,575	63.0%
Gross profit and gross margin	15,616	24.8%	30,425	30.2%	32,697	35.8%	23,332	35.6%	38,510	37.0%

  Cost of Revenues

        The principal components of our cost of revenues are salaries and other compensation expenses, including share-based compensation expenses, for employees directly responsible for the performance of client services. Salary and compensation expenses for senior management employees who are not directly responsible for the performance of client services, business development personnel and other personnel involved in support functions are included in operating expenses. Salaries and other compensation expenses of our professionals are allocated to cost of revenues regardless of whether they are actually performing services during a given period.

        Wage levels for our professionals in China are generally lower than those in client locations such as the U.S. and Japan. Moreover, wage levels vary across different regions of China, with wage levels generally being higher in more developed cities such as Beijing, Dalian, Shanghai and Shenzhen. As a result, our cost of revenues is significantly affected by the location from which we deliver services. We have begun to develop, and plan to continue developing, offshore delivery centers in cities with relatively lower wage levels, such as in

Wuxi, and have increased the proportion of our professionals in offshore delivery centers in cities with lower wage levels.

        Other expenses included in cost of revenues include travel expenses, facilities and depreciation and overhead cost related to the delivery of services, as well as costs of technical subcontractors, computer and data communications equipment maintenance costs and amortization of intangible assets acquired in business acquisitions.

  Gross Profit and Gross Margin

        Gross profit is equal to net revenues less cost of revenues. Gross margin is equal to gross profit as a percentage of net revenues. Our gross profit and gross margin are affected by factors which affect our net revenues, such as overall demand for outsourced technology services, and cost of revenues, such as wage levels. Changes in our gross profit and gross margin are also driven by factors such as, but are not limited to, our ability to efficiently implement the delivery process improvements to optimize the mix of services delivered onshore versus offshore and maintain the appropriate staffing levels, changes in pricing terms and variation in the duration, type, size, timing and scope of our engagements.

        Our gross margin for both IT services and research and development services generally improved from 2007 to 2009 and into 2010. This is primarily due to our continued efforts to improve our service delivery processes. Our total net revenues from services provided offshore, which generate higher gross margin due to the lower cost base, increased from 60.4% in 2007 to 70.2% in 2008, to 77.7% in 2009 and to 82.3% in the nine months ended September 30, 2010. Our efforts to develop offshore delivery centers in China, especially in cities with relatively lower wage levels, have allowed us to decrease the overall compensation expenses related to our professionals. We have also implemented more stringent cost control measures to control the number of employees that are not assigned on client projects, thereby improving the efficiency of our operations.

        We experienced a slight decrease in billing rates in 2009 as a result of the global economic crisis. Although we have not experienced significant improvement in billing rates, in the nine months ended September 30, 2010, we were able to adjust the scope of our engagement with clients to support their operations during the global economic crisis that partially offset the effect of such decrease in billing rates, such as in the mix of our onshore and offshore delivered services and the mix of experience levels of employees on the engagement. Our overall gross margin was also favorably affected by an increase in the portion of our net revenues derived from research and development services, which generally generate higher gross margin than our IT services.

Operating Expenses

        Our operating expenses principally consist of selling and marketing expenses and general and administrative expenses. The following sets forth our general and administrative expenses and selling and marketing expenses for the periods indicated:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Total	% of Total Net Revenues	Total	% of Total Net Revenues	Total	% of Total Net Revenues	Total	% of Total Net Revenues	Total	% of Total Net Revenues
	(dollars in thousands, except for percentages)
General and administrative expenses	$12,617	20.0%	$19,010	18.9%	$18,981	20.8%	$14,084	21.5%	$18,748	18.0%
Selling and marketing expenses	5,599	8.9%	8,345	8.3%	5,968	6.5%	4,180	6.4%	6,704	6.4%
Change in fair value of contingent consideration	—	—	—	—	—	—	—	—	564	5.4%

  General and Administrative Expenses

        General and administrative expenses consist primarily of salaries and other compensation expenses of management, legal and audit fees, utilities, ongoing information technology, telecommunications and other systems costs, and other administrative costs not related to the delivery of services. General and administrative expenses also include an allocation of our share-based compensation charges based on the nature of work that certain employees were assigned to perform.

        Our general and administrative expenses have increased primarily as a result of our expanding operations and the hiring of a number of senior executive and management staff to support our growth. We expect our general and administrative expenses to continue to increase in absolute terms as our business expands but will generally remain steady or slightly decrease as a percentage of our net revenues.

  Selling and Marketing Expenses

        Selling and marketing expenses consist primarily of salaries, commissions and other compensation expenses relating to our sales and marketing personnel, travel, brand building, and other expenses relating to our marketing activities. Our selling and marketing expenses have risen significantly in the past due to our increased business development and marketing activities, as well as our expansion into research and development services.

        Our selling and marketing expenses in 2007, 2008 and 2009 and the nine months ended September 30, 2010 included amortization of intangible assets acquired in our recent acquisitions of $1.7 million, $1.6 million, $60,000 and $0.5 million, respectively. The intangible assets primarily consist of the value of the acquired client base and contract backlog. As a result of intangible asset and goodwill impairment charges that were recognized in 2008, non-cash amortization of intangible assets included in selling and marketing expenses decreased significantly in 2009 as compared to 2008. Our selling and marketing expenses excluding amortization of intangible assets were $3.9 million, $6.8 million and $5.9 million in 2007, 2008 and 2009, respectively, and $6.3 million for the nine months ended September 30, 2010.

        We anticipate our sales and marketing expenses will continue to increase as we continue to build sales and marketing teams in our target markets, primarily in China.

  Change in fair value of contingent consideration

        In connection with the acquisitions of AllianceSPEC Pte Ltd., Horizon and Echo Lane, we agreed to pay additional performance-based cash consideration, which was recorded at estimated fair value at the acquisition date and subsequently remeasured to fair value in each reporting period until settlement. As of September 30, 2010, the change in fair value of the contingent consideration, excluding the addition to contingent consideration from new acquisitions, was approximately $0.6 million, with a corresponding charge in earnings.

Other Income and Expenses

        Other income and expenses consists primarily of interest income and expenses and changes in the fair values of warrants and foreign currency forward contracts. The change in fair value of warrants of $2.4 million in 2007 resulted from our issuance in 2004 of warrants allowing the holders to acquire an aggregate of 2,000,000 of our series A convertible redeemable preferred shares and 36,000,000 of our Series A-1 convertible redeemable preferred shares upon payment of an exercise price $0.05 per share and $0.25 per share, respectively. The warrants were financial liabilities and are reported separately at fair value upon initial recognition and subsequently marked to market with the change in fair value recognized in earnings. These warrants were exercised in full in 2007 and, as a result, no charge was recognized after 2007.

Acquisitions

        Historically, business acquisitions allow us to acquire additional expertise and capabilities and expand our client base and presence in key client locations, such as the United States. The financial results for our acquired businesses are consolidated in our operating results for periods after the acquisition. Therefore, our financial results in corresponding prior periods may not be directly comparable. Our acquisitions in 2007 occurred in late 2007 and contributed $0.6 million and $10.6 million to our net revenues in 2007 and 2008, respectively. Our acquisitions in 2009 occurred in the second half of the year contributed $1.4 million to our net revenues in 2009. Our acquisitions in the nine months ended September 30, 2010 contributed $3.2 million to our net revenues in that period.

        Our acquisitions since 2007 include:

  •
  Shanghai Shinko Computer Technology Co., Ltd., an outsourcing technology center for a new key client, Kobe Steel Ltd.;

  •
  T-est, a Singapore-based research and development services provider;

  •
  Daemoyrod, an Oracle application software implementation and support specialist with operations in the United States and Mexico;

  •
  a business process support team from AIA Information Technology (Guangzhou) Co., Ltd.;

  •
  the testing business of MG Digital Pte Ltd., a Singapore-based research and development services provider;

  •
  AllianceSPEC, a professional IT transaction system testing company based in Singapore;

  •
  Horizon Information, a professional IT testing company based in China;

  •
  Echo Lane, a professional consulting services firm in the U.S. with expertise in cloud computing;

  •
  ISL, a Japan-based IT consulting firm specializing in IT systems for insurance companies; and

  •
  substantially all of the businesses and assets of Besure, a China-based IT services firm specializing in SAP consulting and implementation services.

For additional information on these and other acquisitions, see "Our Corporate Structure—Our History."

        We anticipate that selective acquisitions will increase our scale, geographic presence and service offerings, expand our capabilities, and continue to be a significant source of revenue growth. Acquisition-related challenges include quickly and effectively integrating the acquired business and services into our existing business and service offerings and retaining acquired clients and employees. As a result, we may not realize the benefits of our acquisitions as soon as anticipated or at all. Also, these challenges become more difficult as we expand our business from primarily operating in China to operating on a global basis.

        We had goodwill of $10.3 million, $5.9 million, $10.2 million and $14.8 million as of December 31, 2007, 2008 and 2009 and September 30, 2010, respectively. We had acquisition-related intangible assets of $6.9 million, nil, $1.9 million and $3.4 million as of December 31, 2007, 2008 and 2009 and September 30, 2010, respectively. We have and will continue to incur amortization expenses as we amortize acquired intangible assets over their estimated useful life. For additional information, see notes 7 and 8 to our audited consolidated financial statements included elsewhere in this prospectus. We do not amortize our goodwill but test it periodically for impairment. Impairment to our intangible assets and goodwill may adversely affect our results of operations. For example, in 2008, we recorded an impairment charge of $5.8 million in 2008 on acquired intangible assets and $4.8 million on goodwill. For additional information, see "—Operating Expenses—Impairment of Intangible Assets and Goodwill" and "Risk Factors—Risk Factors Relating to Our Business— If we are not successful in integrating and managing our past and future strategic acquisitions, our business and results of operations may suffer and we may incur exceptional expenses or write-offs."

Income Taxes

        The current and deferred components of income tax expense (benefit) were as follows for the periods indicated:

	Year Ended December 31,
	2007	2008	2009
	(dollars in thousands)
Current
- PRC and Hong Kong income tax expense	$262	$464	$1,692
- Japan income tax expense	27	128	50
- U.S. income tax expense	878	—	—
- Singapore income tax expense	8	8	107
Deferred
- PRC and Hong Kong income tax expense (benefit)	121	(287)	(100)
- Japan income tax expense (benefit)	29	15	(222)
- U.S. income tax benefit	(576)	(872)	(420)
- Singapore income tax expense (benefit)	21	(159)	(46)

Income tax expense (benefit)	$770	$(703)	$1,061

        Under the current laws of the Cayman Islands, our listed company, which was incorporated in the Cayman Islands, is not subject to taxation on its income or capital gains. However, there is a risk that we may be treated as resident in the PRC for tax purposes. See "Risk Factors—Risk Factors Relating to China—Under the New EIT Law, we may be classified as a "resident enterprise" of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders."

        DMK International, HiSoft Envisage and HiSoft Wave are established in the U.S. and are subject to U.S. federal income taxes at graduated rates ranging from 15% to 39% and state income taxes of 6%, 8.84% and 1%, respectively.

        Our PRC subsidiaries were subject to standard income tax rates of 33% for 2007 and 25% for 2008 and 2009. However, a number of our PRC subsidiaries enjoy various preferential treatments that have resulted in lower tax rates. See note 13 to our audited consolidated financial statements for additional information. Also see "Risk Factors—Risk Factors Relating to China—The discontinuation of any of the preferential tax treatments available to us in China could materially and adversely affect our results of operations and financial condition."

        On April 21, 2010, the State Administration of Taxation issued Circular 157—Further Clarification on Implementation of Preferential EIT Rate during Transition Periods, or Circular 157. Circular 157 seeks to provide additional guidance on the interaction of certain preferential tax rates under the transitional rules of the New EIT Law. Prior to Circular 157, we understood that if a high and new technology enterprise, or HNTE, entity was in a tax holiday period, where it was entitled to a 50% reduction in the tax rate, and it was also entitled to the 15% HNTE preferential tax rate, it would be entitled to pay tax at the rate of 7.5%. Circular 157 appears on its face to have the effect that such an entity is entitled to pay tax at either the lower of 15% or 50% of the standard PRC tax rate (i.e., currently 25%). However, based on the interpretation of Circular 157 from the relevant local tax authorities, we believe that entities that qualify as HNTEs and which are registered in the Zhongguancun High and New Technology Industrial Zones of Beijing, will continue to pay tax at the rate of 7.5%. Since HiSoft Beijing is an HNTE registered in the Zhongguancun High and New Technology Industrial Zones of Beijing, we do not believe that Circular 157 has any effect on its tax position. See "Risk Factors—Risk Factors Relating to China—The discontinuation of any of the preferential tax treatments available to us in China could materially and adversely affect our results of operations and financial condition."

        Our effective tax rate increased from 6.5% in 2008 (when we recorded a net loss and had a significant charge in respect of the impairment of goodwill that was non-tax deductible) to 12.6% in 2009. Assuming we continue to enjoy certain preferential tax rates for our PRC subsidiaries, we expect our effective tax rate for 2010 to be substantially similar to that in 2009.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2009 and 2010. This information should be read together with our audited consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	(dollars in thousands, except for percentages)
Summary Consolidated Statements of Operating Data
Net revenues	$63,051	100.0%	$100,720	100.0%	$91,456	100.0%	$65,456	100.0%	$104,085	100.0%
Cost of revenues (1)(2)	47,435	75.2%	70,295	69.8%	58,759	64.2%	42,124	64.4%	65,575	63.0%

Gross profit	15,616	24.8%	30,425	30.2%	32,697	35.8%	23,332	35.6%	38,510	37.0%

Operating expenses:
General and administrative (2)	12,617	20.0%	19,010	18.9%	18,981	20.8%	14,084	21.5%	18,748	18.0%
Selling and marketing (1)(2)	5,599	8.9%	8,345	8.3%	5,968	6.5%	4,180	6.4%	6,704	6.4%
Offering expenses	—	—	3,782	3.8%	—	—	—	—	—	—
Impairment of intangible assets	—	—	5,760	5.7%	—	—	—	—	—	—
Impairment of goodwill	—	—	4,784	4.7%	—	—	—	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	—	—	564	0.5%

Total operating expenses	18,216	28.9%	41,681	41.4%	24,949	27.3%	18,264	27.9%	26,016	25.0%

(Loss)/income from operations	(2,600)	(4.1)%	(11,256)	(11.2)%	7,748	8.5%	5,068	7.7%	12,494	12.0%

Other income (expenses):
Interest expense	(493)	(0.8)%	(58)	(0.1)%	(57)	(0.1)%	(12)	(0.0)%	(20)	(0.0)%
Interest income	493	0.8%	722	0.7%	567	0.6%	416	0.6%	759	0.7%
Change in fair value of warrant	2,387	3.8%	—	—	—	—	—	—	—	—
Change in fair value of foreign-currency forward contract	101	0.1%	(253)	(0.2)%	166	0.2%	151	0.2%	(15)	(0.0)%

Total other income	2,488	3.9%	411	0.4%	676	0.7%	555	0.8%	724	0.7%

Net (loss)/income from continuing operations before income tax (expense) benefit	(112)	(0.2)%	(10,845)	(10.8)%	8,424	9.2%	5.623	8.6%	13,218	12.7%
Income tax (expense) benefit	(770)	(1.2)%	703	0.7%	(1,061)	(1.2)%	(707)	(1.1)%	(1,687)	(1.6)%

Net (loss)/income from continuing operations	(882)	(1.4)%	(10,142)	(10.1)%	7,363	8.1%	4,916	7.5%	11,551	11.1%

Net loss on discontinued operation	(38)	(0.1)%	(569)	(0.6)%	—	—	—	—	—	—

Net (loss)/income	$(920)	(1.5)%	$(10,711)	(10.6)%	$7,363	8.1%	$4,916	7.5%	$11,531	11.1%

(1)
Includes acquisition-related amortization of intangible assets totaling $1.9 million, $1.6 million and $0.1 million in 2007, 2008 and 2009, respectively, and $5,000 and $0.6 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$152	$50	$16	$—	$141
Operating expenses:
Selling and marketing	1,716	1,565	60	5	450

(2)
Includes share-based compensation charges totaling $1.5 million, $1.8 million and $1.1 million in 2007, 2008 and 2009, respectively, and $0.7 million and $2.9 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$268	$362	$321	$243	$466
Operating expenses:
General and administrative	1,214	1,405	720	428	2,195
Selling and marketing	8	35	56	5	220

Comparison of Nine Months Ended September 30, 2009 and Nine Months Ended September 30, 2010

  Net Revenues

        Total net revenues increased by $38.6 million, or 59.0%, from $65.5 million in the nine months ended September 30, 2009 to $104.1 million in the nine months ended September 30, 2010, primarily due to increased business activity among our existing clients as a result of improved macroeconomic conditions since the global economic crisis. The economic crisis that began in late 2008 had resulted in a slowdown of business activity and lower demand for technology outsourcing services, especially for IT services from our clients in the BFSI industry, in the first half of 2009. The increase in net revenues was also partially due to total net revenues of $3.2 million contributed by Horizon, Echo Lane and ISL which we acquired in the nine months ended September 30, 2010.

  Cost of Revenues

        Total cost of revenues increased by $23.5 million, or 55.7%, from $42.1 million in the nine months ended September 30, 2009 to $65.6 million in the nine months ended September 30, 2010. The increase was in line with the growth in our net revenues for the same period and was primarily due to an increase in compensation expenses for our professionals and other employees as a result of increased headcount at our delivery centers. Cost of revenues as a percentage of our total net revenues decreased from 64.4% in the nine months ended September 30, 2009 to 63.0% for the nine months ended September 30, 2010.

  Gross Profit and Gross Margin

        As a result of the foregoing, gross profit increased by $15.2 million, or 65.1%, from $23.3 million in the nine months ended September 30, 2009 to $38.5 million in the nine months ended September 30, 2010. Our continued efforts to improve our service delivery processes resulted in an improvement in our gross margin from 35.6% in the nine months ended September 30, 2009 to 37.0% in the same period of 2010.

  Operating Expenses

        Our total operating expenses increased by $7.8 million, or 42.4%, from $18.3 million in the nine months ended September 30, 2009 to $26.0 million in the nine months ended September 30, 2010.

        General and administrative expenses.    Our general and administrative expenses increased by $4.7 million, or 33.1%, from $14.1 million in the nine months ended September 30, 2009 to $18.7 million in the nine months ended September 30, 2010, largely due to an increased number of recruiting and training personnel, and $1.8 million in share-

based compensation expense. General and administrative expenses as a percentage of our total net revenues decreased from 21.5% in the nine months ended September 30, 2009 to 18.0% in the nine months ended September 30, 2010 as the increase in general and administrative expenses was outpaced by the increase in our total net revenues.

        Selling and marketing expenses.    Our selling and marketing expenses increased by $2.5 million, or 60.4%, from $4.2 million in the nine months ended September 30, 2009 to $6.7 million in the nine months ended September 30, 2010. This increase was primarily due to an enlarged sales force, particularly in China, as macro-economic conditions improved and demand for our services recovered. Selling and marketing expenses as a percentage of our total net revenues was 6.4% in each of the nine months ended September 30, 2009 and 2010.

        Change in Fair Value of Contingent Consideration.    The change in fair value of contingent consideration increased to $0.6 million in the nine months ended September 30, 2010 from nil in the nine months ended September 30, 2009. This increase was primarily due to the acquisitions in December 2009 and the nine months ended September 30, 2010.

  Other Income

        Other income was $0.7 million in the nine months ended September 30, 2010 compared to $0.6 million in the nine months ended September 30, 2009. The increase was primarily due to an increase of interest income in the nine months ended September 30, 2010 as a result of an increase in cash and cash equivalents from the net proceeds of our initial public offering.

  Income Tax (Expense) Benefit

        We incurred an income tax expense of $1.7 million in the nine months ended September 30, 2010 compared to an income tax expense of $0.7 million in the nine months ended September 30, 2009. This increase in our income tax expense was primarily due to an increase in our net income from continuing operations before income tax in the nine months ended September 30, 2010.

  Net Income

        As a result of the foregoing, our net income increased to $11.5 million in the nine months ended September 30, 2010 from net income of $4.9 million in the nine months ended September 30, 2009.

Comparison of 2008 and 2009

  Net Revenues

        Total net revenues decreased by $9.2 million, or 9.2%, from $100.7 million in 2008 to $91.5 million in 2009, primarily due to the global economic crisis that began in late 2008, which resulted in a slowdown of business activity and lower demand for technology outsourcing services, especially for IT services from our clients in the BFSI industry. This decrease was partially offset by a continued increase in demand for research and development services, which is tied to clients' product development cycles and was less affected by the economic downturn in 2009.

  Cost of Revenues

        Total cost of revenues decreased by $11.5 million, or 16.4%, from $70.3 million in 2008 to $58.8 million in 2009. Cost of revenues as a percentage of our total net revenues decreased from 69.8% in 2008 to 64.2% in 2009. The decrease in our cost of revenues and in our cost of revenues as a percentage of our total net revenues during this period was primarily due to continued improvement in our service delivery processes, as a result of (i) a higher portion of services performed offshore in China in 2009 as compared to 2008, (ii) a decrease in our overall compensation expenses consistent with the decrease in our net revenues, and (iii) a larger portion of professionals employed in delivery centers located in cities in China with relatively lower wages and reduced headcount at delivery centers located in cities with relatively higher wages.

  Gross Profit and Gross Margin

        As a result of the foregoing, gross profit increased by $2.3 million, or 7.5% from $30.4 million in 2008 to $32.7 million in 2009.

  Operating Expenses

        Our total operating expenses decreased by $16.8 million, or 40.1%, from $41.7 million in 2008 to $24.9 million in 2009. This decrease was primarily due to impairment of intangible assets in 2008 of $5.8 million and impairment of goodwill expense in 2008 of $4.8 million related to the global economic downturn that began in 2008, which negatively affected the carrying value of acquired intangible assets and goodwill that we did not experience in 2009. The decrease in operating expenses was also due to $3.8 million in offering expenses in 2008 that we did not incur in 2009 and a decrease of $2.3 million in selling and marketing expenses in 2009 as compared to 2008.

        General and administrative expenses.    Our general and administrative expenses remained relatively stable at $19.0 million in 2008 and 2009. The number of general and administrative personnel increased in 2009 but was offset by cost controls implemented in response to the global economic downturn. General and administrative expenses as a percentage of our total net revenues increased from 18.9% in 2008 to 20.8% in 2009.

        Selling and marketing expenses.    Our selling and marketing expenses decreased by $2.3 million, or 28.5%, from $8.3 million in 2008 to $6.0 million in 2009. This decrease was primarily due to a decrease in amortization of intangible assets from $1.6 million in 2008 to $58,000 in 2009 and, to a lesser extent, a decrease in business activity. Selling and marketing expenses as a percentage of our total net revenues decreased from 8.3% in 2008 to 6.5% in 2009. Excluding amortization of intangible assets, selling and marketing expenses as a percentage of our total net revenues decreased from 6.7% in 2008 to 6.5% in 2009.

        Offering expenses.    We recorded offering expenses of $3.8 million in 2008. The preparation of our initial public offering, which began in 2007, was postponed in 2008 due to the change in market conditions. Costs incurred to that time which had been deferred were then recorded as an expense in 2008. We did not incur any offering expenses in 2009.

        Impairment of intangible assets.    We recorded an impairment of intangible assets in 2008 of $5.8 million but did not record such impairment in 2009. The impairment was recorded due to lower than expected sales and profits in 2008 from our acquisition of HiSoft Beijing, Envisage Solutions, Wave and T-est, as a result of the global economic downturn that began in 2008.

        Impairment of goodwill.    We recorded an impairment of goodwill in 2008 of $4.8 million but did not record such impairment in 2009. The impairment was recorded due to the economic downturn that began in 2008 and decreased the fair value of certain acquired entities.

  Other Income

        Other income increased by $0.3 million, or 64.5%, from $0.4 million in 2008 to $0.7 million in 2009. This increase was primarily attributable to a loss of $0.3 million resulting from foreign-currency forward contracts in 2008 as compared to a gain of $0.2 million in 2009.

  Income Tax (Expense) Benefit

        We incurred an income tax expense of $1.1 million in 2009 compared to our income tax benefit of $0.7 million in 2008. We recognized tax benefits in 2008 primarily as a result of impairment charges on intangible assets and goodwill incurred in 2008.

  Net (Loss) Income from Continuing Operations

        As a result of the foregoing, we generated a net income of $7.4 million from continuing operations in 2009 while we incurred a net loss of $10.1 million in 2008.

  Net Loss on Discontinued Operations

        In 2008, we sold our entire equity interest in Dalian Haihui Software Training Center, or the Training Center, to an entity designated by Mr. Yuanming Li, our former chairman. We recorded a net loss of $0.6 million on the disposal of the Training Center in 2008.

  Net (Loss) Income

        As a result of the foregoing, we generated a net income of $7.4 million in 2009 while we incurred a net loss of $10.7 million in 2008.

Comparison of 2007 and 2008

  Net Revenues

        Total net revenues increased by $37.6 million, or 59.7%, from $63.1 million in 2007 to $100.7 million in 2008, primarily due to growth in the number of our clients, including the addition of a new major IT services client in the last quarter of 2007, increase in the size of our engagements with existing clients, and revenue contribution from T-est and Daemoyrod, which we acquired at the end of 2007. Total net revenues contributed by T-est and HiSoft Wave in 2008 were $10.6 million. The increase in total net revenues was partially offset by the global economic crisis that began in late 2008, which resulted in a downturn in business activity and lower demand for technology outsourcing services.

  Cost of Revenues

        Total cost of revenues increased by $22.9 million, or 48.2%, from $47.4 million in 2007 to $70.3 million in 2008. Growth in our cost of revenues during this period was primarily due to an increase in overall compensation expenses as a result of an increase in the volume of services we provided in 2008, including as a result of our acquisitions of T-est and Daemoyrod. Cost of revenues as a percentage of our total net revenues decreased from 75.2% in 2007 to 69.8% in 2008. This decrease was primarily due to the continued improvement in our service delivery processes, including a higher portion of services performed offshore in China in 2008 as compared to 2007.

  Gross Profit and Gross Margin

        As a result of the foregoing, gross profit increased by $14.8 million, or 94.9%, from $15.6 million in 2007 to $30.4 million in 2008. Our gross margin increased from 24.8% in 2007 to 30.2% in 2008.

  Operating Expenses

        Operating expenses increased by $23.5 million, or 128.8%, from $18.2 million in 2007 to $41.7 million in 2008. This increase was due in part to increases in general and administrative expenses and selling and marketing expenses in connection with the expansion of our operations in 2008. The increase in operating expenses was also partially due to an impairment of intangible assets in 2008 of $5.8 million and an impairment of goodwill expense in 2008 of $4.8 million related to the global economic downturn that began in 2008 and negatively affected the carrying value of the acquired intangible assets and goodwill. In addition, we recorded offering expenses of $3.8 million in 2008.

        General and administrative expenses.    Our general and administrative expenses increased by $6.4 million, or 50.7%, from $12.6 million in 2007 to $19.0 million in 2008, primarily due to the expansion of our management and support operations, as well as an increase in the number of our overseas offices due to the acquisition of T-est in Singapore and HiSoft Wave in the U.S. General and administrative expenses as a percentage of our total net revenues decreased from 20.0% in 2007 to 18.9% in 2008.

        Selling and marketing expenses.    Our selling and marketing expenses increased by $2.7 million, or 49.0%, from $5.6 million in 2007 to $8.3 million in 2008. This increase was primarily due to the expansion of our sales and marketing team and the increased travel, both international and domestic, for business development purposes. Selling and marketing expenses as a percentage of our total net revenues decreased from 8.9% in 2007 to 8.3% in 2008. Selling and marketing expenses in 2007 and 2008 included amortization of intangible assets charges of $1.7 million and $1.6 million, respectively, primarily related to amortization of intangible assets following our acquisition of Envisage Solutions, T-est and Daemoyrod. After deducting the amortization of intangible assets charges, selling and marketing expenses as a percentage of our total net revenues increased from 6.2% in 2007 to 6.7% in 2008.

        Offering expenses.    We recorded offering expenses of $3.8 million in 2008. The preparation of our initial public offering, which began in 2007, was postponed in 2008 due to the change in market conditions, and costs incurred were recorded as an expense.

        Impairment of intangible assets.    We recorded an impairment of intangible assets in 2008 of $5.8 million but did not record such impairment in 2007. The impairment was recorded due to lower than expected sales and profits in 2008 from our acquisition of HiSoft Beijing, Envisage Solutions, Wave and T-est, as a result of the global economic downturn that began in 2008.

        Impairment of goodwill.    We recorded an impairment of goodwill in 2008 of $4.8 million but did not record such impairment in 2007. The impairment was recorded due to the economic downturn that began in 2008 and the decrease in the fair value of certain acquired entities.

  Other Income

        Other income decreased by $2.1 million, or 83.5%, from $2.5 million in 2007 to $0.4 million in 2008. This decrease was primarily due to income of $2.4 million in 2007 relating to a change in fair value of warrants to purchase our series A and series A-1 preferred shares that we did not experience in 2008. In August 2007, these warrants were exercised in their entirety.

  Income Tax (Expense) Benefit

        We incurred income tax expense of $0.8 million in 2007 as compared to an income tax benefit of $0.7 million in 2008, primarily due to tax benefits recognized as a result of impairment charges on intangible assets and goodwill incurred in 2008.

  Net Loss from Continuing Operations

        As a result of the foregoing, net loss from continuing operations increased to $10.1 million in 2008 from $0.9 million in 2007.

  Net Loss on Discontinued Operations

        We recorded a net loss of $0.6 million on the disposal of the Training Center in 2008, an increase from the $38,000 recorded in 2007.

  Net Loss

        As a result of the foregoing, our net loss increased to $10.7 million in 2008 from a net loss of $0.9 million in 2007.

Critical Accounting Policies

        The preparation of our consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our management has discussed the development, selection and disclosure of these estimates with our board of directors. Actual results may differ from these estimates under different assumptions or conditions.

        An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following critical accounting policies are the most sensitive and require more significant estimates and assumptions used in the preparation of our consolidated financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

  Revenue Recognition

        We make certain judgments regarding the method of recognizing revenue, costs and time required to complete projects for our clients.

        Arrangements for technology outsourcing services are either performed on a time-and-materials or fixed-price basis.

        Revenues from time-and-materials contracts are recognized as billable services as rendered. The client is billed for related services based on pre-agreed charge rates. There are no significant assumptions related to time-and-material arrangements.

        Revenues from fixed-price contracts are recognized using the proportional performance method as determined by the proportion of the contract costs incurred to date relative to the estimated total contract costs at completion. Estimated contract costs are determined based on budgets that are reviewed monthly and revised as necessary. We review the estimated revenues and estimated costs on each project at the end of each reporting period. Any revisions to existing estimates are made when required by members of management having the relevant authority. As part of the review process, our management regularly compares and analyzes the actual costs and the estimate of costs to complete the projects to the original estimated costs and the total contract price with revisions to estimates reflected in the period in which changes become known. To date, we have not incurred a material loss on any contracts executed on a fixed-price basis. However, our policy is to make provisions for estimated losses on such engagements during the period in which a loss becomes probable and can be reasonably estimated.

        Reimbursable out-of-pocket expenses and material costs are recognized as revenues when billed.

  Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a certain period, we must include an expense within the tax provision in the statement of operations.

        Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

        U.S. GAAP requires that the impact of an uncertain income tax position on the income tax return be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. If we ultimately determine that the payment of these liabilities will be unnecessary, we will reverse the liability and recognize a tax benefit during that period. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than we expect the ultimate assessment to be. As of January 1, 2007, we recognized a $1.0 million liability for unrecognized tax benefits which was accounted for as a reduction to the balance of retained earnings. We recognized $84,000 in interest and penalties as part of our income taxes for the year ended December 31, 2007. During the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010, there was no change in our unrecognized tax benefits.

        Uncertainties exist with respect to how the New EIT Law applies to our overall operations, and more specifically, with regard to our tax residency status. The New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for PRC income tax purposes if their "de facto management bodies" are within the PRC. The Implementation Rules define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise." Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, we do not believe that our legal entities organized outside the PRC should be treated as residents under the New EIT Law. If one or more of our legal entities organized outside the PRC were characterized as PRC tax residents, the impact would adversely affect our results of operations. See "Risk Factors—Risk Factors Relating to China—Under the New EIT Law, we may be classified as a "resident enterprise" of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders."

  Accounts Receivable

        We establish an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific clients. We consider the following factors when determining the collectability of specific accounts: credibility of the client, age of the receivables and other specific circumstances related to the accounts. We conduct credit evaluations of clients and generally do not require collateral or other security from our clients. If the frequency and amount of client defaults change due to our clients' financial condition or general economic conditions, our allowance for uncollectible accounts may require adjustment. As a result, we continuously monitor outstanding receivables and adjust allowance for accounts where collection may be in doubt.

  Goodwill and Intangible Assets

        Goodwill represents the cost of an acquired business in excess of the fair value of identifiable tangible and intangible net assets purchased. We generally seek the assistance of an independent valuation firm in determining the fair value of the identifiable tangible and intangible net assets of the acquired business.

        There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use the income method. This method starts with a forecast of all of the expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method or other methods include the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset's life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory or economic barriers to entry. Determining the useful life of an intangible asset also requires judgment as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives.

        We test goodwill for impairment on an annual basis. In this process, we rely on a number of factors, including operating results, business plans as well as future cash flows. Recoverability of goodwill is evaluated using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

        For the year 2008, we recognized an impairment loss of goodwill of $4.8 million. The goodwill allocated to the HiSoft Envisage, T-est and HiSoft Wave reporting units was determined to be impaired. We applied the income approach and used the following critical assumptions in determining the fair value of the reporting unit:

  •
  The total revenue growth was projected at a CAGR of 18.3% for 2010 to 2013, which is within the range of comparable companies at the time of valuation.

  •
  In the projection period, the cost of revenues as a percentage of net revenues would be stabilized at 61.5%.

  •
  Operating expenses, including selling and marketing expenses and general and administrative expenses as a percentage of net revenues were expected to decrease in the projection period.

  •
  The fixed asset and capital expenditures as a percentage of net revenues in the projection period were within the range of comparable companies.

  •
  The working capital requirement to net revenues ratio was assumed to be 6.6% in 2014.

  •
  A perpetual growth rate after 2014 was assumed at 3% per year.

  •
  The weighted average cost of capital, or WACC, used in the calculation was 20%.

  •
  There will be no major changes in the existing political, legal, fiscal and economic conditions in countries in which the reporting unit will carry on its business or to which it exports or from which it imports or sources supplies.

  •
  There will be no major changes in the current taxation law in countries in which the reporting unit operates, that the rates of tax payable remain unchanged and that all applicable laws and regulations will be complied with.

        Having determined that the carrying value of the reporting unit was in excess of its fair value, we undertook a theoretical purchase price allocation to determine the amount of goodwill and compared it to the theoretical amount and wrote the goodwill down accordingly.

        For the year 2009, we performed the impairment assessment for goodwill for all reporting units which have goodwill. The fair value of the reporting units is substantially higher than their carrying value. Therefore, we recognized no impairment loss of goodwill in 2009.

        Intangible assets with determinable useful lives are amortized either on a straight-line basis or using an accelerated method in the case of customer relationships.

        We evaluate intangible assets with determinable useful life for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of long-lived assets to be held and used is measured as part of a cash generating unit by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

        Estimates of fair value result from a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions at a point in time. The judgments made in determining an estimate of fair value can materially impact our results of operations. The valuations are based on information available as of the impairment review date and are based on expectations and assumptions that have been deemed reasonable by management. Any changes in key assumptions, including unanticipated events and circumstances, may affect the accuracy or validity of such estimates and could potentially result in an impairment charge.

        For the year 2008, we performed the impairment assessment for long-lived assets prior to performing the goodwill impairment test because some of our acquired businesses had not generated the results we expected at the time of acquisition. We recognized an impairment loss of intangible assets of $5.8 million.

Fair Value of Our Common Shares

        Prior to our initial public offering, we were a private company with no quoted market prices for our common shares. We therefore needed to make estimates of the fair value of our common share at various dates for the purpose of:

  (i)
  determining the fair value of our common shares at the date of acquisition when we acquired another entity and the consideration given includes our common shares; and

  (ii)
  determining the fair value of our common shares at the date of the grant of a share-based compensation award to our employees as one of the inputs into determining the grant date fair value of the award.

        The fair value of the common shares was determined with the assistance of American Appraisal China Limited, or American Appraisal, an independent third party valuation firm. The valuation reports from American Appraisal have been used as part of our analysis in reaching our conclusion on share values. We reviewed the valuation methodologies used by American Appraisal and believe the methodologies used are appropriate and the valuation results are representative of the fair value of our common shares.

        Following our initial public offering, the fair value of our common shares is determined by reference to the trading prices of our ADSs on the Nasdaq Global Market.

        The following table sets forth the fair value of our common shares estimated using contemporaneous valuations with the assistance of American Appraisal at the times indicated below.

Date	Fair Value	Purpose of Valuation
May 31, 2007	$0.13	Envisage Solutions earn-out payment
December 1, 2007	$0.27	Acquisition of T-est
December 31, 2007	$0.28	Acquisition of HiSoft Wave
April 1, 2008	$0.24	Employee share option grant
July 1, 2008	$0.28	Employee share option grant
October 1, 2008	$0.28	Employee share option grant
January 1, 2009	$0.25	Employee share option and nonvested share grants
April 1, 2009	$0.27	Employee share option and nonvested share grants
July 1, 2009	$0.28	Employee share option grant
August 1, 2009	$0.29	Employee nonvested share grant
December 1, 2009	$0.31	Acquisition of AllianceSPEC
January 1, 2010	$0.39	Employee share option and nonvested share grants
February 1, 2010	$0.47	Employee nonvested share grant
April 1, 2010	$0.62	Employee share option grant
May 1, 2010, June 1, 2010 and June 8, 2010*	$0.63	Employee share option and nonvested share grants

*
We determined the fair value of our common shares as of May 1, 2010, June 1, 2010 and June 8, 2010 using the mid-point of the estimated price range of our initial public offering, as set forth on the cover page of our preliminary prospectus dated June 17, 2010.

        To determine the fair value of our common shares at various other dates for the purpose of acquisitions or awards of share-based compensation, we estimated the fair value of our common shares by reference to a recent valuation performed by American Appraisal.

        American Appraisal used a combination of (i) the discounted cash flow, or DCF, approach and (ii) the market approach to assess the fair value of common shares from 2007 to April 2010. The determination of the fair value of our common shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of each grant.

        The major assumptions used in calculating the fair value of common shares include:

  •
  The relative importance of the DCF and market multiple approaches.    In determining the fair values of our common shares between January 2005 and October 2008, we assigned 70% weight to the DCF approach and 30% weight to market multiples. Under the market multiple approach, public companies similar to ours have to be identified for comparison. There was no single public company similar to us in all aspects and the trading multiples of the selected companies varied. Therefore, in deriving appropriate multiples to be used for valuation under the market approach, we had to make certain subjective adjustments to the financial metrics of the selected companies. This rendered the results obtained by the market multiple approach, less conclusive than the DCF approach. Due to the global financial crisis, which worsened in the fourth quarter of 2008, the market capitalizations of public traded comparable companies fluctuated significantly in 2009 while our operations and long-term cash flow forecast had not changed by the same degree over the same period. In view of the above, we considered the DCF approach to be more reliable than the market multiple approach in determining our fair value. We assigned 100% weighting to the DCF approach and market multiple approach as a cross-check to derive the fair value of our common shares in 2009 and 2010.

  •
  WACC.    WACCs of between 15.5% and 23.5% were used. The WACC used decreased from 23.5% in January 2007 to 15.5% in April 2010. The WACCs were determined based on a consideration of factors including the risk-free rate, comparative industry risk, equity risk premium, company size and company-specific factors. This decrease in WACCs was due to the combination of (i) the continuous growth of our business and company size and (ii) additional financing obtained through the issuance of preferred shares. The decrease in WACC used for the valuation resulted in an increase in the determined fair value of the common shares.

  •
  Comparable companies.    In deriving the WACC, which is used as the discount rate under the DCF approach, and market multiples, certain publicly traded companies in the software outsourcing industry were selected for reference as our guideline companies.

  •
  Capital market valuation multiples.    American Appraisal obtained and assessed updated capital markets data of the selected comparable companies and used multiples of enterprise value to revenue, or EV/Revenue, and enterprise value to EBITDA, or EV/EBITDA, for its valuations.

  •
  Discount for lack of marketability, or DLOM.    American Appraisal quantified DLOM using the Black-Scholes option-pricing model. Under this option pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of liquidity events, such as an initial public offering, and estimated volatility of our shares. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. DLOMs of between 14.0% (as at January 1, 2007) and 7.0% (as at April 1, 2010) were used in our valuations. The lower DLOM that is used for the valuation, the higher is the determined fair value of the common shares.

        The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved, contributed significantly to the increase in the fair value of our common shares. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; no major changes in the tax rates applicable to our subsidiaries and consolidated affiliated entities in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risks associated with achieving our forecasts were assessed in selecting the appropriate WACCs, which ranged from 15.5% to 23.5%.

        Under the market approach, EV/Revenue and EV/EBITDA multiples of comparable companies were calculated and analyzed. The trading multiples of the comparable companies vary, but in general companies with higher projected growth, higher profit margin and lower business risk (manifested as lower required cost of capital and larger market capitalization) would have a higher multiple. American Appraisal compared each individual company to us and derived the adjusted multiples applicable to us based on the above factors. American Appraisal multiplied the average of the adjusted multiples by our forecast revenues and our EBITDA to arrive at an enterprise value on a minority and freely tradable basis. To reflect the fact that we were a private company, a DLOM was also considered.

        American Appraisal used the option-pricing method to allocate enterprise value to preferred and common shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid "Valuation of Privately-Held-Company Equity Securities Issued as Compensation," or the Practice Aid. The method treats common shares and preferred shares as call options on the enterprise's value, with exercise prices based on the liquidation preference of the preferred shares. Under this method, the common shares have value only if the funds available for distribution to shareholders exceed the value of the liquidation preference at the time of a liquidity event.

        The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board of directors and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares to range from 33% to 61% based on the historical volatilities of comparable publicly traded companies engaged in similar lines of business. Had we used different estimates of volatility, the allocations between preferred and common shares would have been different.

        The fair value of our common shares increased from $0.13 per share as of May 31, 2007 to $0.27 per share as of December 1, 2007 and $0.28 per share as of December 31, 2007. We believe the increase in the fair value of the common shares from May 31, 2007 to December 31, 2007 was primarily attributable to the following factors:

  •
  We experienced continual improvement in our operating and financial results during this period. The quarter to quarter growth rate of our net revenues in the third quarter and fourth quarter of 2007 were 30.3% and 21.8%, respectively. We also recorded operating income for first time in our history in the third quarter of 2007.

  •
  In November and December 2007, we completed three acquisitions, including: (i) Shanghai Shinko Computer Technology Co., Ltd., an outsourcing technology center for an existing client, Kobe Steel Ltd.; (ii) T-est, a Singapore-based research and development services provider, which we renamed HiSoft Singapore; and (iii) Daemoyrod, an Oracle application software implementation and support specialist with operations in the United States and Mexico by merging it into HiSoft Wave, our wholly owned subsidiary. These acquisitions expanded our service offerings and our business to different geographical locations. We believed that the acquisitions would not only increase our forecasted free cash flow, but also reduce market concentration risks of our business. In view of the above, the discount rate was lowered from 22.0% as of May 2007 to 18.5% as of December 2007.

        The fair value of our common shares decreased from $0.28 per share as of December 31, 2007 to $0.24 per share as of April 1, 2008. We believe the decrease in the fair value of the common shares from December 31, 2007 to April 1, 2008 was primarily attributable to the following factor:

  •
  For the first quarter of 2008, we experienced a decline in operating profit margin. Our operating profit margin decreased from 3.6% in the fourth quarter of 2007 to 0.8% in the first quarter of 2008.

        The fair value of our common shares increased from $0.24 per share as of April 1, 2008 to $0.28 per share as of July 1, 2008. We believe the increase in the fair value of the common shares from April 1, 2008 to July 1, 2008 was primarily attributable to the following factor:

  •
  There was improvement in our operations and financial results during this period. Our operating income margin increased from 0.8% in first quarter of 2008 to 5.6% in the second quarter of 2008.

        The fair value of our common shares decreased from $0.28 per share as of July 1, 2008 to $0.25 per share as of January 1, 2009. We believe the decrease in the fair value of the common shares from July 1, 2008 to January 1, 2009 was primarily attributable to the following factors:

  •
  As the global financial crisis worsened and business activities slowed down in developed countries in the fourth quarter of 2008, we anticipated that there would be a decrease in demand for outsourced technology services in 2009. In view of the above, we lowered the forecasted revenue and profit margin when preparing the financial projections as of January 1, 2009.

  •
  As a result of the increase in systematic risk, the discount rate used for the valuation also increased from 18.0% as of July 1, 2008 to 19.0% January 1, 2009.

        The fair value of our common shares increased from $0.25 per share as of January 1, 2009 to $0.29 per share as of August 1, 2009. We believe the increase in the fair value of the common shares from January 1, 2009 to August 1, 2009 was primarily attributable to the following factor:

  •
  We completed the acquisition of a business process support team from AIA Information Technology (Guangzhou) Co. Ltd. in August 2009 and the testing business of MG Digital Pte Ltd., a Singapore-based research and development services provider, in October 2009. We expected that these acquisitions would strengthen our IT services team and contribute to our revenue growth rate.

        The fair value of our common shares increased from $0.29 per share as of August 1, 2009 to $0.31 per share as of December 1, 2009. We believe the increase in the fair value of the common shares from August 1, 2009 to December 1, 2009 was primarily attributable to the following factors:

  •
  Our total net revenues experienced an increase in the last quarter of 2009 as demand for our technology outsourcing services began to increase in connection with the recovery in global economic conditions.

  •
  We completed the acquisition of 100% of AllianceSPEC, a professional IT transaction system testing company based in Singapore. We anticipated that the acquisition would strengthen our service capability and market position in Singapore.

        The fair value of our common shares increased from $0.31 per share as of December 1, 2009 to $0.62 as of April 1, 2010, We believe the increase in the fair value of the common shares from December 1, 2009 to April 1, 2010 was primarily attributable to the following factors:

  •
  In the three months ended March 31, 2010, we achieved net revenue growth of over 17% compared to the previous quarter and over 41% net revenue growth compared to first quarter of 2009. Our gross margin and net income also showed improvement. Based on these factors, as well as current market and operating conditions, we determined that our operations had recovered from the impact of recent global financial crisis and that recent levels of business activity would be sustainable in the foreseeable future.

  •
  In February 2010, we completed the acquisition of 100% of Horizon Information, a professional IT testing company based in China, and in April 2010, we completed the acquisition of 100% of Echo Lane, a professional consulting services firm in the U.S. with expertise in cloud computing. We anticipate that these acquisitions will increase our scale, geographic presence and service offerings, expand our capabilities, and be a significant source of revenue growth. In view of the above, as of April 2010, we adjusted upward our estimated net income and cash flow for future periods.

  •
  During this period, we recommenced the preparation of our initial public offering and in February 2010 submitted for review by the staff of the SEC draft registration statements and correspondence relating to the offering. The estimated proximity of our initial public offering increased the liquidity of our common shares and hence we lowered the DLOM from 10% as of December 1, 2009 to 7% as of April 1, 2010.

  •
  The discount rate used for valuation of our common shares decreased from 19% as of December 2009 to 15.5% as of April 2010 due to the combined effect of (i) the continued growth of our business and company size as well as the diversification of market concentration risks through the acquisitions of Horizon Information and Echo Lane; (ii) the proximity of this offering; and (iii) the continued improvement in overall market conditions and capital market sentiments towards comparable companies in the China IT outsourcing industry. We believed that these factors lowered the perceived risk of and market participant's required rate of return for investing in our common shares, decreased our cost of capital, and hence, the discounted rate applied for valuing our common shares.

        We believe that the implied increase in fair value of our common shares from $0.62 per common share on April 1, 2010 to $0.63 per common share, the mid-point of the estimated price range of our initial public offering as set forth on the cover page of our preliminary prospectus dated June 17, 2010, was primarily attributable to the following factors as mitigated by the volatility of stock prices in the capital markets since April 1, 2010:

  •
  We experienced stronger than expected demand from our customers and potential customers during the period from April 1, 2010 to the present as evidenced by (i) the entry into new contracts with existing customers of our recent acquisitions, (ii) the increase in the number of new customers, and (iii) the increase in backlog of work orders, each of which exceeded prior estimates.

  •
  The proximity of the then impending launch of our initial public offering, which would provide us with additional capital, enhance our ability to access capital markets to grow our business and raise our profile.

Share-based Compensation

        Our share-based payment transactions with employees are measured based on the grant date fair value of the equity instrument we issued and recognized as a compensation expense over the requisite service period based on a graded vesting attribution method, with a corresponding impact reflected in additional paid-in capital.

        The fair values of our option awards were estimated on the date of grant using the Black-Scholes and binomial option pricing model using the following assumptions:

	Options Granted 2007	Options Granted 2008	Options Granted 2009	Options Granted 2010
Risk-free interest rate range	4.30% - 5.35%	3.90% - 4.55%	3.04% - 3.89%	2.82% - 4.26%
Expected dividend yield	0%	0%	0%	0%
Expected life	6.1 years	5.7 - 6.1 years	6.0 - 6.9 years	5.5 - 9.6 years
Expected volatility	47.4% - 57.2%	43.0% - 44.0%	48.0% - 49.0%	47.0% - 55.0%
Exercise price	$0.25 - 0.50	$0.50	$0.30 - 0.50	$0.30 - 1.39
Fair value of the underlying common shares	$0.09 - 0.28	$0.24 - 0.28	$0.25 - $0.31	$0.39 - 0.63

        The risk-free rate for periods within the expected life of the option is based on the implied yield rates of China International Bond denominated in U.S. dollars as of the valuation date. The expected life of options represents the period of time the granted options are expected to be outstanding. As we did not grant options before 2005, no sufficient historical exercising pattern that could be used to assist us in estimating the expected life. Therefore, the expected life was estimated based on the contractual term, the vesting period and an empirical study on exercise behavior of employee share options. Our employees who received our share options are assumed to exhibit similar behavior. As we expected to grow the business with internally generated cash, we did not expect to pay dividends in the foreseeable future. Because we do not maintain an internal market for our common shares, the expected volatility was based on the historical volatilities of comparable publicly traded companies engaged in similar businesses.

        The following table set forth the options granted and nonvested share awards in 2009 and 2010:

Grant Date	Options / Nonvested Shares Granted	Exercise / Purchase Price ($ / Share)	Fair Value of Common Shares ($ / Share)	Intrinsic Value Per Option
Options:
January 1, 2009	90,000	0.50	0.25	0.00
April 1, 2009	384,500	0.30	0.27	0.00
July 1, 2009	1,025,000	0.30	0.28	0.00
August 1, 2009	2,000,000	0.30	0.29	0.00
September 1, 2009	500,000	0.30	0.29	0.00
October 1, 2009	190,000	0.30	0.29	0.00
December 1, 2009	1,945,000	0.30	0.31	0.01
January 1, 2010	3,620,000	0.30	0.39	0.01
April 1, 2010	10,960,000	0.40	0.62	0.22
May 1, 2010	200,000	0.40	0.63	0.23
June 1, 2010	650,000	0.80	0.63	0.00
July 1, 2010	323,000	0.56	0.56	0.00
August 1, 2010	58,000	0.61	0.61	0.00
October 1, 2010	30,000	1.38	1.38	0.00
Nonvested Shares:
January 1, 2009	500,000	0.0001	0.25	N/A
April 1, 2009	530,000	0.0001	0.27	N/A
August 1, 2009	3,000,000	0.0001	0.29	N/A
October 1, 2009	10,000	0.0001	0.29	N/A
January 1, 2010	3,000,000	0.0001	0.39	N/A
February 1, 2010	2,000,000	0.0001	0.47	N/A
May 1, 2010	379,500	0.0001	0.63	N/A
June 8, 2010	10,725	0.0001	0.63	N/A
September 1, 2010	114,000	0.0001	1.10	N/A
October 1, 2010	95,000	0.0001	1.38	N/A
October 12, 2010	634,916	0.0001	1.39	N/A

        The fair value of our common shares on January 1, 2009, April 1, 2009, July 1, 2009, August 1, 2009, December 1, 2009 and April 1, 2010 were determined by American Appraisal through a contemporaneous valuation. For more information, see "—Fair value of our common shares." The fair value of our common shares on September 1, 2009, October 1, 2009, January 1, 2010 and February 1, 2010 were estimated by us by reference to a recent valuation performed by American Appraisal.

        The fair value of our common shares on May 1, 2010, June 1, 2010 and June 8, 2010 was based on mid-point of the estimated price range of our initial public offering, as set forth on the cover page of our preliminary prospectus dated June 17, 2010.

        The fair value of our common shares on July 1, 2010, August 1, 2010, September 1, 2010, October 1, 2010 and October 12, 2010 was based on the last trading price of our ADSs on the Nasdaq Global Market.

        The fair value of our unvested common share grants was estimated on the date of grant using the fair value of our common shares on the date of grant. We recorded share-based compensation of $1.5 million, $1.8 million, $1.1 million and $2.9 million for options and nonvested common shares granted to employees for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively, according to a graded vesting schedule on a straight-line basis with the amount of compensation expenses recognized in any period not less than the portion of the grant date fair value of the options vested during that period.

Liquidity and Capital Resources

        Until 2007, our primary source of liquidity was cash generated from financing activities, which have consisted of several private placements of preferred shares. In 2008, 2009 and the nine months ended September 30, 2010, we generated positive cash flow from operating activities. As of December 31, 2009 and September 30, 2010, we had approximately $54.8 million and $117.9 million in cash and cash equivalents, respectively. The increase in cash and cash equivalents was primarily due to the net proceeds from our initial public offering. Our cash and cash equivalents consist primarily of cash on hand and highly liquid investments. We believe that our cash and cash equivalents, anticipated cash flow from operations, as well as the net proceeds from this offering will be sufficient to meet our anticipated cash needs, including for the expenditures discussed in "Use of Proceeds," for at least the next 12 months. The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Net cash (used in) provided by operating activities	$(4,148)	$10,283	$13,048	$7,303	$5,731
Net cash used in investing activities	(14,438)	(4,084)	(4,526)	(2,828)	(8,828)
Net cash provided by (used in) financing activities	45,622	(767)	63	(8)	64,331
Effect of foreign exchange rate changes on cash	1,304	2,220	(624)	(186)	1,789
Net increase in cash and cash equivalents	28,340	7,652	7,961	4,281	63,023
Cash at beginning of period	10,889	39,229	46,881	46,881	54,842
Cash at end of period	39,229	46,881	54,842	51,162	117,865

  Operating Activities

        Net cash provided by operating activities increased from $10.3 million in 2008 to $13.0 million in 2009, primarily due to higher net income received and an increase in accrued expenses and other payables, which was partially offset by an increase in accounts receivable. Although our total net revenues decreased in 2009, accounts receivable increased $3.4 million, or 15.9%, from $21.1 million as of December 31, 2008 to $24.5 million as of December 31, 2009 in part due to the extension of payment periods for several major clients resulting from the negotiation of new payment terms for future work orders from these clients. However, allowance for doubtful accounts decreased $0.1 million, or 35.1%, from $0.3 million as of December 31, 2008 to $0.2 million as of December 31, 2009 and write-offs of doubtful accounts decreased by $1.3 million, or 91.5%, from $1.4 million in 2008 to $0.1 million in 2009. The increase in accounts receivable and the decrease in our total net revenues in 2009 contributed to an increase in our days sales outstanding from 78 days in 2008 to 91 days in 2009. We had net cash used in operating activities of $4.1 million in 2007 and net cash provided by operating activities of $10.3 million in 2008. The change was primarily due to increase in our total net revenues from 2007 to 2008, which was partially offset by decrease in accrued expense and other payables and increase in deferred revenues. The increase in our total net revenues in 2008 contributed to a decrease in our days sales outstanding, which decreased from 80 days in 2007 to 78 days in 2008. Net cash provided by operating activities decreased from $7.3 million for the nine months ended September 30, 2009 to $5.7 million for the nine months ended September 30, 2010, which was primarily due to $1.3 million in payments for an acquired company's outstanding payables in the nine months ended September 30, 2010. Our days sales outstanding remained the same at 86 days for both periods.

  Investing Activities

        Net cash used in investing activities largely reflects (i) capital expenditures, which principally consists of purchases of property, plant and equipment made in connection with the expansion and upgrade of our service delivery centers and (ii) our business acquisitions. Cash used in investing activities increased from $4.1 million in 2008 to $4.5 million in 2009. This was primarily due to an increase in the purchase of property, plant and equipment from $2.0 million in 2008 to $3.9 million in 2009 due to the expenditures associated with setting up the new delivery center in Wuxi in 2009, which was partially offset by a decrease in payment for business acquisitions from $1.4 million in 2008 to $0.6 million in 2009. Cash used in investing activities decreased from $14.4 million in 2007 to $4.1 million in 2008. This was primarily due to a decrease in the purchase of property, plant and equipment from $7.8 million in 2007 to $2.0 million in 2008 due to the high expenditures in 2007 associated with the purchase of equipment related to our new delivery centers in Chengdu and Shenzhen and our new offices in Hong Kong and for moving into our new offices in Beijing and Dalian and a decrease in payment for business acquisitions from $6.4 million in 2007 to $1.4 million in 2008. We expect our cash used in investing activities over the next several years to continue to be primarily driven by business acquisitions and purchases of property, plant and equipment. Cash used in investing activities increased from $2.8 million for the nine months ended September 30, 2009 to $8.8 million for the nine months ended September 30, 2010. This was primarily due to $6.6 million in payments relating to our acquisitions of AllianceSpec, Horizon, Echo Lane and ISL made in the nine months ended September 30, 2010.

  Financing Activities

        Net cash provided by financing activities in 2009 was $0.1 million, primarily consisting of proceeds from the issuance of shares under our employee option plan, which was offset by payment of capital lease obligations. Net cash used in financing activities in 2008 was $0.8 million, almost all of which was attributable to prepayment of certain expenses related to this offering. Net cash provided by financing activities in 2007 was $45.6 million and principally consisted of proceeds from the issuance of convertible redeemable preferred shares that amounted to $58.4 million that was partially offset by the repayments on the purchase of common shares of $10.6 million. Net cash provided by financing activities for the nine months ended September 30, 2010 was $64.3 million, primarily consisting of the net proceeds from our initial public offering.

Statutory Reserves

        We recorded statutory reserves of $2.4 million as of both December 31, 2009 and September 30, 2010. These reserves represent the amount of retained earnings in our PRC subsidiaries that cannot be distributed to their immediate holding companies. However, they can be used for general business purposes without any restrictions in the country where located.

Capital Expenditures

        Our capital expenditures are incurred primarily in connection with purchases of equipment, leasehold improvements and investment in equipment, technology and operating systems. Our capital expenditures were $7.8 million, $2.0 million and $3.9 million in 2007, 2008 and 2009, respectively. Our capital expenditures for the nine months ended September 30, 2010 were $2.8 million. Our capital expenditures for 2007 were primarily related to the opening of our new delivery centers in Chengdu and Shenzhen and our new offices in Hong Kong, moving into our new headquarters in Beijing and purchasing equipment for new employees. Our capital expenditures for 2008 were primarily related to purchasing equipment for new employees and upgrading our existing equipment. Our capital expenditures for 2009 were primarily related to the opening of our new delivery center in Wuxi. Our capital expenditures for the nine months ended September 30, 2010 were primarily related to purchasing new equipment for new employees and to replace existing equipment. We are evaluating various options to expand our capacity, including the establishment of a new campus containing administrative, sales, delivery center and other functions. We estimate that the construction of such a campus would cost between $25 million and $50 million over several years, which we would intend to fund with cash on hand and cash from operations. The timing and feasibility of such a project has not been determined as of the date of this prospectus.

Contractual Obligations

        The following table sets forth our contractual obligations, including interest portion, as of December 31, 2009:

	Payment Due by Period
	Total	Within 1 Year	1-3 Years	3-5 Years	More than 5 Years	Others
	(dollars in thousands)
Capital lease obligations	$368	$181	$187	$—	$—	$—
Operating lease obligations	18,530	4,336	5,743	4,228	4,223	—
Other (1)	969	—	—	—	—	969

Total	$19,867	$4,517	$5,930	$4,228	$4,223	$969

(1)
Liabilities for unrecognized tax benefits for which reasonable estimates about the timing of the payment cannot be made.

(2)
The above table does not reflect contingent consideration related to our business acquisitions, which is set forth in note 9 of the unaudited condensed consolidated financial statements for the nine months ended September 30, 2010 included in this registration statement.

        In May 2010, we negotiated and entered into a new lease agreement relating to our Dalian office and delivery center. As a result, we expect our operating lease obligations relating to this property to be significantly reduced during the term of the lease.

Off-Balance Sheet Commitments and Arrangements

        Other than the transactions set forth under "—Contractual Obligations" above, we do not have any outstanding off-balance sheet commitments or arrangements, including off-balance sheet guarantees or interest rate swap transactions. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosure About Market Risk

  Foreign Exchange Risk

        We use the U.S. dollar as our functional and reporting currency for our financial statements. All transactions in currencies other than the U.S. dollar during the year are re-measured at the exchange rates prevailing on the respective relevant dates of such transactions. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than the U.S. dollar are re-measured at the exchange rates prevailing on such date. Exchange differences are recorded in our consolidated income statement. The financial records of each of our subsidiaries are maintained in the subsidiary's respective local currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of accumulated other comprehensive income under shareholders' equity. Transaction gains and losses are recognized in our statements of operations under other income (expenses).

        The majority of our revenues are generated in Renminbi, Japanese yen and U.S. dollars, while the majority of our costs are denominated in Renminbi. Accordingly, changes in exchange rates, especially relative changes in exchange rates among the Renminbi, Japanese yen and U.S. dollar, may have a material effect on our revenues, costs and expenses, gross margin and net income. Moreover, the relative value of assets and liabilities denominated in different currencies fluctuates along with changes in the exchange rates between those currencies. Considering the amount of our cash and cash equivalents as of December 31, 2009, a 1.0% change in the exchange rates between the Renminbi and the U.S. dollar would result in an increase or decrease of $0.2 million to our total cash and cash equivalents and a 1.0% change in exchange rates between the Japanese yen and the U.S. dollars would result in an increase or decrease of $0.03 million to our total cash and cash equivalents.

        The Japanese yen and U.S. dollar are freely convertible currencies with floating exchange rates. Historically, the Japanese government has on occasion intervened in the foreign exchange market to affect the Japanese yen exchange rate. Although the Renminbi is no longer pegged to the U.S. dollar, movements in the Renminbi exchange rate remain tightly controlled by the People's Bank of China. However, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar and other currencies in the medium to long term, and the PRC authorities may allow the Renminbi to fluctuate more freely in the future.

        We have in the past entered into a limited number of currency forward contracts, mainly as to Renminbi and Japanese yen to partially hedge our exposure to risks relating to fluctuations in the Renminbi-yen exchange rate, and we periodically review the need to enter into hedging transactions to protect against fluctuations in the Renminbi-yen and Renminbi-U.S. dollar exchange rates. These foreign currency forward contracts typically mature over a period of two to three months. We recorded a gain of $0.1 million, a loss of $0.3 million and a gain of $0.2 million on account of currency forward contracts in 2007, 2008 and 2009, respectively. We mark to market these contracts at the end of each reporting period and recognize the change in fair value in earnings immediately. As of September 30, 2010, we held foreign exchange forward contracts with an aggregate notional amount of ¥40.0 million, or approximately $0.5 million. As of September 30, 2010, the forward contracts had a fair value of $2,000.

  Interest Rate Risk

        Our exposure to interest rate risk primarily relates to interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

  Inflation

        Inflation in China has not materially impacted our results of operations in recent years. However, China has recently experienced a significant increase in inflation levels, which may materially impact our results of operations. According to the National Bureau of Statistics of China, the rate of increase in the consumer price index in China was 4.8% and 5.9% in 2007 and 2008, respectively. While the consumer price index in China decreased by 0.7% in 2009, for the nine months ended September 30, 2010, the consumer price index in China increased by 2.9% year on year.

Recently Issued Accounting Pronouncements

        In October 2009, the FASB issued an authoritative pronouncement regarding revenue arrangements with multiple deliverables. This pronouncement was issued in response to practice concerns related to the accounting for revenue arrangements with multiple deliverables under an existing pronouncement. Although the new pronouncement retains the criteria from an existing pronouncement for when delivered items in a multiple-deliverable arrangement should be considered separate units of accounting, it removes the previous separation criterion under existing pronouncements that objective and reliable evidence of the fair value of any undelivered items must exist for the delivered items to be considered a separate unit or separate units of accounting. The new pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement's effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year; and (2) disclose the effect of the retrospective adjustments on the prior interim periods' revenue, income before taxes, net income, and earnings per share. We are in the process of evaluating the effect of adoption of this pronouncement.

        In October 2009, the FASB issued an authoritative pronouncement regarding software revenue recognition. This new pronouncement amends an existing pronouncement to exclude from its scope all tangible products containing both software and non-software components that function together to deliver the product's essential functionality. That is, the entire product (including the software deliverables and non-software deliverables) would be outside the scope of software revenue recognition and would be accounted for under other accounting literature. The new pronouncement includes factors that entities should consider when determining whether the software and non-software components function together to deliver the product's essential functionality and are thus outside the revised scope of the authoritative literature that governs software revenue recognition. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement's effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year; and (2) disclose the effect of the retrospective adjustments on the prior interim periods' revenue, income before taxes, net income, and earnings per share. We are in the process of evaluating the effect of adoption of this pronouncement.

        In April 2010, the FASB issued an authoritative pronouncement on milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this consensus regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. We are in the process of evaluating the effect of adoption of this pronouncement.

        In April 2010, the FASB issued an authoritative pronouncement on effect of denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity's functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. We do not believe the adoption of this pronouncement will have significant impact on our financials.

        In July 2010, the FASB issued an authoritative pronouncement on disclosure about the credit quality of financing receivables and the allowance for credit losses. The objective of this guidance is to provide financial statement users with greater transparency about an entity's allowance for credit losses and the credit quality of its financing receivables. The guidance requires an entity to provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The guidance includes additional disclosure requirements about financing receivables, including: (1) credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) the aging of past due financing receivables at the end of the reporting period by class of financing receivables; and (3) the nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. We are in the process of evaluating the effect of adoption of this pronouncement.

OUR BUSINESS

Overview

        We are a leading China-based provider of outsourced IT and research and development services, primarily for companies in the U.S. and Japan, including subsidiaries of 29 Fortune Global 500 companies. IDC ranked us as the third largest China-based provider of offshore, outsourced software development services by revenues in 2009. In addition to our strong market presence in the U.S. and Japan, we are leveraging our global capabilities to rapidly grow our business in China, which is benefiting from increased demand for China-based outsourced IT services from multinational and domestic corporations in China.

        Our two service lines consist of IT services and research and development services. Our IT services include application development, testing and maintenance services for custom applications as well as implementation and support services for packaged software. Our research and development services include software and hardware testing as well as software globalization services. In 2009 and the nine months ended September 30, 2010, IT services contributed 51.5% and 51.2% of our net revenues, respectively, while research and development services contributed 48.5% and 48.8% of our net revenues, respectively.

        We focus primarily on clients in the technology and BFSI industries. These industries have historically represented a significant proportion of outsourcing spending and, we believe, will continue to represent the greatest market opportunity for us. In 2009 and the nine months ended September 30, 2010, technology clients accounted for 61.5% and 64.0% of our net revenues, respectively. In 2009 and the nine months ended September 30, 2010, BFSI clients accounted for 23.7% and 23.5% of our net revenues, respectively.

        We primarily target global companies that already use outsourced technology service providers from other geographies. In 2009 and the nine months ended September 30, 2010 approximately 155 and 225, respectively, of our clients were headquartered outside of China. We also actively seek to expand our service offerings to existing clients. From 2006 to 2009, we were successful in increasing the number of clients from whom we received between $1.0 million and $5.0 million in annual net revenues from five to 16, the number of clients from whom we received between $5.0 million and $10.0 million in annual net revenues from one to four and the number of clients from whom we received more than $10.0 million in annual net revenues from nil to one. In 2009 and the nine months ended September 30, 2010, 93.2% and 96.4%, respectively, of our net revenues were derived from clients that used our services in the prior year. Our top five clients in 2009, as measured by contribution to net revenues were subsidiaries of, in alphabetical order, General Electric, Microsoft, Nomura Research Institute, UBS and a U.S.-based multinational IT company.

        We provide our services through a combination of onshore and offshore delivery capabilities depending on the nature of the work and the client's needs. As of the date of this prospectus, we had eight delivery centers of which seven were in China, located in Beijing, Chengdu, Dalian, Guangzhou, Shanghai, Shenzhen and Wuxi, and one was in Singapore. For our onshore delivery, we employ account managers and technology specialists with substantial experience in our focus industries of technology and BFSI. These employees are typically based in our offices in the U.S., Japan and Singapore to work directly with existing and target clients. We believe that having industry-focused account managers and key project delivery personnel onshore helps us better understand our clients' needs and results in higher quality service delivery.

        For clients that require dedicated resources, we also establish and manage client-centric offshore delivery centers within our facilities to provide our clients with greater control over staffing and process delivery. As of the date of this prospectus, we maintained dedicated offshore delivery centers for 16 of our clients.

        In March 2003, we became one of the first China-based companies to receive the Capability Maturity Model, or CMM, Level 5 certification, the highest level of the Software Engineering Institute's CMM categorization for measuring the maturity of software processes. In addition, we were the first China-based outsourced technology service provider to operate a General Electric certified global development center.

        Our net revenues have grown from $17.5 million in 2005 to $91.5 million in 2009, representing a compound annual growth rate, or CAGR, of 51.2%. Our gross profit has increased at a CAGR of 54.2% from $5.8 million in 2005 to $32.7 million in 2009. We had a net loss of $1.1 million in 2005, compared to net profit of $7.4 million in 2009. In the nine months ended September 30, 2010, our net revenues, gross profit and net profit were $104.1 million, $38.5 million and $11.5 million, respectively, representing a 59.0%, 65.1% and 134.6% increase, respectively, over the nine months ended September 30, 2009. For 2009 and the nine months ended September 30, 2010, respectively, 59.6% and 55.8% of our net revenues were derived from clients headquartered in the U.S., 25.3% and 23.1% from Japan, 10.1% and 9.2% from Europe and 3.1% and 6.9% from China.

Our Strengths

  Dual-shore Delivery Model

        Our dual-shore delivery model provides integrated global delivery of our services through a combination of onshore and offshore capabilities. We have seven international offices, including four in North America and one in each of Japan, Hong Kong and Singapore. We also have eight offshore delivery centers of which seven are in China and one is in Singapore.

        Our onshore personnel consist mainly of technology specialists with the industry-specific knowledge and experience required to work directly with our existing and potential clients. At the same time, we are able to leverage our offshore delivery capabilities to provide high quality services and lower costs for our clients.

        We believe our investment in onshore delivery serves as a key point of differentiation from our competitors and helps us to better understand our clients needs. This significant onshore presence allows us to integrate our services more fully with our clients' teams and to closely interact with the senior decision-makers within our clients' organizations, which we believe drives repeat business and deepens client relationships. In terms of net revenues, 22.9% and 17.7% of our work was delivered onshore in 2009 and the nine months ended September 30, 2010, respectively, which we believe is significantly higher than our China-based peers.

  Excellence in Service Quality and Security

        Quality and security of our services are two primary considerations for our clients. Our personnel training, quality assurance and process feedback system are designed to help us meet or exceed the service levels required by our clients. In our early years of operation, we benefited from partnering with the Japan-based subsidiary of a multinational computer, technology and IT consulting company, and from establishing a global delivery center for General Electric in 2002 that was subject to General Electric's global standards for process quality and security. In 2003, we became one of the first China-based companies to achieve the Software Engineering Institute's CMM Level 5 certification, due largely to the maturity of our software processes on a company-wide basis. Since 2002, we have gained considerable experience in establishing offshore delivery centers and have currently set up and maintained dedicated offshore delivery centers for ten of our clients that range widely in size and scope.

        We maintain information and intellectual property security through a combination of physical security, IT security, business continuity procedures and people management. Our security system framework is based on ISO 27001, a widely accepted standard for information security management. We have successfully met the stringent security requirements of our clients both at the initial qualification stage and on an on-going basis.

        We continually track our performance on projects by having our customers rate us on our service level performance, productivity and security. Our delivery capabilities and exemplary track record on project governance have helped increase the level of repeat business from our existing clients as well as the volume and percentage of their work that they outsource to us.

  Strong Human Capital Management with Focus on Middle Management Development

        We rely to a large extent on graduate recruitment to grow our employee base and therefore maintain close relationships with over 30 colleges and universities for our recruitment efforts. We have a multi-step entry-level recruiting system that, over the course of three to six months, allows us to identify talented college graduates, place them in a training program, evaluate them based on multiple assessment parameters, offer qualifying candidates internships with us and offer jobs to candidates who perform well in the internships. In addition, we maintain relationships with a large number of external recruiting firms and have established our own database of candidates that includes their specific skills that we can call upon on short notice when we win engagements requiring such skills. We believe this allows us to be able to hire significantly closer to the time of actual need for employees. All our new employees are required to complete an orientation program and a mix of language and soft skills training programs.

        We also launched an eight-month weekend program through our Project Management Academy in April 2008 to train and develop our project managers, as we believe there is a limited pool of employees in China with the skills and experience required at the project management level. The Project Management Academy provides classroom training designed specifically for project specialists, program leaders, program managers and senior project managers. Approximately 600 project professionals have completed the program since its launch, each of whom received the Project Management Professional (PMP) certification issued by the Project Management Institute, one of the world's leading organizations for the project management profession. We assess participants' project management skills before and after they attend our Project Management Academy. We believe that the participants' critical project management skills, as assessed by their managers and by clients, improved upon completion of the program. Our program for middle and senior managers, which we refer to as the "HiSoft Mini-MBA Program", is a six-month classroom-based weekend program focused on providing them with additional skills to help them manage our business as well as an opportunity for peer-learning. Over 300 selected employees have completed this program since its launch in May 2008. In order to create the most effective training experience for our employees, instructors for both our Project Management Academy and the HiSoft Mini-MBA Program are drawn from a mixture of experienced HiSoft senior managers and external instructors from professional training firms as well as freelance training consultants.

  Highly Reputable Client Base and Strong Expertise in BFSI

        As of December 31, 2009, 29 of our clients were Fortune Global 500 clients and accounted for approximately 58% of our net revenues. Our clients are comprised of many well-known multinational companies, such as General Electric, Microsoft and UBS. We believe that our demonstrated ability to work with such reputable companies enhances our appeal to potential clients and is a significant consideration when they select their outsourced technology services partner.

        In addition, we believe we are the leader in providing outsourced IT services to global BFSI clients from China. Our BFSI clients represented 23.7% and 23.5% of our net revenues in 2009 and the nine months ended September 30, 2010, respectively. As BFSI clients have a substantial track record of outsourcing their IT services, and therefore tend to be highly experienced users of outsourcing services, we believe our leadership in this sector positions us well to win new business from other BFSI clients considering outsourcing in China.

  Ability to Target Key Global Markets

        In 2009 and the nine months ended September 30, 2010, 59.6% and 55.8% of our net revenues were derived from clients headquartered in the U.S., 25.3% and 23.1% from Japan, 10.1% and 9.2% from Europe and 3.1% and 6.9% from China, respectively. All of these markets represent substantial opportunities for us. IDC estimates that by 2014, China-based offshore software development revenues from Europe and North America and from Japan and Korea will reach $4.6 billion and $2.4 billion, respectively. IDC estimates that the total market of China's outsourcing services and software deployment and support will reach $6.0 billion by 2014. Unlike many other China-based providers that have succeeded primarily in only one geography, we were ranked by IDC in 2009 as a top three China-based provider of outsourced software development services by revenue for the North American and European markets. In addition, we believe that we are successfully leveraging our skills and experience acquired from working with global clients to penetrate the domestic Chinese market.

Our Strategy

  Increase Business from Existing Clients

        We intend to grow revenues from our existing clients by identifying and cross-selling additional services to them. As of September 30, 2010, we had over 220 clients, of which we categorized 19 as significant client accounts. Significant client accounts are those clients that have reached a certain level of revenues and have potential to grow significantly further. We provide our significant client accounts with a dedicated global team under a significant client account leader who reports directly to our executive chairman or chief executive officer.

        From 2006 to 2009, we were successful in increasing the number of clients from whom we receive between $1.0 million and $5.0 million in annual revenues from five to 16, the number of clients from whom we receive between $5.0 million and $10.0 million in annual revenues from one to four and the number of clients from whom we receive more than $10.0 million in annual revenues from nil to one.

  Increase Business from Chinese Domestic Clients

        China's economic expansion has led to a dramatic increase in the number of large domestic enterprises and to greater competition among them. This in turn has resulted in a growing number of Chinese companies seeking to outsource their IT and other non-core activities to third-party service providers. The total market of China's outsourcing services and software deployment and support has grown at 16.2% from 2008 to 2009 to reach $2.6 billion and is estimated to further expand at a CAGR of 17.9% to $6.0 billion in 2014, according to IDC.

        We believe that our proven track record of successfully delivering IT services to U.S.- and Japan-headquartered corporate clients has positioned us well to benefit from this significant market opportunity. We are primarily targeting potential Chinese domestic clients in the BFSI, telecommunications and Internet industries. We have also grown our number of sales professionals in China from 22 in 2008 to 32 in 2009. As of September 30, 2010, we had 46 sales professionals in China.

  Expand the Scope and Depth of Our Service Offerings

        We are focused on identifying additional services or capabilities that can complement our existing IT and research and development services offerings to meet the evolving needs of our clients. We believe areas such as cloud computing, mobile technology services, SAP implementation and application testing are especially promising given the heightened levels of demand for these services by global companies. We plan to bolster our capabilities either through internal development efforts or strategic acquisitions.

  Capture New Clients

        We have made significant investments in our sales team over the last three years. We will continue to expand our client base in our target geographies by aggressively leveraging these enhanced sales teams. We plan to maintain our focused marketing strategy of pursuing companies that already use outsourced technology service providers from other geographies as well as companies in the technology and BFSI sectors. We believe we are well-positioned to capture additional clients seeking greater levels of industry know-how and specialization from their service providers.

  Continue to Pursue Strategic Acquisitions

        We make acquisitions to expand our geographic footprint, broaden our service portfolio and to help us gain access to new clients. We have successfully completed a number of acquisitions over the past five years. For example, Tian Hai, which we acquired and successfully integrated in 2005, provided us with the capability to offer research and development services. We plan to continue to seek strategic opportunities primarily in the U.S. and China, but will also consider opportunities in other markets on a case-by-case basis.

  Expand Delivery Capabilities in Tier Two Chinese Cities

        The expansion of our service delivery capabilities in tier two Chinese cities such as Wuxi, which are located close to tier one cities, is an important part of our overall strategy of maintaining a highly skilled, yet low-cost, employee base. Since tier two cities in China have yet to experience the dramatic growth in hiring that larger cities like Beijing and Shanghai have witnessed in recent years, expanding operations into nearby tier two cities allows us to increase our pool of potential employees at lower average costs. Additionally, given the smaller number of firms hiring in such locations, we expect lower levels of attrition than those experienced in larger cities. As an example of our implementation of this strategy, the number of employees in our Wuxi delivery center, which was only established in January 2009, reached 1,631 as of September 30, 2010.

Industry Background

  IT Services

        Corporations today face a challenging environment with rapid changes in business and economic conditions as well as intense competitive pressures and increased globalization. In response to these challenges, they are seeking faster time-to-market for new products and services, reduced operating costs and improved productivity.

        Technology has become a critical element in companies' efforts to achieve greater efficiency and create sustainable competitive advantage. At the same time, the growth of the Internet as a corporate communications and collaboration medium, coupled with the proliferation of new software platforms and tools, has resulted in a greater level of technological complexity for these companies. Specifically, the evaluation, deployment and maintenance of these technologies each require considerable expenditure of resources and, in many cases, the development of new skills.

        Faced with the competing demands of upgrading and expanding technology platforms and systems while keeping costs low and preserving flexibility, demand for external IT service providers that can understand companies' business imperatives while providing scalable, reliable, high quality technology solutions at competitive prices has been increasing. By outsourcing many IT functions, companies can reduce the need for upfront and fixed investments while also benefiting from the greater levels of efficiency, flexibility and performance associated with outsourced IT services.

        Since the mid-to-late 1990s, offshore providers of outsourced IT services, particularly India-based firms, such as Infosys Technologies, Wipro Technologies, Tata Consultancy Services and Cognizant Technology Solutions, have experienced considerable growth and market penetration, due largely to their ability to access a skilled labor pool and provide high quality services at competitive prices.

        According to IDC, driven by the increasing acceptance of offshore delivery, the worldwide offshore IT services market grew from $13.1 billion in 2005 to $31.1 billion in 2009. IDC forecasts that this market will further grow at an estimated CAGR of 6.6% through 2014 to $42.8 billion. IDC further estimates that the offshore IT services spending from the U.S., Europe, Middle East and Africa will grow from $29.9 billion in 2009 to $40.2 billion in 2014 at an estimated CAGR of 6.1%.

Worldwide Offshore IT Services Market

              Source: IDC 2010

  Research and Development Services

        Outsourced testing.    Corporations are turning to independent specialist service providers for testing of new software products or for upgrades of previously launched versions. High accuracy and low cost are important criteria in outsourcing testing services and this has been an area of strength for China-based outsourced testing service providers.

        Localization/globalization.    As major economies such as China, Japan and Korea are sizeable end markets for global software companies, the need for software localization and globalization has increased considerably.

        IDC estimates that the worldwide offshore research and development/product engineering services market grew at a CAGR of 8.7% from 2005 through 2009 to reach $8.0 billion. This is forecasted to further grow at a CAGR of 19.0% from 2009 to 2013.

  Growth of China as an Offshore Delivery Location

        The widespread acceptance of the offshore delivery model has created significant opportunities for China-based providers. With 5.3 million university graduates in 2009, of which 1.9 million were engineering graduates, according to the National Bureau of Statistics of China, China represents a major source of skilled labor and an alternative offshore location for IT outsourcing.

        Factors contributing to the growth of the offshore IT services industry in China include:

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  highly developed infrastructure;

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  government support in the form of preferential land availability, incentives for creating entry-level employment and lower taxes;

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  lower labor costs than the U.S., Europe, Japan and other developed countries;

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  geographic and cultural proximity to Japan and Korea; and

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  the desire of corporations to diversify their use of offshore IT outsourcing services to multiple delivery locations and providers.

        According to IDC, China's offshore software development industry grew at a CAGR of 31.2% from 2005 to 2009 to reach $2.8 billion. Furthermore, IDC estimates that it will further grow at a CAGR of 22.4% through 2014 to reach $7.6 billion. In particular, IDC forecasts that China-based offshore software development revenue from Japan and Korea will grow from $1.2 billion in 2009 to $2.4 billion in 2014 at an estimated CAGR of 14.5%.

China's Offshore Software Development Market

    Source: IDC 2010

China's Offshore Software Development Market (2009)

                                      Source: IDC 2010

  Growth of China's Domestic Outsourcing Market

        China's economic expansion has led to a dramatic increase in the number of large domestic enterprises and to greater competition among them. This in turn has resulted in a growing number of Chinese companies looking to outsource their IT and other non-core activities to third-party services vendors.

        The total market of China's outsourcing services and software deployment and support has grown at 16.2% from 2008 to 2009 to reach $2.6 billion and is estimated to further expand at a CAGR of 17.9% to $6.0 billion in 2014, according to IDC.

        In addition, many multinational companies seeking growth outside their mature markets have established or are growing their operations in China. To support their expanding operations, these multinationals have increasing needs for technology services that they historically outsourced to domestic providers in their home countries.

Our Services

  IT Services

        Our IT services, which principally target the outsourced technology services needs of large corporations, assist our clients in maintaining and enhancing legacy IT applications and systems, as well as developing and implementing new IT applications and systems. Our application development solutions are adaptable around a client's existing or chosen technology architecture. We cover every stage of application development, from requirements gathering and analysis to implementation and application management. Our processes can be either standardized or tailored, which gives our clients the flexibility to engage us at any stage of the process.

        Application development, testing and maintenance services.    Our application development includes services such as evaluating client needs, configuring applications into customized systems, and managing migration of data from previous systems. We provide client application development services using industry standard development platforms such as Java, J2EE, C++, Microsoft .NET, VisualForce, Delphi and Powerbuilder.

        Application testing is the process of verifying that the functions of a software product meet applicable requirements before general adoption. This process can be resource-consuming and can be executed by manual testing or script-based automated testing. We provide a scalable pool of qualified testing personnel to help clients develop and deploy applications in a timely and cost-effective manner.

        Application maintenance services involve a variety of application system maintenance and user support functions. By outsourcing legacy maintenance, our clients can focus on core development and new technologies, while their mission-critical business systems continue to operate without interruption. Our application maintenance services include:

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  legacy mainframe application maintenance;

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  database management including data cleansing, data migration and various other data warehouse-related tasks;

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  technical support and enhancements; and

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  helpdesk and functional support.

        Packaged software services.    We work with our clients to design, implement, integrate and customize packaged software to help our clients run key business and operational functions more effectively and efficiently. Our team of technical consultants has extensive experience with leading packaged software services, ranging from front-office solutions for client management and performance management to back-office solutions for human resources and other operational functions. Our technical consultants have strong expertise in a range of packaged software solutions, including:

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  customer relationship management solutions such as those from Oracle Siebel and Salesforce.com;

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  business intelligence and analytics solutions such as those from Business Objects, Cognos, Informatica and SAS;

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  enterprise resource planning solutions such as those from Oracle's platform and, to a lesser extent, SAP; and

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  enterprise applications integration and web services solutions such as those from SeeBeyond, TIBCO and WebMethods.

  IT Services Case Studies

        The following case studies have been included to illustrate the type of IT services we have provided to our clients as well as how we have been able to develop some of our client relationships.

        IT Services Case Study 1.    Our client, a financial services provider, had been working with a local service provider in Hong Kong. Due to increasing business volume and expected future growth for their Asia division, they identified the need for a more experienced service provider that could offer an expanded range of services, improved systems processes and minimal disruption to their business during the transition. In the three years since they hired us, we have built two dedicated services centers to serve the client, both compliant with the client's strict security and compliance parameters. In the process, we were able to transition the work to our delivery centers, including moving a majority of the work from Hong Kong to Shenzhen, China. Furthermore, we have expanded the scope of services we provide to the client to include application maintenance and application testing in addition to application development. Subsequently, the client's Asia division recommended us to their European division where we have since been awarded several initial projects.

        IT Services Case Study 2.    Our client is a Japan-based manufacturer and seller of precision machinery and instruments. Faced with increasing labor costs and a need for certain advanced IT skills, the client's IT department decided to work with an offshore outsourcing partner. After a review of offshore vendors in China, including site visits, the client awarded us an initial project to develop a logistics system for the entire supply chain of one of their product lines. We assembled a development team with the requisite programming skills that was able to implement the client's business requirements into this software. The client then referred us to one of their subsidiaries which specializes in the manufacture and sale of advanced healthcare equipment.

        Our initial project with this subsidiary was for five full-time employees to develop a software application for a key product. The client gradually broadened the engagement with us to include our team working with the client team in other software applications as well as maintaining and upgrading their enterprise IT applications. Currently, we have over 100 professionals dedicated to this client.

        IT Services Case Study 3.    Our client is a company with businesses in the industrial and financial sectors. Prior to working with us, the client had an established program for outsourcing and off-shoring primarily using India-based IT service providers. To better serve its expanding operations in Asia as well as diversify the number and location of its IT service providers, the client began a search and selection process to identify suitable China-based vendors. We believe we were among over 100 companies considered and the first of four to be selected as a qualified vendor in China eligible to serve many of the client's businesses around the world.

        Starting with the client's financial service business unit in Japan, we provided application development and maintenance services. We were then invited to participate in bids for their business units in the U.S. We have since provided services to many of the client's business units in the U.S., Europe, Japan and China and expanded our service offerings to them to include package solution testing and maintenance.

  Research and Development Services

        Our research and development services, which principally target the outsourcing needs of software companies, allow our clients to outsource substantial parts of the software development process, including testing and globalization services. We believe our technical capabilities, process methodologies and quality control systems, along with our ability to offer a wide range of integrated research and development services, enable us to better serve our clients and compete against other providers of research and development services.

        Outsourced testing.    Our testing services cover functionality testing, globalization testing, localization testing, performance testing, security testing and test automation. Our testing services team works closely with each client to become an integrated part of the client's software development process and to provide testing services and systematic feedback during the software development process. This allows rapid resolution of problems discovered by our testing services team and helps our clients achieve greater efficiency in their overall software development process, a faster time to market for their software products, and lower overall development costs.

        Software localization/globalization.    Our software globalization services include adapting software for use in another country or location, multi-lingual translation, multimedia localization involving translation and engineering multiple components into transcripts, video, sound, graphics and animation, and desktop publishing. Our in-house linguists and our network of translators worldwide support over 25 languages.

  Research and Development Services Case Studies

        The following case studies have been included to illustrate the type of research and development services we have provided to our clients as well as how we have been able to develop some of our client relationships.

        Research and Development Services Case Study 1.    Our client is a computer technology corporation offering a wide range of software products and services for many different types of computing devices. Our engagement began with a team of six engineers based in their headquarters to conduct automated testing for a key software product. The software required significant fine tuning to improve specific functionality and address potential vulnerabilities. We selected a team of professionals that were highly experienced in software development and familiar with both manual and automated software testing methodologies. Our team worked onsite with the client's own development and testing team to create the tools to run various kinds of tests on the initial product and also run tests on subsequent software fixes commonly known as "patches."

        Since our initial engagement, we have successfully developed more than 1,000 different automated testing programs for nine upgrades and numerous intermediate patches for the client's software product. In addition, the client has expanded our scope of work to include the testing of the patch download process, the testing of the server maintaining the patches as well as the web interface. Our team has grown to 28 professionals who work closely with the client teams. The client has also used us to outsource work to one of our delivery centers in China. Our relationship with the client now spans several key product groups.

        Research and Development Services Case Study 2.    Our client is a software company specializing in network products, cloud computing and the virtualization of desktops, servers and applications. These products are complex and multi-lingual. Each new version and additional language capability only increases the product's complexity, which in turn further challenges the efficiency and effectiveness of the globalization and testing of the new software. After conducting a formal selection process, the client selected us from a group of other China-based outsourcing vendors to help improve its globalization and testing efficiencies and to decrease its overall cost.

        We started our engagement with a team of five professionals dedicated to developing and implementing the software to test a legacy application. Subsequently, the client contracted us to develop additional software to test products, which allowed us to increase the scope of our engagement. We also established a dedicated offshore development center with over 50 professionals.

        During the global economic downturn, the client expressed a desire to further reduce costs in developing and testing its products. To address this request, we moved our delivery center from Beijing to the city of Wuxi. In the process, we were able to double the size of our engagement from 50 professionals to 100 professionals as the client expanded the scope of work under our engagement. We now have over 180 professionals dedicated to this client and have moved into providing them other research and development services, including product development for plug-ins (small software computer programs that extend the capabilities of a larger program) and new product features.

  Our Delivery Model

        We provide our services through a blend of onshore and offshore delivery, based on each client's need for customization and flexibility in a given engagement. Our onshore delivery capability allows us to use onsite professionals to engage closely with our clients.

        Our offshore capabilities comprise dedicated teams of professionals in China that form extensions of our clients' development teams and IT departments. We tailor the composition of our teams to the specific needs of each client. Once the initial phases of an engagement have been completed, we generally utilize a greater portion of offshore resources over the remainder of the engagement, which allows us to better leverage our substantial base of offshore resources to maximize the cost-effectiveness of our services. In 2009, 77.7% of our services, as measured by net revenues, were delivered using offshore resources. We believe our demonstrated ability to establish a new offshore delivery center in as little as three to four months is an important part of our delivery model and a competitive advantage in serving our clients.

        Quality assurance.    Our quality assurance compliance programs are critical to the success of our operations. Our quality assurance team monitors and analyzes our service delivery processes and provides feedback and reports on performance and compliance in relation to those processes. We have adopted the ISO 9001 quality management system standards as our fundamental quality management system framework. Within this framework we implement process improvement methodologies and CMM Level 5 software process maturity methodologies to standardize, manage and optimize our software processes. We adhere to the principles of Six Sigma, which is a disciplined, data-driven methodology for eliminating defects in any process, both for purposes of meeting specific client requirements as well as for maintaining high levels of quality across all of our client engagements.

        Security.    We have adopted a comprehensive and systematic security framework to maximize the protection of our and our clients' proprietary information. Our security system framework is based on ISO 27001, a widely accepted standard for information security management. Our network security, which includes company-wide network management, real-time network monitoring and firewall controls, is complemented by physical security systems such as full-time security guards and video monitoring, data and information management processes, and other methods for monitoring and protecting the flow of information within and between our offices and delivery centers. We have also adopted systematic business continuity planning and disaster recovery planning to respond to severe disruptions to our technology systems or business operations. Our clients routinely audit our security systems, and we also undertake SAS70 type 2 audits and have established an internal security team.

Our Clients

        Our clients are located primarily in the U.S., Japan, Europe and China. In 2009, our top ten clients as measured by net revenues were, in alphabetical order (including contracting subsidiary where applicable):

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  American International Group, Inc. (namely, AIG Star Life Insurance Co., Ltd., AIG Edison Life Insurance Company and a life insurance subsidiary);

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  Citrix (namely, Citrix Systems Inc.);

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  DirecTV Operations, LLC;

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  General Electric (namely, General Electric International, Inc.);

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  Microsoft Corporation;

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  Nomura Research Institute, Ltd.;

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  Olympus Corporation (namely, Olympus Medical Systems Corp.);

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  UBS (namely, UBS AG Hong Kong Branch);

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  a U.S.-based multinational computer, technology and IT consulting company (specifically, a subsidiary based in China); and

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  a U.S.-based multinational IT company (specifically, its subsidiaries based in China, Europe, Singapore and the U.S.).

        These clients collectively represented 61.4% of our net revenues in 2009. In 2007, 10.9% and 10.4%, respectively, of our net revenues were derived from our contracts with Microsoft and UBS, respectively. In 2008, 13.5% and 10.3%, respectively, of our net revenues were derived from our contracts with UBS and Microsoft. In 2009, 13.7% of our net revenues were derived from our contracts with Microsoft. In the nine months ended September 30, 2010, 12.1% and 11.8% of our net revenues were derived from our contracts with a U.S.-based multinational IT company and Microsoft, respectively. No other client accounted for more than 10% of our net revenues in 2007, 2008, 2009 or in the nine months ended September 30, 2010.

        The following table sets forth percentage of our net revenues for the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010 by location of clients' headquarters:

			% of Net Revenues for Nine Months Ended September 30, 2010
	% of Net Revenues for
Client Location	2008	2009
United States	58.3%	59.6%	55.8%
Japan	23.0%	25.3%	23.1%
Europe	15.6%	10.1%	9.2%
China (including Hong Kong)	2.3%	3.1%	6.9%
Others	0.8%	1.9%	5.0%

        The following table sets forth the percentage of our net revenues by client industry for the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010:

			% of Net Revenues for Nine Months Ended September 30, 2010
	% of Net Revenues for
Client Industry	2008	2009
Technology	54.3%	61.5%	64.0%
BFSI	29.0%	23.7%	23.5%
Others (1)	16.7%	14.8%	12.5%

(1)
Includes manufacturing, telecommunications and life sciences.

        The following table shows the distribution of our clients by net revenues for the years ended December 31, 2008 and 2009:

	2008	2009
≥ $1 million, < $5 million	15	16
≥ $5 million, < $10 million	3	4
≥ $10 million	2	1

Sales and Marketing

        Our sales and marketing strategy is targeted at increasing market awareness of our brand and service offerings, gaining new business from target clients, cross-selling our services to existing clients, and promoting repeat business from existing clients. Our executive management team is actively involved in business development and managing our key client relationships.

        As of September 30, 2010, we had 74 sales professionals, with 46 based in China, 13 based in the United States, eight based in Japan and seven based in Singapore. We have also been rapidly building our sales force in China. We believe that we have a strong sales team located in our key target markets, and this gives us a competitive advantage over many other China-based offshore outsourced technology services providers that do not have as extensive onshore sales and marketing capabilities.

        Our sales teams are responsible for identifying and initiating discussions with prospective clients and cross-selling products to existing clients. Each of our clients is assigned a dedicated account manager who is responsible for daily interaction with the client in conjunction with our onshore and offshore service delivery teams. We believe that our close interaction with clients enables us to actively identify and target new areas of business. Our marketing team augments our sales efforts through brand building and other corporate-level marketing efforts, including participation in industry trade shows, conferences and seminars, sponsorship of industry studies, site visits to existing and prospective clients, and targeted presentations to decision makers within existing and prospective clients.

Human Capital

        Our ability to maintain a base of trained professionals and other employees is critical to the success of our business. We had a total of 1,745, 2,951 and 2,781 employees as of December 31, 2006, 2007 and 2008, respectively. As of December 31, 2009, we had 3,819 employees, including 3,398 professionals, 63 sales and marketing personnel and 358 administrative personnel. Of these employees, 3,285 were located in our China and Hong Kong offices, 374 in our Singapore offices, 104 in our Japan offices, and 56 in our North America offices. As of September 30, 2010, we had a total of 5,102 employees. We believe our company culture and reputation as a leading outsourced IT and research and development services provider based in China enhances our ability to recruit and retain high quality employees. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. Our employees have not entered into any collective bargaining agreements.

  Recruitment

        To ensure we have a large talent pool on hand to quickly respond to high resource demand, we have a centralized and dedicated recruiting team that interviews several hundred people per month based on core talent specifications that we have identified. Part of our recruitment model is a series of standardized recruitment interviews and technology skill assessment tools that are administered to all candidates. We have also developed a customized online recruiting management system to streamline our recruiting process, including monitoring of the candidate pool and the tracking of interview feedback and the status of outstanding employment offers.

        We maintain relationships with over 30 colleges and universities within China from which we recruit on an ongoing basis. We have an outsourcing technology academy featuring training and internship programs that provide us with a cost-effective method of attracting and developing entry-level employees. We believe this academy also helps to ensure scalability for future organizational and business expansion. We conduct lateral hiring primarily in China through a dedicated professional talent acquisition team that also engages recruiting firms to locate and attract qualified and experienced personnel.

        In the nine months ended September 30, 2010, we received and considered employment applications for technology professional positions from over 80,000 applicants, of which we interviewed nearly 20,000 and gave employment offers to about 4,170. As of September 30, 2010, approximately 3,900 of our employees held bachelor's degrees and approximately 510 employees held graduate degrees.

        We continually assess and refine our candidate selection process based on performance tracking of past recruits.

  Training and Development

        Our training and development focuses on developing middle managers as there is a limited pool of such managers in China with the requisite skills and experience. We established our in-house Project Management Academy in 2008 to train and develop our pool of project managers. The academy provides training for project specialists, program leaders, program managers and senior project managers. Since the launch of the program, approximately 600 project professionals have participated. We also hold a "HiSoft Mini-MBA program" for middle and senior managers that is focused on providing them with additional skills to help them manage their teams and businesses as well as an opportunity for peer-learning. Over 300 selected employees have completed this program since its launch. In addition, we operate an in-house sales school, which lasts for one to two weeks, that trains our outsourcing sales team to deliver business value to our clients. Approximately 150 sales, business development and customer interface professionals of our company have attended this school since its launch. In recognition of our leadership in employee development, we were awarded the "Best Training Program of 2009" by 51job.com, a leading online recruiting website in China.

        As required by PRC laws and regulations, our PRC operating subsidiaries participate in various employee benefit plans that are organized by PRC municipal and provincial governments, including housing, pension, medical and unemployment benefit plans. We make monthly payments to these plans in respect of each employee of our PRC operating subsidiaries based on the employee's compensation.

        Our attrition rates were 18.4%, 18.8%, 13.8% and 12.9% for the years 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively, for employees that have worked with us for at least six months.

Competition

        The markets in which we compete are changing rapidly and we face intense competition from both global providers of outsourced technology services as well as those based in China. There are relatively low barriers of entry in our markets and we have faced, and expect to continue to face, additional competition from new market entrants. While one of the important advantages of offshore outsourced technology services from China is the lower cost of labor, we believe that cost alone is not a sustainable competitive advantage. We believe that the principal competitive factors in our markets are breadth and depth of service offerings, reputation and track record for high quality and on-time delivery of work, ability to tailor service offerings to client needs, industry expertise, ability to leverage offshore delivery platforms, service quality, price, scalability of infrastructure, financial stability, and sales and marketing skills. We face competition primarily from:

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  global offshore outsourced technology services companies such as Cognizant Technology Solutions, HCL Technologies, Infosys Technologies, Patni Computer Systems, Tata Consultancy Services and Wipro Technologies;

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  China-based technology outsourcing service providers such as Beyondsoft, Chinasoft, Dalian Hi-think Computer (DHC), iSoftStone, Neusoft, SinoCom and VanceInfo;

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  certain divisions of large multinational technology firms; and

  •
  in-house IT departments of our clients and potential clients.

        China-based outsourced technology services companies compete with us primarily in the Japan and China markets, while global offshore outsourced technology services companies compete with us primarily in the U.S. market. We believe that we have a strong competitive position in the offshore outsourced technology services market based on third-party industry rankings. We were among the first group of China-based outsourcing services providers to be ranked in the annual Global Outsourcing 100® ranking published by the International Association of Outsourcing Professionals®, or IAOP®, in 2006, and we were continuously ranked in the top 100 in the world in 2007, 2008, 2009 and 2010 by the IAOP®. We were also the first China-based outsourcing services provider to be ranked in the top 20 by the IAOP® in 2008. In addition, IDC ranked us as the second largest China-based offshore software development provider in terms of revenues in 2007 and 2008. We were also ranked second in the 2008 rankings of the top 10 software outsourcing providers of research and development capabilities and as being among the top 10 IT offshore service providers in China in 2009 by the China Council for International Investment Promotion.

        However, many of our China-based and international competitors may have greater financial, human and marketing resources, a broader range of service offerings, greater technological expertise, more experienced personnel, longer track records, more recognizable brand names and more established relationships in industries that we currently serve or may serve in the future. Moreover, a number of the global offshore outsourced technology services companies with which we compete have established operations in China. We cannot assure you that we will be able to compete successfully against our current or future competitors. See "Risk Factors—Risk Factors Relating to Our Business—We operate in an intensely competitive environment, which may lead to declining revenue growth or other circumstances that would negatively affect our results of operations."

Intellectual Property

        We regard our trademarks, domain names, software copyrights, patents and other intellectual property as important to our success. We use a combination of our clients' systems, third-party software platforms and systems and, in some cases, our own proprietary software and platforms to provide our services.

        We rely on the law to protect our proprietary intellectual property rights, and we have taken steps to enhance our rights by registering our intellectual property with government authorities where appropriate. We have registered our key brand "hiSoft" as a trademark in China. As of the date of this prospectus, we had 14 registered domain names relating to our web sites, including www.hisoft.com, the primary URL for our web site. We have registered 30 software copyrights relevant to our service offerings with the Copyright Protection Center of China.

        We require our employees, independent contractors and, wherever possible, vendors to enter into confidentiality agreements upon commencement of their relationships with us. These agreements also provide that any confidential or proprietary information disclosed to these parties in the course of our business be kept confidential. In addition, expertise, coding precedents and generic application components generated or developed in our past operations enjoy protection in China as trade secrets under China's Anti-Unfair Competition Law. We customarily enter into licensing and non-disclosure agreements with our clients with respect to the use of their software systems and platforms. Our clients usually own the intellectual property in the software or systems we develop for them.

        In spite of our efforts to protect our and our clients' intellectual property rights, we may not be able to prevent unauthorized parties from infringing upon or misappropriating our or our clients' intellectual property and other proprietary information. See "Risk Factors—Risk Factors Relating to Our Business—If our clients' proprietary intellectual property or confidential information is misappropriated by our employees in violation of applicable laws and contractual agreements, we could be exposed to protracted and costly litigation and lose clients." In addition, the laws of China may not protect intellectual property rights to the same extent as laws of the United States. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and expensive. See "Risk Factors—Risk Factors Relating to Our Business—We have a limited ability to protect our intellectual property rights, and unauthorized parties may infringe upon or misappropriate our intellectual property."

        We could be subject to intellectual property infringement claims as the number of our competitors grows and our product or service offerings overlap with competitive offerings. In addition, we may become subject to such claims since we may not always be able to verify the intellectual property rights of third parties from which we license a variety of technologies. See "Risk Factors—Risk Factors Relating to Our Business—We may be subject to third-party claims of intellectual property infringement."

Facilities

        Our principal offices, together with our Dalian delivery center, occupy a total of 12,996 square meters, for which we have a lease that expires in September 2014. Our other offices and delivery centers in China are located in leased offices in Beijing, Chengdu, Shanghai, Shenzhen, Wuxi and Guangzhou, occupying a total of 29,506 square meters. We also have leased offices in Hong Kong, Japan, Singapore and the United States that occupy a total of 8,509 square meters. We believe that we can obtain additional space for offices and delivery centers on reasonable terms to meet our future requirements.

        The following table describes each of the leases for our headquarters, delivery centers, sales and service office and onshore offices as of the date of this prospectus:

Location	Space	Usage of Property
	(in square meters)
China:
Dalian	12,996	Headquarters and Delivery Center
Beijing	5,631	General Administration/Delivery Center
Chengdu	265	Delivery Center
Guangzhou	788	Delivery Center
Shanghai	1,673	Delivery Center
Shenzhen	5,249	Delivery Center
Wuxi	15,800	Delivery Center
Nanjing	100	Sales and Service Office

Total	42,502

Hong Kong	134	Onshore Office
Japan:
Tokyo	409	Onshore Office
United States:
Atlanta	9	Onshore Office
Irvine	14	Onshore Office
San Francisco	325	Onshore Office
San Jose	291	Onshore Office

Total	639

Singapore	7,120	Delivery Center
Singapore	207	Onshore Office

Insurance

        We maintain property insurance policies covering physical damage to our buildings and personal properties for certain of our subsidiaries. Certain of our subsidiaries have employer's liability insurance generally covering death or work injury of employees and public liability insurance covering certain incidents to third parties that occur on or in our premises. We also maintain professional liability insurance covering our offices worldwide. While we believe that our insurance coverage is comparable to similarly situated companies in China, it may not be sufficient to cover all losses and liabilities we may incur. We do not maintain key man life insurance for any of our senior management or key personnel.

        We do not maintain business disruption insurance, which is available only to a limited extent in China. We have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we face risks associated with not having business disruption insurance coverage. See "Risk Factors—Risk Factors Relating to Our Business—Because there is limited business insurance coverage in China, any business disruption or litigation we experience might result in our incurring substantial costs and diverting significant resources to handle such disruption or litigation."

Legal Proceedings

        As of the date of this prospectus, we are not involved in any litigation or other legal or administrative proceedings that would have a material adverse effect on our business operations.

REGULATIONS

Regulations Relating to Technology Outsourcing

        China's State Council and a number of government ministries and agencies have issued a series of rules and regulations aimed at stimulating the growth of the technology outsourcing industry in China. The principal regulations governing the software outsourcing industry include:

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  Certification Standards and Administrative Measures of Software Enterprises (Tentative) (2000);

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  Certain Policies for Encouraging Development of the Software Industry and Integrated Circuits Industry (2000);

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  Software Products Administrative Measures (2009);

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  Circular Concerning Relevant Questions Regarding Software Exports (2001);

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  Circular on Printing and Distributing the Measures on Management and Statistics of Software Export (2001);

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  Administrative Measures on Verification of Key Software Enterprises within the State Plan (2005); and

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  Certain Provisions on Protection of Information of Service Outsourcing Business Undertaken by Domestic Enterprises (2010).

        Under these regulations, except for software developed for self-use, software products developed in China which have been registered with the Ministry of Industry and Information Technology, or MIIT, or its local branches or agencies are entitled to the incentives provided under Certain Policies for Encouraging Development of the Software Industry and Integrated Circuits Industry, such as preferential income tax treatments applicable to qualified software enterprises and preferential value added tax treatments applicable to software products. The registration certificates for software products will be subject to a review every five years by the relevant government authorities.

        Furthermore, enterprises engaged in the information technology outsourcing and technology business process outsourcing businesses are required to establish an information protection system and take various measures to keep clients' confidential information secret, including causing their employees and third parties who have access to clients' confidential information to sign confidentiality agreements and non-competition agreements.

        Software enterprises engaged in software export (including research and development services) must conduct online registration of software export contracts with the administration center jointly established by the Ministry of Commerce, the Ministry of Science and Technology, MIIT, the State Statistics Bureau, SAFE, and the Export-Import Bank of China and apply for Software Export Contract Registration Certificates in order to be entitled to tax refunds. We conduct such registrations on an ongoing basis.

Regulations on Foreign Exchange

  Foreign Currency Exchange

        The principal regulation governing foreign exchange in China is the PRC Foreign Exchange Administration Regulations (1996), as amended. Under these regulations, the Renminbi is freely convertible for "current account transactions," which include, among other things, dividend payments, interest and royalties payments, trade and service-related foreign exchange transactions. For "capital account transactions" which principally include direct investments, loans, securities investments and repatriation of investments, prior approval of and registration with SAFE or its local branches is generally required.

        Pursuant to the Administrative Rules on the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises may only buy, sell and/or remit foreign currencies at banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account transactions, obtaining approval from SAFE or its local branches. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by SAFE and other PRC governmental agencies.

        On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi that restricts how the converted Renminbi may be used. Pursuant to SAFE Circular 142, the RMB funds obtained from the settlement of foreign currency-denominated registered capital of a foreign-invested enterprise may only be used for purposes within the business scope as approved by the applicable governmental authority, and cannot be used for equity investments within the PRC unless such investments are otherwise provided for in the enterprise's business scope. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company. The use of such RMB capital may not be altered from the original purposes for the conversion as reported to SAFE without SAFE's approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulation.

  Regulations on Dividend Distribution

        The PRC Wholly Foreign-owned Enterprise Law (1986), as amended, the Implementing Rules of the Wholly Foreign-owned Enterprise Law (1990), as amended, the PRC Chinese-Foreign Equity Joint Venture Law (1979), as amended, and the Implementing Rules of the PRC Chinese-Foreign Equity Joint Venture Law (1983), as amended, are the principal regulations governing distribution of dividends of wholly foreign-owned enterprises and Chinese-foreign equity joint ventures in China. Under these regulations, wholly foreign-owned enterprises and Chinese-foreign equity joint ventures in China may, subject to the ongoing compliance with applicable foreign exchange regulations, distribute dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each wholly foreign-owned enterprise or Chinese-foreign equity joint venture in China is required to contribute at least 10% of its annual after-tax profits each year, if any, determined in accordance with PRC accounting standards to its general reserves fund until the cumulative amount in the reserve fund reaches 50% of the enterprise's registered capital, and to set aside a certain amount of its after-tax profits each year, if any, to fund its staff welfare fund. Also, each Chinese-foreign equity joint venture in China is required to set aside a certain amount of its after-tax profits each year, if any, to fund its enterprise expansion fund. The specific size of the staff welfare fund or enterprise expansion fund is subject to the discretion of the board of directors of the relevant entity. These reserve funds can only be used for specific purposes and are not transferable to the company's parent in the form of loans, advances or dividends. Furthermore, if PRC entities incur debt on their own behalf in the future, the instrument governing the debt may restrict their ability to pay dividends or make other payments to their shareholders.

SAFE Circular 75

        In October 2005, SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 75 states that PRC citizens or residents must register with the relevant local SAFE branch or central SAFE in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the PRC citizens or residents. In addition, such PRC citizens or residents must amend their SAFE registrations when the offshore special purpose company undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees, or other material events that do not involve roundtrip investments. Furthermore, PRC citizens or residents are also required to remit profits, dividends and other capital variation incomes in foreign exchange paid by the special purpose company to China within 180 days following their receipt of the same. Since May 2007, SAFE has issued guidance to its local branches regarding the operational procedures for such registration, which provides more specific and stringent requirements on the registration relating to SAFE Circular 75. The guidance imposes obligations on onshore subsidiaries of the offshore special purpose company to coordinate with and supervise the beneficial owners of the offshore entity who are PRC citizens or residents to complete the SAFE registration process. If the beneficial owners fail to comply, the onshore subsidiaries are required to report the noncompliance to the local branch of SAFE.

        We are committed to complying, and to ensuring that our shareholders and beneficial owners who are PRC citizens or residents comply, with SAFE Circular 75 requirements. We understand that our PRC citizen or resident beneficial owners have completed initial registration with the local counterpart of SAFE in Dalian, and are in the process of completing amendment registration under SAFE Circular 75. However, we may not be fully informed of the identities of all our beneficial owners who are PRC citizens or residents, and we cannot compel our beneficial owners to comply with SAFE Circular 75 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents have complied with and will in the future make or obtain any applicable registrations or approvals required by SAFE Circular 75 or other related regulations. Failure by such shareholders or beneficial owners to comply with SAFE Circular 75 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. See "Risk Factors—Risk Factors Relating to China—Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses."

  Employee Stock Option Plans

        In December 2006, the People's Bank of China promulgated the Administrative Measures on Individual Foreign Exchange, or the Individual Foreign Exchange Regulations, setting forth the requirements for foreign exchange transactions by individuals (both PRC and non-PRC citizens) under the current account and the capital account. In January 2007, SAFE issued the implementation rules for the Individual Foreign Exchange Regulations which, among other things, specified the approval and registration requirement for certain capital account transactions such as a PRC citizen's participation in employee share ownership and share option plans of overseas listed companies.

        On March 28, 2007, SAFE promulgated the Operating Procedures on Administration of Foreign Exchange for PRC Individuals' Participation in Employee Share Ownership Plans and Employee Share Option Plans of Overseas Listed Companies, or the Share Option Rules. Under the Share Option Rules, PRC citizens who are granted shares or share options by an overseas-listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas-listed company or other qualified PRC agents, to register with SAFE and complete certain other procedures related to the share option or other share incentive plan. In addition, the overseas-listed company or its PRC subsidiary or any other qualified PRC agent is required to appoint an asset manager or administrator and a custodian bank, and open special foreign currency accounts to handle transactions relating to the share option or other share incentive plan. Under the Foreign Currency Administration Rules, as amended, the foreign exchange proceeds of domestic entities and individuals can be remitted into China or deposited abroad, subject to the terms and conditions to be issued by SAFE. However, the implementation rules in respect of depositing the foreign exchange proceeds abroad have not been issued by SAFE. Currently, the foreign exchange proceeds from the sales of shares or dividends distributed by the overseas-listed company can be converted into RMB or transferred to such individuals' foreign exchange savings account after the proceeds have been remitted back to the special foreign currency account opened at the PRC domestic bank. If share options are exercised in a cashless exercise, the PRC domestic individuals are required to remit the proceeds to special foreign currency accounts. We and our PRC citizen employees who have been granted share options will be subject to these rules upon the listing and trading of our ADSs on the Nasdaq Global Market.

Regulation on Overseas Listings

        On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Regulations, which became effective on September 8, 2006 and were amended on June 22, 2009. Under the M&A Regulations, the prior approval of the CSRC is required for the overseas listing of offshore special purpose vehicles that are directly or indirectly controlled by PRC companies or individuals and used for the purpose of listing PRC onshore interests on an overseas stock exchange.

        Although the application of the M&A Regulations remains unclear to a certain extent, we believe, based on the advice of our PRC counsel, Fangda Partners, that we are not required to obtain CSRC approval for the listing and trading of our ADSs on the Nasdaq Global Market because we completed our restructuring and established our current offshore holding structure before September 8, 2006, the effective date of the M&A Regulations. See "Risk Factors—Risk Factors Relating to China—If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information relating to our directors and executive officers upon closing of this offering. The business address of each of our directors and executive officers is 33 Lixian Street, Qixianling Industrial Base, Hi-Tech Zone, Dalian 116023, People's Republic of China.

Name	Age	Position / Title
Cheng Yaw Sun	54	Executive chairman and director
Tiak Koon Loh	52	Chief executive officer and director
Jenny Lee	38	Director
Terry McCarthy	66	Independent director
Venkatachalam Krishnakumar	61	Independent director
Christine Lu-Wong	41	Executive vice president and chief financial officer
Yong Ji Sun	46	Executive vice president of strategic relationships and special projects
Jin Song Li	41	Executive vice president of Japan business unit
Jun Su	39	Executive vice president of U.S. business unit
Kevin Bai	39	Senior vice president of China business unit

        Cheng Yaw Sun has served as our executive chairman since August 1, 2009, as the chairman of our board of directors since March 2008. Prior to joining us as an independent director in November 2007, he was managing director of Hewlett-Packard China and vice president of Hewlett-Packard from 2002 to 2007. Prior to the merger of Hewlett-Packard and Compaq, Mr. Sun served as managing director of Hewlett-Packard China from 2000 to 2001. From 1991 to 1999, he worked as a general manager of the Computer Systems Group in Hewlett-Packard China. Mr. Sun joined Hewlett-Packard Taiwan in 1982 as a system engineer where he held various sales management positions from 1983 to 1990. Mr. Sun is also a non-executive chairman of ALi Corporation, an integrated circuit company listed on the Taiwan Stock Exchange, a position he has held since March 2008. Mr. Sun has a bachelor's degree in computer science from Chung Yuan Christian University of Taiwan.

        Tiak Koon Loh is our chief executive officer and director. Prior to joining us in June 2006, Mr. Loh served as corporate vice president at Hewlett-Packard China from 2004 to 2006. Prior to that, Mr. Loh was the chief executive officer at Vanda Systems & Communications Holdings Limited from 2002 to 2004. Mr. Loh also served, from 1998 to 2000, as the managing director and chief executive officer of Cap Gemini Asia-Pacific. He was the Managing Director of Lotus Developments Singapore from 1995 to 1998. Mr. Loh started his career at IBM where he held various management positions from 1983 to 1994. Mr. Loh graduated from National University of Singapore with a bachelor's degree in electrical engineering.

        Jenny Lee has served as our director since March 2005. Ms. Lee is currently a managing director of Granite Global Ventures II L.L.C., the general partner of Granite Global Ventures II L.P. and of GGV II Entrepreneurs Fund L.P. From 2002 to 2005, she served as a vice president of JAFCO Asia. From 2001 to 2002, she worked as an investment banker with Morgan Stanley. Prior to that, Ms. Lee worked as an assistant principal engineer with Singapore Technologies Aerospace Group from 1995 to 2000. Ms. Lee received her bachelor's degree in electrical engineering and master of science degree in engineering from Cornell University. She also has a master of business administration degree from Kellogg School of Management at Northwestern University.

        Terry McCarthy has served as our independent director since November 2007. He is currently a managing member and investor of TriUnited Investors, LLC, Kansas. From 1985 to 2006, Mr. McCarthy worked for Deloitte & Touche LLP in San Jose, California in various roles as a managing partner, tax partner-in-charge and client services partner. Beginning in 1999, he worked extensively with companies entering the China market and, from 2003 to 2006, he was associate managing partner of the Deloitte U.S. Chinese Services Group. In 1976, Mr. McCarthy co-founded Hayes, Perisho & McCarthy, Inc., a CPA firm in Sunnyvale, California, where he was an audit partner and president from 1976 to 1985. From 1972 to 1976, he held several positions at Hurdman & Cranstoun, CPAs, including senior audit manager. He received a bachelor's degree from Pennsylvania State University, a master of business administration degree from the University of Southern California and a master's degree in taxation from Golden Gate University in the U.S.

        Venkatachalam (Venky) Krishnakumar has served as our independent director since May 2010. He is currently serving on the board of Singapore Technologies Engineering Ltd. MediaCorp Pte Ltd (Singapore). He is also the current chairman of the board of Oracle Financial Software Services Singapore Pte. Ltd. Mr. Krishnakumar has also previously served on the boards of various software services companies including Singapore Computer Systems Limited, Polaris Software Labs Ltd. and E-Serve International Ltd. Previously, Mr. Krishnakumar had a 31 year career with Citibank, N.A., with assignments in India, New York and Singapore in various capacities (including chief financial officer functions and oversight of Citibank's Operations and Technology activities in the Asia Pacific region). His last position with Citibank was as Chief Operating Officer and Chief Financial Officer of the Global Consumer Bank for the Asia Pacific region. Since his retirement from Citibank in 2005, Mr. Krishnakumar has held senior advisory roles with McKinsey & Co., Barclays Global Retail and Commercial Banking and DBS Bank Limited. He holds a bachelor's degree in engineering from Maharaja Sayajirao University of Baroda in India and a master of business administration degree from the Indian Institute of Management Calcutta in India.

        Christine Lu-Wong is our executive vice president and chief financial officer. Ms. Lu-Wong has 16 years of finance and management experience with multinational corporations, public accounting firms and U.S.-listed Chinese enterprises. Prior to joining us in January 2010, she held various positions in major global companies such as Hewlett-Packard, Sun Microsystems and PricewaterhouseCoopers. From 2007 to 2009, she served as vice president of finance at Wuxi PharmaTech, a New York Stock Exchange-listed company in the research outsourcing industry, where she was responsible for the company's financial management and external reporting. She also founded her own consulting company in 2006 to serve companies in the San Francisco Bay Area in the U.S. Ms. Lu-Wong received a bachelor's degree in foreign economics from Guangdong University of Foreign Studies in 1990 and a master of business administration degree with a major in accounting from Golden Gate University in the U.S. in 1994. She is a California-licensed certified public accountant.

        Yong Ji Sun is our executive vice president in charge of strategic relationships and special projects. Prior to joining us in November 2005, Mr. Sun founded Beijing Tianhai Hongye International Software Co., Ltd. (Ensemble) in 2002 and served as its chief executive officer from 2003 to 2005. He founded and served as chief executive officer of Newland Network Co. from 2000 to 2001. Previously, Mr. Sun served as project manager at ASCII in Japan from 1988 to 1991 and as a system architect at NEC in Singapore in 1992. He founded Lotus China in 1993 and served as the head of the research and development center until 1998. Mr. Sun received a bachelor's degree from North Eastern Machinery Institute in 1985, a master's degree in computer science from Nanjing Aerospace & Aeronautic University in 1988, and received a master of business administration degree from Babson College in 2000.

        Jin Song Li is our executive vice president in charge of our Japan business unit. Prior to joining us in 1998, he set up JBDK Corporation in 1998, a joint venture between us and the Japan Business Computer Corporation in Japan. In 2002, he established our Tokyo subsidiary, hiSoft Japan Co., Ltd. Prior to that, he worked as a systems engineer at Kawasaki Heavy Industries from 1992 to 1997. Mr. Li graduated from Dalian Maritime University with a bachelor's degree in computer science.

        Jun Su is our executive vice president in charge of our U.S. business unit. Prior to joining us in 2009, Mr. Su served in a variety of roles for over 13 years at Hewlett-Packard. From 2007 to 2009, he was the senior director of sales at Hewlett-Packard with responsibility for software service sales management in the Asia-Pacific region. Mr. Su received a bachelor's degree in physics from the University of Science and Technology of China and a master's degree in computer science from Brigham Young University in the U.S.

        Kevin Bai is our senior vice president in charge of our China business unit. Mr. Bai joined us in 2007 as our senior vice president of sales. He has more than 16 years of experience in the IT industry. Before joining us, he was a general manger at Hewlett-Packard China from 1997 to 2007, where he led business development for China. Prior to that, he was a senior manager at Philips Electronics. Mr. Bai received a bachelor's degree from Sichuan University and an executive master of business administration degree from the China Europe International Business School.

Duties of Directors

        Under Cayman Islands law, our directors have a statutory duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

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  issuing authorized but unissued shares;

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  declaring dividends and distributions;

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  exercising the borrowing powers of our company and mortgaging the property of our company;

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  approving the transfer of shares of our company, including the registering of such shares; and

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  exercising any other powers conferred by the shareholders' meetings or under our amended and restated memorandum and articles of association.

Terms of Directors and Executive Officers

        In compliance with Nasdaq corporate governance rules, a majority of our board of directors will be independent directors within one year of the listing of our ADSs on the Nasdaq Global Market. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a majority of the remaining directors. All of our directors hold office until the next annual general meeting of shareholders or until their successors have been duly elected and qualified. Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by our board of directors, in which case such director holds office until the next following annual shareholders meeting.

        All of our executive officers are appointed by and serve at the discretion of our board of directors. Our executive officers are elected by and may be removed by a majority vote of our board of directors.

Board Committees

        Our board of directors has established an audit committee and a compensation committee. We currently do not plan to establish a nominating committee. As a foreign private issuer, we are permitted to follow home country corporate governance practices under Rule 5615(a)(3) of the Nasdaq Marketplace Rules. This home country practice of ours differs from Rule 5605(e) of the Nasdaq Marketplace Rules regarding implementation of a nominating committee and the director nomination process, because there are no specific requirements under Cayman Islands law on the establishment of a nominating committee and the director nomination process.

  Audit Committee

        Our audit committee consists of Terry McCarthy, Venkatachalam Krishnakumar and Jenny Lee. Terry McCarthy is the chairman of our audit committee. Terry McCarthy and Venkatachalam Krishnakumar satisfy the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Terry McCarthy and Venkatachalam Krishnakumar satisfy the requirements for an "independent director" within the meaning of Nasdaq Marketplace Rule 4350 and will meet the criteria for independence set forth in Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Our audit committee will consist solely of independent directors within one year of our initial public offering.

        The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

  •
  selecting the independent auditor;

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  pre-approving auditing and non-auditing services permitted to be performed by the independent auditor;

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  annually reviewing the independent auditor's report describing the auditing firm's internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and our company;

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  setting clear hiring policies for employees and former employees of the independent auditors;

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  reviewing with the independent auditor any audit problems or difficulties and management's response;

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  reviewing and approving all related party transactions on an ongoing basis;

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  reviewing and discussing the annual audited financial statements with management and the independent auditor;

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  reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

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  reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

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  discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

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  reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

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  discussing policies with respect to risk assessment and risk management with management, internal auditors and the independent auditor;

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  timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

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  establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

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  annually reviewing and reassessing the adequacy of our audit committee charter;

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  such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

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  meeting separately, periodically, with management, internal auditors and the independent auditor; and

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  reporting regularly to the full board of directors.

  Compensation Committee

        Our compensation committee consists of Jenny Lee, Venkatachalam Krishnakumar and Terry McCarthy. Jenny Lee is the chairman of our compensation committee. Terry McCarthy and Venkatachalam Krishnakumar satisfy the requirements for an "independent director" within the meaning of Nasdaq Marketplace Rule 4350.

        Our compensation committee is responsible for, among other things:

  •
  reviewing, evaluating and, if necessary, revising our overall compensation policies;

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  reviewing and evaluating the performance of our directors and senior officers and determining the compensation of our senior officers;

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  reviewing and approving our senior officers' employment agreements with us;

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  setting performance targets for our senior officers with respect to our incentive-compensation plan and equity-based compensation plans;

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  administering our equity-based compensation plans in accordance with the terms thereof; and

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  such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Corporate Governance

        Our board of directors has adopted a code of ethics, which is applicable to our senior executive and financial officers. In addition, our board of directors has adopted a code of conduct, which is applicable to all of our directors, officers and employees. Our code of ethics and our code of conduct is publicly available on our web site.

        In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board's structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our amended and restated memorandum and articles of association.

Remuneration and Borrowing

        The directors may determine remuneration to be paid to the directors. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. The directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whether outright or as security for any debt obligations of our company or of any third party.

Qualification

        There is no requirement for our directors to own any shares in our company in order for them to qualify as a director.

Employment Agreements

        We have entered into employment agreements with each of our executive officers. We may terminate their employment for cause. In the event of termination for cause, we have no further obligations or liabilities to such executive officer other than to pay any accrued but unpaid salary through the date of termination and any required distribution under any social security plans and we are not required to provide any prior notice of such termination. For purposes of these agreements, the term cause means: (i) any conviction of an executive officer for any felony under the laws of any applicable jurisdiction; (ii) any conviction of an executive officer for any misdemeanor under the laws of any applicable jurisdiction which results in the incarceration of the executive officer for a period of more than 14 consecutive days; (iii) any material breach by an executive officer of his or her employment agreement or the material and willful failure of an executive officer to comply with any lawful directive, or (iv) dishonesty, gross negligence or malfeasance by an executive officer in the performance of the duties under his or her employment agreement. We may terminate their employment at any time, without cause, upon three months written notice to the executive officer. Executive officers may terminate their employment with us at any time, without cause, upon three months written notice to us. If any severance pay is mandated by law, executive officers will be entitled to such severance pay in the amount mandated by law when his or her employment is terminated. However, an executive officer will not be entitled to any severance pay if his/her employment is terminated (i) by us for cause or without cause, or (ii) by him/her for any reason. In addition, we have been advised by our PRC counsel that notwithstanding any provision to the contrary in our employment agreements, we may still be required to make severance payments upon termination without cause to comply with the PRC Labor Law, the PRC Labor Contract Law and other relevant PRC regulations, which entitle employees to severance payments in case of early termination of "de facto employment relationships" by PRC entities without statutory cause regardless of whether there exists a written employment agreement with such entities.

Compensation of Directors and Executive Officers

        In 2009, we and our subsidiaries paid aggregate cash compensation of approximately $0.6 million to our directors and executive officers as a group. We did not pay any other cash compensation or benefits in kind to our directors and executive officers. We set aside an aggregate of $41,535 for pensions, retirement or other benefits for our officers and directors in 2009. For information regarding options and nonvested shares granted to officers and directors, see "—Share Incentive Plan."

Share Options and Other Share Awards Granted to Directors, Executive Officers and Employees

        We adopted our HiSoft Technology International Limited Share Incentive Plan, or the Plan, in January 2005, which was subsequently amended in 2006, 2007 and 2009 to increase the number of shares authorized for grants. The Plan is intended to promote our success and to increase shareholder value by providing an additional means to attract, motivate, retain and reward selected directors, officers, employees and other eligible persons. As of the date of this prospectus, an aggregate of 82,197,949 common shares were reserved for issuance under the Plan.

        In addition, on March 23, 2010, our board of directors approved a special share option grant under the Plan pursuant to which 10 million options to purchase common shares were granted to our management and employees on April 1, 2010. The option grant is subject to our company attaining a value of $400 million by August 31, 2010, as appraised by an independent appraisal firm. Our company's value would be determined by the number of then outstanding shares multiplied by the fair value of the common shares on August 31, 2010. If this condition is not met, the options granted will be automatically cancelled and forfeited. If this condition is met, the options, each with an exercise price of $0.40 per share, will vest over three years from the grant date, with 34% vesting after the first 12 months, and thereafter vesting in equal proportions for the remaining eight quarters.

        As of the date of this prospectus, we have granted options under the Plan for the purchase of a total of 87,497,409 common shares to selected directors, officers and employees, of which options to purchase 67,766,331 common shares are outstanding. In 2007, we granted options for the purchase of 5,070,000 common shares at an exercise price of $0.25 per share and 12,587,909 common shares at a weighted average exercise price of $0.50 per share. In 2008, we granted options for the purchase of 5,748,000 common shares at a weighted average exercise price of $0.50 per share. In 2009, we granted options for the purchase of 90,000 common shares at an exercise price of $0.50 per share and 6,044,500 common shares at a weighted average exercise price of $0.30 per share. In 2010, we granted options for the purchase of 3,620,000 common shares at an exercise price of $0.30 per share, 1,160,000 common shares at an exercise price of $0.40 per share, 650,000 common shares at an exercise price of $0.80 per share, 323,000 common shares at an exercise price of $0.56 per share, 58,000 common shares at an exercise price of $0.61 per share and 30,000 common shares at an exercise price of $1.38 per share.

        Our options issued under the Plan may vest over a period of two, three or four years, as follows:

Total Vesting Period	Vesting on the First Anniversary of the Award Date	Vesting at the End of Each Quarter after the First Anniversary of the Award Date
4 years	25.0%	6.25%
3 years	34.0%	8.25%
2 years	50.0%	12.50%

        A total number of 46,006,978 options issued under the Plan were vested and exercisable for common shares as of the date of this prospectus.

        Options granted under the Plan generally do not vest unless the grantee remains under our employment or in service with us on the given vesting date. Generally, if the grantee's employment or service with us is terminated for cause, all such grantee's options under the Plan, vested and nonvested, terminate and become unexercisable 30 days following the grantee's last day of employment or service with us. On the other hand, if the grantee's employment or service with us is terminated for any reason other than for cause, all such grantee's vested options terminate and become unexercisable 60 days following the grantee's last day of employment or service with us and any unvested options terminate immediately. In circumstances where there is a death or disability of the grantee, generally all nonvested options immediately terminate and become unexercisable while vested options terminate and become unexercisable six months after the last date of employment or service with us. Generally, all nonvested options granted under the Plan become fully vested and exercisable immediately upon a change in the control of our company and must be exercised within 15 days of such event.

        As of the date of this prospectus, we have granted an aggregate of 22,697,179 nonvested common shares to selected directors, officers and employees at a purchase price of $0.0001 per share. These nonvested share awards vest over a period of one year, two years, 33 months or four years. In certain exceptional situations, we have also granted nonvested common shares that vest immediately at the time of grant.

        Upon termination of employment, the nonvested share awards will not vest and will be reacquired by us with repayment of the lower of the fair market value of the shares at the time of the termination or the original purchase price of the shares without interest. Upon a change in the control of our company, nonvested share awards (i) will immediately vest and (ii) will also be free of forfeitures and/or restrictions giving us the right to repurchase such shares at their original purchase price.

        The table below sets forth the share option and nonvested common share grants made to our directors and executive officers as of the date of this prospectus:

Name	Number of Common Shares	Exercise / Purchase Price	Grant Date	Expiration Date
		($ / Common Share)
Cheng Yaw Sun	200,000	0.50	November 13, 2007	November 12, 2017
Cheng Yaw Sun	600,000	0.50	March 1, 2008	February 28, 2018
Cheng Yaw Sun	2,000,000	0.30	August 1, 2009	July 31, 2019
Cheng Yaw Sun	3,000,000 (1)	0.0001	January 11, 2010	N/A
Cheng Yaw Sun	2,500,000	0.40	April 1, 2010	March 31, 2020
Tiak Koon Loh	8,550,000	0.25	June 1, 2006	May 31, 2016

Name	Number of Common Shares	Exercise / Purchase Price	Grant Date	Expiration Date
		($ / Common Share)
Tiak Koon Loh	6,700,000 (1)	0.0001	June 1, 2006	N/A
Tiak Koon Loh	1,190,750 (1)	0.0001	October 1, 2007	N/A
Tiak Koon Loh	1,000,000	0.40	April 1, 2010	March 31, 2020
Terry McCarthy	200,000	0.50	November 13, 2007	November 12, 2017
Venkatachalam Krishnakumar	200,000	0.40	May 1, 2010	April 30, 2020
Christine Lu-Wong	1,500,000	0.30	January 1, 2010	December 31, 2019
Christine Lu-Wong	150,000	0.40	April 1, 2010	March 31, 2020
Christine Lu-Wong	500,000	0.80	June 1, 2010	May 31, 2020
Yong Ji Sun	307,353 (1)	0.0001	October 1, 2007	N/A
Yong Ji Sun	125,000 (1)	0.0001	January 1, 2009	N/A
Yong Ji Sun	500,000	0.30	December 1, 2009	November 30, 2019
Yong Ji Sun	150,000	0.40	April 1, 2010	March 31, 2020
Jin Song Li	150,000	0.10	January 1, 2005	December 31, 2014
Jin Song Li	1,250,000	0.25	July 1, 2006	June 30, 2016
Jin Song Li	300,000	0.25	January 1, 2006	December 31, 2015
Jin Song Li	400,000	0.50	November 13, 2007	November 12, 2017
Jin Song Li	188,941 (1)	0.0001	October 1, 2007	N/A
Jin Song Li	125,000 (1)	0.0001	January 1, 2009	N/A
Jin Song Li	200,000 (1)	0.40	April 1, 2010	March 31, 2020
Kevin Bai	600,000	0.50	December 18, 2007	December 17, 2017
Kevin Bai	50,000 (1)	0.0001	April 1, 2009	N/A
Kevin Bai	300,000	0.40	April 1, 2010	March 31, 2020
Jun Su	1,250,000	0.30	January 1, 2010	December 31, 2019
Jun Su	300,000	0.40	April 1, 2010	March 31, 2020

(1)
Nonvested common shares.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership of our common shares by:

  •
  each person known to us to own beneficially more than 5.0% of our common shares;

  •
  each of our directors and executive officers; and

  •
  each other selling shareholder participating in this offering.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Percentage of beneficial ownership for each of the persons listed below is determined by dividing (i) the number of common shares beneficially owned by such person, including common shares such person has the right to acquire within 60 days after the date of this prospectus, by (ii) the total number of common shares outstanding plus the number of common shares such person has the right to acquire within 60 days after the date of this prospectus. The total number of common shares outstanding as of the date of this prospectus is 539,301,034. The total number of common shares outstanding after completion of this offering will be 548,801,034, assuming no change in the number of ADSs offered by us as set forth on the cover page of this prospectus. The underwriters may choose to exercise the over-allotment option in full, in part or not at all.

	Shares Beneficially Owned Prior to This Offering		Shares to be Sold by Selling Shareholders in This Offering		Shares Beneficially Owned After This Offering
	Number	Percent	Number	Percent	Number	Percent
Directors and Executive Officers:
Yong Ji Sun (1)	34,723,768	6.4%	12,181,109	2.3%	22,542,659	4.1%
Tiak Koon Loh (2)	18,484,868	3.4%	–	–	18,484,868	3.4%
Cheng Yaw Sun	*	*	–	–	*	*
Jenny Lee	–	–	–	–	–	–
Terry McCarthy	*	*	–	–	*	*
Venkatachalam Krishnakumar	*	*	–	–	*	*
Christine Lu-Wong	–	–	–	–	–	–
Jin Song Li	*	*	–	–	*	*
Kevin Bai	*	*	–	–	*	*
Jun Su	–	–	–	–	–	–
Directors and Executive Officers as a Group	61,535,973	11.4%	12,181,109	2.3%	49,354,864	9.0%
Principal and Selling Shareholders:
Granite Global Ventures (3)	92,054,882	17.1%	23,013,750	4.3%	69,041,132	12.6%
International Finance Corporation (4)	38,645,693	7.2%	9,500,000	1.8%	29,145,693	5.3%

	Shares Beneficially Owned Prior to This Offering		Shares to be Sold by Selling Shareholders in This Offering		Shares Beneficially Owned After This Offering
	Number	Percent	Number	Percent	Number	Percent
Draper Fisher Jurvetson ePlanet Ventures (5)	33,345,881	6.2%	10,003,766	1.9%	23,342,115	4.3%
Tian Hai International Limited (6)	31,908,327	5.9%	12,181,109	2.3%	19,727,218	3.6%
Intel Capital (Cayman) Corporation (7)	31,566,000	5.9%	12,050,446	2.2%	19,515,554	3.6%
GE Capital Equity Investments Ltd. (8)	29,411,764	5.5%	–	–	29,411,764	5.4%
JAFCO Asia Technology Fund II (9)	23,466,091	4.4%	8,958,272	1.7%	14,507,819	2.6%
Sumitomo Corporation Equity Asia Limited (10)	14,411,765	2.7%	5,501,754	1.0%	8,910,011	1.6%
HSI Holdings, LLC (11)	11,239,998	2.1%	4,290,903	0.8%	6,949,095	1.3%

*
Beneficially owns less than 1% of our common shares.

(1)
Includes 369,853 nonvested common shares subject to a repurchase right by the company that have vested, 125,000 options to purchase our common shares that have vested, 31,908,327 common shares held by Tian Hai International Limited and 2,320,588 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by Yong Ji Sun. Tian Hai International Limited is a British Virgin Islands company whose beneficial owner is Yong Ji Sun, our executive vice president. Yong Ji Sun will sell 12,181,109 of our common shares held by Tian Hai International Limited in this offering. In addition, Tian Hai International Limited has granted the underwriters an option to purchase up to 1,947,728 common shares or 0.4% of our common shares, to cover over-allotments. If the underwriters exercise in full the over-allotments granted by the selling shareholders, Yong Ji Sun will beneficially own 20,594,931 common shares or 3.8% of our common shares.

(2)
Includes 7,890,750 nonvested common shares subject to a repurchase right by the company that have vested, 8,550,000 common shares issuable upon exercise of options held by Tiak Koon Loh, and 2,044,118 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by Tiak Koon Loh.

(3)
Includes 818,193 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by Granite Global Ventures L.P., 42,464,206 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by Granite Global Ventures II L.P., 47,883,748 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by Granite Global Ventures (Q.P.) L.P., and 888,735 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures L.P., Granite Global Ventures II L.P., Granite Global Ventures (Q.P.) L.P., and GGV II Entrepreneurs Fund L.P. are all Delaware limited partnerships and are affiliated entities. Granite Global Ventures L.L.C., which has four managing directors: Scott Bonham, Joel Kellman, Hany Nada and Thomas Ng, is the general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. The managing directors of Granite Global Ventures L.L.C. share voting and investment power with respect to the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Piper Jaffray & Co., a limited partner of Granite Global Ventures II L.P., and a member of Granite Global Ventures L.L.C. is a U.S. registered broker-dealer. Granite Global Ventures II L.L.C., which has seven managing directors: Scott Bonham, Joel Kellman, Hany Nada, Thomas Ng, Jixun Foo, Jenny Lee and Glenn Solomon, is the general partner of Granite Global Ventures II L.P. and of GGV II Entrepreneurs Fund L.P. The managing directors of Granite Global Ventures II L.L.C. share voting and investment power with respect to the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. The registered address of each of Granite Global Ventures L.P., Granite Global Ventures II L.P., Granite Global Ventures (Q.P.) L.P. and GGV II Entrepreneurs Fund L.P. is 2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025. In addition, Granite Global Ventures L.P., Granite Global Ventures II L.P., Granite Global Ventures (Q.P.) L.P., and GGV II Entrepreneurs Fund L.P. have granted the underwriters an option to purchase up to an aggregate of 4,602,769 common shares or 0.9% of our common shares, to cover over-allotments. If the underwriters exercise in full the over-allotment option granted by the selling shareholders, Granite Global Ventures L.P., Granite Global Ventures II L.P., Granite Global Ventures (Q.P.) L.P., and GGV II Entrepreneurs Fund L.P. will beneficially own an aggregate of 64,438,363 common shares or 11.9% of our common shares after the offering.

(4)
Includes 38,645,693 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by International Finance Corporation, an international organization established by Articles of Agreement among its member countries. The registered address of International Finance Corporation is 2121 Pennsylvania Avenue, N.W., Washington, DC 20433. In addition, International Finance Corporation has granted the underwriters an option to purchase up to 1,425,000 common shares or 0.3% of our common shares, to cover over-allotments. If the underwriters exercise in full the over-allotments granted by the selling shareholders, International Finance Corporation will beneficially own 27,720,693 common shares or 5.1% of our common shares after the offering.

(5)
Includes 32,112,085 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by Draper Fisher Jurvetson ePlanet Ventures L.P., a Cayman Islands limited partnership, 666,917 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a California limited liability company, and 566,879 common shares issuable upon conversion of our convertible redeemable preferred shares held by Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a German limited partnership. Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG are affiliated entities. Mr. Timothy C. Draper, Mr. John H. N. Fisher, Mr. Stephen T. Jurvetson and Mr. Asad Jamal, as managing directors of Draper Fisher Jurvetson ePlanet Partners, Ltd. (a Cayman Islands company and the sole general partner of Draper Fisher Jurvetson ePlanet Ventures L.P.,) control the voting and investment power over the shares owned by Draper Fisher Jurvetson ePlanet Ventures L.P. Messrs. Draper, Fisher, Jurvetson and Jamal disclaim beneficial ownership of the shares held directly by Draper Fisher Jurvetson ePlanet Ventures L.P., and Draper Fisher Jurvetson ePlanet Partners, Ltd., except to the extent of their respective pecuniary interests therein. Mr. Timothy C. Draper, Mr. John H. N. Fisher and Mr. Stephen T. Jurvetson as managing members of Draper Fisher Jurvetson ePlanet Partners Fund, LLC control the voting power over the shares owned by Draper Fisher Jurvetson ePlanet Partners Fund, LLC. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held directly by Draper Fisher Jurvetson ePlanet Partners Fund, LLC, except to the extent of their respective pecuniary interests therein. Mr. Timothy C. Draper, Mr. John H. N. Fisher, Mr. Stephen T. Jurvetson and Mr. Asad Jamal, as managing directors of Draper Fisher Jurvetson ePlanet Verwaltungs GmbH (a German company and the sole general partner of Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG) control the voting and investment power over the shares owned by Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG. Messrs. Draper, Fisher, Jurvetson and Jamal disclaim beneficial ownership of the shares held directly by Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, and Draper Fisher Jurvetson ePlanet Verwaltungs GmbH, except to the extent of their respective pecuniary interests therein. The registered address for Draper Fisher Jurvetson ePlanet Ventures L.P. is c/o Walkers, PO Box 265 GT, Walkers House, Mary Street, George Town, Grand Cayman, Cayman Islands. The registered address for Draper Fisher Jurvetson ePlanet Partners Fund, LLC is 2882 Sand Hill Road, Suite 150, Menlo Park, California, 94025, U.S.A. The registered address for Draper Fisher Jurvetson ePlanet GmbH & Co. KG is c/o Regus, Landsberger Strasse 155, 80687 München, Germany. In addition, Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG have granted the underwriters an option to purchase an aggregate of up to 2,035,470 common shares or 0.4% of our common shares, to cover over-allotments. If the underwriters exercise in full the over-allotments granted by the selling shareholders, Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG will beneficially own an aggregate of 21,306,645 common shares or 3.9% of our common shares after the offering.

(6)
Includes 31,908,327 common shares held by Tian Hai International Limited, a British Virgin Islands company whose beneficial owner is Yong Ji Sun, our executive vice president. The address of Tian Hai International Limited is Block 103, #06-108, Spottiswoode Park, 080103 Singapore. In addition, Tian Hai International Limited has granted the underwriters an option to purchase up to 1,947,728 common shares or 0.4% of our common shares, to cover over-allotments. If the underwriters exercise in full the over-allotments granted by the selling shareholders, Tian Hai International Limited will beneficially own 17,779,490 common shares or 3.2% of our common shares after the offering.

(7)
Includes 31,566,000 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by Intel Capital (Cayman) Corporation, an exempted company incorporated in the Cayman Islands wholly owned by Intel Corporation. The shares of Intel Corporation are listed on Nasdaq. The registered office of Intel Capital (Cayman) Corporation is Caledonian House, 69 Dr. Roy's Dr., PO Box 1043, George Town, Grand Cayman, Cayman Islands. In addition, Intel Capital (Cayman) Corporation has granted the underwriters an option to purchase up to 1,926,866 common shares or 0.4% of our common shares, to cover over-allotments. If the underwriters exercise in full the over-allotments granted by the selling shareholders, Intel Capital (Cayman) Corporation will beneficially own 17,588,688 common shares or 3.2% of our common shares after the offering.

(8)
Includes 29,411,764 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by GE Capital Equity Investments Ltd., a Cayman Islands company. GE Capital Equity Investments Ltd. is indirectly wholly owned by General Electric Company. The shares of General Electric Company are listed on the New York Stock Exchange. The registered address for GE Capital Equity Investments Ltd. is Cricket Square, Hutchison Drive, PO Box 2681, Grand Cayman, KYI-1111, Cayman Islands.

(9)
Includes 23,466,091 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by JAFCO Asia Technology Fund II, a Cayman Islands exempted company. JAFCO Asia Technology Fund II is wholly owned by JAFCO Asia Technology Fund II L.P., a limited partnership established in the Cayman Islands. JAFCO Asia Technology Holdings II Limited, a Cayman Islands company and a wholly owned subsidiary of JAFCO Investment (Asia Pacific) Ltd., is the sole general partner of JAFCO Asia Technology Fund II L.P. and controls the voting and investment power over the shares owned by JAFCO Asia Technology Fund II. JAFCO Investment (Asia Pacific) Ltd. is wholly owned by JAFCO Co., Ltd., a public company listed on the Tokyo Stock Exchange. The address for JAFCO Asia Technology Fund II is c/o JAFCO Investment (Asia Pacific) Limited, 6 Battery Road, #42-01, Singapore 049909. In addition, JAFCO Asia Technology Fund II has granted the underwriters an option to purchase up to 1,432,429 common shares or 0.3% of our common shares, to cover over-allotments. If the underwriters exercise in full the over-allotments granted by the selling shareholders, JAFCO Asia Technology Fund II will beneficially own 13,075,390 common shares or 2.4% of our common shares after the offering.

(10)
Includes 14,411,765 common shares issued upon conversion of our convertible redeemable preferred shares at the completion of our initial public offering held by Sumitomo Corporation Equity Asia Limited, a company incorporated in Hong Kong. Sumitomo Corporation Equity Asia Limited is a wholly owned subsidiary of Sumitomo Corporation. The shares of Sumitomo Corporation are listed on the Tokyo Stock Exchange. The registered address for Sumitomo Corporation Equity Asia Limited is Suite 602, One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong. In addition, Sumitomo Corporation Equity Asia Limited has granted the underwriters an option to purchase up to 879,738 common shares or 0.2% of our common shares, to cover over-allotments. If the underwriters exercise in full the over-allotments granted by the selling shareholders, Sumitomo Corporation Equity Asia Limited will beneficially own 8,030,273 common shares or 1.5% of our common shares after the offering.

(11)
Includes 11,239,998 common shares held by HSI Holdings, LLC, a California limited liability company whose beneficial owners are Eugene Tsai, Bradley Tsai, Fung Lee, Pravin Premkumar and George T. Wu. The address of HSI Holdings, LLC is 37 Blue Summit, Irvine, California, 92603.

        As of the date of this prospectus, a total of 57.2% of our outstanding common shares, including 161,690,000 common shares in the form of ADSs, are beneficially owned by shareholders that are resident in the United States and 50 of the record holders of our common shares are resident in the United States. Except as stated in the footnotes to the table above, we are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.

        None of our existing shareholders has voting rights that will differ from the voting rights of other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Historical Changes in Our Shareholding

        Immediately following the incorporation of HiSoft Technology International Limited in the Cayman Islands in May 2004, our shareholders were:

Name of Shareholder	Shares Owned	Percentage
Hualu Corporation (BVI) Ltd.	42,249,375 common shares	65.25%
Kaiki, Inc.	22,500,625 common shares	34.75%

        In order to raise equity capital from investors, we issued several series of convertible redeemable preferred shares. All shareholding percentages in the description below assume the conversion of our convertible redeemable preferred shares into our common shares pursuant to our memorandum and articles of association at the conversion price applicable at the time of the relevant transaction.

        In July 2004, we entered into a share purchase agreement with JAFCO Asia Technology Fund II, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P. and Intel Capital Corporation, pursuant to which we issued, in the aggregate, 40,000,000 series A convertible redeemable preferred shares, equal to 38.2% of our then outstanding share capital, to these entities at a price of $0.20 per preferred share.

        In October 2004, we entered into an accession agreement with International Finance Corporation, pursuant to which we issued 15,000,000 series A convertible redeemable preferred shares, equal to 12.5% of our then outstanding share capital, to International Finance Corporation at a price of $0.20 per preferred share.

        In connection with our acquisition of the business of Tianhai International, we entered into a subscription agreement with Tian Hai International Ltd, or Tian Hai BVI, in July 2005 pursuant to which we issued 12,360,000 common shares to Tian Hai BVI in April 2006, representing 9.4% of our then outstanding share capital.

        In connection with our acquisition of Teksen Systems Holdings Limited, or Teksen Systems, we entered into a subscription agreement with Teksen Systems in August 2005 pursuant to which we issued 3,047,500 common shares to Teksen Systems in April 2006, representing 2.3% of our then outstanding share capital.

        In June 2006, we adjusted the conversion ratio of our series A convertible redeemable preferred shares pursuant to the terms of the July 2004 series A share purchase agreement. After the change, one share of our series A convertible redeemable preferred shares became convertible into 1.087 of our common shares.

        In June 2006, we entered into a share purchase agreement with JAFCO, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P., International Finance Corporation, Intel Capital Corporation, Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC, Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, the Greater China Trust and Sumitomo Corporation Equity Asia Limited, pursuant to which we issued, in the aggregate, 112,000,000 series B convertible redeemable preferred shares in two tranches to these entities at a price of $0.25 per preferred share. Issuance of the first tranche (44,800,000 convertible redeemable preferred shares, equal to 24.3% of our then outstanding share capital) was completed in June 2006.

        In October 2006, we entered into a share sale agreement with Teksen Systems, pursuant to which we adjusted down the consideration for our acquisition and repurchased 609,500 of our common shares from Teksen Systems in January 2007, resulting in a decrease in Teksen Systems's percentage shareholding in our company from 1.7% to 1.3%.

        In December 2006, we entered into an agreement with HSI Holdings, LLC., or HSI Holdings, to acquire the business of Envisage Solutions, Inc., or Envisage Solutions, through our subsidiary HiSoft Envisage Inc. Pursuant to the agreement, we issued 5,040,004 common shares to HSI Holdings in January 2007, representing 2.7% of our then outstanding share capital.

        The issuance of the second tranche of series B convertible redeemable preferred shares under the June 2006 share purchase agreement (67,200,000 convertible redeemable preferred shares, equal to 26.2% of our then outstanding share capital) was completed in April 2007.

        In connection with our acquisition of the remaining equity interest in HiSoft Holdings BVI, the parent company of HiSoft Beijing, the entity that operates the business acquired from Tianhai International, we entered into a share purchase agreement with Tian Hai BVI in December 2006 pursuant to which we issued 15,552,600 common shares to Tian Hai BVI in June 2007, resulting in an increase in Tian Hai BVI's percentage shareholding in our company from 4.6% to 10.3%.

        In connection with the acquisition of Envisage Solutions, we issued another 6,199,994 common shares to HSI Holdings in June 2007 as an earnout payment of the acquisition under the December 2006 agreement, resulting in an increase in HSI Holdings' percentage shareholding in our company from 1.8% to 4.0%.

        In July 2007, we entered into a share purchase agreement with GE Capital Equity Investments Ltd., Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P., International Finance Corporation, Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC, Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, Sumitomo Corporation Equity Asia Limited, Kornhill Consulting Ltd. and Laoniu Investment Limited Co. Pursuant to this agreement, we issued an aggregate of 59,090,910 series C convertible redeemable preferred shares, equal to 15.6% of our then outstanding share capital, to these entities at a price of $0.55 per preferred share in August 2007.

        Under the July 2004 share purchase agreement, we issued a warrant to JAFCO Asia Technology Fund II, or JAFCO, granting JAFCO the right to purchase 2,000,000 series A convertible redeemable preferred shares at a price of $0.05 per preferred share. In August 2007, JAFCO exercised this warrant in its entirety, resulting in an increase in JAFCO's percentage shareholding in our company from 4.8% to 5.4%.

        Under the July 2004 share purchase agreement and the October 2004 accession agreement, we issued warrants to JAFCO, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., International Finance Corporation and Intel Capital Corporation granting them the right to purchase, in the aggregate, 36,000,000 series A-1 convertible redeemable preferred shares at a price of $0.25 per preferred share. In August 2007, JAFCO, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., International Finance Corporation and Intel Capital Corporation exercised these warrants in their entirety.

        In October 2007, we repurchased all of our shares held by Hualu BVI, our wholly owned subsidiary, for $1.00. See "Related Party Transactions—Purchase of Shares of Hualu BVI from Hualu Group, and Repurchase of Our Shares from Hualu BVI."

        In November 2007, we entered into a sale and purchase agreement with Satoharu Ban and Wong Sau Leng, the then shareholders of T-est Pte Ltd, or T-est, to acquire all of their shares of T-est. Pursuant to this agreement, we issued 3,445,344 common shares to Toko Investment Pte Ltd in December 2007, a company controlled by the prior shareholders of T-est.

        In December 2007, we entered into an agreement and plan of merger with Daemoyrod Corp., or Daemoyrod, and Daemoyrod's shareholders, pursuant to which we merged Daemoyrod into HiSoft Wave, our wholly owned subsidiary, and issued 3,976,364 common shares in the aggregate to companies controlled by the prior shareholders of Daemoyrod, Bamboo 35, L.P., Byrd 46, L.P. and Casa De Lago, L.P., in January 2008.

        In February 2008, we issued 3,995,727 common shares to Tian Hai BVI as part of the earn-out consideration paid pursuant to the share purchase agreement that we entered into with Tian Hai BVI in December 2006.

        In June 2009, the conversion ratio of our series C convertible redeemable preferred shares was adjusted pursuant to the terms of the July 2007 series C share purchase agreement. After the change, one series C convertible redeemable preferred share became convertible into 1.618 of our common shares.

        In February 2010, in connection with our acquisition of AllianceSPEC, we issued 1,500,000 common shares to Liu Chu Tzer.

        In February 2010, we issued 800,000 common shares to our chairman, Cheng Yaw Sun, and 1,200,000 common shares to certain relatives of our chairman, at a price of $0.30 per share under the terms of the employment contract that we entered into with him at the time of his appointment as our executive chairman.

        In July 2010, we issued 137,971,673 common shares in connection with our initial public offering.

RELATED PARTY TRANSACTIONS

Private Placements and Warrants

        In July and October 2004, we entered into a share purchase agreement and an accession agreement, respectively, pursuant to which we issued an aggregate of 55,000,000 series A convertible redeemable preferred shares to JAFCO Asia Technology Fund II, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P. International Finance Corporation and Intel Capital Corporation at a per share price of $0.20.

        Under the July 2004 share purchase agreement, we issued a warrant to JAFCO Asia Technology Fund II, or JAFCO, granting JAFCO the right to purchase 2,000,000 series A convertible redeemable preferred shares at a price of $0.05 per preferred share. In August 2007, JAFCO exercised this warrant in its entirety.

        Under the July 2004 share purchase agreement and the October 2004 accession agreement, we issued warrants to JAFCO, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., International Finance Corporation and Intel Capital Corporation granting them the right to purchase, in the aggregate, 36,000,000 series A-1 convertible redeemable preferred shares at a price of $0.25 per preferred share. In August 2007, JAFCO, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., International Finance Corporation and Intel Capital Corporation exercised these warrants in their entirety.

        In June 2006, we entered into a share purchase agreement pursuant to which we issued an aggregate of 112,000,000 series B convertible redeemable preferred shares in two tranches to JAFCO Asia Technology Fund II, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P., International Finance Corporation, Intel Capital Corporation, Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC, Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, the Greater China Trust and Sumitomo Corporation Equity Asia Limited at a per share price of $0.25.

        In July 2007, we entered into a share purchase agreement pursuant to which we issued an aggregate of 59,090,910 series C convertible redeemable preferred shares to Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P., International Finance Corporation, Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC, Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, Sumitomo Corporation Equity Asia Limited, GE Capital Equity Investments Ltd., Kornhill Consulting Ltd. and Laoniu Investment Limited at a per share price of $0.55.

Investors' Rights Agreement

        In connection with our sale of series A convertible redeemable preferred shares in July 2004, we and our then existing shareholders entered into an investors' rights agreement. In June 2006 and August 2007, this investors' rights agreement was amended and restated in connection with our sales of series B and series C convertible redeemable preferred shares. In March 2010, this investors' rights agreement was further amended and restated to reflect changes to our fifth amended and restated memorandum and articles of association, which was approved by a general shareholders' meeting held in December 2009. Under this current investors' rights agreement, these shareholders are entitled to certain registration rights, including demand registration rights, piggyback registration rights and Form F-3 registration rights. For a more detailed description of these registration rights and the terms upon which they will terminate, see "Description of Share Capital—Registration Rights Under Investors' Rights Agreement."

        The current investors' rights agreement provides that for three years following our initial public offering, we are required to deliver to each investor holding at least 10,000,000 of our common shares:

  •
  copies of any quarterly, interim, annual, extraordinary or other reports, if any, filed by us promptly after we file any such documents with the SEC or any other relevant securities exchange, regulatory authority or government agency and when such documents are also generally available to our other shareholders; and

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  copies of any annual reports to shareholders or other materials delivered to all other shareholders.

Right of First Refusal and Co-Sale Agreement

        In July 2004, we entered into a right of first refusal and co-sale agreement with our then current shareholders in connection with the issuance of our series A convertible redeemable preferred shares. The agreement was subsequently amended and restated in connection with our issuances of our series B and series C convertible redeemable preferred shares. Under the current amended and restated right of first refusal and co-sale agreement, each holder of our convertible redeemable preferred shares has certain rights of first refusal and tag-along rights with respect to any proposed share transfers by certain of our common shareholders. The current amended and restated right of first refusal and co-sale agreement will terminate automatically upon the completion of this offering so long as it is a qualified public offering as defined by our current investors' rights agreement.

Purchase of Shares of Hualu BVI from Hualu Group, and Repurchase of Our Shares from Hualu BVI

        In April 2007, we entered into a series of agreements with Hualu Group and its affiliates including one of our shareholders, Hualu Corporation (BVI) Ltd., or Hualu BVI, which was then wholly owned by Hualu Group. Pursuant to these agreements, we purchased all of the outstanding shares of Hualu BVI and the shares held by Hualu Group's affiliates in Haihui Dalian at an aggregate purchase price of $10.6 million.

        In October 2007, we repurchased all of our shares held by Hualu BVI, which was then our wholly owned subsidiary, for $1.00.

Transactions with Tian Hai BVI and Tianhai International

        In July 2005, we entered into an agreement with Tianhai International to acquire the business of Tianhai International. In connection with this acquisition, we and Tian Hai International Limited, or Tian Hai BVI, a British Virgin Islands holding company established by a shareholder of Tianhai International, established HiSoft Holdings BVI in the British Virgin Islands. We and Tian Hai BVI initially held 51% and 49%, respectively, of the equity interest in HiSoft Holdings BVI, and we acquired the balance of the interest in HiSoft Holdings BVI in December 2006. Subsequent to this transaction, Yong-Ji Sun became one of our executive officers. See "Our Corporate Structure—Our History."

        We issued and allotted 12,360,000, 15,552,600 and 3,995,727 common shares to Tian Hai BVI in April 2006, June 2007 and February 2008, respectively, as consideration for the acquisition in addition to cash consideration of $7.7 million. We also made transitional arrangements in connection with this acquisition, including subcontracting of technical services to us, provision of services by Tianhai International to us, lease and purchase by us of equipment of Tianhai International, temporary advances made by us to Tian Hai BVI, and payments made by Tianhai International on behalf of us. As of December 31, 2009, we had no remaining balance in connection with the above transactions. See note 19 to our consolidated financial statements appearing elsewhere in this prospectus.

Transactions with Teksen Guangzhou, Advansys Consulting and Teksen BVI

        In August 2005, we entered into an agreement with Teksen Systems Holdings Limited, or Teksen Systems, to acquire the business of Teksen Systems. In connection with this acquisition, we and Teksen Systems established HiSoft Systems BVI in the British Virgin Islands. We and Teksen Systems initially held 55% and 45%, respectively, of the equity interest in HiSoft Systems BVI and we acquired the balance of the interest in HiSoft Systems BVI in October 2006. See "Our Corporate Structure—Our History."

        We issued and allotted 3,047,500 common shares to Teksen Systems in April 2006 as consideration for the above acquisition, and repurchased from Teksen Systems 609,500 common shares for total consideration of $1.00 due to an adjustment of consideration in January 2007. In addition, we paid cash consideration of $2.9 million for the acquisition. We also made transitional arrangements with Teksen Systems and its two subsidiaries, Teksen Horizon Systems (Guangzhou) Limited, or Teksen Guangzhou, and Advansys Business Consulting Group Limited, or Advansys Consulting, in connection with this acquisition. These arrangements included subcontracting of technical services to us, provision of services by Teksen Guangzhou and Advansys Consulting to us, purchase of equipment of Teksen Guangzhou by us, temporary advances made by us to Teksen Systems, and payments made by Teksen Guangzhou on our behalf. As of December 31, 2007, we had no remaining balance in connection with the above transactions.

Agreements among HiSoft Dalian, Haihui Dalian, and the Shareholders of Haihui Dalian

        We began operations in November 1996 as Dalian Haihui Sci-Tech Co., Ltd., or Haihui Dalian, which is a domestic Chinese company. In May 2004, in connection with our financing from investors outside of China, we established a wholly owned subsidiary, HiSoft Technology (Dalian) Co., Ltd., or HiSoft Dalian, which entered into a series of contractual arrangements with Haihui Dalian and all of its then shareholders that gave us effective control over Haihui Dalian.

        Our original contractual arrangements with Haihui Dalian include a strategic cooperation agreement pursuant to which HiSoft Dalian is entitled to receive management and service fees from Haihui Dalian. In addition, we have entered into a voting rights agreement with Haihui Dalian and its controlling shareholders, including our former chairman, pursuant to which we are irrevocably entrusted with the voting rights regarding Haihui Dalian as representative of its shareholders. Pursuant to an equity acquisition option agreement with Haihui Dalian and all of its then current shareholders, HiSoft Dalian or its nominees obtained the right to acquire, in whole or in part, the equity interests of Haihui Dalian at a nominal price or the minimum price permitted under applicable laws. These contractual agreements also include an agreement that requires the then current shareholders of Haihui Dalian to vote in accordance with the instructions of us regarding the amendment of the above agreements. In April 2007, we have exercised our options under the equity acquisition option agreement to require the transfer of 79.59% of the shares of Haihui Dalian to our five nominees. Pursuant to an agreement we entered into with Haihui Dalian in January 2008, HiSoft Dalian and our former chairman, all of the then existing shareholders of Haihui Dalian have transferred their equity interests in Haihui Dalian to our nominees. See "—Transactions with Our Former Chairman."

        We previously operated hiSoft Japan Co., Ltd., or HiSoft Japan, and DMK International, Inc., or DMK International, through Haihui Dalian. In May 2007, we entered into a master agreement with Haihui Dalian regarding the transfer of the shares in HiSoft Japan and DMK International held by Haihui Dalian to us. We subsequently entered into definitive agreements regarding such transfers in July 2007 and completed share transfer procedures in Japan and the United States respectively.

Transactions with Our Former Chairman

        Our former chairman, Mr. Yuanming Li, resigned from office in November 2007. We entered into a binding memorandum of understanding with Haihui Dalian, HiSoft Dalian and Mr. Li in September 2007, and a series of agreements with Mr. Li in January 2008 pursuant to the memorandum of understanding. As of the date of this prospectus, the relevant parties have conducted the following transactions pursuant to these agreements:

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  Mr. Li worked as an advisor to us through 2008 for which he received $0.4 million and options for the purchase of 1,000,000 of our common shares under our share incentive plan;

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  Dalian Borui Information Technology Co., Ltd., or Dalian Borui, a company wholly owned by Mr. Li, provided consulting service to Haihui Dalian until December 31, 2008;

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  Mr. Li and all other then current shareholders of Haihui Dalian transferred all of their equity interest in Haihui Dalian to our nominees;

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  Dalian Borui had intended to purchase 40% equity interest in JBDK Company Limited from Haihui Dalian for cash consideration of $1.00 but the parties later cancelled the transaction; the investment had been fully written off as of December 31, 2005 as Haihui Dalian's share of JBDK Company Limited's losses had exceeded the investment cost, and JBDK Company Limited was liquidated;

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  A third party designated by Mr. Li purchased all the ownership interest in the Training Center, a wholly owned subsidiary of Haihui Dalian, from Haihui Dalian for cash consideration of RMB0.8 million ($0.1 million);

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  Dalian Borui purchased certain properties from Haihui Dalian, including a building, land use rights and a car, for cash consideration of RMB10.9 million ($1.6 million);

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  Haihui Dalian has licensed its trademark "Haihui" (in Chinese character) to the Training Center for five years;

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  HiSoft Dalian extended a loan of RMB16.6 million ($2.4 million) to Mr. Li free of interest for purchasing of a building, land use rights, a car and the Training Center, the establishment of Dalian Borui and the operation of the Training Center after the transfer described above, which loan is repayable on the earlier of (i) six months after the closing of this offering, provided that Kaiki Inc. can freely transfer the shares it holds in our company, or (ii) three years after the date of the loan agreement;

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  HiSoft Dalian extended a loan of RMB0.1 million ($12,200) to Mr. Li free of interest for the establishment and operation of Dalian Borui, which has been repaid in full; and

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  Mr. Li pledged 3,072,085 of our common shares held by him through Kaiki Inc. to HiSoft Dalian to secure the RMB16.6 million loan described above.

        In January 2008, Haihui Dalian, HiSoft Dalian and Dalian Borui entered into a cooperation framework agreement in respect of the proposed formation of a new company by Haihui Dalian and Dalian Borui. The new company will be the operating entity of a new software park in Dalian and Haihui Dalian and Dalian Borui hold 0.1% and 99.9% equity interest, respectively, in the new company. Under the agreement, the new company will transfer a piece of land with a space of 50,000 square meters within the software park to HiSoft Dalian at the transfer price of RMB20.0 million ($2.9 million). HiSoft Dalian and Haihui Dalian issued a notice to Dalian Borui in October 2008 to terminate the cooperation framework agreement due to the new company's failure to obtain the land use right according to the agreed timeline.

        In late March 2008, we entered into a supplementary agreement with Mr. Li, Haihui Dalian and HiSoft Dalian to extend the timeline to complete all of the transactions contemplated under the original master agreement and definitive transaction documents.

Employment Agreements

        See "Management—Employment Agreements."

Share Options

        See "Management—Share Incentive Plan."

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, and the Companies Law (2009 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

        As of the date of this prospectus, our authorized share capital was $87,200 consisting of $87,200 divided into 872,000,000 common shares of par value of $0.0001 each. As of the date of this prospectus, we had 545,661,825 common shares issued and outstanding (including 6,360,791 nonvested common shares awarded under our share incentive plan that have not vested). All of our common shares issued and outstanding are fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

        The following are summaries of material provisions of our sixth amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares.

Common Shares

  General

        All of our outstanding common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their common shares.

  Dividends

        The holders of our common shares are entitled to such dividends as may be declared by our shareholders or board of directors subject to the Companies Law and to the articles of association.

  Voting Rights

        Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the common shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the common shares. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

  Transfer of Common Shares

        Subject to the restrictions contained in our articles of association, as applicable, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any common share. Our board of directors may also decline to register any transfer of any common share unless:

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  the instrument of transfer is lodged with us, accompanied by the certificate for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of common shares;

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  the instrument of transfer is properly stamped, if required;

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  the common shares transferred are fully paid and free of any lien in favor of us;

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  any fee related to the transfer has been paid to us; and

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  the transfer is not to more than four joint holders.

        If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

  Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of common shares), assets available for distribution among the holders of common shares will be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

  Calls on Common Shares and Forfeiture of Common Shares

        Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares. The common shares that have been called upon and remain unpaid are subject to forfeiture.

  Redemption of Common Shares

        Subject to the provisions of the Companies Law and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

  Variations of Rights of Shares

        If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

  General Meetings of Shareholders

        Shareholders' meetings may be convened by a majority of our board of directors or our chairman. Additionally, on the requisition of shareholders representing not less than 40% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting. Advance notice of at least ten days is required for the convening of our annual general shareholders' meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

  Election and Removal of Directors

        Unless otherwise determined by the Company in the general meeting, our articles provide that our board will consist of not less than three directors. There are no provisions relating to retirement of directors upon reaching any age limit.

        The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or, subject to authorization by the members in the general meeting, as an addition to the existing board, but so that the number of directors so appointed will not exceed any maximum number determined from time to time by the members in general meeting. Any director appointed by the board to fill a casual vacancy will hold office until the next annual general meeting of members after his appointment and be subject to re-election at such meeting.

        Our articles provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum are appointed by shareholders by a simple majority of the votes cast on the resolution.

        A director may be removed with or without cause by a shareholder resolution which has been passed by at least a simple majority of the votes cast by the shareholders having a right to attend and vote at such meeting provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 10 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

  Proceedings of Board of Directors

        Our articles provide that our business is to be managed and conducted by our board of directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be a majority of the directors.

        Our articles provide that the board may from time to time at its discretion exercise all powers of the Company to raise or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Companies Law, issue debentures, bonds and other securities of the Company, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

  Inspection of Books and Records

        Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in our articles provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See "Where You Can Find Additional Information."

  Changes in Capital

        We may from time to time by ordinary resolution:

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  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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  sub-divide our existing shares, or any of them into shares of a smaller amount; or

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  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

  Exempted Company

        We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

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  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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  an exempted company's register of members is not open to inspection;

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  an exempted company does not have to hold an annual general meeting;

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  an exempted company may issue no par value, negotiable or bearer shares;

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  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  an exempted company may register as a limited duration company; and

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  an exempted company may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq Listing Rules in lieu of following home country practice after the closing of this offering. The Nasdaq Listing Rules require that every company listed on the Nasdaq Global Market hold an annual general meeting of shareholders. In addition, our articles of association allow directors to call a special meeting of shareholders pursuant to the procedures set forth in our articles.

Differences in Corporate Law

        The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

  Mergers and Similar Arrangements

        A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a majority in number representing seventy-five percent (75%) in value of the shareholders voting together as one class and (b) if the shares to be issued to each shareholder in the surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his or her shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (representing 75% by value) with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

  Shareholders' Suits

        In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities,

which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

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  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

  Indemnification of Directors and Executive Officers and Limitation of Liability

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Anti-Takeover Provisions in the Memorandum and Articles of Association

        Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

  Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

  Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Neither Cayman Islands law nor our articles of association allow our shareholders to requisition a shareholders' meeting. However, on the requisition of shareholders representing not less than 40% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. However, our articles of association require us to call such meetings every year.

  Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

  Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by ordinary resolution.

  Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

  Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law of the Cayman Islands and our articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

  Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

  Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

  Rights of Non-Resident or Foreign Shareholders

        There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

  Directors' Power to Issue Shares

        Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Registration Rights Under Investors' Rights Agreement

        Under the terms of an investors' rights agreement, as amended, among us and our existing shareholders, from the date that is six months after our initial public offering, certain shareholders holding at least 10% of our registrable securities then outstanding may, on no more than three occasions, require us to effect the registration and/or qualification for sale of all or part of the registrable securities then outstanding.

        Registrable securities are (i) any of our common shares issuable or issued upon conversion of our preferred shares, (ii) any of our common shares issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i), (iii) any of our common shares otherwise acquired by the holder of our preferred shares, including without limitation common shares acquired through share split, share dividend, recapitalization or a similar event and (iv) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing, but excluding any of our shares sold in a transaction in which the registration rights are not assigned in accordance with the investors' rights agreement or any registrable securities sold in a public offering, whether sold pursuant to Rule 144 or in a registered offering, or otherwise. We will not be obligated to effect any such registration if we have, within the six-month period preceding the date of such request, already effected a registration under the Securities Act pursuant to provisions regarding demand registration or Form F-3 registration, or in which the holders of registrable securities had an opportunity to participate pursuant to the provisions relating to piggyback registration, other than a registration from which the registrable securities of such holders have been excluded pursuant to the provisions regarding underwriting in a piggyback registration. And no holder may register more than 50% of the aggregate number of registrable securities held by such holder in any one or more registrations that are initiated pursuant to this prior to the 12-month anniversary of the initial underwritten public offering of our common shares. We will have no obligation to effect more than three registrations pursuant to provisions regarding demand registration in our amended and restated articles of association.

        Holders of registrable securities also have "piggyback" registration rights, which may require us to register all or any part of the registrable securities then held by such holders when we register any common shares, but excluding registration pursuant to demand registration or Form F-3 registration as provided in the investors' rights agreement or any registration relating to any employee benefit plan or relating to a corporate reorganization.

        We are obligated to use our best efforts to qualify for registration on Form F-3 or on any comparable or successor form at the earliest opportunity and to use our best efforts to maintain such qualification. If we are qualified to use Form F-3, any holder of registrable securities may request in writing that we effect a registration on either Form F-3 and any related qualification or compliance with respect to all or a part of the registrable securities owned by such holder. In such case, we will be obligated to effect, as soon as practicable, such registration and all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such holder's registrable securities as are specified in such request together with all or such portion of the registrable securities of any other holder or holders joining in such request as are specified in a written request given within 20 days after we provide the notice; provided, however, that we will not be obligated to effect any such registration, qualification or compliance pursuant to provisions regarding Form F-3 registration:

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  if Form F-3 becomes unavailable for such offering by the holders;

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  if the holders, together with the holders of any other securities of our company entitled to inclusion in such registration, propose to sell registrable securities and such other securities, if any, at an aggregate price to the public of less than $1.0 million;

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  if we have, within the six-month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the registrable securities of holders have been excluded, with respect to all or any portion of the registrable securities the holders requested be included in such registration, pursuant to the provisions relating to underwriting in a piggyback registration; or

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  in any particular jurisdiction in which we would be required to quality to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

        Except as otherwise provided herein, there will be no limit on the number of times the holders may request registration of registrable securities under these Form F-3 registration rights; provided, that we will not be required to effect more than two registrations within any 12-month period.

        We are also not obligated to effect any demand registration or registration on Form F-3 if we furnish to the holders of registrable securities a certificate signed by our president or chief executive officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us or our shareholders for such registration statement to be filed, in which event we have the right to defer such filing of the registration statement, for a period not to exceed 90 days after the receipt of the request to file such registration statement so long as we do not file a registration statement with respect to a public offering of our securities during such 90-day period. We may not utilize this right more than once in any 12-month period.

        If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, where the number of registrable securities included in an underwritten public offering under a demand registration is to be reduced, all shares that are not registrable securities including, without limitation, the registrable securities held by our directors, officers or employees, must be reduced before the number of any registrable securities may be reduced, and in case of a piggyback registration, the number of shares that may be included in the registration will be allocated first to us and second to each requesting holder of registrable securities on a pro rata basis, however, the number of registrable securities that are included in such offering may not be reduced to less than 25% of the aggregate number of the registrable securities requested to be included in such underwriting, even if this will cause us to reduce the number of shares we wish to offer.

        We are generally required to bear all of the registration expenses, excluding only the underwriters' and brokers' discounts and selling commissions, incurred in connection with demand registrations, piggyback registrations and registrations on Form F-3.

        Notwithstanding the foregoing, we will have no obligations to effect the demand registration, piggyback registration and Form F-3 registration with respect to any registrable securities proposed to be sold by a holder of registrable securities in a registered public offering (i) five years after the consummation of our initial public offering, or (ii) if, in the opinion of our counsel, all such registrable securities proposed to be sold by a holder may then be sold under Rule 144 during a three-month period without exceeding the volume limitations thereunder.

Inspection of Books and Records

        Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information."

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent an ownership interest in 19 common shares deposited with the office in Hong Kong of Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent an ownership interest in any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have a shareholder's rights. Cayman Islands law governs shareholders' rights. The depositary will be the holder of the common shares underlying your ADSs. As a holder of ADSs, you will have an ADS holder's rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holders' rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information ."

Holding the ADSs

  How will you hold your ADSs?

        You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

  How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our common shares) set by the depositary with respect to the ADSs.

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  Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the common shares or any net proceeds from the sale of any common shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held in a segregated account. It will not invest the foreign currency and it will not be liable for any interest.

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  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.    The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell common shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares. The depositary may sell a portion of the distributed common shares sufficient to pay its fees and expenses in connection with that distribution.

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  Elective Distributions in Cash or Shares.    If we offer holders of our common shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the common shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing common shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of common shares.

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  Rights to Purchase Additional Shares.    If we offer holders of our common shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

  If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

  U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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  Other Distributions.    Subject to receipt of timely notice as described in the deposit agreement from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

  How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        Except for common shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after June 29, 2010, the date of the prospectus relating to our initial public offering.

  How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

  How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

  How do you vote?

        You may instruct the depositary to vote the common shares or other deposited securities underlying your ADSs. Otherwise, you could exercise your right to vote directly if you withdraw the common shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the common shares.

        If we ask for your instructions and provide the depositary with timely notice as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the common shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our constitutive documents, to vote or to have its agents vote the common shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exits or the matter materially and adversely affects the rights of holders of the common shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the common shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the common shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:
$0.05 (or less) per ADS	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	Any distribution of cash proceeds to you
A fee equivalent to the fee that would be payable if securities distributed to you had been common shares and the common shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$0.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of common shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw common shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADS or share underlying an ADS, including any applicable interest and penalties thereon and any share transfer or other taxes or governmental charges, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        Deutsche Bank Trust Company Americas, as depositary, has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

        The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our common shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the common shares that are not distributed to you or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended .

  How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver common shares and other deposited securities upon cancellation of

ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

  Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

  •
  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

  •
  are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

  •
  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

  •
  disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting common shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

  •
  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

  •
  disclaim any liability for any indirect, special, punitive or consequential damages.

        The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, common shares or deposited securities.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of common shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying common shares at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of common shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our common shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying common shares. This is called a pre-release of the ADSs. The depositary may also deliver common shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying common shares are delivered to the depositary. The depositary may receive ADSs instead of common shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the common shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such common shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such common shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such common shares or ADSs in its records, and (e) unconditionally guarantees to deliver such common shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to a limit of 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon closing of this offering, we will have 13,510,000 ADSs outstanding representing approximately 46.8% of our common shares (or 14,260,000 ADS outstanding representing approximately 49.4% of our common shares, if the underwriters exercise in full the over-allotment option). All of the ADSs sold in this offering and the common shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an "affiliate" of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding common shares prior to this offering are "restricted securities" as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted common shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

        Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. We do not expect that a trading market will develop for our common shares not represented by ADSs.

Lock-up Agreements

        Each of our officers and directors and the holders of most of our common shares have agreed, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our common shares, in the form of ADSs or otherwise, for a period of 90 days after the date this prospectus becomes effective. Certain of our shareholders who do not participate in this offering remain subject to the 180-day lock-up period in connection with our initial public offering, which is scheduled to expire on December 26, 2010.

        After the expiration of the relevant lock-up period, the common shares or ADSs held by the selling shareholders, our directors, executive officers or our other existing shareholders or certain option holders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our common shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 5,456,618 common shares immediately after this offering; and

  •
  the average weekly trading volume of our ADSs on the Nasdaq Global Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in "brokers' transactions" as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of $50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale.

        Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased common shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon closing of this offering, the holders of 215,932,917 of our common shares or their transferees (or the holders of 203,630,645 of our common shares or their transferees, if the underwriters exercise in full the over-allotment option) will be entitled to request that we register their common shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Registration Rights Under Investors' Rights Agreement."

TAXATION

        The following is a discussion of the material Cayman Islands, People's Republic of China and U.S. federal income tax consequences relevant to an investment in our ADSs and common shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Fangda Partners, our PRC counsel. To the extent that the discussion relates to matters of United States federal income tax law, and subject to the qualifications, assumptions and limitations related thereto, the discussion of the material United States federal income tax consequences to United States Holders of the ownership of our common shares and ADRs represents the opinion of Simpson Thacher & Bartlett LLP, our United States counsel. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and common shares.

Cayman Islands Taxation

        Conyers Dill & Pearman advises us that the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ADSs and common shares. Conyers Dill & Pearman further advises us that there are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. Conyers Dill & Pearman also advises us that no stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. Conyers Dill & Pearman also advises us that the Cayman Islands is not party to any double tax treaties and that there are no exchange control regulations or currency restrictions in the Cayman Islands.

        Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

          (1)   that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

          (2)   that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

        The undertaking for us is for a period of twenty years from June 8, 2004.

People's Republic of China Taxation

        We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends from our PRC subsidiaries. Fangda Partners advises us that the New EIT Law and its Implementation Rules, both of which became effective on January 1, 2008, provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its foreign investor, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

        Fangda Partners advises us that under the New EIT Law, enterprises established under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered to be PRC tax resident enterprises for tax purposes. Fangda Partners further advises us that if we are considered a PRC tax resident enterprise under the above definition, then our global income will be subject to PRC enterprise income tax at the rate of 25%.

        Fangda Partners also advises us that the Implementation Rules of the New EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. Fangda Partners also advises us that it is not clear how "domicile" may be interpreted under the New EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, Fangda Partners advises us that if we are considered as a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10.0%.

        See "Risk Factors—Risk Factors Relating to China—Under the New EIT Law, we may be classified as a "resident enterprise" of China. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders."

Material United States Federal Income Tax Considerations

        The following discussion describes the material United States federal income tax consequences of the ownership of our common shares and ADSs as of the date hereof. Subject to the qualifications, assumptions and limitations set forth herein, this discussion of the material United States federal income tax consequences to United States Holders of the ownership of our common shares and ADRs represents the opinion of Simpson Thacher & Bartlett LLP, our United States counsel. Except where noted, this discussion deals only with common shares and ADSs held as capital assets. As used herein, the term "United States Holder" means a holder of a common share or ADS that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a person holding our common shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who owns or is deemed to own 10% or more of our voting stock;

  •
  a partnership or other pass-through entity for United States federal income tax purposes; or

  •
  a person whose "functional currency" is not the United States dollar.

        The discussion below is based upon the provision of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this discussion is based, in part, upon made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

        If a partnership holds our common shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares or ADSs, you should consult your tax advisors.

        This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our common shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

  ADSs

        If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying common shares that are represented by such ADSs. Accordingly, deposits or withdrawals of common shares for ADSs will not be subject to United States federal income tax.

  Taxation of Dividends

        Subject to the discussion under "—Passive Foreign Investment Company" below, the gross amount of distributions on the ADSs or common shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the common shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

        With respect to non-corporate United States investors, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on common shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. Since our ADSs are listed on the Nasdaq Global Market, United States Treasury Department guidance indicates that our ADSs are readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our common shares will be listed on an established securities market, we do not believe that dividends that we pay on our common shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC, and if we are eligible for such benefits, dividends we pay on our common shares, regardless of whether such shares are represented by ADSs, would be eligible for the reduced rates of taxation. See "Taxation—People's Republic of China Taxation". Non-corporate United States Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

        Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

        In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or common shares. See "Taxation—People's Republic of China Taxation." In that case, subject to certain conditions and limitations, PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or common shares will be treated as foreign-source income and will generally constitute passive category income. Furthermore, in certain circumstances, if you have held the ADSs or common shares for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on the ADSs or common shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or common shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or common shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Consequently, such distributions in excess of our current and accumulated earnings and profits would generally not give rise to foreign source income and you would generally not be able to use the foreign tax credit arising from any PRC withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes. However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

        Distributions of ADSs, common shares or rights to subscribe for common shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

  Passive Foreign Investment Company

        Based on our financial statements, relevant market data and the projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a PFIC for 2010, and we do not expect to become one in the future, although there can be no assurance in this regard. Moreover, because the determination of our PFIC status is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income we earn, our United States counsel expresses no opinion with respect to our PFIC status.

        In general, we will be a PFIC for any taxable year in which:

  •
  at least 75% of our gross income is passive income, or

  •
  at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income.

        The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of our equity, a decrease in the price of our ADSs may also result in our becoming a PFIC. The composition of our income and our assets will also be affected by how, and how quickly, we spend the cash raised in this offering. Under circumstances where the cash is not deployed for active purposes, our risk of becoming a PFIC may increase. If we are a PFIC for any taxable year during which you hold our ADSs or common shares, you will be subject to special tax rules discussed below.

        If we are a PFIC for any taxable year during which you hold our ADSs or common shares, you will be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition, including a pledge, of ADSs or common shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or common shares will be treated as excess distributions. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or common shares,

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        In addition, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will be required to file Internal Revenue Service Form 8621 if you hold our ADSs or common shares in any year in which we are classified as a PFIC.

        If we are a PFIC for any taxable year during which you hold our ADSs or common shares and any of our non-United States subsidiaries is also a PFIC, a United States Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

        In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to holders of ADSs if the ADSs are listed on the Nasdaq Global Market, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be "regularly traded" for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the common shares will be listed on the Nasdaq Global Market. Consequently, if you are a holder of common shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election if we are or were to become a PFIC.

        If you make an effective mark-to-market election, you will include in each year that we are a PFIC as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

        A U.S. investor in a PFIC generally can mitigate the consequences of the rules described above by electing to treat the PFIC as a "qualified electing fund" under Section 1295 of the Code. However, this option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

        You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or common shares if we are considered a PFIC in any taxable year.

  Taxation of Capital Gains

        For United States federal income tax purposes and subject to the discussion under "—Passive Foreign Investment Company" above, you will recognize taxable gain or loss on any sale or exchange of ADSs or common shares in an amount equal to the difference between the amount realized for the ADSs or common shares and your tax basis in the ADSs or common shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss.

        Consequently, you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of our ADSs or common shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. You are urged to consult your tax advisor regarding the tax consequences if PRC tax is imposed on gain on a disposition of our common shares or ADSs, including the availability of the foreign tax credit under your particular circumstances.

  Information reporting and backup withholding

        In general, information reporting will apply to dividends in respect of our ADSs or common shares and the proceeds from the sale, exchange or redemption of our ADSs or common shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., UBS AG and Citigroup Global Markets Inc. have severally agreed to purchase from us and the selling shareholders the following respective number of ADSs at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of ADSs
Deutsche Bank Securities Inc.
UBS AG
Citigroup Global Markets Inc.
BMO Capital Markets Corp.
Oppenheimer & Co. Inc.

Total	5,000,000

        All sales of ADSs in the United States will be made through U.S. registered broker-dealers. UBS AG is expected to make offers and sales in the United States through its SEC-registered broker-dealer affiliate selling agent, UBS Securities LLC.

        The underwriting agreement provides that the obligations of the several underwriters to purchase the ADSs offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the ADSs offered by this prospectus, other than those covered by the over-allotment option described below, if any of these ADSs are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the ADSs to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per ADS under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per ADS to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

        The selling shareholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an aggregate of 750,000 additional ADSs at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of ADSs offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional ADSs as the number of ADSs to be purchased by it in the above table bears to the total number of ADSs offered by this prospectus. The selling shareholders will be obligated, pursuant to the option, to sell these additional ADSs to the underwriters to the extent the option is exercised. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the 5,000,000 ADSs are being offered.

        The underwriting discounts and commissions per ADS are equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting discounts and commissions are         % of the public offering price. We and the selling shareholders have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

Total Fees
	Fee per ADS	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$	$	$
Discounts and commissions paid by the selling shareholders

        We and the selling shareholders have agreed that the underwriters' discounts and commissions incurred by us will be borne in proportion to the numbers of ADSs sold in the offering by us and the selling shareholders, respectively. Certain other expenses incurred by us and the selling shareholders in connection with this offering will be borne by us. In addition, the underwriters have agreed to reimburse us for a certain portion of the expenses of this offering payable by us. For additional information regarding expenses, see "Expenses Related to this Offering."

        We and the selling shareholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Each of our officers and directors, and the holders of most of our common shares, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our ADSs or common shares or other securities convertible into or exchangeable or exercisable for our ADSs or common shares or derivatives of our ADSs or common shares owned by these persons prior to this offering or ADSs or common shares issuable upon exercise of options or warrants held by these persons for a period of 90 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc., UBS AG and Citigroup Global Markets Inc. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period under certain circumstances, including, without limitation to, in the case of gifts or for estate planning purposes or disposition to affiliates or immediate family members where the donee or transferee signs a lock-up agreement. In addition, if the share lock-up provisions are waived by the representatives of the underwriters with respect to any shares held by any of our shareholders who held preferred shares prior to our initial public offering, such waiver shall apply on a pro rata basis to any shares held by our other shareholders who held preferred shares prior to our initial public offering. We have entered into a similar agreement with the representatives of the underwriters except that without such consent of Deutsche Bank Securities Inc., UBS AG and Citigroup Global Markets Inc. we may grant options and sell shares pursuant to our share incentive plan and, subject to certain conditions, may issue and transfer securities of our company in connection with future mergers and acquisitions. There are no agreements between the representatives and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 90-day period. For additional information regarding lock-ups, see "Shares Eligible For Future Sale."

        The 90-day lock-up period as described above is subject to adjustment only under the following circumstances. If (1) during the last 17 days of the 90-day lock-up period, (a) we release earnings results or (b) material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period, then, in each case, the 90-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of our release of the earnings results or the occurrence of material news or a material event relating to us, unless Deutsche Bank Securities Inc., UBS AG and Citigroup Global Markets Inc., on behalf of the underwriters, waive this extension in writing.

        Our ADSs are listed on the Nasdaq Global Market under the symbol "HSFT."

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        In connection with this offering, the underwriters may purchase and sell our ADSs in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option.

        Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market prior to the completion of this offering.

        Stabilizing transactions consist of various bids for or purchases of our ADSs made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased ADSs sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our ADSs. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

        A prospectus in electronic format is being made available on Internet websites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

        UBS AG was among our top five clients in terms of contribution to net revenues in 2009 and an affiliate of Citigroup Global Markets Inc. has been our client since 2006.

        Deutsche Bank Securities Inc.'s address is 60 Wall Street, New York, New York 10005, United States. UBS AG's address is 52/F, International Finance Center, 8 Finance Street, Central, Hong Kong. Citigroup Global Markets Inc.'s address is 388 Greenwich Street, New York, New York 10013, United States.

  Cayman Islands

        This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

  United Kingdom

        No offer of ADSs has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. The underwriters: (i) have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) have complied with, and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to the ADSs in, from or otherwise involving the United Kingdom.

  Hong Kong

        The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

  Japan

        The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

  European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of ADSs has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an "offer of ADSs to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

  Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, or CO, and the ADSs will not be listed on the SIX Swiss Exchange. Therefore, this prospectus 163 may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the ADSs may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the ADSs with a view to distribution.

EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us and the selling shareholders. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	$11,247
Financial Industry Regulatory Authority filing fee	16,272
Printing and engraving expenses	200,000
Legal fees and expenses	605,000
Accounting fees and expenses	260,000
Miscellaneous	150,181

Total	$1,242,700

        These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us and the selling shareholders in proportion to the numbers of ADSs sold in the offering by us and the selling shareholders, respectively. In addition, the underwriters have agreed to reimburse us for a certain portion of the expenses of this offering payable by us resulting in net offering expenses payable by us of approximately $0.56 million. Approximately $0.5 million of these net expenses related to the sale of ADSs by certain of our selling shareholders in this offering payable by us will be included in our statement of operations when incurred.

LEGAL MATTERS

        We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP. The validity of the common shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Commerce & Finance Law Offices. Simpson Thacher & Bartlett LLP and Conyers Dill & Pearman may rely upon Fangda Partners with respect to matters governed by PRC law. Shearman & Sterling LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of HiSoft Technology International Limited as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this prospectus, have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People's Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying common shares represented by the ADSs, to be sold in this offering. A registration statement on F-6 has been filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's web site at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2009	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2007, 2008 and 2009	F-6
Consolidated Statements of Changes in Equity (Deficit) and Comprehensive Income (Loss) for the Years Ended December 31, 2007, 2008 and 2009	F-8
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2008 and 2009	F-9
Notes to the Consolidated Financial Statements	F-11
Schedule I	F-57
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2010	F-62
Unaudited Condensed Consolidated Statements of Operations for the Nine-Month Periods Ended September 30, 2009 and 2010	F-64
Unaudited Condensed Consolidated Statements of Changes in Equity (Deficit) and Comprehensive Income for the Nine-Month Periods Ended September 30, 2009 and 2010	F-65
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine-Month Periods Ended September 30, 2009 and 2010	F-66
Notes to the Unaudited Condensed Consolidated Financial Statements for the Nine-Month Periods Ended September 30, 2009 and 2010	F-67

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
HISOFT TECHNOLOGY INTERNATIONAL LIMITED

        We have audited the accompanying consolidated balance sheets of HiSoft Technology International Limited and its subsidiaries and variable interest entity (collectively, the "Group") as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in equity (deficit) and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009, and the related financial statement schedule included in Schedule I. These financial statements and the related financial statement schedule are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2008 and 2009 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
March 16, 2010, except for Note 25, as to which the date is April 26, 2010

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

CONSOLIDATED BALANCE SHEETS
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	December 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$46,881	$54,842
Accounts receivable, net of allowance for doubtful accounts of $339 and $220 as of December 31, 2008, and 2009, respectively	21,123	24,473
Amounts due from related parties	799	—
Prepaid expenses and other current assets	1,594	2,149
Deferred tax assets—current	115	66
Restricted cash	330	335

Total current assets	70,842	81,865

Property, plant and equipment, net	6,703	7,203
Intangible assets, net	—	1,934
Deferred tax assets—non-current	64	423
Loan receivable	2,087	2,243
Other assets	458	382
Goodwill	5,946	10,192

Total assets	$86,100	$104,242

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS—continued
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	December 31,
	2008	2009
LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED SHARES AND (DEFICIT)/EQUITY
Current liabilities:
Accounts payable (including accounts payable of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2008 and 2009, respectively)	$482	$1,211
Amounts due to related parties (including amounts due to related parties of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, $nil and $nil as of December 31, 2008 and 2009, respectively)	1,035	—
Accrued expenses and other payables (including accrued expenses and other payables of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, $242 and $12 as of December 31, 2008 and 2009, respectively)	11,720	20,536
Government grant (including government grant of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, $547 and $nil as of December 31, 2008 and 2009, respectively)	555	316
Current portion of long-term bank borrowings (including current portion of long-term bank borrowings of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2008 and 2009, respectively)	46	20
Income taxes payable (including income tax payable of the consolidated variable interest entity without recourse to HiSoft Technology Limited, $217 and $217 as of December 31, 2008 and 2009, respectively)	768	1,712
Other taxes payable (including other tax payable of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and $1 as of December 31, 2008 and 2009, respectively)	952	955
Deferred tax assets—current	—

Total current liabilities	15,558	24,750

Deferred tax liabilities—non-current	40	256
Unrecognized tax benefits—non-current (including non-current unrecognized tax benefits of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2008 and 2009, respectively)	969	969
Capital lease obligation—long-term portion (including long term capital lease obligation of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2008 and 2009, respectively)	111	176
Long-term bank borrowings, excluding current portion (including long-term borrowings, excluding current portion of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2008 and 2009, respectively)	19	—
Other long-term liability (including other long term liability of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2008 and 2009, respectively)	2	—

TOTAL LIABILITIES	16,699	26,151

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS—continued
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	December 31,
	2008	2009
Commitments
Series A convertible redeemable preferred shares ($0.0001 par value; 57,000,000 shares authorized; 57,000,000 and 57,000,000 shares issued and outstanding as of December 31, 2008 and 2009, respectively, liquidation value $11,400)	12,581	12,581
Series A-1 convertible redeemable preferred shares ($0.0001 par value; 36,000,000 shares authorized; 36,000,000 and 36,000,000 shares issued and outstanding as of December 31, 2008 and 2009, respectively, liquidation value $9,000)	9,900	9,900
Series B convertible redeemable preferred shares ($0.0001 par value; 112,000,000 shares authorized; 112,000,000 and 112,000,000 shares issued and outstanding as of December 31, 2008 and 2009, respectively, liquidation value $42,000)	30,800	30,800
Series C convertible redeemable preferred shares ($0.0001 par value; 60,000,000 shares authorized; 59,090,910 shares issued and 59,090,910 outstanding as of December 31, 2008 and 2009, respectively, liquidation value $32,500)	35,750	35,750
(Deficit)/Equity:
HiSoft Technology International Limited shareholders' (deficit)/equity:
Common shares ($0.0001 par value; 607,000,000 shares authorized; 85,189,211 and 87,672,120 shares issued and outstanding as of December 31, 2008 and 2009, respectively)	9	9
Subscription receivable	(1)	(1)
Additional paid-in capital	5,566	6,711
Shares to be issued in connection with business acquisitions	—	471
Statutory reserve	1,764	2,447
Accumulated deficit	(33,396)	(26,716)
Accumulated other comprehensive income	6,428	6,139

Total HiSoft Technology International Limited shareholders' (deficit)/equity	(19,630)	(10,940)

Total liabilities, convertible redeemable preferred shares and (deficit)/equity	$86,100	$104,242

The accompanying notes are an integral part of these consolidated financial statements.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Years Ended December 31,
	2007	2008	2009
Revenues	$64,335	$102,372	$93,337
Business tax	(1,284)	(1,652)	(1,881)

Net revenues	63,051	100,720	91,456
Cost of revenues (including share-based compensation of $268, $362 and $321 for the years ended December 31, 2007, 2008 and 2009, respectively)	47,435	70,295	58,759

Gross profit	15,616	30,425	32,697

Operating expenses
General and administrative (including share-based compensation of $1,214, $1,405 and $720 for the years ended December 31, 2007, 2008 and 2009)	12,617	19,010	18,981
Selling and marketing (including share-based compensation of $8, $35 and $56 for the years ended December 31, 2007, 2008 and 2009, respectively)	5,599	8,345	5,968
Offering expenses	—	3,782	—
Impairment of intangible assets	—	5,760	—
Impairment of goodwill	—	4,784	—

Total operating expenses	18,216	41,681	24,949

(Loss)/income from operations	(2,600)	(11,256)	7,748

Other income (expenses)
Interest expense	(493)	(58)	(57)
Interest income	493	722	567
Change in fair value of warrants	2,387	—	—
Change in fair value of foreign-currency forward contract	101	(253)	166

Total other income	2,488	411	676
Net (loss)/income from continuing operations before income tax (expenses) benefit	(112)	(10,845)	8,424
Income tax (expenses) benefit	(770)	703	(1,061)

Net (loss)/income from continuing operations	(882)	(10,142)	7,363

Discontinued operation:
Loss on discontinued operation, net of tax	(38)	—	—
Loss on disposal of discontinued operation	—	(569)	—

Net loss on discontinued operation	(38)	(569)	—

Net (loss)/income	(920)	(10,711)	7,363

Net (loss)/income attributable to HiSoft Technology International Limited	(920)	(10,711)	7,363

Deemed dividend on Series A-1 convertible redeemable preferred shares	(385)	—	—
Deemed dividend on Series B convertible redeemable preferred shares	(1,865)	—	—
Deemed dividend on Series C convertible redeemable preferred shares	(3,512)	—	—

Net (loss)/income attributable to holders of common shares of HiSoft Technology International Limited	$(6,682)	$(10,711)	$7,363

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS—continued
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Years Ended December 31,
	2007	2008	2009
Net (loss)/income per common share
Basic	$(0.07)	$(0.13)	$0.02
Diluted	(0.07)	(0.13)	0.02
Weighted average shares used in calculating net (loss)/income per common share
Basic	94,237,854	82,279,610	86,148,324
Diluted	94,237,854	82,279,610	388,372,705

The accompanying notes are an integral part of these consolidated financial statements.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

					Shares to be Issued in Connection with Business Acquisitions
	Common Shares							Accumulated Other Comprehensive Income
			Subscription Receivable	Additional Paid-in Capital		Statutory Reserves	Accumulated Deficit		Total Shareholders' Deficit	Total Comprehensive Income (Loss)
	Shares	Amount
Balance at January 1, 2007	83,507,500	$9	$(4)	$4,782	$1,742	$—	$(11,040)	$467	$(4,044)	$(9,637)

Cumulative effect of unrecognized tax benefit on adoption of new accounting pronouncement	—	—	—	—	—	—	(969)	—	(969)
Issuance of common shares	29,628,442	2	—	3,476	(1,742)	—	—	—	1,736
Deemed dividend on Series A-1 convertible redeemable preferred shares	—	—	—	(385)	—	—	—	—	(385)
Deemed dividend on Series B convertible redeemable preferred shares	—	—	—	(1,865)	—	—	—	—	(1,865)
Deemed dividend on Series C convertible redeemable preferred shares	—	—	—	(3,512)	—	—	—	—	(3,512)
Share to be issued in connection with business acquisitions	—	—	—	—	2,240	—	—	—	2,240
Share-based compensation	3,350,000	1	(1)	1,490	—	—	—	—	1,490
Provision for statutory reserve	—	—	—	—	—	569	(569)	—	—
Repurchase and retirement of common shares	(42,249,375)	(5)	4	(2,589)	—	—	(7,992)	—	(10,582)
Net loss	—	—	—	—	—	—	(920)	—	(920)	$(920)
Foreign currency translation adjustments	—	—	—	—	—	—	—	2,202	2,202	2,202

Balance at December 31, 2007	74,236,567	7	(1)	1,397	2,240	569	(21,490)	2,669	(14,609)	$1,282

Issuance of common shares	7,972,091	1	—	2,239	(2,240)	—	—	—	—
Share option exercise	530,625	—	—	129	—	—	—	—	129
Share-based compensation	—	—	—	1,802	—	—	—	—	1,802
Vesting of nonvested shares award	2,449,928	1	—	(1)	—	—	—	—	—
Provision for statutory reserve	—	—	—	—	—	1,195	(1,195)	—	—
Net loss	—	—	—	—	—	—	(10,711)	—	(10,711)	$(10,711)
Foreign currency translation adjustments	—	—	—	—	—	—	—	3,759	3,759	3,759

Balance at December 31, 2008	85,189,211	9	(1)	5,566	—	1,764	(33,396)	6,428	(19,630)	$(6,952)

Shares to be issued in connection with business acquisition	—	—	—	—	471	—	—	—	471
Share option exercise	178,061	—	—	48	—	—	—	—	48
Share-based compensation	—	—	—	1,097	—	—	—	—	1,097
Vesting of nonvested shares award	2,304,848	—	—	—	—	—	—	—	—
Provision for statutory reserve	—	—	—	—	—	683	(683)	—	—
Net income	—	—	—	—	—	—	7,363	—	7,363	$7,363
Foreign currency translation adjustments	—	—	—	—	—	—	—	(289)	(289)	(289)

Balance at December 31, 2009	87,672,120	$9	$(1)	$6,711	$471	$2,447	$(26,716)	$6,139	$(10,940)	$7,074

The accompanying notes are an integral part of these consolidated financial statements.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Years Ended December 31,
	2007	2008	2009
Cash flows from operating activities:
Net (loss)/income	$(920)	$(10,711)	$7,363
Adjustments to reconcile net (loss)/income to net cash (used in) provided by operating activities:
Provision for doubtful accounts	212	578	—
Loss on disposals of property, plant and equipment	34	1,067	1,422
Depreciation	2,984	3,598	2,466
Change in fair value of warrants	(2,387)	—	—
Change in fair value of foreign-currency forward contract	(101)	253	(166)
Amortization of intangible assets	1,868	1,615	76
Impairment of intangible assets	—	5,760	—
Impairment of goodwill	—	4,784	—
Write-off of initial public offering expenses	—	3,782	—
Loss on discontinued operations	—	569	—
Interest income	—	(135)	(119)
Share-based compensation expenses	1,490	1,802	1,097
Changes in operating assets and liabilities:
Accounts receivable	(12,024)	300	(2,197)
Accounts due from related parties	723	109	—
Prepaid expenses and other current assets	(1,059)	1,463	(258)
Income tax receivables	(80)	—	(438)
Other assets	(194)	(95)	31
Accounts payable	478	(734)	728
Amounts due to related parties	(7,208)	(599)	(243)
Accrued expenses and other payables	10,535	(1,041)	2,809
Deferred revenue	945	(1,136)	(3)
Government grant liabilities	401	(89)	(239)
Income taxes payable	947	—	1,087
Other taxes payable	187	67	(59)
Deferred income taxes	(979)	(867)	(307)
Other long term liabilities	—	(57)	(2)

Net cash (used in) provided by operating activities	(4,148)	10,283	13,048

Cash flows from investing activities:
Purchases of property, plant and equipment	(7,799)	(1,973)	(3,897)
Disposal of discontinued operation	—	(963)	—
Restricted cash	(246)	87	—
Payment for business acquisitions (net of cash acquired of $1,980, $nil, $844 in 2007, 2008 and 2009 respectively)	(6,393)	(1,443)	(629)
Redemption of a short-term investment upon maturity	—	208	—

Net cash used in investing activities	(14,438)	(4,084)	(4,526)

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS—continued
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Years Ended December 31,
	2007	2008	2009
Cash flows from financing activities:
Repayment of long-term borrowings	(4)	(46)	—
Prepayment of initial public offering expenses	(2,191)	(804)	(40)
Cash received from share subscription receivable	4	—	—
Repayment on repurchase of common share	(10,582)	—	—
Proceeds from issuance of common share under employee option plan	—	129	168
Proceeds from issuance of Series A convertible redeemable preferred shares	100	—	—
Proceeds from issuance of Series A-1 convertible redeemable preferred share	9,000	—	—
Proceeds from issuance of Series B convertible redeemable preferred shares	16,800	—	—
Proceeds from issuance of Series C convertible redeemable preferred shares	32,500	—	—
Payment on capital lease obligations	(5)	(46)	(65)

Net cash provided by (used in) financing activities	45,622	(767)	63

Effect of exchange rate changes	1,304	2,220	(624)

Net increase in cash and cash equivalents	28,340	7,652	7,961
Cash and cash equivalents at beginning of year	10,889	39,229	46,881

Cash and cash equivalents at end of year	$39,229	$46,881	$54,842

Supplemental cash flow information:
Interest paid	$—	$15	$15

Income taxes paid	$733	$400	$1,128

Supplemental information of non cash investing and financing activities:
Issuance of common shares for acquisitions	$3,478	$2,240	$—

Payable for business acquisition	$—	$—	$5,319

The accompanying notes are an integral part of these consolidated financial statements.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

1.    ORGANIZATION AND PRINCIPAL ACTIVITIES

        HiSoft Technology International Limited ("HiSoft International" or the "Company") was incorporated in the Cayman Islands on May 27, 2004 as the holding company for a group of companies.

        Prior to August 2004, the Group operated its business through Dalian Haihui Sci-Tech Co., Ltd. ("HaiHui Dalian"), a domestic limited liability company established in November 1996 in the PRC. On May 27, 2004, the shareholders of HaiHui Dalian (the "Founders") incorporated HiSoft International in the Cayman Islands with the same identical shareholders.

        Through the contractual arrangements below, HiSoft International obtained control of HaiHui Dalian and has the right to receive all of the economic benefits of HaiHui Dalian.

        (1) equity acquisition option agreement:    the agreement grants HiSoft Technology (Dalian) Co. Ltd. ("HiSoft Dalian") the exclusive right to acquire, in whole or in part, the equity interest of HaiHui Dalian at a nominal price or the minimum price permitted under applicable laws;

        (2) profit distribution and voting rights agreement:    under the agreement, shareholders of HaiHui Dalian assigned all of their voting rights and all right to receive any cash distribution of profit or dividend to HiSoft Dalian; and

        (3) strategic cooperation agreement:    under the agreement, HaiHui Dalian shall transfer all existing business contracts to HiSoft Dalian; to the extent possible and shall not accept any new contracts without the consent of HiSoft Dalian. HaiHui appoints HiSoft Dalian as its exclusive provider of technical and business management services and shall pay a service fee to HiSoft Dalian for such services equaling revenues less costs generated by HaiHui Dalian. Also, HiSoft Dalian is the sole and exclusive owner of all rights, titles and interests to any and all intellectual property rights developed by HaiHui Dalian.

        HiSoft International through its subsidiary, HiSoft Dalian, is therefore the primary beneficiary of the HaiHui Dalian and pursuant to the authoritative literature relating to the consolidation of Variable Interest Entities, it has consolidated HaiHui Dalian for all periods presented.

        The following financial statement amounts and balances of the variable interest entity ("VIE") were included in the accompanying consolidated financial statements as of and for the years ended December 31:

	December 31,
	2008	2009
Total assets	$4,117	$3,710
Total liabilities	(4,829)	(3,589)

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2007	2008	2009
Net revenues	$648	$37	$2
Net (loss) income	(341)	309	833
Net cash provided by (used in) operating activities	2,179	1,117	(473)
Net cash used in investing activities	—	(963)	—
Net cash used in financing activities	(2,331)	—	—

        There are no consolidated VIE assets that are collateral for the VIE's obligations and can only be used to settle the VIE's obligations.

        Since 2005, the Group have expanded our operations through a series of acquisitions and investments described below.

  •
  In December 2005, the Group acquired 51% of the business of Beijing Tianhai Hongye International Software Co. Ltd., a Beijing-based software outsourcing provider, or Tianhai Hongye, and in December 2006, we acquired the remaining 49%.

  •
  In December 2005, the Group acquired 55% of the business of Teksen Systems Limited, a Hong Kong and Guangzhou-based IT services provider, or Teksen Systems, and in January 2007 we acquired the remaining 45% of the business.

  •
  In December 2006, the Group established HiSoft Envisage Inc., or Envisage, in Delaware to acquire Envisage Solutions, a U.S.-based provider of packaged software services. This acquisition was completed in December 2006.

  •
  At the end of November 2007, the Group completed our acquisition of Shanghai Shinko Computer Technology Co., Ltd., an outsourcing technology center for a client, Kobe Steel Ltd., and renamed it as Haiyuan Technology (Shanghai) Co., Ltd., or HiSoft Shanghai.

  •
  In December 2007, the Group acquired T-est Pte Ltd, or T-est, a Singapore-based research and development services provider, which we renamed HiSoft Singapore Pte Ltd.

  •
  In December 2007, the Group acquired 100% of Daemoyrod Corp., an Oracle application software implementation and support specialist with operations in the United States by merging it into HiSoft Wave, Inc., our wholly owned subsidiary, or Wave.

  •
  In August 2009, the Group acquired a business process support team from AIA Information Technology (Guangzhou) Co. Ltd., a team specialized in providing business support services for the insurance industry.

  •
  In October 2009, the Group acquired the testing business of MG Digital Pte Ltd., a Singapore-based research and development services provider.

  •
  In December 2009, the Group acquired 100% of AllianceSPEC Pte Ltd, a professional IT transaction system testing company based in Singapore.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        HiSoft International, its subsidiaries and its variable interest entity ("VIE") (collectively the "Group") provide outsourced technology services primarily in the People's Republic of China (the "PRC"), Hong Kong, United States of America ("USA"), Singapore, and Japan. As of December 31, 2009, the Group's subsidiaries and variable interest entity are as follows:

Subsidiaries	Later of Date of Incorporation / Acquisition	Place of Incorporation	Percentage of Legal Ownership
hiSoft Japan Co. Limited. ("HiSoft Japan")	August 1, 2002	Japan	100%
DMK International Inc. ("DMK")	September 4, 2003	USA	100%
HiSoft Dalian	July 27, 2004	PRC	100%
HiSoft Systems Holdings Ltd.	September 26, 2005	British Virgin Islands	100%
HiSoft Holdings Ltd.	September 28, 2005	British Virgin Islands	100%
HiSoft Services (Beijing) Limited ("HiSoft Beijing")	November 10, 2005	PRC	100%
HiSoft Systems (Shenzhen) Limited. ("HiSoft Shenzhen")	November 9, 2005	PRC	100%
HiSoft Systems (Hong Kong) Limited.("HiSoft Hong Kong")	October 12, 2005	Hong Kong	100%
Envisage	December 31, 2006	USA	100%
HiSoft Technology (Chengdu) Co. Ltd Limited("HiSoft Chendu")	April 4, 2007	PRC	100%
HiSoft Shanghai	December 1, 2007	PRC	100%
HiSoft Singapore Pte Ltd. ("T-est")	December 1, 2007	Singapore	100%
Wave	December 31, 2007	USA	100%
Wuxi HiSoft Services Ltd.	January 8, 2009	PRC	100%
AllianceSPEC Pte Ltd.	December 1, 2009	Singapore	100%
Wuxi Training Centre	December 25, 2009	PRC	100%
Variable interest entity
HaiHui Dalian	November 11, 1996	PRC	Nil

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

        The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

  Basis of consolidation

        The consolidated financial statements include the financial statements of HiSoft International, all its wholly-owned subsidiaries and the VIE in which the Group is deemed to be the primary beneficiary. All inter-group transactions and balances have been eliminated upon consolidation.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  Use of estimates

        The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Group's consolidated financial statements include, but are not limited to, the useful lives and impairment of long-lived assets; valuation allowance for deferred taxes; allowance for doubtful accounts; purchase price allocation relating to business combination; shares-based compensation; as well as goodwill impairment assessment.

  Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and highly liquid investments, which are unrestricted from withdrawal or use, and have maturities of three months or less when purchased.

  Restricted cash

        At December 31, 2008 and 2009, respectively, the balance of $117 and $117 principally relating to margin deposit of forward foreign currency exchange transactions are considered restricted, and the rest of the balance in restricted cash of $213 and $218 were used to secure bank letter of guarantee for facility rentals in Singapore.

  Allowance for doubtful accounts

        Accounts receivables represent those receivables derived in the ordinary course of business. The Group maintains allowances for doubtful accounts for estimated losses uncollected accounts receivables. Management considers the following factors when determining the collectability of specific accounts: credibility of the customers, aging of the receivables and other specific circumstances related to the accounts.

  Concentration of credit risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable and amounts due from related parties. The Group places its cash and cash equivalents, and restricted cash with financial institutions at high-credit ratings and quality. The Group conducts credit evaluations of its clients and generally does not require collateral or other security from them.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        Details of clients accounting for 10% or more of net revenue were as follows:

	Years Ended December 31,
	2008	%	2009	%
Client A	13,590	13	7,621	8
Client B	10,404	10	12,525	14
Client C	9,529	9	8,793	10

        Details of clients accounting for 10% or more of accounts receivable were as follows:

	Years Ended December 31,
	2008	%	2009	%
Client C	1,820	9	3,162	13
Client D	2,018	10	1,359	5

  Property, plant and equipment, net

        Property, plant and equipment, net, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

Furniture, fixtures and electronic equipment	3 - 5 years
Transportation equipment	5 years
Leasehold improvements	Shorter of useful life of the asset or the lease term

  Acquired intangible assets with finite lives

        Acquired intangible assets, other than goodwill, are initially measured and recorded at their fair values. Customer base and contract backlog are amortized using the estimated attrition pattern of the acquired intangible and non-compete agreement is amortized using the straight line method over the following estimated economic lives:

Customer base	3 - 5 years
Contract backlog	1 year
Non-Compete agreement	4 years

  Impairment of long-lived assets with finite lives

        The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying values of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, the Group would recognize an impairment loss based on the fair values of the assets.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  Impairment of goodwill

        The excess of the purchase price over the fair value of net assets acquired is recorded on the consolidated balance sheet as goodwill. The Group tests goodwill annually following a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

  Revenue recognition

        The Group enters into sales contractual arrangements related to its technology outsourcing services. For each contract, revenues are recognized in accordance with an authoritative pronouncement regarding revenue recognition issued by FASB and when all of the following criteria are met: persuasive evidence of sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured.

        Arrangements for technology outsourcing services are either on a time-and-material or fixed-price basis.

        Revenues from time-and-material contracts are recognized as billable services are rendered, assuming all other basic revenue recognition criteria are met.

        Revenues from fixed-price contracts are recognized using the proportional performance method as determined by the proportional relation of the contract costs incurred to date relative to the estimated total contract costs at completion. Estimated contract costs are obtained from budgets that are reviewed monthly and revised as necessary. The Group reviews the estimated revenues and estimated costs on each project at the end of each reporting period. Any revisions to existing estimates are made when required by members of management having the relevant authority. As part of the review process, management regularly compares and analyzes the actual costs and the estimate of costs to complete the projects to the original estimated costs and the total contract price with revisions to estimates reflected in the period in which changes become known. To date, the Group has not incurred a material loss on any contracts executed on a fixed-price basis. However, as a policy, provisions for estimated losses on such engagements will be made during the period in which a loss becomes probable and can be reasonably estimated.

        The Group does not provide post-contract client support, upgrades or maintenance pursuant to the initial contracts with clients. The Group may separately negotiate subsequent arrangements with clients who engage the Company to provide these services.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        For the years ended December 31, 2007, 2008 and 2009, the detail of net revenue breakdown by contract type is as follows:

	Years Ended December 31,
	2007	2008	2009
Time-and-material	$52,854	$85,160	$78,986
Fixed-price	10,197	15,560	12,470

Total	$63,051	$100,720	$91,456

        Reimbursable out-of-pocket expenses and material costs are recognized as revenues when billed in accordance with authoritative pronouncement regarding revenue recognition issued by FASB.

  Business tax

        The Company's subsidiaries in the PRC are subject to a 5% business tax and related surcharges on the revenues earned from providing services. Certain contracts under specific formalities are exempted from business taxes in accordance with the PRC tax laws. Business tax is recorded as a reduction in revenues when incurred.

  Government subsidies

        Government subsidies mainly represent amounts granted by local government authorities as an incentive for companies to promote development of the local technology industry. The Group may receive government subsidies, which relate to government sponsored projects, and are recorded as a liability when received and deducted in reporting the related expenses when performance of the obligations is completed. The Group reports government subsidies as deduction of the related expenses when received if there is no further performance obligation. Subsidy income totaled at $368, $287 and $611 for the years ended December 31, 2007, 2008 and 2009, respectively and they are included in general and administrative expenses.

  Operating leases

        Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

  Capital leases

        The capital leases are recorded as an asset and an obligation at an amount equal to the present value, at the beginning of lease term, of minimum lease payments during the lease term, or if lower, the fair value of the leased assets. The assets are amortized over the useful life of the assets. Lease payments are allocated between a reduction of the obligation and interest expense so as to produce a consistent periodic rate of interest on the remaining balance of the obligation.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  Income taxes

        Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

  Foreign currency translation

        The functional and reporting currency of the Company is the United States dollar ("U.S. dollar").

        The financial records of the Company's subsidiaries located in the PRC, Japan, USA, Hong Kong and Singapore are maintained in their local currencies, the Renminbi ("RMB"), Japanese Yen ("Yen"), U.S. dollar, Hong Kong Dollar ("HK$") and Singapore Dollar ("SN$"), respectively, which are also the functional currencies of these entities.

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Group's entities with functional currency of RMB, Yen, HK$, and SN$ translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are report as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

  Comprehensive income (loss)

        Comprehensive income (loss) includes net loss and foreign currency translation adjustments. Comprehensive income (loss) is reported in the consolidated statements of changes in equity (deficit) and comprehensive income (loss).

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  Fair value of financial instruments

        Financial instruments include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, amounts due from/(to) related parties, and bank borrowings. The carrying values of cash and cash equivalents, restricted cash, accounts receivable, term deposits, accounts payable, amounts due from related parties, and amounts due to related parties approximate their fair values due to short-term maturities.

        The carrying amounts of bank borrowings approximate their fair values as the bank borrowings bear variable interest rates, which approximate the market interest rate.

  Net income per share

        Basic net income per common share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period.

        Diluted net income per common share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.

        The Group's convertible redeemable preferred shares are participating securities as the preferred shares participate in undistributed earnings on an as-if-converted basis. Accordingly, the Group applies the two-class method of computing net income per share, for common and preferred shares according to participation rights in undistributed earnings. Under this method, undistributed net income should be allocated on a pro rata basis to the common and preferred shares to the extent that each class may share income for the period; whereas the undistributed net loss is allocated to common shares because preferred shares are not contractually obligated to share the loss.

        The Group had convertible redeemable preferred shares, stock options, warrants and potentially issuable common shares whose issuance is contingent upon the satisfaction of certain conditions in connection with business acquisitions, which could potentially dilute basic earnings per share in the future. To calculate the number of shares for diluted income per share, the effect of the convertible redeemable preferred shares is computed using the as-if-converted method; the effect of the warrants and stock options is computed using the treasury stock method.

  Share-based compensation

        Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. The Group recognizes the compensation costs net of a forfeiture rate using an accelerated attribution method, over the requisite service period of the award, which is generally the vesting period of the award. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  Fair value

        Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

  Business combinations

        Business combinations are recorded using the purchase method of accounting. On January 1, 2009, the Company adopted a new accounting pronouncement with prospective application which made certain changes to the previous authoratative literature on business combinations.

        From January 1, 2009 the assets acquired, the liabilities assumed, and any noncontrolling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any noncontrolling interest of the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Previously, any non-controlling interest was reflected at historical cost.

        Common forms of the consideration made in acquisitions include cash and common equity instruments. Consideration transferred in a business acquisition is measured at the fair value as at the date of acquisition. For shares issued in a business combination, the Company has estimated the fair value as of the date of acquisition.

        Where the consideration in an acquisition includes contingent consideration the payment of which depends on the achievement of certain specified conditions post-acquisition, from January 1, 2009 the contingent consideration is recognized and measured at its fair value at the acquisition date and if recorded as a liability it is subsequently carried at fair value with changes in fair value reflected in earnings. For periods prior to January 1, 2009 contingent consideration was not recorded until the contingency was resolved.

  Recently issued accounting pronouncements

        In October 2009, the FASB issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. This pronouncement was issued in response to practice concerns related to the accounting for revenue arrangements with multiple deliverables under existing pronouncement. Although the new pronouncement retains the criteria from exiting pronouncement for when delivered items in a multiple-deliverable arrangement should be considered separate units of accounting, it removes the previous separation criterion under existing pronouncement that objective and reliable evidence of the fair value of any undelivered items must exist for the delivered items to be considered a separate unit or separate units of accounting. The new pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement's effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods' revenue, income before taxes, net income, and earnings per share. The Group is in the process of evaluating the effect of adoption of this pronouncement.

        In October 2009, the FASB issued an authoritative pronouncement regarding software revenue recognition. This new pronouncement amends existing pronouncement to exclude from their scope all tangible products containing both software and non-software components that function together to deliver the product's essential functionality. That is, the entire product (including the software deliverables and non-software deliverables) would be outside the scope of software revenue recognition and would be accounted for under other accounting literature. The new pronouncement include factors that entities should consider when determining whether the software and non-software components function together to deliver the product's essential functionality and are thus outside the revised scope of the authoritative literature that governs software revenue recognition. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement's effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods' revenue, income before taxes, net income, and earnings per share. The Group is in the process of evaluating the effect of adoption of this pronouncement.

        In January 2010, the FASB issued authoritative guidance on accounting for distributions to shareholders with components of stock and cash. The objective of this new guidance is to clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected prospectively in earnings per share and is not considered a stock dividend for purposes of accounting treatment of equity and earnings per share. This new guidance is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Group does not expect the adoption of this guidance would have a significant effect on its consolidated financial position or results of operations.

        In January 2010, the FASB issued authoritative guidance to clarify the scope of accounting and reporting for decreases in ownership of a subsidiary. The objective of this guidance is to address implementation issues related to changes in ownership provisions. This guidance clarifies certain conditions, which need to apply to this guidance, and it also expands disclosure requirements for the deconsolidation of a subsidiary or derecognition of a group of assets. This guidance is effective in the period in which an entity adopts the authoritative guidance on noncontrolling interests in consolidated financial statements. If an entity has previously adopted the guidance on noncontrolling interests in consolidated financial statements, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. Retrospective application to the first period that an entity adopted the guidance on noncontrolling interests in consolidated

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

financial statements is required. The Group does not expect the adoption of this guidance would have a significant effect on its consolidated financial position or results of operations.

3.    ACQUISITIONS

  (a)    T-est Pte Ltd

        On December 1, 2007, the Group acquired a 100% equity interest in T-est, a professional information technology outsourcing service provider based in Singapore.

        The purchase price of transaction was $3,629, consisting of

  •
  Cash of $2,698 (including $70 transaction cost), and

  •
  Share consideration of $931 (3,445,344 common shares of the Company valued at $0.27 per share at the acquisition date).

        The value of the common share and the purchase price allocation of the transaction were determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated Useful Life
Net tangible assets:
Cash	$1,794
Current assets	2,345
Current liabilities	(2,632)
Non-current assets	545
Other long-term liabilities	(82)

Total	1,970

Intangible assets acquired:
Contract backlog	40	1 year
Customer base	840	5 years
Non-compete agreement	15	4 years
Goodwill	925
Deferred tax liability	(161)

Total	1,659

Total consideration	$3,629

        The results of operations for the 100% equity interest of T-est have been included in the Group's consolidated financial statements from the acquisition date. The acquired goodwill is not deductible for tax purposes.

        The following unaudited pro forma information summarizes the results of operations for the Group, including the acquired businesses of T-est, assuming that the acquisition occurred as of January 1, 2007. The following pro forma financial information is not necessarily

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

indicative of the results that would have occurred had the acquisition been completed at the beginning of the periods indicated, nor is it indicative of future operating results:

Year Ended December 31, 2007
(Unaudited)
Total revenue	$70,470

Net income from continuing operations	534

Net loss on discontinued operation	(38)
Net income from continuing operations per share
- Basic	$0.01

- Diluted	$—

Net loss on discontinued operation per share
- Basic	$—

- Diluted	$—

Net income per share
- Basic	$0.01

- Diluted	$—

        The pro forma results of operations give effect to certain pro forma adjustments, including amortization of acquired intangible assets with definite lives associated with the acquisition.

  (b)    Daemoyrod Corporation ("Wave")

        On December 31, 2007, the Group acquired Daemoyrod Corp., a corporation incorporated under the laws of the State of Texas. Wave, a 100% subsidiary of the Company, merged with Daemoyrod Corp. on the acquisition date. Wave was engaged in Oracle ERP consulting and implementation business.

        The purchase price of transaction was $2,649, consisting of

  •
  Cash of $1,532 (including $88 transaction cost);

  •
  Share consideration of $1,117 (3,976,364 common shares of the Company valued at $0.281 per share, at the acquisition date)

        In addition, the arrangement included a contingent consideration of up to $1,230 based on the acquired entity meeting certain performance target in 2008. The earnings target was not met and no contingent consideration was paid.

        The value of the common share and the purchase price allocation of the transaction were determined by the Group with the assistance of American Appraisal China Limited, an

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated Useful Life
Net tangible assets:
Current assets	$1,555
Current liabilities	(1,034)
Non-current assets	47

Total	568

Intangible assets acquired:
Contract backlog	26	1 years
Customer base	822	3 years
Goodwill	1,538
Deferred tax liability	(305)

Total	2,081

Total consideration	$2,649

        The results of operations for the 100% interest of Wave were included in the Group's financial statements from the acquisition date. The acquired goodwill is not deductible for tax purposes.

        The following unaudited pro forma information summarizes the results of operations for the Group, including the acquired businesses of Wave, assuming that the acquisition occurred as of January 1, 2007. The following pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisition been completed at the beginning of the periods indicated, nor is it indicative of future operating results:

Year Ended December 31, 2007
(Unaudited)
Total revenue	$68,844

Net loss from continuing operations	(6,984)
Net loss on discontinued operation	(38)
Net loss from continuing operations per share
- Basic	$(0.07)

- Diluted	$(0.07)

Net loss on discontinued operation per share
- Basic	$—

- Diluted	$—

Net loss per share
- Basic	$(0.07)

- Diluted	$(0.07)

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The pro forma results of operations give effect to certain pro forma adjustments, including amortization of acquired intangible assets with definite lives associated with the acquisition.

(c)   AllianceSPEC Pte Ltd

        On December 1, 2009, the Group acquired a 100% equity interest in AllianceSPEC Pte Ltd, a professional IT transaction system testing company in Singapore.

        The purchase price was $5,751, consisting of:

  •
  Deferred cash consideration of $2,700, which was subsequently paid in 2010;

  •
  Share consideration of $471 (1,500,000 Company's common shares valued at $0.314 per share, at the acquisition date); and

  •
  Contingent consideration valued at $2,580: the Group agreed to pay the shareholders of AllianceSPEC Pte Ltd up to $5,023 based on the actual 2011 performance achieved by AllianceSPEC Pte Ltd.

        The value of the common share and the purchase price allocation of the transaction were determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated Useful Life
Net tangible assets:
Current assets	$4,594
Current liabilities	(3,588)
Non-current assets	123

Total	1,129

Intangible assets acquired:
Contract backlog	248	1 year
Customer base	1,110	5 years
Goodwill	3,502
Deferred tax liability	(238)

Total	4,622

Total consideration	$5,751

        The result of operations for the 100% interest of AllianceSPEC were included in the Group's financial statements from the acquisition date. The acquired goodwill is not deductible for tax purpose.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The following unaudited pro forma information summarizes the results of operations for the Group, including the acquisition of a 100% interest of AllianceSPEC assuming that the acquisitions occurred as of January 1, 2008 and 2009, respectively. The following pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisitions been completion at the beginning of the periods indicated, nor is it indicative of future operating results:

	Years Ended December 31,
	2008	2009
	(Unaudited)	(Unaudited)
Total revenue	$105,907	$97,678
Net loss from continuing operations	(9,783)	8,779
Net loss on discontinuing operation	(569)
Net loss from continuing operations per share
- Basis	$(0.03)	$0.02

- Diluted	$(0.03)	$0.02

Net loss on discontinued operation per share
- Basis	$—	$—

- Diluted	$—	$—

Net loss per share
- Basis	$(0.03)	$0.02

- Diluted	$(0.03)	$0.02

        The pro forma results of operation give effect to certain adjustments, including amortization of acquired intangible assets with definite live associated with the acquisition.

        The Group also made other insignificant acquisitions during the three-year period ended December 31, 2009:

  •
  AIA Information Technology(Guangzhou) Co. (acquired in August 2009 for cash consideration of $270)

  •
  The testing business of MG Digital PTE Ltd (acquired in October 2009 for cash consideration of $1,235)

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

4.    ACCOUNTS RECEIVABLE

        Accounts receivable, net consists of:

	December 31,
	2008	2009
Billed receivable	$14,497	$17,438
Unbilled receivable	6,965	7,255

	21,462	24,693
Less: Allowance for doubtful accounts	(339)	(220)

	$21,123	$24,473

        Revenue in excess of billings is recorded as unbilled receivables and included in accounts receivable. These amounts become billable according to the contract terms. The Group anticipates that substantially all of such unbilled amounts will be billed within three months of the balance sheet date.

        Changes in the allowance for doubtful accounts are as follows:

	December 31,
	2007	2008	2009
Beginning balance	$1,027	$1,132	$339
Provision for doubtful accounts charged to general and administrative expenses	212	578	—
Written-off	(167)	(1,406)	(119)
Foreign currency translation adjustments	60	35	—

Balances at the end of the year	$1,132	$339	$220

5.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

	December 31,
	2008	2009
Deposits	$404	$624
Advances to employees	283	288
Advances to suppliers	42	156
Prepaid initial public offering ("IPO") expenses	—	40
Prepaid rent and other prepaid expenses	385	862
Other current assets	480	179

Total	$1,594	$2,149

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

6.    PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,
	2008	2009
Furniture, fixtures and electronic equipment	$8,842	$8,549
Transportation equipment	388	362
Leasehold improvements	3,060	3,198

	12,290	12,109
Less: Accumulated depreciation and amortization	5,587	4,906

	$6,703	$7,203

        Depreciation and amortization expenses for the years ended December 31, 2007, 2008 and 2009 were $2,984, $3,598 and $2,466, respectively.

7.    GOODWILL

        Changes in the carrying amount of goodwill and other intangible assets for the years ended December 31, 2008 and 2009, consisted of the following:

	December 31,
Goodwill	2008	2009
Balance, beginning of the year	$10,316	$5,946
Goodwill acquired in acquisition of business	—	4,320
Impairment of goodwill	(4,784)	—
Foreign exchange difference due to translation	414	(74)

Balance, end of the year	$5,946	$10,192

Gross amount of goodwill	10,730	14,976
Accumulated goodwill impairment loss	(4,784)	(4,784)

        After conducting the two-step approach of goodwill impairment test, goodwill arising from acquisition of T-est, Wave, and Envisage totaling $4,784 was written off following a fall in long-term cash flow forecasts resulting from economic downturn. No goodwill impairment loss was recognized in 2009.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

8.    INTANGIBLE ASSETS

        Intangible assets and their related accumulated amortization as of December 31, 2008 and December 31, 2009 were as follows:

	Contract Backlog	Customer Base	Non-Compete Agreement	Total
Balance as of January 1, 2008	$63	$6,480	$310	$6,853
Amortization	(50)	(1,451)	(114)	(1,615)
Impairment of intangible assets	(13)	(5,551)	(196)	(5,760)
Foreign exchange difference due to translation	—	522	—	522

Net intangible assets as of December 31, 2008	$—	$—	$—	$—

Acquisition	$248	$1,780	$—	$2,028
Amortization	(16)	(60)	—	(76)
Foreign exchange difference due to translation	(3)	(15)	—	(18)

Net intangible assets as of December 31, 2009	$229	$1,705	$—	$1,934

        In September 2008, the intangible assets acquired in relation to the acquisition of HiSoft Beijing, Envisage, Wave and T-est were impaired by $5,760 due to that the actual sales and profits in 2008 were below forecast as a result of economic downturn and that the future undiscounted cash flow the asset was expected to generate were below its carrying amount. The Group management used discounted future cash flow model to estimate fair value of the intangible assets. No such impairment loss was recognized in 2009.

        The Group expects to record an amortization expense of $551, $412, $351, $328 and $301 for the year 2010, 2011, 2012, 2013 and 2014 and thereafter, respectively.

9.    ACCRUED EXPENSES AND OTHER PAYABLES

	December 31,
	2008	2009
Employee payroll and welfare payables	$5,765	$6,590
Advance from customers	333	3,073
Deferred acquisition consideration	—	2,700
Contingent acquisition consideration	—	2,619
Accrued rental expenses	2,065	2,581
Subcontract fee	952	669
Accrued professional fee	796	541
Other payable	1,809	1,763

Total	$11,720	$20,536

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The deferred acquisition consideration and contingent acquisition consideration as of December 31, 2009 represent payable in relation to the acquisition of AllianceSPEC Pte Ltd. (see note 3).

10.   LONG-TERM BANK BORROWINGS

	December 31,
	2008	2009
Secured loan from Development Bank of Singapore Limited	$65	$20
Less: current portion	(46)	(20)

	$19	$—

        As a result of the acquisition of T-est, the Group assumed the bank loan of $139 (SGD200,000) from Development Bank of Singapore Limited in June 2007, which bears a variable interest of 2% per annum above the bank's prevailing prime rate or such rate(s) as may be determined by the bank from time to time.

        Future principal repayments on the long-term borrowings are as follows:

May 2010	$20

$20

11.   OFFERING EXPENSES

        The Group began its preparation of its initial public offering in 2007. It was postponed in 2008 due to changes in market conditions. As a result, the related initial public offering costs of $2,224 and $1,558 incurred in 2007 and 2008, respectively, prior to the recommencement in late 2009, were written off as expenses in 2008.

12.   FAIR VALUE

        Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

  •
  Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  •
  Level 3—inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

        The following section describes the valuation methodologies the Group uses to measure financial assets and liabilities at fair value.

  (a)    Assets and liabilities measured at fair value on a recurring basis

        The Group purchased foreign-currency forward contracts to protect against the adverse effect that exchange rate fluctuation may have on foreign currency denominated sales activities, mainly in Japanese Yen.

        Foreign currency forward contracts are marked to market based on the prevailing forward exchange rate quoted by the contracted bank (Level 1 inputs). Assets and liabilities resulted from foreign currency forward contracts are recorded at its fair value.

        As of December 31, 2008 and 2009, the fair value of foreign-currency forward exchange contracts, which amounted to $(150) and $16, respectively is recorded in other current assets and other current liabilities. During years of 2008 and 2009, gains and losses on the foreign currency forward exchange contracts are recognized in the consolidated statement of operations.

        Details of the outstanding foreign currency forward contract as of December 31, 2008 and 2009 was as follows:

	Years Ended December 31
	2008	2009
Settlement currency
Notional amount (Japanese Yen)	¥120,000,000	¥40,000,000
U.S. dollar equivalent	$1,322	$444

  (b)    Assets and liabilities measured at fair value on a nonrecurring basis

        The Group made the following three acquisitions in 2009:

  •
  Acquisition of AIA Information Technology(Guangzhou) Co. Ltd on August 14, 2009

  •
  Acquisition of MG Digital PTE Ltd on October 1, 2009

  •
  Acquisition of AllianceSPEC Pte Ltd on December 1, 2009

        On January 1, 2009, the Group adopted the guidance on fair value measurement for nonfinancial assets and liabilities, that are recognized or disclosed at fair value in the financial statements on a non-recurring basis.

        The Group measured the fair value for the assets acquired, with the assistance of American Appraisal, an independent valuation firm, using discounted cash flow techniques, and these assets were classified as Level 3 assets because the Group used unobservable inputs to value them, reflecting the Group's assessment of the assumptions market participants would use in valuing these purchased intangible assets.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The following table presents the Company's non-financial assets that were measured at fair value on a nonrecurring basis:

	Fair Value Measurements
	Net Carrying Value as of December 31, 2009	Level 1	Level 2	Level 3
Contract backlog	$248	$—	$—	$248
Customer base	$1,780	$—	$—	$1,780

13.   INCOME TAXES

        The current and deferred components of income tax expense (benefit) are as follows:

	December 31,
	2007	2008	2009
Current
- PRC Hong Kong income tax expense	$262	$464	$1,692
- Japan income tax expense	27	128	50
- U.S. income tax expenses	878	—	—
- Singapore income tax expenses	8	8	107

Deferred
- PRC Hong Kong income tax expense	121	(287)	(100)
- Japan income tax expense	29	15	(222)
- U.S. income tax expenses	(576)	(872)	(420)
- Singapore income tax expenses	21	(159)	(46)

Income tax expense (benefit)	$770	$(703)	$1,061

  Cayman Islands

        HiSoft International was incorporated in the Cayman Islands and is not subject to taxation in its country of incorporation.

  British Virgin Islands

        HiSoft Holdings Ltd. and HiSoft Systems Holdings Ltd. were incorporated in the BVI and are not subject to taxation in their country of incorporation.

  Hong Kong

        HiSoft Hong Kong was established in Hong Kong in October 2005. In 2007, it was subject to Hong Kong profit tax at 17.5%. Beginning in 2008, the Hong Kong profit tax rate was changed to 16.5%.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  Japan

        HiSoft Japan was established in Japan and is subject to Japanese income taxes at 42%.

  Singapore

        T-est and AllianceSPEC Pte Ltd. are subject to Singapore income taxes at 18%. In 2009, the applicable income tax rate was changed to 17%.

  United States

        DMK, Envisage and Wave were established in the United States and are subject to the US federal income taxes at gradual rates from 15% to 39% and state income taxes of 6%, 8.84% and 1%, respectively.

  PRC

        The Group's PRC entities are subject to PRC Enterprise Income Tax ("EIT") on the taxable income in accordance with the relevant PRC income tax laws. In 2007, the EIT rate for companies operating in the PRC was 33%.

        Prior to January 1, 2008, HiSoft Beijing, which qualified as a "high and new technology enterprise" ("HNTE") under EIT, was entitled to a preferential tax rate of 15% with three-year exemption followed by a reduced rate of 7.5% for the subsequent three years. In 2007, HiSoft Beijing was exempt from tax.

        Prior to January 1, 2008, HiSoft Dalian, which also qualified as a HNTE under EIT, was entitled to a preferential tax rate of 15% with two-year exemption followed by a reduced rate of 7.5% for the subsequent three years. In 2007, HiSoft Dalian was taxed at 7.5%.

        HiSoft Shanghai, as located in the "Zhang Jiang High and New Technology Park" in Shanghai, was subject to income tax rate of 18% in 2007.

        HiSoft Shenzhen, as a "foreign investment enterprise" located in the "Special Economic Zone" in Shenzhen, was subject to a 15% tax rate in 2007.

        On March 16, 2007, the National People's Congress adopted the Enterprise Income Tax Law ("the New EIT Law") which became effective on January 1, 2008. The New EIT Law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises except for certain entities that enjoy preferential tax rates, which are lower than the statutory rates, as described below.

        Under the New EIT Law, an enterprise which qualifies as a "high and new technology enterprise" ("the new HNTE") is entitled to a tax rate of 15%. HiSoft Chengdu, HiSoft Dalian and HiSoft Beijing obtained the new HNTE status in 2008.

        Based on the transition rules of the New EIT Law, HiSoft Shenzhen continues to enjoy preferential tax rates from 2008 through 2011 due to the preferential tax qualification obtained prior to January 1, 2008.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The preferential tax rates applicable to the Company's PRC subsidiaries, which differ from the PRC statutory rates and were used to calculate the tax provision based on the Company's interpretation of the New EIT Law as of the balance sheet date (see Note 25 Subsequent Events), are presented in the following table.

Subsidiaries	0%	7.5%	12.5%	15%	18%	20%	22%	24%
HiSoft Dalian (1)	—	2007	2008-2009	2010-2012	—	—	—	—
HiSoft Shenzhen	—	—	—	2007	2008	2009	2010	2011
HiSoft Chengdu (1)	—	—	—	2008-2012	—	—	—	—
HiSoft Beijing (1)	2007-2008	2009-2010	—	2011-2012	—	—	—	—
HiSoft Shanghai	—	—	—	—	2007	—	—	—

(1)
The new HNTE status obtained by HiSoft Dalian, HiSoft Chengdu and HiSoft Beijing in 2008 under the New EIT Law is valid for three years and qualifying entities can then apply to renew for an additional three years provided their business operations continue to qualify for the new HNTE status. The Group believes it is highly likely that its qualifying entities will continue to obtain the renewal in the future. Accordingly, in calculating deferred tax assets and liabilities, the Group assumed its qualifying entities will continue to renew the new HNTE status at the conclusion of the initial three-year period. If the Group's qualifying entities failed to obtain such renewals, then the income tax expenses would increase by $1,421 in 2009, which would be a decrease to the net income.

        The principal components of the Group's deferred income tax assets and liabilities are as follows:

	Years Ended December 31,
	2007	2008	2009
Deferred tax assets—current:
Provision for doubtful accounts	$326	$450	$421
Accrued expenses	145	77	54
Less: Valuation allowance	(284)	(412)	(409)

Net deferred tax assets—current	187	115	66

Deferred tax assets—non-current:
Net operating losses	1,355	996	1,830
Depreciation	109	61	53

Total deferred tax assets—non-current	1,464	1,057	1,883
Less: Valuation allowance	(1,270)	(993)	(1,460)

Net deferred tax assets—non-current	194	64	423

Deferred tax liabilities—non-current:
Intangible assets	(1,068)	—	(225)
Depreciation	(40)	(40)	(31)

Deferred tax liabilities—non-current	$(1,108)	$(40)	$(256)

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The Group had net operating losses of $3,339, $1,313, and $3,003 from the Company's PRC subsidiaries as of December 31, 2007, 2008 and 2009. The net operating loss carry forwards generated by a particular entity in the group cannot be transferred or utilized by other entities within the Group. As of December 31, 2007, 2008 and 2009, valuation allowance was $718, $227 and $476, respectively, which were provided against deferred tax assets arising from net operating losses of these PRC entities due to the uncertainty of realization.

        The net operating loss carry forwards for the PRC subsidiaries as of December 31, 2009 will expire on various dates through 2014.

        Reconciliation between the provision for income taxes expense (benefit) computed by applying the PRC tax rate to income (loss) before income taxes and the actual provision for income taxes is as follows:

	Years Ended December 31,
	2007	2008	2009
Tax expense (benefit) at statutory tax rate in the PRC (33%, 25% and 25% for 2007, 2008 and 2009 respectively)	$(37)	$(2,711)	$2,107
Non-deductible loss on disposal of fixed assets	10	231	310
Non-deductible expenses of Beijing branch of HiSoft Dalian including expenses incurred on behalf of other entities within the Group	757	657	—
Other nondeductible expenses pursuant to the PRC tax law	413	524	69
Impairment of goodwill	—	1,196	—
Different tax jurisdictions	(215)	1,022	(155)
Preferential tax rates and tax exemption in the PRC	(1,207)	(1,753)	(1,421)
Adjustment of deferred tax balance due to enacted tax rate change effective as of January 1, 2008	320	—	—
Increase (decrease) in valuation allowance	769	(148)	462
Other	(40)	279	(311)

Effective income tax expense (benefit)	$770	$(703)	$1,061

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        If the tax holidays including tax exemption and preferential tax rates granted to HiSoft Beijing, HiSoft Chengdu, HiSoft Dalian, HiSoft Shanghai and HiSoft Shenzhen were not available, provisions for income taxes and net income per share would have been as follows:

	Years Ended December 31,
	2007	2008	2009
Provision for income taxes	$1,977	$1,050	$2,482

Net income per share—basic common share	(0.02)	(0.14)	0.07
Net income per share—diluted common share	$(0.02)	$(0.14)	$0.02

Weighted average shares used in calculating net income per common share	94,237,854	82,279,610	86,148,324
Diluted—common shares	94,237,854	82,279,610	388,372,705

        The components of consolidated income (loss) before income tax expense (benefit) as either domestic or foreign are as follows:

	Year Ended December 31,
	2007	2008	2009
Income (loss) from continuing operations
before income tax expense (benefit)
Domestic (Cayman Islands)	$114	$(5,497)	$(1,202)
Foreign (Others)	(226)	(5,348)	9,626

Total	$(112)	$(10,845)	$8,424

        As of January 1, 2007, the Group recognized a $969 liability for unrecognized tax benefits which was accounted for as a reduction to the balance of retained earnings. It recognized $84 interest and penalties as part of its income taxes for the year ended December 31, 2007. During the years ended December 31, 2008 and 2009, the Group had no change in its unrecognized tax benefits.

        Uncertainties exist with respect to how the current income tax law in the PRC applies to the Group's overall operations, and more specifically, with regard to tax residency status. The New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc, occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.

        If the Company were to be non-resident for PRC tax purpose, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax. In the case of dividends paid by PRC subsidiaries the withholding tax would be 10%.

        Aggregate undistributed earnings of the Company's subsidiaries located in the PRC that are available for distribution to the Company of approximately $13,794 and $21,296 at December 31, 2008 and 2009 are considered to be indefinitely reinvested and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to the Company. The Chinese tax authorities have also clarified that distributions made out of pre January 1, 2008 retained earnings will not be subject to the withholding tax.

        The Group is subject to taxation in the U.S. at federal and various states level and also foreign jurisdictions. There are no ongoing examinations by taxing authorities at this time. The Group's various tax years from 2003 to 2009 remain open in various taxing jurisdictions.

14.   CONVERTIBLE REDEEMABLE PREFERRED SHARES

  Series A, A-1 preferred shares

        On August 19, 2004, the Group issued 40,000,000 shares of Series A convertible redeemable preferred shares ("Series A shares") and 34,000,000 warrants which are exercisable into Series A or Series A-1 convertible redeemable preferred shares ("Series A-1 shares") to a group of third party investors for cash proceeds of $8,000, at an issuance price of $0.20 per Series A share. At the time of issuance, the Group first determined the fair value of warrants as they are financial liabilities and used the residual method to allocate the remaining proceeds to the Series A shares. Accordingly, the warrants were recorded at $1,109, and preferred shares were recorded at $6,891.

        On October 18, 2004, the Group issued 15,000,000 shares of Series A shares and 4,000,000 warrants exercisable into Series A-1 shares to another third party investor for cash proceeds of $3,000, at an issuance price of $0.20 per Series A share. At the time of issuance, the Group first determined the fair value of warrants as they are financial liabilities and used the residual method to allocate the remaining proceeds to the Series A shares. Accordingly, the warrants were recorded at $111 and preferred shares were recorded at $2,889.

        On August 2, 2007, 2,000,000 warrants were exercised, and the Group issued 2,000,000 shares of Series A shares, and received cash proceeds of $100. On August 2 and August 17, 36,000,000 warrants were exercised, and the Group issued 36,000,000 Series A-1 preferred shares and received cash proceeds of $9,000.

        The holders of preferred shares may redeem up to all of their shares at any time commencing after December 31, 2010 at a redemption price equal to 110% of the applicable original issuance price per share plus all declared but unpaid dividends. Deemed dividend of

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

$385 was recorded for the additional Series A-1 preferred shares issued in connection with the warrants exercised in 2007.

  Series B preferred shares

        On June 30, 2006, the Group issued 44,800,000 shares of Series B convertible redeemable preferred shares ("Series B preferred shares") to a group of third party investors for cash proceeds of $11,200, at an issuance price of $0.25 per Series B share. The same group of investors also committed to subscribe 67,200,000 shares of series B shares on December 30, 2006, of which the capital related cash proceeds were received and shares issued in April 2007.

        The holders of preferred shares may redeem up to all of their shares at any time commencing after December 31, 2010 at a redemption price equal to 110% of the applicable original issuance price per share plus all declared but unpaid dividends. Deemed dividend of $1,865 was recorded for the 67,200,000 shares of Series B preferred shares issued in 2007 in connection with the redemption premium of the preferred shares.

  Series C preferred shares

        On August 17, 2007, the Group issued 59,090,910 shares of Series C convertible redeemable preferred shares ("Series C preferred shares") to a group of third party investors for net cash proceeds of $32,500, at an issuance price of $0.55 per Series C preferred share.

        The holders of preferred shares may redeem up to all of their shares at any time commencing after December 31, 2010 at a redemption price equal to 110% of the applicable original issuance price per share plus all declared but unpaid dividends. Deemed dividend of $3,512 was recorded for the 59,090,910 shares of Series C preferred shares issued in 2007 in connection with the redemption premium of the preferred shares.

        Other significant terms of the Series A, A-1, B and C preferred shares are as follows:

  Conversion

        Each preferred share shall be convertible, at the option of the holder, at any time after issuance into such number of common shares as determined by dividing the original issuance price by the conversion price. The conversion price is initially set at the original issuance price and then subject to adjustments for dilution, including but not limited to issuance of additional common shares, and share splits, in accordance with the conversion provisions of the Group's articles of association. The preferred shares will also automatically converted at the consummation of the Group's sale of common shares in an underwritten initial public offering (the "IPO") at the then prevailing conversion price.

        In accordance with the conversion provision of the Group's articles of association, the conversion price of the Series C shares was further adjustable based on a formula calculated using the US GAAP net income, which in turn is calculated by adjusting the consolidated net income of the Group for the year ended December 31, 2008 by excluding: i) any revenue from mergers or acquisitions or any extraordinary or non-recurring revenues, and ii) any share-

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

based compensation expenses and any dividend charges declared pursuant to Article 126. However, in no event shall the conversion price for Series C shares be reduced to less than $0.34. The Group incurred net loss for the year ended December 31, 2008, and as a result, the Series C share conversion price was subsequently adjusted to $0.34 in 2009.

  Voting rights

        Each preferred share shall carry a number of votes equal to the number of common shares then issuable upon its conversion into common shares at the record date for determination of the shareholders entitled to vote on such matters.

  Dividends

        Dividends have to be first declared and first paid in full on all outstanding Series A preferred shares, Series A-1 preferred shares, Series B preferred shares and Series C preferred shares on an as-if-converted basis before dividends declared and paid to any other class or series of shares.

  Liquidation preference

        In the event of any liquidation, dissolution or winding up of the Group, either voluntary or involuntary, distributions to the shareholders of the Group shall be made in the following manner:

          (1)   each holders of the Series C preferred shares shall be entitled to receive an amount equal to 100% of the original share issuance price, for each Series C preferred share then held by such holder and an amount equal to all declared but unpaid dividends thereupon, prior to and in preference to any distribution of any of the assets or surplus funds of the holders of the common shares or any other class or series of shares.

          (2)   after distribution to holders of Series C preferred shares in full, each holder of the Series B preferred shares shall be entitled to receive an amount equal to 150% of the original share issuance price for each Series B preferred share then held by such holder and an amount equal to all declared but unpaid dividends there upon, prior to and in preference to any distribution of any of the assets or surplus funds to the holders of the common shares or any other class or series of shares.

          (3)   after distribution to holders of Series C preferred shares and Series B preferred shares in full, each holder of the Series A and Series A-1 preferred shares shall be entitled to receive an amount equal to 100% of the original share issuance price for each Series A or Series A-1 preferred share then held by such holder and an amount equal to all declared but unpaid dividends thereupon, prior to and in preference to any distribution of any of the assets or surplus funds to the holders of the common shares or any other class or series of shares.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The remaining assets of the Group, if any, shall be distributed to the holders of Series A, Series A-1 preferred shares, Series B preferred shares, Series C preferred shares and common shares on a pro rata basis, based on the number of common shares then held by each shareholder on an as-converted basis.

15.   WARRANTS

        In connection with the issuance of Series A shares in 2004, the Group granted 36,000,000 Series A-1 Warrants and 2,000,000 Special Warrants to the external investors. The Series A-1 Warrants give the holders the right to purchase Series A-1 shares at a price of $0.25 per share. The Special Warrants give the holder the right to purchase Series A shares at a price of $0.05 per share.

        The warrants were accounted for as financial liabilities and were subsequently recorded at fair value with changes in fair value recorded through earnings. In 2007 through to the date of the exercise the change in the fair value of the Series A-1 Warrants and Special warrants was a decrease of $2,326 and $61 respectively and was credited to the Statement of Operations.

        On July 20, 2007, 2,000,000 Special Warrants were exercised and the Company delivered 2,000,000 Series A preferred shares to the investors. The fair value of the Special Warrants prior to exercise of $381, as well as the $100 cash proceeds, were recorded as the initial carrying value of the 2,000,000 Series A preferred shares.

        By August, 2007, 36,000,000 Series A-1 Warrants were exercised and the Group delivered 36,000,000 Series A-1 preferred shares to the investors. The fair value of the Series A-1 Warrants prior to exercise of $515, as well as the $9,000 cash proceeds, were recorded as the initial carrying value of the 36,000,000 Series A-1 preferred shares.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

16.   SHARES TO BE ISSUED

        Shares to be issued in connection with acquisitions are summarized in the table below:

	Date	Subsequent Date of Issuance	Unissued Shares Balance
Shares to be issued
The initial payment for the acquisition of 49% equity interest in Beijing Tianhia Hongye International Software Limited ("Tianhai")*	12/31/2006	6/7/2007	$1,279
Acquisition of 100% equity interest in Envisage Solutions Inc. ("Envisage")	12/31/2006	1/18/2007	463

Total shares to be issued as of December 31, 2006			1,742

Acquisition of 100% equity interest in Wave	12/31/2007	1/14/2008	1,117
The second payment for the acquisition of 49% equity interest in Tianhai	12/31/2006	2/22/2008	1,123

Total shares to be issued as of December 31, 2007			2,240

Acquisition of AllianceSPEC Pte Ltd.	12/1/ 2009	2/26/2010	471

Total shares to be issued as of December 31, 2009			$471

*
Tianhai was a subsidiary of the Group from December 31, 2005 when the Group acquired 51% of Tianhai.

17.   COMMON SHARES

        In 2004, the Group issued 64,750,000 common shares at par value of $0.0001 per share to the Founders of the Group in connection with the establishment of HiSoft International, and as of December 31, 2009, the outstanding shares subscription receivable amounted to $1.

        In December 2007, the Group issued 3,445,344 common shares with a fair value of $0.27 per share as payment for the acquisition of T-est.

        In December 2007, the Group issued 3,976,364 common shares with a fair value of $0.281 per share as payment for the acquisition of Wave.

        In connection with the acquisition of the remaining equity interest in HiSoft Holding BVI, the Group issued 15,552,000 common shares with a fair value of $0.13 per share to Tian Hai BVI in June 2007. A further 3,995,727 common shares with a fair value of $0.281 was issued to Tian Hai BVI in February 2008 as part of the earn-out payment for the acquisition.

        In January 2007, the Group issued 5,040,004 common shares with a fair value of $0.092 to HSI Holding for the acquisition of Envisage. A further 6,199,994 common shares having a fair value of $0.13 per share was issued to HSI Holding in June 2007 as an earn-out payment for the acquisition of Envisage.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        As of December 31, 2007, the Group purchased 42,249,375 common shares from one of the Group's founding shareholders, China Hualu Group Corporation Ltd., with at an aggregate price of $10,582. The repurchased shares were retired in October 2007.

        During the year of 2008 and 2009, 2,980,553 and 2,482,909 common shares were issued respectively in connection with the exercise of options and vesting of nonvested shares previously granted under the Share Incentive Plan.

18.   SHARE-BASED COMPENSATION PLAN

        On January 1, 2005, the Group's board of directors approved the HiSoft Technology International Limited Share Incentive Plan ("Share Incentive Plan"). The maximum number of common shares that may be granted under this plan will not exceed 10,250,000 shares and 6,443,000 common shares have been granted to employees under the Share Incentive Plan in 2005. In 2006, the Group's board of directors approved an additional 42,400,000 shares for grants under the Share Incentive Plan. In 2007, the Group's board of directors approved an additional 15,500,000 shares for grant. In 2008, the Group's board of directors approved an additional 4,047,949 shares for grant. In 2009, the Group's board of directors approved an additional 10,000,000 shares for grant.

        No options shall be exercisable after ten years from the date of grant. The options will vest first 1/2, 1/3 or 1/4 on a date specified in the option award agreement, which is usually a date approximately one year from the date of grant, and thereafter, 1/24, 1/36 or 1/48 respectively on each of the monthly anniversaries or 1/8, 1/12 or 1/16 respectively on each of the quarterly anniversaries from the first vesting date.

  Termination of option

        If the grantee ceases to be employed by or ceases to provide services to the Group, (a) the grantee will have until the date that is 30 days for termination with cause, 60 days for termination without cause, 6 months for death or disability after his or her severance date to exercise the options (or portion thereof) to the extent they were vested on the severance date; (b) the options, to the extent not vested on the severance date, shall terminate on the severance date; (b) the options, to the extent exercisable for the 30 days for termination with cause, 60 days for termination without cause, 6 months for death or disability period following the severance date and not exercised during such period, shall terminate at the close of the business on the last day of the 30-day period.

  Option exercise

        The option shall be exercisable by the delivery of a written notice to the secretary of the Group, in the form approved by the Group, stating the number of common shares to be purchased pursuant to the option and payment in full for the exercise price of the shares to be purchased in cash, by check or by electronic funds transfer to the Group.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        Changes in share options outstanding were as follows:

	Number of Share Options	Weighted Average Exercise Price	Weighted Average Grant-Date Fair Value	Weighted Average Intrinsic Value Per Option at the Grant Dates
Share options outstanding as at January 1, 2007	38,471,500	$0.23
Granted	17,657,909	0.43	$0.07	$—
Exercised	—	—
Cancelled	(2,452,449)	0.27

Share options outstanding as at December 31, 2007	53,676,960	0.30
Granted	5,748,000	0.50	$0.08	$—
Exercised	(530,625)	0.24
Cancelled	(7,002,270)	0.39

Share options outstanding as at December 31, 2008	51,892,065	0.31
Granted	6,134,500	0.30	$0.14	$—
Exercised	(178,061)	0.27
Cancelled	(3,718,312)	0.40

Share options outstanding as at December 31, 2009	54,130,192	$0.30

        The options vest ratably over two to four year period, which is generally the service period and exercisable over a period of ten years from the date of grant. Share options expected to vest as of December 31, 2009 are 51,974,400.

        Information with respect to options outstanding under the Share Incentive Plan at December 31, 2009 is as follows:

	Options Outstanding				Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value
Exercise price
$0.10	4,273,250	5.08	$0.10	$914	4,273,250	$0.10	$914
$0.25	31,884,693	6.01	$0.25	2,041	29,462,943	$0.25	1,886
$0.30	6,011,000	9.67	$0.30	84	—	$0.30	—
$0.50	11,961,249	7.97	$0.50	$—	7,069,246	$0.50	$—

	54,130,192		$0.30	$3,039	40,805,439	$0.28	$2,800

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Years Ended December 31,
	2007	2008	2009
Total fair value of shares vested	$818	$944	$651

        In 2007, 2008 and 2009, nil, 530,625 and 178,061 shares of option were exercised. Total intrinsic value of options exercised in each of those years was $nil, $16,922 and $5,752 in 2007, 2008 and 2009, respectively.

        A summary of the status of the Group's nonvested share options as of December 31, 2007, 2008 and 2009 and changes during the years ended December 31, 2007, 2008 and 2009, is presented as below:

Nonvested Share Options	Share Options	Weighted- Average Grant-Date Fair Value	Weighted- Average Exercise- Price per Share
Nonvested at January 1, 2007	35,132,208	$0.05	$0.24
Granted	17,657,909	0.07	0.43
Vested	(13,924,835)	0.06	0.24
Forfeited	(2,452,449)	0.04	0.28
Nonvested at December 31, 2007	36,412,833	0.06	0.33
Granted	5,748,000	0.08	0.50
Vested	(14,842,036)	0.06	0.29
Forfeited	(7,002,270)	0.07	0.39
Nonvested at December 31, 2008	20,316,527	0.07	0.39
Granted	6,134,500	0.14	0.30
Vested	(9,407,963)	0.07	0.36
Forfeited	(3,718,312)	0.07	0.40
Nonvested at December 31, 2009	13,324,752	$0.10	$0.36

        The Group recognizes compensation cost on the options using an accelerated attribution method. Total compensation cost for share-based compensation plan recognized including cost for nonvested shares was $1,490, $1,802 and $1,097 in 2007, 2008 and 2009, respectively. No tax benefit related thereto has been recognized by the Group.

        The fair value of each option granted was estimated on the date of grant by the Group with the assistance of American Appraisal China Limited, an independent valuer, and was

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

determined using the Black-Scholes options-pricing model with the following weighted average assumptions for the years ended December 31, 2007, 2008 and 2009 respectively:

	2007	2008	2009
Risk free interest	4.30%-5.35%	3.90%-4.55%	3.04%-3.89%
Expected dividend yield	—	—	—
Expected life	6.1 years	5.7-6.1 years	6.0-6.9 years
Expected volatility	47.4%-57.2%	43.0%-44.0%	48.0%-49.0%
Exercise price	$0.25-0.50	$0.50	$0.30-0.50
Fair value of the underlying common shares	$0.09-0.28	$0.24-0.28	$0.25-0.31

  (1)    Volatility

        The volatility of the underlying common shares during the life of the options was estimated based on average historical volatility of comparable companies for the period before the valuation date with lengths equal to the expected terms of the options. The companies selected for reference were Lionbridge Technologies Inc., Cognizant Technology Solutions Corporation, Infosys Technologies Limited., Wipro Limited., Satyam Computer Services Limited., Tata Consultancy Services., and SinoCom Software Group Limited.

  (2)    Risk-free interest rate

        Risk free interest rate is estimated based on the yield to maturity of China international government bonds with maturity term close to expected term of the Options.

  (3)    Expected term

        As the Group did not have historical share option exercise experience, it estimated the expected term base on a consideration of factors including contractual term, vesting period and empirical study on exercise behavior of employs share option.

  (4)    Dividend yield

        The dividend yield was estimated by the Group based on its expected dividend policy over the expected term of the options.

  (5)    Exercise price

        The exercise price of the options was determined by the Group's board of directors.

  (6)    Fair value of underlying common shares

        The estimated fair value of the common shares underlying the options as of the respective grant dates was determined based on a retrospective valuation. When estimating the fair value of the common shares on the grant dates, management has considered a number of factors, including the result of a third-party appraisal and equity transactions of the Group, while taking into account standard valuation methods and the achievement of certain events. The fair value of the common shares in connection with the option grants on each

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

grant date was determined with the assistance of American Appraisal China Limited, an independent valuer.

        There was $739 of total unrecognized compensation expense related to non-vested share options granted as of December 31, 2009. The expense is expected to be recognized over a weighted-average period of 1.274 years according to the graded vesting schedule.

  Nonvested shares

        6,700,000 nonvested shares were granted on June 1, 2006, of which 3,350,000 shares were vested on June 1, 2006 and the remaining shares were vested on June 1, 2007. Additional 5,723,038 nonvested shares were granted to executives and senior management in October 2007. Then 4,040,000 nonvested shares were granted to senior management in 2009. Disposition of such shares are restricted, except in compliance with applicable securities laws. The fair value of the nonvested shares was calculated by the Group with the assistance of American Appraisal China Limited, an independent valuer. Nonvested shares expected to vest as of December 31, 2009 is 4,506,262.

        Similar to the options, the nonvested shares will vest first 1/2, 1/3 or 1/4 on a date specified in the share award agreement, which is usually a date approximately one year from the date of grant, and thereafter, 1/24, 1/36 or 1/48 respectively on each of the monthly anniversaries or 1/8, 1/12 or 1/16 respectively on each of the quarterly anniversaries from the first vesting date.

	Number of Shares	Fair Value of Shares	Intrinsic Value
Nonvested share unvested at January 1, 2007	3,350,000	$0.137	$459
Granted	5,723,038	0.270	1,545
Vested	(3,350,000)	0.137	(459)
Forfeited	(202,000)	0.270	(55)

Nonvested share unvested on January 1, 2008	5,521,038	$0.270	$1,490
Granted	—	—	—
Vested	(2,449,928)	0.270	(661)
Forfeited	—	—	—

Nonvested share unvested on December 31, 2008	3,071,110	$0.270	$829
Granted	4,040,000	0.279	1,129
Vested	(2,304,848)	0.270	(622)
Forfeited	(300,000)	0.257	(77)

Nonvested share unvested on December 31, 2009	4,506,262	$0.279	$1,259

        Compensation cost recognized in relation to nonvested shares was $451, $890, and $659 in 2007, 2008 and 2009, respectively.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

19.   RELATED PARTY BALANCES AND TRANSACTIONS

        Details of related party balances as of December 31, 2008 and 2009 and transactions for periods ended December 31, 2008 and 2009 are as follows:

  (1)    Accounts receivable from the shareholders of subsidiaries

	December 31,
	2008	2009
Tianhai	$799	$—

Total	$799	$—

        The receivable relates to sales made to the shareholders of subsidiaries. The amount is non-interest bearing, unsecured and was collected within one year.

  (2)    Amounts due to related parties

        As of December 31, 2008 and 2009, amounts due to related parties are $1,035 and nill, respectively, with details as follows:

  (a)    Amount due to a shareholder of the Group

	December 31,
	2008	2009
Tianhai	$1,035	$—

        The amount due to Tianhai represents expenses paid on behalf of HiSoft Beijing and also the purchase of the property, plant and equipment from Tianhai which was repaid within one year.

  (3)    Sales to related parties

  (a)    Sales to an affiliate

	Years Ended December 31,
	2007	2008	2009
Sales to JBDK Company Limited	$1,421	$—	$—

  (b)    Sales to shareholders of the Group

	Years Ended December 31,
	2007	2008	2009
Tianhai	$455	$—	$—

        In addition to the above, the Group entered into a transaction with the Group's former chairman, Mr. Yuanming Li, which is disclosed in Note 23 "Discontinued Operations".

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

20.   CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

        Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees' salaries. The accrued employee benefits were $2,357, $854 and $1,215 as of December 31, 2007, 2008 and 2009, respectively.

        As stipulated by the relevant law and regulations in the PRC, the Group's subsidiaries and the VIE in the PRC are required to maintain non-distributable statutory surplus reserve or reserve fund for foreign owned enterprises. Appropriations to the a statutory surplus reserve or reserve fund are required to be made at least 10% of annual profit after taxes as reported in the subsidiaries' statutory financial statements prepared under PRC GAAP. Once appropriated, these amounts are not available for future distribution to owners or shareholders. Once the general reserve or the reserve fund is accumulated to 50% of the subsidiaries' registered capital, the subsidiaries can choose not to provide more reserves. The statutory reserve or reserve fund may be applied against prior year losses, if any, and may be used for general business expansion and production and increase in registered capital of the subsidiaries. For the years ended December 31, 2008 and 2009, the Group made appropriations of $1,195 and $656 to the statutory surplus reserve fund, respectively, nil and $24 to the statutory public welfare fund, respectively, and nil and $3 to the enterprise expansion fund, respectively. As a result of these PRC laws and regulations, the PRC entities are restricted from transferring a portion of their net assets to the Group. As of December 31, 2008 and 2009, such restricted net assets were $29,995 and $35,764, respectively.

21.   NET (LOSS)/INCOME PER SHARE

        The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations:

	For the Year Ended December 31,
	2007	2008	2009
Net (loss) income attributable to HiSoft Technology International Limited shareholders
Net (loss) income on continuing operations	$(882)	$(10,142)	$7,363
Net (loss) income on discontinued operations, net of tax	(38)	(569)	—

Net income attributable to HiSoft Technology International Limited shareholders	(920)	(10,711)	7,363

Deemed dividends on Series A, Series A-1, Series B, and Series C Convertible redeemable preferred shares	(5,762)	—	—

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	For the Year Ended December 31,
	2007	2008	2009
Net income allocated to Series A preferred share	—	—	(1,203)

Net income allocated to Series A-1 preferred share	—	—	(760)

Net income allocated to Series B preferred share	—	—	(2,174)

Net income allocated to Series C preferred share	—	—	(1,553)

Net (loss) income attributable to HiSoft Technology International Limited shareholders allocated to common share—basic (i):
Net (loss) income from continuing operations	(882)	(10,142)	1,673
Net loss on discontinued operations, net of tax	(38)	(569)	—

Net (loss) income attributable to HiSoft Technology International Limited shareholders allocated to common share—basic(i):	(6,682)	(10,711)	1,673

Net income attributable to HiSoft Technology International Limited shareholders allocated to common share—diluted
(Loss) Income from continuing operations	(6,644)	(10,142)	7,363
(Loss) on discontinued operations, net of tax	(38)	(569)	—

Net income attributable to HiSoft Technology International Limited shareholders allocated to common share—diluted	$(6,682)	$(10,711)	$7,363

Weighted average common shares outstanding used in computing net income per common share—basic(ii)	94,237,854	82,279,610	86,148,324

Weighted average common shares outstanding used in computing net income per common share—diluted (iii)	94,237,854	82,279,610	388,372,705

Net income per common share—basic:
Income from continuing operations	$(0.07)	$(0.12)	$0.02
Loss on discontinued operations	—	(0.01)	—

Net income per common share—basic:	(0.07)	(0.13)	0.02

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	For the Year Ended December 31,
	2007	2008	2009
Net income per common share—diluted:
Income from continuing operations	(0.07)	(0.12)	0.02
Loss on discontinued operations	—	(0.01)	—

Net income per common share—diluted	(0.07)	(0.13)	0.02

(i)
The net income attributable to holders of common shares as of December 31, 2009 was allocated between common shares and preferred shares on pro rata basis based on the dividend participant right. Each Series A, Series A-1, Series B, and Series C convertible redeemable preferred shares had participating right on the undistributed net income, and the allocation was based on an as-if-converted basis. The undistributed net loss as of December 31, 2007 and 2008 was allocated to common shares only as preferred shares are not contractually obligated to share the loss.

(ii)
As of December 31, 2009, the Company had 1,500,000 common shares related to 2009 acquisition of AllianceSPEC Pte Ltd., which were yet to be issued, and have been included in the calculation of weighted average common shares used in calculating basic net income per share from the date of acquisition.

As of December 31, 2007, the Company had 7,972,091 common shares related to 2007 acquisition of Beijing Tianhai Hongye International Software Limited and Daemoyrod Corp., which were yet to be issued (subsequently issued in 2008), and have been included in the calculation of weighted average common shares used in calculating basic net income per share from the date of acquisition.

(iii)
The calculation of the weighted average number of common shares for the purpose of diluted net income per share has included the effect of certain securities. For year 2009, such securities included an incremental 61,959,000, 39,132,000, 112,000,000, and 80,046,793 common shares resulting from the assumed conversion of the Series A, Series A-1, Series B, and Series C convertible redeemable preferred shares, respectively.

As of December 31, 2007 and 2008, the Group had 57,000,000 and 57,000,000, respectively, shares of Series A convertible redeemable preferred shares, 36,000,000 and 36,000,000, respectively, shares of Series A-1 convertible redeemable preferred shares, 112,000,000 and 112,000,000, respectively, shares of Series B convertible redeemable preferred shares, and 59,090,910 and 59,090,910, respectively, shares of Series C convertible redeemable preferred shares outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted loss per share for the year ended December 31, 2007 and 2008 as their effects would have been anti-dilutive.

The Group had 40,805,440 vested common share options as of December 31, 2009 and have been included in the calculation of weighted average common shares used in calculating diluted net income per share.

As of December 31, 2007 and 2008, the Group had 17,264,127 and 31,575,538 vested common share options, respectively, outstanding, which could have potentially diluted basic earnings per share in the future, but were excluded in the computation of diluted loss per share in those periods, as their effects would have been anti-dilutive.

The Group had 13,324,752 nonvested common share options as of December 31, 2009 and such shares have been included in the calculation of weighted average common shares used in calculating diluted net income per share using the treasury stock method.

As of December 31, 2008 and 2009, the Group had 2,449,928 and 2,304,848 nonvested shares, respectively included in the calculation of weighted average common shares for calculating diluted net income per share using the treasury stock method.

As of December 31, 2007 and 2008, the Group had 36,412,833 and 20,316,527 nonvested common share options, respectively, outstanding, which could have potentially diluted basic earnings per share in the future by application of the treasury stock method, but were excluded in the computation of diluted loss per share in those periods, as their effects would have been anti-dilutive.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

22.   LEASES AND COMMITMENTS

        The Group follows the authoritative pronouncement issued by FASB regarding accounting for leases, in determining the criteria for capital leases. Leases that do not meet such criteria are classified as operating leases and related rentals are charged to expenses in the year incurred.

        The Group leases its facilities, office and residential building under non-cancelable operating lease agreements. Rental expenses under operating leases for the years ended December 31, 2007, 2008 and 2009 were $2,906, $4,937 and $4,287, respectively.

        The Group leases electronic equipment and transportation equipment under capital leases as follows:

	As of December 31,
	2008	2009
Electronic equipment	$238	$632
Transportation equipment	71	72

	309	704
Less: Accumulated amortization	(131)	(185)
Less: Write off	—	(97)
Less: Disposal	—	(35)

	$178	$387

        Capital leases are classified as "property, plant and equipment" on the balance sheet. Capital lease amortization expense was $64, $67 and $54 for the years ended December 31, 2007, 2008 and 2009, respectively.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The following is a summary by years of future minimum lease payments under capital leases and for operating leases that have initial or remaining non-cancelable terms in excess of one year as of December 31, 2009:

Years Ended December 31,	Total	Operating	Capital
2010	$4,517	$4,336	$181
2011	3,268	3,087	181
2012	2,662	2,656	6
2013	2,129	2,129	—
2014	2,099	2,099	—
Thereafter	4,223	4,223	—

Total minimum lease payments	$18,898	$18,530	$368

Less, Executory costs			—

Net minimum capital lease payments			368
Less, Estimated amount representing interest			(30)

Present value of net minimum capital lease payments			338
Less: Current portion			(162)

Long-term obligations under capital lease at December 31, 2009			$176

23.   DISCONTINUED OPERATIONS

        In 2008, the Group disposed of 100% ownership interest in Training Center, a wholly owned subsidiary of Haihui Dalian, and certain other assets of Haihui Dalian, including a building, land use rights and car, to a third party designated by Mr. Yuanming Li, the Group's former Chairman.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The assets and liabilities disposed of were as follows:

Building, net	$980
Land use right, net	228
Leasehold improvement, net	181
Transportation equipment, net	21
Assets of Training Center
Cash and cash equivalents	113
Prepaid expenses and other current assets	116
Property, plant and equipment, net	86
Liabilities of Training Center
Accounts payable	(107)
Accrued expenses and other payables	(88)
Income taxes payable	(9)

Net assets sold	$1,521

        In connection with the disposal, Haihui Dalian received an interest free loan note for $2,277 (RMB16.6 million) from Mr Li which was secured by a pledge of 3,072,085 common shares of the Company owned by Mr. Li. The loan note is repayable on the earlier of (a) 6 months after the Company's IPO and the pledged shares can be freely transferred by Mr. Li or (b) 3 years after the date of the loan agreement. The fair value of the loan note was $1,802 and imputed interest of $475 is being accrued over a 3 year period. As part of the arrangement, Haihui Dalian made additional payments to Mr. Li of $673 (RMB 4.9 million).

        The loss on the disposal of $569 comprised:

Fair value of loan note	$1,802
Cash	(673)
Transaction cost	(177)
Net assets	(1,521)

$(569)

        The accompanying condensed consolidated statements of operations reflect the business component of the Training Center as a discontinued operation operations for all periods presented. The results of the discontinued operation are summarized as follows:

	Years Ended December 31,
	2007	2008
Revenue of discontinued component	$291	$—

Pre-tax loss on discontinued operations	(32)	—
Income tax expense	(6)	—
Loss on disposal of discontinued operations	—	(569)

Net (Loss)	$(38)	$(569)

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

24.   SEGMENT INFORMATION AND REVENUE ANALYSIS

        The Group's chief operating decision makers ("CODM") are the Executive Chairman and the Chief Executive Officer. In 2009, the Group reorganized the basis on which the business is managed and hence the information that is provided to the CODM. The business is now organized and monitored on the basis of strategic customers and geographic locations for other customers. The CODM now reviews results analyzed by service line, by geographic location and/or by customer type. This analysis is only presented at the revenue level with no allocation of direct or indirect costs. Consequently, as of December 31, 2009 the Group has only one operating segment and all segment data for prior years has been presented in that basis.

        The Group has internal reporting that does not distinguish between markets or segments. The Group operates in Asia, North America, Europe, and all of the Group's long-lived assets are located as follows:

	Years Ended December 31,
	2007		2008		2009
	Net Revenues (1)	Long-lived Assets (2)	Net Revenues (1)	Long-lived Assets (2)	Net Revenues (1)	Long-lived Assets (2)
PRC and Hong Kong	$23,250	$18,214	$48,914	$14,399	$32,999	$20,226
Japan	20,715	509	26,052	418	24,694	612
United States	17,268	5,455	16,714	40	22,960	82
Europe	1,190	—	1,040	—	2,410	—
Singapore	628	2,370	8,000	401	8,393	1,457

Total	$63,051	$26,548	$100,720	$15,258	$91,456	$22,377

Note:

(1)
Net revenues are presented by operating location of the Group's customer entities.

(2)
Long-lived assets are presented by the operating location of the subsidiaries of the Company.

        The outsourced technology services provided by the Group include Infrastructure Technology Services ("ITS"), and Research and Development Services ("RDS"). The net revenues consist of the following service lines:

	For the Years Ended December 31,
	2007	2008	2009
ITS	$40,682	$62,009	$47,139
RDS	22,369	38,711	44,317

Total	$63,051	$100,720	$91,456

25.   SUBSEQUENT EVENTS

        The Company evaluated events subsequent to the balance sheet date of December 31, 2009 through April 26, 2010, the date when the financial statements were available to be issued.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  Acquisition of Professional IT Testing and Consulting Team

        On February 1, 2010, the Group acquired a 100% equity interest in Beijing Horizon Information & Technology Co., Ltd, a professional IT testing company based in China. The total consideration for the acquisition is $1,389, consisted of (1) cash consideration of $545, and earned out payments based on Beijing Horizon's 2010 and 2011 gross profit (the contingent consideration has a fair value of $844).

  Acquisition of Echo Lane, Inc.

        On April 1, 2010, the Group completed the acquisition of 100% of Echo Lane, Inc. a professional consulting services firm in the U.S., with expertise in cloud computing. The consideration for the acquisition consisted of the following two tranches:

  •
  The first tranche of cash consideration of $1,155, paid upon closing, and is subject to a downward adjustment in the event that Echo Lane, Inc.'s net current asset balance as of January 31, 2010 is less than $500.

  •
  The second tranche of cash consideration of $1,931, subject to an adjustment based on Echo Lane, Inc.'s actual gross profit in fiscal year 2011, will be paid when the fiscal year 2011 audited financials for Echo Lane, Inc. are completed by independent auditors engaged by the Group and no later than April 14, 2012.

  Share Options and Nonvested Shares Grants

        On January 1, 2010, the Company granted options for the purchase of 3,620,000 common shares under the Share Incentive Plan, with exercise price of $0.3 and vesting period of 4 years. The total compensation expense of this grant to be recognized in the future periods is $547.

        On January 1, 2010, the Company granted 3,000,000 nonvested shares under the Share Incentive Plan, with vesting period of 2 years. Total unrecognized compensation expense of this grant is $1,135.

        On February 1, 2010, the Group granted 2,000,000 nonvested shares Under the Share Incentive Plan, with a vesting period of 2 years. Total unrecognized compensation expense of this grant is $907.

        On April 1, 2010, the Company granted options for the purchase of 960,000 common shares under the Share Incentive Plan, with exercise price of $0.4 and vesting period of 4 years. Total unrecognized compensation expense of this grant is $334.

  Board Approval of New Share Option Plan

        On March 23, 2010, the Board of Directors approved a special share option grant under the Share Incentive Plan pursuant to which 10 million options to purchase shares with an exercise price of $0.40 per share were granted to the management and employees on April 1, 2010. The option grant is subject to the Company attaining a value of $400,000 by August 31, 2010, as appraised by an independent appraisal firm. The Company's value will be determined by the number of then outstanding shares multiplied by the fair value of the shares on August 31, 2010. If this condition is not met, the option granted will be automatically

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

cancelled and forfeited. If this condition is met, options are to be vested over three years from grant date, with 34% vesting after first 12 months, and thereafter, vesting in equal proportions for remaining eight quarters. After considering the estimated forfeiture rate total unrecognized compensation expense of this grant is $1,814.

  Change of Tax Law

        On April 21, 2010, the State Administration of Taxation issued Circular 157 Further Clarification on Implementation of Preferential EIT Rate during Transition Periods ("Circular 157"). Circular 157 seeks to provide additional guidance on the interaction of certain preferential tax rates under the transitional rules of the New EIT Law. Prior to Circular 157, the Company interpreted the law to mean that if an entity was in a period where it was entitled to a 50% reduction in the tax rate and was also entitled to a 15% rate of tax due to HNTE status under the New EIT Law then it was entitled to pay tax at the rate of 7.5%. Circular 157 appears to have the effect that such an entity is entitled to pay tax at either 15% or 50% of the applicable PRC tax rate.

        Circular 157 can be interpreted differently as to which would be the applicable PRC tax rate. The Company is currently seeking to determine the appropriate interpretation with the relevant tax authority.

 HISOFT TECHNOLOGY INTERNATIONAL LIMITED

Additional Information-Financial Statement Schedule I

Condensed Financial Information of Parent Company
Statements of Shareholders' Equity and Comprehensive Income (loss)
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	December 31,
	2008	2009
ASSETS
Current Assets:
Cash and cash equivalents	$14,164	$11,605
Other current assets	38	85

Total current assets	14,202	11,690

Property, plant and equipment, net	15	—
Investment in subsidiaries and VIE	56,025	72,067

Total Assets	$70,242	$83,757

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accrued expenses and other current liabilities	$841	$5,666

Total current liabilities	841	5,666

Total liabilities	841	5,666

Series A convertible redeemable preferred shares ($0.0001 par value; 57,000,000 shares authorized; 57,000,000 and 57,000,000 shares issued and outstanding as of December 31, 2008 and 2009, respectively)	12,581	12,581
Series A-1 convertible redeemable preferred shares ($0.0001 par value; 36,000,000 shares authorized; 36,000,000 and 36,000,000 shares issued and outstanding as of December 31, 2008 and 2009, respectively)	9,900	9,900
Series B convertible redeemable preferred shares ($0.0001 par value; 112,000,000 shares authorized; 112,000,000 and 112,000,000 shares issued and outstanding as of December 31, 2008 and 2009, respectively)	30,800	30,800
Series C convertible redeemable preferred shares ($0.0001 par value; 60,000,000 shares authorized; 59,090,910 and 59,090,910 shares issued and outstanding as of December 31, 2008 and 2009, respectively)	35,750	35,750

Shareholders' Equity:
Common shares ($0.0001 par value; 607,000,000 shares authorized; 85,189,211 and 87,672,120 shares issued and outstanding as of December 31, 2008 and 2009, respectively)	9	9
Subscription receivable	(1)	(1)
Additional paid-in capital	5,566	6,711
Shares to be issued in connection with business acquisition	—	471
Accumulated deficit	(31,632)	(24,269)
Accumulated other comprehensive income	6,428	6,139

Total Shareholders' equity	(19,630)	(10,940)

Total Liabilities, Convertible Redeemable Preferred Shares and Shareholders' Equity	$70,242	$83,757

 HISOFT TECHNOLOGY INTERNATIONAL LIMITED

Additional Information-Financial Statement Schedule I

Condensed Financial Information of Parent Company
Statements of Operations
(In thousands of U.S. dollars, except share data and per share data, or otherwise noted)

	Years Ended December 31,
	2007	2008	2009
Operating expenses
General and administrative	$(2,168)	$(5,694)	$(1,169)
Sales and marketing	(8)	(124)	(31)

Total operating expenses	(2,176)	(5,818)	(1,200)

Interest expense	(492)	—	(39)
Interest income	395	321	37
Change in fair value of warrants	2,387	—	—

Net income (Loss) before earnings from subsidiaries and VIE	114	(5,497)	(1,202)
(Loss) Income from subsidiaries and VIE	(1,034)	(430)	8,565
Impairment of investments in subsidiaries and VIE	—	(4,784)	—

Net (loss) Income	$(920)	$(10,711)	$7,363

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

Additional Information-Financial Statement Schedule I

Condensed Financial Information of Parent Company
Statements of Shareholders Equity (Deficit) and Comprehensive Income (Loss)
(In thousands of U.S. dollars, except share data and per share data, or otherwise noted)

					Shares to be Issued in Connection with Business Acquisitions
	Common Stock						Accumulated Other Comprehensive Income	Total Shareholders' Equity (Deficit)
			Subscription Receivable	Additional Paid-In Capital		Accumulated Deficit			Total Comprehensive Income (Loss)
	Shares	Amount
Balance at January 1, 2007	83,507,500	$9	$(4)	$4,782	$1,742	$(11,040)	$467	$(4,044)	$(9,637)
Cumulative effect of unrecognized tax benefit on adoption of new accounting pronouncement	—	—	—	—	—	(969)	—	(969)
Issuance of common shares	29,628,442	2	—	3,476	(1,742)	—	—	1,736
Deemed dividend on Series A-1 convertible redeemable preferred shares	—	—	—	(385)	—	—	—	(385)
Deemed dividend on Series B convertible redeemable preferred shares	—	—	—	(1,865)	—	—	—	(1,865)
Deemed dividend on Series C convertible redeemable preferred shares	—	—	—	(3,512)	—	—	—	(3,512)
Shares to be issued in connection with business acquisitions	—	—	—	—	2,240	—	—	2,240
Share based compensation	3,350,000	1	(1)	1,490	—	—	—	1,490
Repurchase and retirement of common shares	(42,249,375)	(5)	4	(2,589)	—	(7,992)	—	(10,582)
Net loss	—	—	—	—	—	(920)	—	(920)	$(920)
Foreign currency translation adjustments	—	—	—	—	—	—	2,202	2,202	2,202

Balance at December 31, 2007	74,236,567	7	(1)	1,397	2,240	(20,921)	2,669	(14,609)	$1,282

Issuance of common shares	7,972,091	1	—	2,239	(2,240)	—	—	—
Share based compensation	—	—	—	1,802	—	—	—	1,802
Vesting of nonvest shares award	2,449,928	1	—	(1)	—	—	—	—
Stock option exercise	530,625	—	—	129	—	—	—	129
Net loss	—	—	—	—	—	(10,711)	—	(10,711)	$(10,711)
Foreign currency translation adjustments	—	—	—	—	—	—	3,759	3,759	3,759

Balance at December 31, 2008	85,189,211	9	(1)	5,566	—	(31,632)	6,428	(19,630)	$(6,952)

Shares to be issued in connection with business acquisitions	—	—	—	—	471	—	—	471
Share based compensation	—	—	—	1,097	—	—	—	1,097
Vesting of nonvest shares award	2,304,848	—	—	—	—	—	—	—
Stock option exercise	178,061	—	—	48	—	—	—	48
Net loss	—	—	—	—	—	7,363	—	7,363	$7,363
Foreign currency translation adjustments	—	—	—	—	—	—	(289)	(289)	(289)

Balance at December 31, 2009	87,672,120	$9	$(1)	$6,711	$471	$(24,269)	$6,139	$(10,940)	$7,074

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

Additional Information-Financial Statement Schedule I

Parent Company Cash Flows
(In thousands of U.S. dollars, except share data and per share data, or otherwise noted)

	For the Years Ended December 31,
	2007	2008	2009
Cash flow from operating activities:
Net (loss)/Income	$(920)	$(10,711)	$7,363
Adjustments to reconcile net (loss)/income to net cash (used in) provided by operating activities:
(Earnings) loss from subsidiaries and VIE	(6,886)	430	(8,565)
Impairment of investments in subsidiaries and VIE	—	4,784	—
Change in fair value of warrants	(2,387)	—	—
Loss on disposal of property, plant and equipment	—	—	10
Depreciation expenses	5	5	5
IPO expenses	—	3,782	—
Deferred income taxes	(969)	—	—
Share based compensation expenses	1,490	1,802	1,097
Changes in operating assets and liabilities:
Intercompany receivables	—	1,770	4,089
Decrease in other current assets	(12,631)	(787)	(6)
Amount due to related party	(936)	—	—
Increase (decrease) in other current liabilities	7,182	(508)	(575)

Net cash (used in) provided by operating activities	(16,052)	567	3,418

Cash flow from investing activities:
Injection of capital in subsidiaries	(5,000)	(3,280)	(6,105)
Payment for business acquisitions	(6,393)	(1,443)	—

Net cash used in investing activities	(11,393)	(4,723)	(6,105)

Cash flow from financing activities:
Cash received from share subscription receivable	4
Repayment of initial public offering expenses	(2,191)	(804)	(40)
Repayment on repurchase of common share	(10,582)	—	—
Proceeds from issuance of common share under employee option plan	—	129	168
Proceeds from issuance of Series A convertible redeemable preferred shares	100	—	—
Proceeds from issuance of Series A-1 convertible redeemable preferred share	9,000	—	—
Proceeds from issuance of Series B convertible redeemable preferred shares	16,800	—	—
Proceeds from issuance of Series C convertible redeemable preferred shares	32,500	—	—

Net cash provided by (used in) financing activities	45,631	(675)	128

(Decrease) increase in cash and cash equivalents	18,186	(4,831)	(2,559)

Cash and cash equivalents, beginning of year	809	18,995	14,164

Cash and cash equivalents, end of year	$18,995	$14,164	$11,605

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

Additional Information—Financial Statement Schedule I

Condensed Financial Information of Parent Company
Note to the Financial Statements

1.    BASIS OF PREPARATION

        The condensed financial information of the parent company, HiSoft Technology International Limited, has been prepared using the same accounting policies as set out in the Group's consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries, and its VIE.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	December 31, 2009	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$54,842	$117,865
Accounts receivable, net of allowance for doubtful accounts of $220 and $196 as of December 31, 2009, and September 30, 2010, respectively	24,473	40,789
Prepaid expenses and other current assets	2,149	2,193
Deferred tax assets—current	66	100
Restricted cash	335	350
Loan receivable	—	2,412

Total current assets	81,865	163,709

Property, plant and equipment, net	7,203	7,822
Intangible assets, net	1,934	3,383
Deferred tax assets—non-current	423	1,972
Loan receivable	2,243	—
Other assets	382	791
Goodwill	10,192	14,802

TOTAL ASSETS	$104,242	$192,479

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED SHARES AND (DEFICIT)/EQUITY
Current liabilities:
Accounts payable (including accounts payable of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2009 and September 30, 2010, respectively)	$1,211	$2,015
Accrued expenses and other payables (including accrued expenses and other payables of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, $12 and $11 as of December 31, 2009 and September 30, 2010, respectively)	20,536	22,578
Government grant (including government grant of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2009 and September 30, 2010, respectively)	316	2,479
Current portion of long-term bank borrowings (including current portion of long-term bank borrowings of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2009 and September 30, 2010, respectively)	20	—
Income taxes payable (including income tax payable of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, $217 and $221 as of December 31, 2009 and September 30, 2010, respectively)	1,712	4,231
Other taxes payable (including other tax payable of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, $1 and $2 as of December 31, 2009 and September 30, 2010, respectively)	955	1,338
Deferred tax liabilities—current	—	96

Total current liabilities	24,750	32,737

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS—(Continued)
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	December 31, 2009	September 30, 2010
Deferred tax liabilities—non-current	256	679
Unrecognized tax benefits—non-current (including non-current unrecognized tax benefits of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2009 and September 30, 2010, respectively)	969	969
Capital lease obligation—long-term portion (including long term capital lease obligation of the consolidated variable interest entity without recourse to HiSoft Technology International Limited, nil and nil as of December 31, 2009 and September 30, 2010, respectively)	176	—

TOTAL LIABILITIES	26,151	34,385

Commitments
Series A convertible redeemable preferred shares ($0.0001 par value; 57,000,000shares authorized; 57,000,000 and nil shares issued and outstanding as of December 31, 2009 and September 30, 2010, respectively, liquidation value $11,400)	12,581	—
Series A-1 convertible redeemable preferred shares ($0.0001 par value; 36,000,000 shares authorized; 36,000,000 and nil shares issued and outstanding as of December 31, 2009 and September 30, 2010, respectively, liquidation value $9,000)	9,900	—
Series B convertible redeemable preferred shares ($0.0001 par value; 112,000,000 shares authorized; 112,000,000 and nil shares issued and outstanding as of December 31, 2009 and September 30, 2010, respectively, liquidation value $42,000)	30,800	—
Series C convertible redeemable preferred shares ($0.0001 par value; 60,000,000 shares authorized; 59,090,910 shares issued and nil outstanding as of December 31, 2009 and September 30, 2010, respectively, liquidation value $32,500)	35,750	—
(Deficit)/Equity:
HiSoft Technology International Limited shareholder's equity:
Common shares ($0.0001 par value; 872,000,000 shares authorized; 87,672,120 and 539,301,034 shares issued and outstanding as of December 31, 2009 and September 30, 2010, respectively)	9	54
Subscription receivable	(1)	—
Additional paid-in capital	6,711	162,041
Shares to be issued in connection with business acquisition	471	—
Statutory reserve	2,447	2,447
Accumulated deficit	(26,716)	(15,185)
Accumulated other comprehensive income	6,139	8,737

Total HiSoft Technology International Limited shareholders' (deficit)/equity	(10,940)	158,094

TOTAL LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED SHARES AND (DEFICIT)/EQUITY	$104,242	$192,479

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Nine-month periods ended September 30,
	2009	2010
Revenues	$66,800	$105,822
Business tax	(1,344)	(1,737)

Net revenues	65,456	104,085
Cost of revenues (including share-based compensation of $243 and $466 for the nine-month periods ended September 30, 2009 and 2010, respectively)	(42,124)	(65,575)

Gross profit	23,332	38,510

Operating expenses
General and administrative (including share-based compensation of $428 and $2,195 for the nine-month periods ended September 30, 2009 and 2010, respectively)	(14,084)	(18,748)
Selling and marketing (including share-based compensation of $50 and $220 for the nine-month periods ended September, 2009 and 2010, respectively)	(4,180)	(6,704)
Change in fair value of contigent consideration	—	(564)

Total operating expenses	(18,264)	(26,016)

Income from operations	5,068	12,494

Other income (expenses)
Interest expense	(12)	(20)
Interest income	416	759
Change in fair value of foreign-currency forward contract	151	(15)

Total other income	555	724

Net income before income tax expenses	5,623	13,218
Income tax expenses	(707)	(1,687)

Net income	4,916	11,531

Net income attributable to HiSoft Technology International Limited	4,916	11,531

Income attributable to holders of common shares of HiSoft Technology International Limited	$1,127	$6,238

Net income per share attributable to HiSoft Technology International Limited shareholders:
Basic	$0.01	$0.03

Diluted	$0.01	$0.02

Weighted average shares used in calculating net income per common share
Basic	85,662,123	241,168,616

Diluted	381,972,254	477,945,681

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Common shares				Shares to be issued in connection with business acquisition			Accumulated other comprehensive income
			Subscription receivable	Additional paid-in capital		Statutory reserves	Accumulated deficit		Total shareholders' deficit	Total comprehensive income
	Shares	Amount
Balance at January 1, 2010	87,672,120	$9	$(1)	$6,711	$471	$2,447	$(26,716)	$6,139	$(10,940)	$7,074
Issuance of common shares	3,500,000	—	—	1,071	(471)	—	—	—	600
Issuance of common shares upon initial public offering ("IPO")	137,971,673	14	—	72,602	—	—	—	—	72,616
IPO cost and related expenses	—	—	—	(10,284)	—	—	—	—	(10,284)
Conversion of preferred shares upon IPO	308,679,232	31	—	89,000	—	—	—	—	89,031
Cash received from share subscription receivable	—	—	1	—	—	—	—	—	1
Share option exercise	188,397	—	—	60	—	—	—	—	60
Share- based compensation	—	—	—	2,881	—	—	—	—	2,881
Vesting of non-vested shares award	1,289,612	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	11,531	—	11,531	11,531
Foreign currency translation adjustments	—	—	—	—	—	—	—	2,598	2,598	2,598

Balance at September 30, 2010	539,301,034	$54	—	$162,041	—	$2,447	$(15,185)	$8,737	158,094	14,129

Balance at January 1, 2009	85,189,211	$9	$(1)	$5,566	—	$1,764	$(33,396)	$6,428	$(19,630)	$(6,952)
Share option exercise	178,061	—	—	48	—	—	—	—	48
Share-based compensation	—	—	—	721	—	—	—	—	721
Vesting of non-vested shares award	1,734,217	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	4,916	—	4,916	$4,916
Foreign currency translation adjustments	—	—	—	—	—	—	—	111	111	111

Balance at September 30, 2009	87,101,489	$9	$(1)	$6,335	—	$1,764	$(28,480)	$6,539	$(13,834)	$5,027

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Nine-month periods ended September 30,
	2009	2010
Cash flows from operating activities:
Net income	$4,916	$11,531
Adjustments to reconcile net income to net cash provided by operating activities:
Release of provision for doubtful accounts	(58)	(18)
Loss on disposals of property, plant and equipment	1,252	455
Depreciation	1,699	2,163
Change in fair value of foreign-currency forward contract	(151)	15
Amortization of intangible assets	—	591
Interest income	(117)	(122)
Share-based compensation expenses	721	2,881
Changes in operating assets and liabilities:
Accounts receivable	(574)	(14,103)
Prepaid expenses and other current assets	(79)	(155)
Income tax receivables	(277)	36
Other assets	43	(429)
Accounts payable	260	93
Amount due to related parties	(243)	—
Accrued expenses and other payables	(1,023)	(628)
Deferred revenue	77	(1)
Government grant	323	2,164
Income taxes payable	619	2,526
Other taxes payable	(86)	354
Deferred income taxes	3	(1,622)
Other long term liabilities	(2)	—

Net cash provided by operating activities	7,303	5,731

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,558)	(2,779)
Restricted cash	—	(8)
Payment for business acquisition (net of cash acquired of $nil and $533 in the nine-month periods ended September 30, 2009 and 2010, respectively)	(270)	(6,041)

Net cash used in investing activities	(2,828)	(8,828)

Cash flows from financing activities:
Cash received from share subscription receivable	—	1
Proceeds from issuance of common share under employee option plan	48	532
Proceeds from issuance of common share upon IPO (net of $8,633 issuance costs paid in the nine-month period ended September 30, 2010)	—	63,983
Payment on capital lease obligations	(56)	(185)

Net cash (used in) provided by financing activities	(8)	64,331

Effect of exchange rate changes	(186)	1,789

Net increase in cash and cash equivalents	4,281	63,023
Cash and cash equivalents at beginning of period	46,881	54,842

Cash and cash equivalents at end of period	$51,162	$117,865

Supplemental cash flow information:
Interest paid	$13	$11

Income taxes paid	$572	$604

Supplemental information of non cash investing and financial activities:
Issuance of common shares for acquisition	—	471
Outstanding consideration payable	—	5,582

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

1.    BASIS OF PREPARATION

  (a)
  The accompanying unaudited condensed consolidated financial statements include the financial information of HiSoft Technology International Limited ("HiSoft International" or the "Company"), its subsidiaries, and its variable interest entities (the "VIE") (collectively, the "Group"). All intercompany balances and transactions have been eliminated in consolidation. The results of operations for the nine-month periods ended September 30, 2009 and 2010 are not necessarily indicative of the results for the full years. The Group believes that the disclosures are adequate to make the information presented not misleading.

    The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto included in the Group's audited consolidated financial statements for each of the three years in the period ended December 31, 2009. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair representation of financial results for the interim periods presented.

    The financial information as of December 31, 2009 presented in the unaudited condensed financial statements is derived from the audited consolidated financial statements for the year ended December 31, 2009.

    The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group's consolidated financial statements on Form F-1 for the fiscal year ended December 31, 2009, except for the following.

    In June 2009, the FASB issued an authoritative pronouncement to amend the accounting rules for variable interest entities, or VIEs. The amendments effectively replace the quantitative-based risks-and-rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has (1) the power to direct the activities of a variable interest entity that most significantly affect the entity's economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity's economic performance. The new guidance also requires additional disclosures about a reporting entity's involvement with variable interest entities and about any significant changes in risk exposure as a result of that involvement.

    The new guidance is effective at the start of a reporting entity's first fiscal year beginning after November 15, 2009, and all interim and annual periods thereafter. The new VIE model requires that, upon adoption, a reporting entity should determine whether an entity is a VIE, and whether the reporting entity is the VIE's primary beneficiary, as of the date that the reporting entity first became involved with the entity, unless an event requiring reconsideration of those initial conclusions occurred

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

    after that date. When making this determination, a reporting entity must assume that new guidance had been effective from the date of its first involvement with the entity. The Group adopted the new guidance on March 1, 2010.

    The Group has had one VIE, Haihui Dalian, which has been consolidated under the authoritative literature prior to the amendment discussed above because the Group was the primary beneficiary of the entity. Because the Group, through its wholly owned subsidiary, has (1) the power to direct the activities of the VIE that most significantly affect its economic performance and (2) the right to receive benefits from the VIE, the Group continues to consolidate the VIE upon the adoption of the new guidance which therefore, other than for additional disclosures, had no accounting impact.

    The following financial statement amounts and balances of the Group's VIE were included in the accompanying consolidated financial statements as of and for the periods ended:

	As of December 31, 2009	As of September 30, 2010
Total current assets	$1,467	$2,676
Total non-current assets	$2,243	$—

Total assets	$3,710	$2,676

Total current liabilities	$(3,589)	$(3,072)
Total non-current liabilities	$—	$—

Total liabilities	$(3,589)	$(3,072)

	Nine-month periods ended September 30,
	2009	2010
Net revenues	$2	$—
Net (loss) profit	$25	$(514)

Net cash provided by operating activities	$(30)	$275
Net cash used in investing activities	$—	$—
Net cash provided by/ (used in) financing activities	$—	$—

    There are no consolidated VIE assets that are collateral for the VIE's obligations and can only be used to settle the VIE's obligations.

  (b)
  Recently issued accounting standards not yet adopted

    In October 2009, the Financial Accounting Standards Board (FASB) issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

    management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence (VSOE), vendor objective evidence (VOE) or third-party evidence (TPE) is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

    In October 2009, the FASB issued an authoritative pronouncement regarding software revenue recognition. This new pronouncement amends existing pronouncement to exclude from their scope all tangible products containing both software and non-software components that function together to deliver the product's essential functionality. That is, the entire product (including the software deliverables and non-software deliverables) would be outside the scope of software revenue recognition and would be accounted for under other accounting literature. The new pronouncement includes factors that entities should consider when determining whether the software and non-software components function together to deliver the product's essential functionality and are thus outside the revised scope of the authoritative literature that governs software revenue recognition. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement's effective date, or (2) retrospectively for all periods presented. Early application is permitted; however, if an entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year, and (2) disclose the effect of the retrospective adjustments on the prior interim periods' revenue, income before taxes, net income and earnings per share. The Group is in the process of evaluating the effect of adoption of this pronouncement.

    In April 2010, the FASB issued an authoritative pronouncement on milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this consensus regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Group is in the process of evaluating the effect of adoption of this pronouncement.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

    In April 2010, the FASB issued an authoritative pronouncement on effect of denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity's functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. The Group does not believe the adoption of the pronouncement impact will have significant impact on its financial statements.

    In July 2010, the FASB issued an authoritative pronouncement on disclosure about the credit quality of financing receivables and the allowance for credit losses. The objective of this guidance is to provide financial statement users with greater transparency about an entity's allowance for credit losses and the credit quality of its financing receivables. The guidance requires an entity to provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The guidance includes additional disclosure requirements about financing receivables, including: (1) Credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) The aging of past due financing receivables at the end of the reporting period by class of financing receivables; and (3) The nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. The Group is in the process of evaluating the effect of adoption of this pronouncement.

2.    ACQUISITION

      Horizon

        On February 1, 2010, the Group acquired a 100% equity interest in Beijing Horizon Information & Technology Co., Ltd ("Horizon"), a professional IT testing company based in China.

        The purchase price was $1,389, consisting of:

  •
  Cash consideration of $545 paid upon closing;

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  •
  Contingent consideration valued at $844: the Group agreed to pay the shareholders of Horizon up to $700 based on the actual 2010 audited gross profit of Horizon and an additional $700 based on the actual 2011 audited gross profit of Horizon.

        The purchase price allocation of the transaction was determined by the Group with the assistance of American Appraisal China Limited, an independent valuer, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated useful life
Net tangible assets:
Current assets	$920
Current liabilities	(1,338)

Total	(418)

Intangible assets acquired:
Customer base	860	5.9 years
Goodwill	1,076
Deferred tax liability	(129)

Total	1,807

Total consideration	$1,389

        The Group believes that the acquisition will increase the Group's scale, geographic presence and service offerings as well as expanding its capacities and ultimately become a significant source of the Group's revenue growth.

        The following unaudited pro forma information summarizes the results of operations for the Group, including the acquisition of a 100% interest of Horizon assuming that the acquisition occurred as of January 1, 2009 and 2010, respectively. The following pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisitions been completed at the beginning of the periods indicated, nor is it indicative of future operating results:

	For the nine-month periods ended September 30,
	2009	2010
Net revenues	$67,523	$104,085
Net income	4,110	11,099

Net income per share
—Basis	$0.05	$0.05
—Diluted	$0.01	$0.02

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The pro forma results of operation give effect to certain adjustments, including amortization of acquired intangible assets with finite lives, associated with the acquisition. Net loss of Horizon amounted to $39 from the acquisition date to September 30, 2010 was included in the consolidated net income of the Group.

      Echo Lane

        On April 1, 2010, the Group acquired a 100% equity interest in Echo Lane Incorporated ("Echo Lane"), a professional consulting service firm based in the U.S., with expertise in cloud computing.

        The purchase price was $2,711, consisting of two tranches of cash. The first tranche of cash consideration of $1,155 was paid upon closing. The second tranche of cash consideration of $1,931, subject to an adjustment based on Echo Lane's actual gross profit in fiscal year 2011, and will be paid when the fiscal year 2011 audited financials of Echo Lane are completed by independent auditors engaged by the Group and no later than April 14, 2012.

        The purchase price allocation of the transaction was determined by the Group with the assistance of American Appraisal China Limited, an independent valuer, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated useful life
Net tangible assets:
Current assets	$829
Current liabilities	(414)

Total	$415

Intangible assets acquired:
Customer base	670	6.8 years
Goodwill	1,854
Deferred tax liability	(228)

Total	2,296

Total consideration	$2,711

        The Group believes that the acquisition will increase the Group's scale, geographic presence and service offerings in North America.

        The following unaudited pro forma information summarizes the results of operations for the Group, including the acquisition of a 100% interest of Echo Lane assuming that the acquisition occurred as of January 1, 2009 and 2010, respectively. The following pro forma financial information is not necessarily indicative of the results that would have occurred had

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

the acquisitions been completed at the beginning of the periods indicated, nor is it indicative of future operating results:

	Nine-month periods ended September 30,
	2009	2010
	(Unaudited)	(Unaudited)
Net revenues	$67,212	$104,658
Net income	5,069	11,352

Net income per share
—Basis	$0.06	$0.05

—Diluted	$0.01	$0.02

        The pro forma results of operation give effect to certain adjustments, including amortization of acquired intangible assets with finite lives, associated with the acquisition.

        Net loss of Echo Lane amounted to $130 from the acquisition date to September 30, 2010 was included in the consolidated net income of the Group.

      ISL

        On July 1, 2010, the Group acquired a 100% equity interest in Insurance Systems Laboratory CO., LTD ("ISL"), a professional IT company based in Japan, for a total cash consideration of $2,174, which was paid in full upon closing.

        The purchase price allocation of the transaction was determined by the Group with the assistance of American Appraisal China Limited, an independent valuer, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated useful life
Net tangible assets:
Current assets	$1,068
Current liabilities	(331)

Total	$737

Intangible assets acquired:
Customer base	380	5.5 years
Goodwill	1,217
Deferred tax liability	(160)

Total	1,437

Total consideration	$2,174

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The Group believes that the acquisition will expand the Group's service offerings in the insurance industry and in Japan.

        The following unaudited pro forma information summarizes the results of operations for the Group, including the acquisition of a 100% interest of ISL assuming that the acquisition occurred as of January 1, 2009 and 2010, respectively. The following pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisitions been completed at the beginning of the periods indicated, nor is it indicative of future operating results:

	Nine-month periods ended September 30,
	2009	2010
	(Unaudited)	(Unaudited)
Net revenues	$69,174	$106,798
Net income	4,642	11,062

Net income per share
—Basis	$0.06	$0.05

—Diluted	$0.01	$0.02

        The pro forma results of operation give effect to certain adjustments, including amortization of acquired intangible assets with finite lives, associated with the acquisition.

        Net income of ISL amounted to $406 from the acquisition date to September 30, 2010 was included in the consolidated net income of the Group.

3.    ACCOUNTS RECEIVABLE

        Accounts receivable, net consists of:

	As of December 31, 2009	As of September 30, 2010
Billed receivable	$17,438	$25,968
Unbilled receivable	7,255	15,017

	24,693	40,985
Less: Allowance for doubtful accounts	(220)	(196)

	$24,473	$40,789

        Revenue in excess of billings is recorded as unbilled receivables and included in accounts receivable. These amounts become billable according to the contract terms. The Group anticipates that substantially all of such unbilled amounts will usually be billed within three months of the balance sheet date.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        Changes in the allowance for doubtful accounts are as follows:

	As of December 31, 2009	As of September 30, 2010
Balance at beginning of the period	$339	$220
Release of doubtful accounts charged to general and administrative expenses	—	(18)
Written-off	(119)	(166)
Addition from business acquisition	—	155
Foreign exchange difference due to translation		5

Balance at end of the period	$220	$196

4.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

	As of December 31, 2009	As of September 30, 2010
Deposits	$624	$262
Advances to employees	288	796
Advances to suppliers	156	45
Prepaid initial public offering expenses	40	—
Prepaid rent and other prepaid expenses	862	502
Interest income receivable	11	298
Other current assets	168	290

Total	$2,149	$2,193

5.    LOAN RECEIVABLE

        In 2008, the Group disposed of 100% ownership interest in Training Center, a wholly owned subsidiary of Haihui Dalian, and certain other assets of Haihui Dalian, including a building, land use rights and car, to a third party designated by Mr. Yuanming Li, the Group's former Chairman. In connection with the disposal, Haihui Dalian received an interest free loan note for $2,277 (RMB16.6 million) from Mr Li which was secured by a pledge of 3,072,085 common shares of the Company owned by Mr. Li. The loan note will be repaid by December 31, 2010. The balance of loan receivable represented the fair value of the loan.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

6.    PROPERTY, PLANT AND EQUIPMENT, NET

	As of December 31, 2009	As of September 30, 2010
Furniture, fixtures and electronic equipment	$8,549	$10,017
Transportation equipment	362	24
Leasehold improvements	3,198	3,885

	12,109	13,926
Less: Accumulated depreciation and amortization	(4,906)	(6,104)

	$7,203	$7,822

        Depreciation and amortization expenses for the nine-month periods ended September 30, 2009 and 2010 were $1,699 and $2,163, respectively.

7.    GOODWILL

        Changes in the carrying amount of goodwill and other intangible assets for the year ended December 31, 2009 and nine-month period ended September 30, 2010, consisted of the following:

Goodwill	As of December 31, 2009	As of September 30, 2010
Balance, beginning of the year and period	$5,946	$10,192
Goodwill acquired in acquisition of business	4,320	4,147
Foreign exchange difference due to translation	(74)	463

Balance, end of the year and period	$10,192	$14,802

Gross amount of goodwill	14,976	19,586
Accumulated goodwill impairment loss	(4,784)	(4,784)

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

8.    INTANGIBLE ASSETS

        Intangible assets and their related accumulated amortization as of September 30, 2010 were as follows:

	Contract backlog	Customer base	Total
Balance as of January 1, 2010	$229	$1,705	$1,934
Acquisition	—	1,910	1,910
Amortization	(141)	(450)	(591)
Foreign exchange difference due to translation	7	123	130

Net intangible assets as of September 30, 2010	$95	$3,288	$3,383

        The Group recorded amortization expense for acquired intangible assets of $591 for the nine-month period ended September 30, 2010. The Group expects to record amortization expense of $229, $764, $682, $638 and $961 for the three-month period ending December 31, 2010 and year 2011, 2012, 2013 and 2014 and thereafter, respectively.

9.    ACCRUED EXPENSES AND OTHER PAYABLES

	As of December 31, 2009	As of September 30, 2010
Employee payroll and welfare payables	$6,590	$8,634
Advance from customers	3,073	1,172
Deferred acquisition consideration	2,700	—
Contingent consideration	2,619	5,582
Accrued rental expenses	2,581	1,145
Subcontract fee	669	714
Accrued professional fee	541	2,484
Other payable	1,763	2,847

Total	$20,536	$22,578

        The deferred acquisition consideration as of December 31, 2009 represented deferred payment for the acquisition of AllianceSPEC Pte Ltd. The contingent consideration as December 31, 2009 related to the acquisition of AllianceSPEC Pte Ltd while the contingent consideration as of September 30, 2010 related to the acquisition of AllianceSPEC Pte Ltd of $3,002, Horizon of $939 and Echo Lane of $1,641.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The contingent consideration is as follows:

	Nine-month periods ended September 30,
	2009	2010
Balance as of January 1, 2010	$—	$2,619
Addition from business acquisition	—	2,399
Change in fair value of contingent consideration	—	564

Balance at end of the period	$—	$5,582

10. LONG-TERM BANK BORROWING

	As of December 31, 2009	As of September 30, 2010
Secured loan from Development Bank of Singapore Limited	$20	$—
Less: current portion	(20)	—

	$—	$—

        As a result of the acquisition of T-est, the Group assumed the bank loan of $139 (SGD200,000) from Development Bank of Singapore Limited in June 2007, which bears a variable interest of 2% per annum above the prevailing bank's prime rate or such rate(s) as may be determined by the bank from time to time.

        The bank borrowing was repaid in full in April 2010.

11. FAIR VALUE

        Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

  •
  Level 1-inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2-inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3-inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

    fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

        The following section describes the valuation methodologies the Group uses to measure financial assets and liabilities at fair value.

(a)
Assets and liabilities measured at fair value on a recurring basis

        Forward contracts

  The Group purchased foreign-currency forward contracts to protect against the adverse effect that exchange rate fluctuation may have on foreign currency denominated sales activities, mainly in Japanese Yen.

  Foreign currency forward contracts are marked to market based on the prevailing forward exchange rate quoted by the contracted bank (Level 1 inputs). Assets and liabilities resulted from foreign currency forward contracts are recorded at its fair value.

  As of December 31, 2009 and September 30, 2010, the fair value of foreign-currency forward exchange contracts, which amounted to $16 and $2, respectively, is recorded in other current assets and other current liabilities. During nine-month periods ended September 30, 2009 and 2010, gains and losses on the foreign currency forward exchange contracts are recognized in the consolidated statement of operations.

  Details of the outstanding foreign currency forward contract as of December 31, 2009 and September 30, 2010 was as follows:

	As of December 31, 2009	As of September 30, 2010
Settlement currency
Notional amount (Japanese Yen)	¥40,000,000	40,000,000
U.S. dollar equivalent	$444	475

(b)
Assets and liabilities measured at fair value on a nonrecurring basis

  The Group made the following acquisitions during the nine-month period ended September 30, 2010:

  •
  Acquisition of Horizon on February 1, 2010

  •
  Acquisition of Echo Lane on April 1, 2010

  •
  Acquisition of ISL on July 1, 2010

  On January 1, 2009, The Group adopted the guidance on fair value measurement for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis.

  The Group measured the fair value for the assets acquired, with the assistance of American Appraisal, an independent valuation firm, using discounted cash flow

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  techniques, and these assets were classified as Level 3 assets because the Group used unobservable inputs to value them, reflecting the Group's assessment of the assumptions market participants would use in valuing these purchased intangible assets.

  The following table presents the Company's non-financial assets that were measured at fair value on a nonrecurring basis: Fair value measurements as of the respective acquisition dates:

	Fair value as of acquisition dates	Level 1	Level 2	Level 3
Contract backlog	$248	$—	$—	$248
Customer base	$3,690	$—	$—	$3,690

(c)
Contingent consideration for business acquisition measured at fair value on a recurring basis

        The contingent consideration in connection with the acquisitions of AllianceSPEC Pte Ltd., Horizon and Echo Lane are determined at fair value based on, among other factors, forecasted financial performance of the acquired business, and discount rate (Level 3 inputs).

        From January 1, 2010 to September 30, 2010, the fair value of the contingent consideration was increased by $2,963 to $5,582, including change of fair value of existing contingent consideration and contingent consideration from new acquisitions.

12. INCOME TAXES

  Cayman Islands

        HiSoft International was incorporated in the Cayman Islands and is not subject to taxation in its country of incorporation.

  British Virgin Islands

        HiSoft Holdings Ltd. and HiSoft Systems Holdings Ltd. were incorporated in the BVI and are not subject to taxation in their countries of incorporation.

  Hong Kong

        HiSoft Hong Kong was established in Hong Kong in October 2005. In 2007, it was subject to Hong Kong profit tax at 17.5%. Beginning in 2008, the Hong Kong profit tax rate was changed to 16.5%.

  Japan

        HiSoft Japan and ISL were established in Japan and are subject to Japanese income taxes at 42%.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

  Singapore

        T-est and AllianceSPEC Pte Ltd. are subject to Singapore income taxes at 18%. For 2009 and onwards, the applicable income tax rate was changed to 17%.

  United States

        DMK, Envisage, Wave and Echo Lane were established in the United States and are subject to the US federal income taxes at gradual rates from 15% to 39% and state income taxes of 6%, 8.84%,1% and 8.84%, respectively.

  PRC

        The Group's PRC entities are subject to PRC Enterprise Income Tax ("EIT") on the taxable income in accordance with the relevant PRC income tax laws. In 2007, the EIT rate for companies operating in the PRC was 33%.

        On March 16, 2007, the National People's Congress adopted the Enterprise Income Tax Law ("the New EIT Law") which became effective on January 1, 2008. The New EIT Law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises except for certain entities that enjoy preferential tax rates, which are lower than the statutory rates, as described below.

        Under the New EIT Law, an enterprise which qualifies as a "high and new technology enterprise" ("the new HNTE") is entitled to a tax rate of 15%. HiSoft Chengdu, HiSoft Dalian, HiSoft Beijing and Horizon obtained the new HNTE status in 2008.

        Based on the transition rules of the New EIT Law, HiSoft Shenzhen continues to enjoy preferential tax rates from 2008 through 2011 due to the preferential tax qualification obtained prior to January 1, 2008.

        HiSoft Beijing qualified as a HNTE under the New EIT Law effective from January 1, 2006 and therefore for a preferential tax rate of 15%. In additional, since the entity is located in a high technology zone in Beijing and qualified as a high-tech company, it was entitled to a three-year exemption from the enterprise income tax from calendar year 2006-2008 and a further tax reduction to a rate of 7.5% from calendar year 2009 to 2011.

        On April 21, 2010, the State Administration of Taxation issued Circular 157 Further Clarification on Implementation of Preferential EIT Rate during Transition Periods ("Circular 157"). Circular 157 seeks to provide additional guidance on the interaction of certain preferential tax rates under the transitional rules of the New EIT Law. Prior to Circular 157, the Company interpreted the law to mean that if a high and new technology enterprise, or HNTE, entity was in a tax holiday period, where it was entitled to a 50% reduction in the tax rate, and it was also entitled to the 15% HNTE preferential tax rate, it would be entitled to pay tax at the rate of 7.5%. Circular 157 appears to have the effect that such an entity is entitled to pay tax at either the lower of 15% or 50% of the standard PRC tax rate (i.e. currently 25%). However, based on the interpretation of Circular 157 from the relevant local tax district, the Company believes that entities that qualify for HNTEs and which are registered in the Zhongguancun High and New Technology Industrial Zones of Beijing, will continue to pay tax at the rate of 7.5%. Since HiSoft Beijing is a HNTE registered in the Zhongguancun High and

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

New Technology Industrial Zones of Beijing, the Group does not believe that Circular 157 has any effect on its tax position.

        The principal components of the Group's deferred income tax assets and liabilities are as follows:

	As of December 31, 2009	As of September 30, 2010
Deferred tax assets—current:
Provision for doubtful accounts	$421	$424
Accrued expenses	54	89
Less: Valuation allowance	(409)	(413)

Net deferred tax assets—current	$66	$100

Deferred tax assets—non-current:
Net operating losses	$1,830	$3,355
Depreciation	53	81

Total deferred taxes assets—non-current	1,883	3,436
Less: Valuation allowance	(1,460)	(1,464)

Net deferred tax assets—non-current	423	1,972
Deferred tax liabilities—current:
Unbilled account receivable	—	(96)

Deferred tax liabilities—non-current:
Intangible assets	(225)	(646)
Depreciation	(31)	(33)

Deferred tax liabilities—non-current	$(256)	$(679)

        The Group had net operating losses of $3,003 and $3,321 from the Company's PRC subsidiaries as of December 31, 2009 and September 30, 2010. The net operating loss carry forwards generated by a particular entity in the group cannot be transferred or utilized by other entities within the Group. As of December 31, 2009 and September 30, 2010, valuation allowance was $476 and $613, respectively, which were provided against deferred tax assets arising from net operating losses of these PRC entities due to the uncertainty of realization.

        The net operating loss carry forwards for the PRC subsidiaries as of December 31, 2009 will expire on various dates through 2014.

        As of January 1, 2007, the Group recognized a $969 liability for unrecognized tax benefits which was accounted for as a reduction to the balance of retained earnings. It recognized $84 interest and penalties as part of its income taxes for the year ended December 31, 2007. During the year ended December 31, 2009 and the nine-month period ended September 30, 2010, the Group had no change in its unrecognized tax benefits.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        Uncertainties exist with respect to how the current income tax law in the PRC applies to the Group's overall operations, and more specifically, with regard to tax residency status. The New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc, occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.

        If the Company were to be non-resident for PRC tax purpose, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax. In the case of dividends paid by PRC subsidiaries the withholding tax would be 10% and in the case of a subsidiary 25% or more directly owned by the resident in Hong Kong, the withholding tax would be 5%, but that is subject to the interpretation of Circular No. 601 issued by the State Administration of Taxation, under which the Company's Hong Kong subsidiary might not be considered to be the beneficial owner of any such dividends and in that case the withholding tax rate would be 10%.

        Aggregate undistributed earnings of the Company's subsidiaries located in the PRC that are available for distribution to the Company of approximately $23,885 at September 30, 2010 are considered to be indefinitely reinvested and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to the Company. The Chinese tax authorities have also clarified that distributions made out of pre January 1, 2008 retained earnings will not be subject to the withholding tax.

        The Group is subject to taxation in the U.S. at federal and various states level and also foreign jurisdictions. There are no ongoing examinations by taxing authorities at this time. The Group's various tax years from 2005 to 2009 remain open in various taxing jurisdictions.

13. CONVERTIBLE REDEEMABLE PREFERRED SHARES

      Series A, A-1 preferred shares

        On August 19, 2004, the Group issued 40,000,000 shares of Series A convertible redeemable preferred shares ("Series A shares") and 34,000,000 warrants which were exercisable into Series A or Series A-1 convertible redeemable preferred shares ("Series A-1 shares") to a group of third party investors for cash proceeds of $8,000, at an issuance price of $0.20 per Series A share. At the time of issuance, the Group first determined the fair value of warrants as they are financial liabilities and used the residual method to allocate the remaining proceeds to the Series A shares. Accordingly, the warrants were recorded at $1,109, and preferred shares were recorded at $6,891.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        On October 18, 2004, the Group issued 15,000,000 shares of Series A shares and 4,000,000 warrants exercisable into Series A-1 shares to another third party investor for cash proceeds of $3,000, at an issuance price of $0.20 per Series A share. At the time of issuance, the Group first determined the fair value of warrants as they were financial liabilities and used the residual method to allocate the remaining proceeds to the Series A shares. Accordingly, the warrants were recorded at $111 and preferred shares were recorded at $2,889.

        On August 2, 2007, 2,000,000 warrants were exercised, and the Group issued 2,000,000 shares of Series A shares, and received cash proceeds of $100. On August 2 and August 17, 36,000,000 warrants were exercised, and the Group issued 36,000,000 Series A-1 preferred shares and received cash proceeds of $9,000.

        The holders of preferred shares may redeem up to all of their shares at any time commencing after December 31, 2010 at a redemption price equal to 110% of the applicable original issuance price per share plus all declared but unpaid dividends. Deemed dividend of $385 was recorded for the additional Series A-1 preferred shares issued in connection with the warrants exercised in 2007.

      Series B preferred shares

        On June 30, 2006, the Group issued 44,800,000 shares of Series B convertible redeemable preferred shares ("Series B shares") to a group of third party investors for cash proceeds of $11,200, at an issuance price of $0.25 per Series B share. The same group of investors also committed to subscribe 67,200,000 shares of series B shares on December 30, 2006, of which the capital related cash proceeds were received and shares issued in April 2007.

        The holders of preferred shares may redeem up to all of their shares at any time commencing after December 31, 2010 at a redemption price equal to 110% of the applicable original issuance price per share plus all declared but unpaid dividends. Deemed dividend of $1,865 was recorded for the 67,200,000 shares of Series B preferred shares issued in 2007 in connection with the redemption premium of the preferred shares.

      Series C preferred shares

        On August 17, 2007, the Group issued 59,090,910 shares of Series C convertible redeemable preferred shares ("Series C preferred shares") to a group of third party investors for net cash proceeds of $32,500, at an issuance price of $0.55 per Series C preferred share.

        The holders of preferred shares may redeem up to all of their shares at any time commencing after December 31, 2010 at a redemption price equal to 110% of the applicable original issuance price per share plus all declared but unpaid dividends. Deemed dividend of $3,512 was recorded for the 59,090,910 shares of Series C preferred shares issued in 2007 in connection with the redemption premium of the preferred shares.

        Other significant terms of the Series A, A-1, B and C preferred shares were set out in footnote 14 of the consolidated financial statements ended December 31, 2009.

        In June 2010, all Series A and A-1 shares were automatically converted into 101,091,000 common shares upon the IPO of the Company.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        In June 2010, all Series B shares were automatically converted into 112,000,000 common shares upon the IPO of the Company.

        In June 2010, all Series C shares were automatically converted into 95,588,232 common shares upon the IPO of the Company.

14. COMMON SHARES

        In June 2010, the company completed its IPO of American Depositary Shares("ADS") and listed the ADSs on the Nasdaq Global Market. Each ADS represents 19 common shares of the company. 137,971,673 common shares were issued for total net proceeds of $62,332, net of offering cost $10,218. In addition, all Series A, A-1, B and C convertible redeemable preferred shares were automatically converted into 308,679,232 common shares upon the IPO.

        During the nine-month periods ended September 30, 2009 and 2010, 1,912,279 and 1,478,009 common shares were issued respectively in connection with the exercise of options and vesting of nonvested shares previously granted under the Share Incentive Plan.

15. SHARE-BASED COMPENSATION PLAN

        On January 1, 2005, the Group's board of directors approved the HiSoft Technology International Limited Share Incentive Plan ("Share Incentive Plan"). The maximum number of common shares that may be granted under this plan will not exceed 10,250,000 shares and 6,443,000 common shares have been granted to employees under the Share Incentive Plan in 2005. In 2006, the Group's board of directors approved an additional 42,400,000 shares for grants under the Share Incentive Plan. In 2007, the Group's board of directors approved an additional 15,500,000 shares for grant. In 2008, the Group's board of directors approved an additional 4,047,949 shares for grant. In 2009, the Group's board of directors approved an additional 10,000,000 shares for grant. In March 2010, the Group's board of directors approved 10,000,000 shares pursuit to a special option plan.

        No options shall be exercisable after ten years from the date of grant. The options will vest first 1/2, 1/3 or 1/4 on a date specified in the option award agreement, which is usually a date approximately one year from the date of grant, and thereafter, 1/24, 1/36 or 1/48 respectively on each of the monthly anniversaries or 1/8, 1/12 or 1/16 respectively on each of the quarterly anniversaries from the first vesting date.

      Termination of option

        If the grantee ceases to be employed by or ceases to provide services to the Group, (a) the grantee will have until the date that is 30 days for termination with cause, 60 days for termination without cause, 6 months for death or disability after his or her severance date to exercise the options (or portion thereof) to the extent they were vested on the severance date; (b) the options, to the extent not vested on the severance date, shall terminate on the severance date; (c) the options, to the extent exercisable for the 30 days for termination with cause, 60 days for termination without cause, 6 months for death or disability period following the severance date and not exercised during such period, shall terminate at the close of the business on the last day of the 30-day period.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

      Option exercise

        The option shall be exercisable by the delivery of a written notice to the secretary of the Group, in the form approved by the Group, stating the number of common shares to be purchased pursuant to the option and payment in full for the exercise price of the shares to be purchased in cash, by check or by electronic funds transfer to the Group.

        Changes in share options outstanding were as follows:

        On May 1, June 1, July 1, and August 1, the Company granted 200,000, 650,000, 323,000, and 58,000, respectively, to employees under the Share Incentive Plan with vesting periods up to four years. Total unrecognized compensation expense of these grants is $73, $162, $94, and $18, respectively.

        On May 1, June 1, and September 1, the Company granted 379,500, 10,725, and 114,000 nonvested shares to employees under the Share Incentive Plan with vesting periods up to four years. Total unrecognized compensation expense of these grants is $239, $7, and $125, respectively.

        On April 1, 2010, the Company granted a special share option under the Share Incentive Plan pursuant to which 10 million options were granted to management and employees with an exercise price of $0.40 per share subject to the Company attaining a value of $400,000 as of August 31, 2010. This condition has been met and the options will vest over three years from grant date. Total unrecognized compensation expense of this grant is $1,814.

	Number of share options	Weighted average exercise price	Weighted average grant-date fair value	Weighted average intrinsic value per option at the grant dates
Share options outstanding
as at January 1, 2010	54,130,192	$0.30
Granted	15,811,000	0.40	$0.22	—
Exercised	(188,397)	0.32
Cancelled	(1,139,780)	$0.42

Share options outstanding as at September 30, 2010	68,613,015	0.32

        The options vest ratably over two to four year period, which is generally the service period and exercisable over a period of ten years from the date of grant. Share options expected to vest as of September 30, 2010 are 67,693,700.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        Information with respect to options outstanding under the Share Incentive Plan at September 30, 2010 is as follows:

	Options outstanding				Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life in years	Weighted average exercise price	Aggregate intrinsic value	Number exercisable	Weighted average exercise price	Aggregate intrinsic value
$0.10	4,273,250	4.33	$0.10	$5,103,160	4,273,250	$0.10	$5,103,160
$0.25	31,646,890	5.26	$0.25	33,046,016	31,536,515	$0.25	32,930,760
$0.30	9,392,500	9.05	$0.30	9,338,122	1,279,156	$0.30	1,271,751
$0.40	10,955,000	9.50	$0.40	9,796,076	—	$0.40	—
$0.50	11,314,375	7.23	$0.50	8,985,996	8,068,077	$0.50	6,407,752
$0.56	323,000	9.75	$0.56	237,150	—	$0.56	—
$0.61	58,000	9.84	$0.61	39,684	—	$0.61	—
$0.80	650,000	9.65	$0.80	321,237	—	$0.80	—

	68,613,015		$0.32	$66,867,441	45,156,998	$0.28	$45,713,423

Nine-month period ended September 30, 2010
Total fair value of share options vested	$367

        In the nine-month period ended September 30, 2010, 188,397 shares of option were exercised. Total intrinsic value of options exercised in the period was $22.

        A summary of the status of the Group's nonvested share options as of September 30, 2010 and changes during the nine-month period ended September 30, 2010 is presented as below:

Nonvested share options	Share options	Weighted- average grant-date fair value	Weighted- average exercise price per share
Nonvested at January 1, 2010	13,324,752	$0.10	$0.36
Granted	15,811,000	$0.22	0.40
Vested	(4,539,956)	$0.08	0.32
Forfeited	(1,139,780)	$0.22	0.42

Nonvested at September 30, 2010	23,456,016	$0.18	$0.39

        The Group recognizes compensation cost on the options using an accelerated attribution method. Total compensation cost for share-based compensation plan recognized including cost for nonvested shares was $2,881 in the nine-month period ended September 30, 2010. No tax benefit related thereto has been recognized by the Group.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The fair value of each option granted was estimated on the date of grant by the Group with the assistance of an American Appraisal China Limited, an independent valuer, and was determined using the Black-Scholes options-pricing model with the following weighted average assumptions for the nine-month period ended September 30, 2010:

Nine-month period ended September 30, 2010
Risk free interest	2.35%-3.04%
Expected dividend yield	—
Expected life	5.5-6.0 years
Expected volatility	47%-55%
Exercise price	0.3-0.8
Fair value of the underlying common shares	0.19-0.62

(1) Volatility

        The volatility of the underlying common shares during the life of the options was estimated based on average historical volatility of comparable companies for the period before the valuation date with lengths equal to the expected terms of the options. The companies selected for reference were Lionbridge Technologies Inc., Cognizant Technology Solutions Corporation, Infosys Technologies Limited., Wipro Limited., Tata Consultancy Services., SinoCom Software Group Limited and Vanceinfo Technologies, Inc.

(2) Risk free interest rate

        Risk free interest rate is estimated based on the yield to maturity of China international government bonds with maturity term close to expected term of the options.

(3) Expected term

        As the Group did not have historical share option exercise experience, it estimated the expected term base on a consideration of factors including contractual term, vesting period and empirical study on exercise behavior of employs share option.

(4) Dividend yield

        The dividend yield was estimated by the Group based on its expected dividend policy over the expected term of the options.

(5) Exercise price

        The exercise price of the options was determined by the Group's board of directors.

(6) Fair value of underlying common shares

        The estimated fair value of the common shares underlying the options as of the respective grant dates prior to the Group's initial public offering in June 2010 was determined based on a retrospective valuation. When estimating the fair value of the common shares on

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

the grant dates, management has considered a number of factors, including the result of a third-party appraisal and equity transactions of the Group, while taking into account standard valuation methods and the achievement of certain events. The fair value of the common shares in connection with the option grants on each grant date was determined with the assistance of American Appraisal China Limited, an independent valuer.

      Nonvested shares

        6,700,000 nonvested shares were granted on June 1, 2006, of which 3,350,000 shares were vested on June 1, 2006 and the remaining shares were vested on June 1, 2007. 5,723,038 nonvested shares were granted to executives and senior management in 2007, and 4,040,000 nonvested shares were granted to senior management in 2009. In 2010, additional 5,504,225 nonvested shares were granted to employees. The fair value of the nonvested shares was calculated by the Group with the assistance of American Appraisal China Limited, an independent valuer. Nonvested shares expected to vest as of September 30, 2010 is 5,695,875.

        Similar to the options, the nonvested shares will vest first 1/2, 1/3 or 1/4 on a date specified in the share award agreement, which is usually a date approximately one year from the date of grant, and thereafter, 1/24, 1/36 or 1/48 respectively on each of the monthly anniversaries or 1/8, 1/12 or 1/16 respectively on each of the quarterly anniversaries from the first vesting date.

	Number of shares	Fair value of shares	Intrinsic value
Nonvested share unvested at January 1, 2010	4,506,262	$0.279	$1,259
Granted	5,504,225	$0.453	2,496
Vested	(1,289,612)	$0.333	(430)
Forfeited	(3,025,000)	$0.285	(862)

Nonvested share unvested on September 30, 2010	5,695,875	$0.432	$2,463

        Compensation cost recognized in relation to nonvested shares was $438 and $1,357 in the nine-month period ended September 30, 2009 and 2010, respectively. As of September 30, 2010, total unrecognized compensation expense relating to the nonvested shares was $1,251. The amount is expected to be recognized over a remaining vesting period of 0.86 year according to the straight line method.

16. CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

        Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees' salaries. The accrued employee benefits were $1,215 and $1,352 as of December 31, 2009 and September 30, 2010, respectively.

        As stipulated by the relevant law and regulations in the PRC, the Group's subsidiaries and the VIE in the PRC are required to maintain non-distributable statutory surplus reserve or

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

reserve fund for foreign owned enterprises. Appropriations to the a statutory surplus reserve or reserve fund are required to be made at least 10% of annual profit after taxes as reported in the subsidiaries' statutory financial statements prepared under PRC GAAP. Once appropriated, these amounts are not available for future distribution to owners or shareholders. Once the general reserve or the reserve fund is accumulated to 50% of the subsidiaries' registered capital, the subsidiaries can choose not to provide more reserves. The statutory reserve or reserve fund may be applied against prior year losses, if any, and may be used for general business expansion and production and increase in registered capital of the subsidiaries. As a result of these PRC laws and regulations, the PRC entities are restricted from transferring a portion of their net assets to the Group. As of December 31, 2009 and September 30, 2010, such restricted net assets were $35,764 and $43,177, respectively.

17. NET INCOME PER SHARE

        The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations:

	For the nine-month periods ended September 30,
	2009	2010
Net income attributable to HiSoft Technology International Limited shareholders	4,916	11,531

Net income allocated to Series A preferred share	(815)	(1,063)

Net income allocated to Series A-1 preferred share	(515)	(670)

Net income allocated to Series B preferred share	(1,474)	(1,921)

Net income allocated to Series C preferred share	(985)	(1,639)

Net income attributable to HiSoft Technology International Limited shareholders allocated to common share-basic (i):	1,127	6,238

Net income attributable to HiSoft Technology International Limited shareholders allocated to common share-diluted	4,916	11,531

Weighted average common shares outstanding used in computing net income per common share-basic	85,662,123	241,168,616

Weighted average common shares outstanding used in computing net income per common share-diluted (ii)	381,972,654	477,945,681

Net income per common share attributable to HiSoft Technology International Limited shareholders-basic:	0.01	0.03
Net income per common share attributable to HiSoft Technology International Limited shareholders-diluted:	0.01	0.02

(i)
The net income attributable to holders of common shares as of September 30, 2009 and 2010 was allocated between common shares and preferred shares on pro rata basis based on the dividend participant right up through the date of conversion. Each Series A, Series A-1, Series B, and Series C convertible redeemable preferred shares has the participating right on the undistributed net income, and the allocation was based on an as-if-converted basis.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

(ii)
The calculation of the weighted average number of common shares for the purpose of diluted net income per share has included the effect of certain securities. For the nine-month period ended September 30, 2010, such securities included an incremental 41,079,044, 25,944,659, 74,256,410, 63,375,350 common shares resulting from the assumed conversion of the Series A, Series A-1, Series B, and Series C convertible redeemable preferred shares, respectively.

The Group had 45,156,998 vested common share options as of September 30, 2010 and have been included in the calculation of weighted average common shares used in calculating diluted net income per share.

The Company had 23,456,016 nonvested common share options as of September 30, 2010 and such shares have been included in the calculation of weighted average common shares used in calculating diluted net income per share using the treasury stock method.

18. LEASES AND COMMITMENTS

        The Group follows the authoritative pronouncement issued by FASB regarding accounting for leases, in determining the criteria for capital leases. Leases that do not meet such criteria are classified as operating leases and related rentals are charged to expenses in the year incurred.

        The Group leases its facilities, office and residential building under non-cancelable operating lease agreements. Rental expenses under operating leases for the nine-month period ended September 30, 2010 were $3,631.

        The Group leases electronic equipment under capital leases as follows:

As of September 30, 2010
Electronic equipment	416
Less: Accumulated amortization	(98)

318

        Capital leases are classified as "property, plant and equipment" on the balance sheet. Capital lease amortization expense was $77 for the nine-month period ended September 30, 2010.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The following is a summary by period and years of future minimum lease payments under capital leases and for operating leases that have initial or remaining non-cancelable terms in excess of one year as of September 30, 2010:

	Total	Operating	Capital
Three-month period ending December 31, 2010	$1,207	$1,068	$139
2011	3,474	3,474	—
2012	2,177	2,177	—
2013	1,456	1,456	—
2014	1,322	1,322	—
Thereafter	2,640	2,640	—

Total minimum lease payments	$12,276	$12,137	$139

Net minimum capital lease payments			139
Less: Estimated amount representing interest			(8)

Present value of net minimum capital lease payments			131
Less: Current portion			(131)

Long-term obligations under capital lease at September 30, 2010			$—

19. SEGMENT INFORMATION AND REVENUE ANALYSIS

        The Group's chief operating decision makers ("CODM") are the Executive Chairman and the Chief Executive Officer. In 2009, the Group reorganized the basis on which the business is managed and hence the information that is provided to the CODM. The business is now organized and monitored on the basis of strategic customers and geographic locations for other customers. The CODM now reviews results analyzed by service line, by geographic location and/or by customer type. This analysis is only presented at the revenue level with no allocation of direct or indirect costs. Consequently, as of September 30, 2010 the Group has only one operating segment and all segment data for prior years has been presented on that basis.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The Group has internal reporting that does not distinguish between markets or segments. The Group operates in Asia, North America, Europe, and all of the Group's long-lived assets are located as follows:

	Nine-month periods ended September 30,
	2009		2010
	Net revenues (1)	Long-lived assets (2)	Net revenues (1)	Long-lived assets (2)
PRC and Hong Kong	$24,138	$13,227	$33,904	$15,350
Japan	17,805	530	27,741	3,173
United States	16,900	10	24,201	3,181
Europe	1,656	—	2,520	—
Singapore	4,957	239	15,719	7,066

Total	$65,456	$14,006	$104,085	$28,770

Notes:

(1)
Net revenues are presented by operating location of the Group's customer entities.

(2)
Long-lived assets are presented by the operating location of the subsidiaries of the Company.

        The outsourced technology services provided by the Group include Infrastructure Technology Services ("ITS"), and Research and Development Services ("RDS"). The net revenues consist of the following service lines:

	For the nine-month periods ended September 30,
	2009	2010
ITS	$34,760	$53,337
RDS	30,696	50,748

Total	$65,456	$104,085

20. SUBSEQUENT EVENTS

      Besure

        On October 1, 2010, the Group acquired 100% business of Besure Techonology Co. ("Besure"), a professional IT company based in China. Total consideration for the acquisition consists of cash in the following three tranches:

        The first tranche of cash consideration is $2,500, which will be paid before November 30, 2010.

        The second tranche is cash consideration of $1,500, subject to an adjustment based on Besure's actual performance results in the fourth quarter of year 2010, and will be paid no later than March 31, 2011.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

        The third tranche is cash consideration of $1,000, subject to an adjustment based on Besure's actual performance results in fiscal year 2011, and will be paid no later than March 31, 2012.

        The Group is in the progress of determining the fair value of consideration and purchase price allocation.

      Share Options and Nonvested Shares Grants

        On October 1, 2010, the Company granted 95,000 non-vested shares under the Share Incentive Plan with vesting periods up to four years. Total unrecognized compensation expense of this grant is $131.

        On October 12, 2010, the Company granted 634,916 nonvested shares under the Share Incentive Plan with vesting periods up to three years. Total unrecognized compensation expense of this grant is $885.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADSs.

Until                        , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

HiSoft Technology International Limited

5,000,000 American Depositary Shares

Representing 95,000,000 Common Shares

Deutsche Bank Securities
UBS Investment Bank
Citi
BMO Capital Markets
Oppenheimer & Co.

Prospectus

                , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant's articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

        Under the form of indemnification agreements filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

        The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. All shareholding percentages in the description below assume the conversion of our convertible redeemable preferred shares into our common shares pursuant to our memorandum and articles of association at the conversion price applicable at the time of the relevant transaction.

  •
  In connection with the acquisition of Envisage Solutions, Inc. , or Envisage Solutions, we issued another 6,199,994 common shares to HSI Holdings, LLC. , or HSI Holdings, in June 2007 as an earnout payment of the acquisition under the December 2006 agreement. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and the recipient was sophisticated with access to information about our company provided in the course of negotiating the acquisition.

  •
  In July 2007, we entered into a share purchase agreement with GE Capital Equity Investments Ltd., Granite Global Ventures L. P., Granite Global Ventures (Q.P.) L.P., Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P., International Finance Corporation, Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC, Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG,

    Sumitomo Corporation Equity Asia Limited, Kornhill Consulting Ltd. and Laoniu Investment Limited Co. Pursuant to this agreement, we issued an aggregate of 59,090,910 series C convertible redeemable preferred shares. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and each of the recipients was an accredited investor.

  •
  Under the July 2004 share purchase agreement, we issued a warrant to JAFCO Asia Technology Fund II, or JAFCO, granting JAFCO the right to purchase 2,000,000 series A convertible redeemable preferred shares at a price of $0.05 per preferred share. In August 2007, JAFCO exercised this warrant in its entirety. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and the recipient was an accredited investor.

  •
  Under the July 2004 share purchase agreement, we issued warrants to JAFCO, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., International Finance Corporation and Intel Capital Corporation granting them the right to purchase, in the aggregate, 36,000,000 series A-1 convertible redeemable preferred shares at a price of $0.25 per preferred share. In August 2007, JAFCO, Granite Global Ventures L.P., Granite Global Ventures (Q.P.) L.P., International Finance Corporation and Intel Capital Corporation exercised these warrants in their entirety. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and each of the recipients was an accredited investor.

  •
  In October 2007, we issued, in the aggregate, 5,723,038 nonvested shares to certain of our directors, officers and employees at a purchase price of $0.0001 per share. These issuances were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act and/or Section 4(2) of the Securities Act. For those issued under Section 4(2) of the Securities Act, the acquirers were sophisticated with access to information about our company.

  •
  In connection with our acquisition of T-est Pte Ltd, or T-est, we issued 3,445,344 common shares to Toko Investment Pte Ltd, a company controlled by the prior shareholders of T-est, in December 2007. This issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act.

  •
  In connection with our acquisition of Daemoyrod Corp., or Daemoyrod, we issued, in the aggregate, 3,976,364 common shares to the three shareholders of Daemoyrod, Bamboo 35, L.P., Byrd 46, L.P. and Casa De Lago, L.P. in January 2008. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and the recipient was sophisticated with access to information about our company provided in the course of negotiating the acquisition.

  •
  In February 2008, we issued 3,995,727 common shares to Tian Hai BVI as part of the earn-out consideration pursuant to the share sale agreement entered into by and among Tian Hai BVI, our company and other parties. This issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act.

  •
  In connection with our acquisition of AllianceSPEC, we issued 1,500,000 common shares to Liu Chu Tzer on February 26, 2010. This issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act.

  •
  In February 2010, we issued 800,000 common shares to our chairman, Cheng Yaw Sun, and 1,200,000 common shares to certain relatives of our chairman, at a price of $0.30 per share under the terms of the employment contract that we entered into with him at the time of his appointment as our executive chairman. This issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act.

  •
  In January, February, March, April, May, July, August, September, November and December of 2007, January, February, March, April, July and October of 2008, January, April, July, August, September, October and December of 2009, and January, April, May, June, July, August and October of 2010, we granted options to certain of our directors, officers and employees for the purchase of our common shares under our HiSoft Technology International Limited Share Incentive Plan adopted January 2005. These issuances were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act.

  •
  In January, April, August and October of 2009, January, February, May, June, September and October of 2010, we issued, in the aggregate, 10,274,141 nonvested shares to certain of our directors, officers and employees at a purchase price of $0.0001 per share. These issuances were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act and/or Section 4(2) of the Securities Act. For those issued under Section 4(2) of the Securities Act, the acquirers were sophisticated with access to information about our company.

Item 8.    Exhibits and Financial Statement Schedules

  (a)    Exhibits

        See Exhibit Index beginning on page II—8 of this Registration Statement.

  (b)    Financial Statement Schedules.

        All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under

  Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)   For the purpose of determining any liability under the Securities Act of 1933, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dalian, People's Republic of China on December 13, 2010.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
By:	/s/ TIAK KOON LOH Name: Tiak Koon Loh Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated in Dalian, People's Republic of China on December 13, 2010.

Signature	Capacity

/s/ CHENG YAW SUN Cheng Yaw Sun	Executive Chairman and Director
/s/ TIAK KOON LOH Tiak Koon Loh	Director and Chief Executive Officer
/s/ JENNY LEE Jenny Lee	Director
/s/ TERRY MCCARTHY Terry McCarthy	Director
/s/ VENKATACHALAM KRISHNAKUMAR Venkatachalam Krishnakumar	Director
/s/ CHRISTINE LU-WONG Christine Lu-Wong	Chief Financial Officer and Executive Vice President (principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HiSoft Technology International Limited has signed this registration statement or amendment thereto in Newark, Delaware on December 13, 2010.

By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1*	—	Form of Underwriting Agreement
3.1**	—	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant
4.1	—	Form of Common Share Certificate (incorporated by reference to exhibit 4.1 to the Registrant's registration statement on Form F-1, File No. 333-167596)
4.2	—	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant (included as exhibit 3.1 hereto)
4.3	—	Form of Deposit Agreement between the Registrant and Deutsche Bank Trust Company Americas, as depositary (incorporated by reference to exhibit 4.4 to the Registrant's registration statement on Form F-1, File No. 333-167596)
4.4	—	Form of American Depositary Receipt evidencing American Depositary Shares (incorporated by reference to exhibit 4.5 to the Registrant's registration statement on Form F-1, File No. 333-167596)
4.5	—	Second Amended and Restated Investor's Rights Agreement, dated August 17, 2007, among the Registrant and its shareholders party thereto (incorporated by reference to exhibit 4.6 to the Registrant's registration statement on Form F-1, File No. 333-167596)
4.6	—	Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 17, 2007, among the Registrant and its shareholders party thereto (incorporated by reference to exhibit 4.7 to the Registrant's registration statement on Form F-1, File No. 333-167596)
4.7	—	Third Amended and Restated Investor's Rights Agreement, dated March 15, 2010, among the Registrant and its shareholders party thereto (incorporated by reference to exhibit 4.8 to the Registrant's registration statement on Form F-1, File No. 333-167596)
5.1*	—	Opinion of Conyers Dill & Pearman regarding the issue of common shares being registered
8.1*	—	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal tax matters
8.2*	—	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.3*	—	Opinion of Fangda Partners regarding certain PRC tax matters
10.1	—	HiSoft Technology International Limited Amended and Restated Share Incentive Plan (incorporated by reference to exhibit 10.1 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.2	—	Form of Option Agreement (incorporated by reference to exhibit 10.2 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.3	—	Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated by reference to exhibit 10.3 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.4	—	Form of Employment Agreement between the Registrant and its executive officers (incorporated by reference to exhibit 10.4 to the Registrant's registration statement on Form F-1, File No. 333-167596)

Exhibit No.		Description of Exhibit
10.5	—	Third Amended Strategic Cooperation Agreement, dated January 23, 2008, among HiSoft Technology (Dalian) Co., Ltd., Dalian Haihui Sci-Tech Co., Ltd., and the current equity interest holders of Dalian Haihui Sci-Tech Co., Ltd. (incorporated by reference to exhibit 10.5 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.6	—	Third Amended Equity Acquisition Option Agreement, dated January 23, 2008, among HiSoft Technology (Dalian) Co., Ltd., Dalian Haihui Sci-Tech Co., Ltd., and the current equity interest holders of Dalian Haihui Sci-Tech Co., Ltd. (incorporated by reference to exhibit 10.6 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.7	—	Third Amended and Restated Voting Rights Agreement, dated January 23, 2008, among HiSoft Technology (Dalian) Co., Ltd., Dalian Haihui Sci-Tech Co., Ltd., and the current equity interest holders of Dalian Haihui Sci-Tech Co., Ltd. (incorporated by reference to exhibit 10.7 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.8	—	Binding Memorandum of Understanding, dated September 30, 2007, among the Registrant, Yuanming Li, Dalian Haihui Sci-Tech Co., Ltd. and HiSoft Technology (Dalian) Co., Ltd. (incorporated by reference to exhibit 10.8 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.9	—	Advisor Engagement Agreement, dated January 23, 2008, between Yuanming Li and the Registrant (incorporated by reference to exhibit 10.9 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.10	—	Share Transfer Agreement, dated January 23, 2008, among Yuanming Li, all other former shareholders of Dalian Haihui Sci-Tech Co., Ltd., and the current shareholders of Dalian Haihui Sci-Tech Co., Ltd. (incorporated by reference to exhibit 10.10 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.11	—	Stock Transfer Agreement, dated January 23, 2008, among Yuanming Li, Dalian Borui Information Technology Co., Ltd., Dalian Haihui Sci-Tech Co., Ltd., HiSoft Technology (Dalian) Co., Ltd. and the Registrant (incorporated by reference to exhibit 10.11 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.12	—	Agreement concerning Change of the Promoter of Dalian Haihui Software Training Center, dated January 23, 2008, among Yuanming Li, Dalian Borui Information Technology Co., Ltd. and Dalian Haihui Sci-Tech Co., Ltd. and the Registrant (incorporated by reference to exhibit 10.12 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.13	—	Land Use Rights Transfer Agreement, dated January 23, 2008, between Dalian Borui Information Technology Co., Ltd. and Dalian Haihui Sci-Tech Co., Ltd. (incorporated by reference to exhibit 10.13 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.14	—	Building Purchase Agreement, dated January 23, 2008, between Dalian Borui Information Technology Co., Ltd. and Dalian Haihui Sci-Tech Co., Ltd. (incorporated by reference to exhibit 10.14 to the Registrant's registration statement on Form F-1, File No. 333-167596)

Exhibit No.		Description of Exhibit
10.15	—	Vehicle Purchase Agreement, dated January 23, 2008, between Dalian Borui Information Technology Co., Ltd. and Dalian Haihui Sci-Tech Co., Ltd. (incorporated by reference to exhibit 10.15 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.16	—	Trademark License Agreement, dated January 23, 2008, between Dalian Haihui Sci-Tech Co., Ltd. and Dalian Haihui Software Training Center (incorporated by reference to exhibit 10.16 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.17	—	Two Loan Agreements, dated January 23, 2008, between Yuanming Li and HiSoft Technology (Dalian) Co., Ltd. (incorporated by reference to exhibit 10.17 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.18	—	Deed of Share Charge, dated January 23, 2008, among Yuanming Li, Kaiki Inc. and HiSoft Technology (Dalian) Co., Ltd. (incorporated by reference to exhibit 10.18 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.19	—	Supplementary Agreement, dated March 28, 2008, among Yuanming Li, Dalian Haihui Sci-Tech Co., Ltd., HiSoft Technology (Dalian) Co., Ltd. and the Registrant (incorporated by reference to exhibit 10.19 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.20	—	Dalian Property Lease Contract, dated April 30, 2010, between Finance Bureau of Dalian High-Tech Industrial Zone and HiSoft Technology (Dalian) Co., Ltd. (incorporated by reference to exhibit 10.20 to the Registrant's registration statement on Form F-1, File No. 333-167596)
10.21**	—	Supplementary Agreement of Dalian Property Lease Contract, dated July 25, 2010, between Finance Bureau of Dalian High-Tech Industrial Zone and HiSoft Technology (Dalian) Co., Ltd.
21.1**	—	Subsidiaries of Registrant
23.1*	—	Consent of Deloitte Touche Tohmatsu CPA Ltd.
23.2*	—	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 and Exhibit 8.2)
23.3*	—	Consent of Fangda Partners (included in Exhibit 8.3)
23.4**	—	Consent of American Appraisal China Limited
23.5*	—	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)
24.1**	—	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

*
Filed herewith.

**
Filed previously.